UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934

 Filed by the Registrant ☒

Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials

ANAREN, INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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1)	Title of each class of securities to which transaction applies:

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☐

Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

Anaren, Inc.

6635 Kirkville Road

East Syracuse, New York 13057

MERGER PROPOSAL—YOUR VOTE IS VERY IMPORTANT

December 20, 2013

Dear Anaren, Inc. Shareholder:

You are cordially invited to attend a special meeting of shareholders of Anaren, Inc., a New York corporation (“Anaren,” the “Company,” “we,” “us,” or “our”), to be held on February 6, 2014 at 1:00p.m.., Eastern Time, at Double Tree by Hilton Hotel Syracuse, 6301 State Route 298, East Syracuse, New York 13057.

On November 4, 2013, Anaren, ANVC Holding Corp., a Delaware corporation, which we refer to as “Parent” in the accompanying proxy statement, and ANVC Merger Corp., a New York corporation and a wholly owned subsidiary of Parent, which we refer to as “Merger Sub” in the accompanying proxy statement, entered into an agreement and plan of merger, which, as amended and as may be further amended from time to time, we refer to as the “merger agreement” in the accompanying proxy statement, providing for the merger of Merger Sub with and into Anaren, which we refer to as the “merger” in the accompanying proxy statement, with Anaren surviving as a wholly owned subsidiary of Parent following the merger. Parent is beneficially owned by The Veritas Capital Fund IV, L.P., a Delaware limited partnership, which we refer to as the “Veritas Fund” or “Veritas” in the accompanying proxy statement and which is a private equity investment fund organized and managed by Veritas Capital Fund Management, L.L.C., a Delaware limited liability company, which we refer to as “Veritas Capital” in the accompanying proxy statement. At the special meeting, you will be asked to consider and vote upon a proposal to adopt the merger agreement, thereby approving the merger, and certain other matters as set forth in the notice of special meeting of shareholders and the accompanying proxy statement.

If the merger is completed each outstanding share of Anaren common stock will be converted into the right to receive $28.00 in cash, without interest and less any applicable withholding taxes. Immediately following the completion of the merger, Parent will own all of the Company’s issued and outstanding capital stock.

The Anaren board of directors, which we refer to as the “Anaren Board” in the accompanying proxy statement, after considering the unanimous recommendation of an independent committee of the Anaren Board composed entirely of independent directors (which carefully considered the merger with the assistance of independent legal and financial advisors) and after considering various other factors that the Anaren Board deemed appropriate, has unanimously (a) determined that the merger agreement and the transactions contemplated thereby are advisable and fair to and in the best interests of the Company and its shareholders, and (b) approved and adopted the merger agreement and approved the merger and the other transactions contemplated thereby.

The Anaren Board unanimously recommends that you vote “FOR” the adoption of the merger agreement, thereby approving the merger.

The accompanying proxy statement describes the merger agreement, the merger and related agreements and the special meeting, including the other matters to be considered at the special meeting. A copy of the merger agreement is included as Annex A to the proxy statement. You can also obtain other information about Anaren from documents that we have filed with the Securities and Exchange Commission. You are urged to read the entire proxy statement, including the annexes and the documents referred to or incorporated by reference in the proxy statement, carefully.

Your vote is very important regardless of the number of shares you own. The merger cannot be completed unless the holders of 66 2/3% of the outstanding shares of Anaren common stock affirmatively vote for the adoption of the merger agreement at the special meeting. If your shares of Anaren common stock are held in an account at a broker, bank or other nominee, you should instruct your broker, bank or other nominee on how to vote in accordance with the voting instruction card furnished by your broker, bank or other nominee. If you fail to vote on the merger agreement or fail to instruct your broker, bank or other nominee on how to vote, the effect will be the same as a vote against the adoption of the merger agreement. We greatly appreciate your cooperation in voting your shares. The enclosed proxy card contains instructions regarding voting. Whether or not you expect to attend the Anaren special meeting in person, you are urged to submit your proxy as promptly as possible through one of the delivery methods described in the accompanying proxy statement.

If you have any questions concerning the merger or the special meeting after reading the accompanying proxy statement, you may contact The Proxy Advisory Group, 18 East 41st Street, Suite 2000, New York, New York 10017, our proxy solicitor, toll free at 888-557-7699 or 888-55-PROXY.

On behalf of the Anaren board of directors, we thank you for your continued support and appreciate your consideration on this matter.

Sincerely, Lawrence A. Sala President, CEO and Chairman of the Board of Directors

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the merger, passed upon the merits or fairness of the merger agreement or the transactions contemplated thereby, including the proposed merger, or determined that the accompanying proxy statement is accurate or complete. Any representation to the contrary is a criminal offense.

The accompanying proxy statement dated December 20, 2013 and the enclosed proxy card are first being mailed to the shareholders of Anaren on or about December 23, 2013.

Anaren, Inc.

6635 Kirkville Road

East Syracuse, New York 13057

NOTICE OF SPECIAL MEETING OF SHAREHOLDERS

To the Shareholders of Anaren, Inc.:

Notice is hereby given that a special meeting of shareholders of Anaren, Inc., a New York corporation, (“Anaren”), will be held on February 6, 2014 at 1:00 p.m., Eastern Time, at the Double Tree by Hilton Hotel Syracuse, 6301 State Route 298, East Syracuse, New York 13057, solely for the following purposes:

●

Adoption of the merger agreement. To consider and vote on a proposal to adopt the Agreement and Plan of Merger, which we refer to as the “Merger Agreement” in the accompanying proxy statement, dated as of November 4, 2013, as amended and as may be further amended from time to time, among ANVC Holding Corp., a Delaware corporation, which we refer to as “Parent” in the accompanying proxy statement, ANVC Merger Corp., a New York corporation and wholly owned subsidiary of Parent, and Anaren. A copy of the merger agreement is attached as Annex A to the proxy statement accompanying this notice;

●

Advisory Vote Regarding Merger-Related Compensation. To consider and vote upon a proposal to approve, by a non-binding, advisory vote, the specified compensation arrangements disclosed in the accompanying proxy statement that may be payable to Anaren’s named executive officers in connection with the consummation of the merger; and

●

Adjournment of the Special Meeting. To approve the adjournment of the Anaren special meeting, if necessary or appropriate, to solicit additional proxies if there are not sufficient votes at the time of the special meeting to adopt the merger agreement.

These items of business, including the merger agreement and the proposed merger, are described in detail in the accompanying proxy statement.

The Anaren Board has unanimously determined that the merger agreement and the transactions contemplated by the merger agreement, including the merger, are advisable and fair to and in the best interests of Anaren and its shareholders and recommends that Anaren shareholders vote:

●	“FOR” the proposal to adopt the merger agreement, thereby approving the merger;

●

“FOR” the proposal to approve, by a non-binding, advisory vote, the specified compensation arrangements disclosed in the accompanying proxy statement that may be payable to Anaren’s named executive officers in connection with the consummation of the merger; and

●	“FOR” the adjournment of the Anaren special meeting, if necessary, to solicit additional proxies if there are not sufficient votes to adopt the merger agreement at the time of the special meeting.

Only shareholders of record as of the close of business on December 18, 2013 are entitled to notice of the Anaren special meeting and to vote at the Anaren special meeting or at any adjournment thereof. A list of shareholders entitled to vote at the special meeting will be available in Anaren’s offices located at 6635 Kirkville Road, East Syracuse, New York 13057, during regular business hours for a period of no less than 10 days before the special meeting, as well as at the place of the special meeting during the meeting.

Adoption of the merger agreement by Anaren’s shareholders is a condition to the merger and requires the affirmative vote of holders of 66 2/3% of the outstanding shares of Anaren common stock. Therefore, your vote is very important. Your failure to vote your shares will have the same effect as a vote “AGAINST” the adoption of the merger agreement. The approval of each of the compensation proposal and the adjournment proposal requires the affirmative vote of a majority of the votes cast at the special meeting. The vote to approve the compensation proposal is advisory only and will not be binding on Anaren or Parent and is not a condition to the consummation of the merger.

YOUR VOTE IS IMPORTANT!

WHETHER OR NOT YOU EXPECT TO ATTEND THE ANAREN SPECIAL MEETING IN PERSON, WE URGE YOU TO SUBMIT YOUR PROXY AS PROMPTLY AS POSSIBLE (I) THROUGH THE INTERNET, (II) BY TELEPHONE OR (III) BY MARKING, SIGNING AND DATING THE ENCLOSED PROXY CARD AND RETURNING IT IN THE POSTAGE-PAID ENVELOPE PROVIDED. You may revoke your proxy or change your vote at any time before the Anaren special meeting. If your shares are held in the name of a bank, broker or other nominee, please follow the instructions on the voting instruction card furnished to you by such record holder.

Please note that we intend to limit attendance at the special meeting to shareholders as of the record date (or their duly appointed proxies). If your shares are held by a broker, bank or other nominee, please bring to the special meeting your account statement evidencing your beneficial ownership of Anaren common stock as of the record date. All shareholders must also bring photo identification.

The accompanying proxy statement provides a detailed description of the merger and the merger agreement. You are urged to read the accompanying proxy statement, including any documents incorporated by reference, and its annexes carefully and in their entirety. If you have any questions concerning the merger or the accompanying proxy statement, would like additional copies of the accompanying proxy statement or need help voting your shares of Anaren common stock, please contact Anaren’s proxy solicitor at:

The Proxy Advisory Group
18 East 41st Street, Suite 2000
New York, New York 10017
(212) 616-2181 (t)
(212) 616-2182 (f)

Shareholders call toll-free: 888-557-7699 or 888-55-PROXY

By order of the Anaren Board, David M. Ferrara Secretary and General Counsel

East Syracuse, New York

December 20, 2013

i

PROPOSAL 1: ADOPTION OF THE MERGER AGREEMENT	37
Effect of the Merger	37
Effect on Anaren if the Merger is not Consummated	37
Background of the Merger	38
Reasons for the Merger	52
Opinions of Moelis & Company, LLC and Houlihan Lokey Capital, Inc. to the Independent Committee	58
Certain Financial Projections Provided by Anaren	71
Regulatory Approvals Required for the Merger	73
Appraisal Rights	73
Financing of the Merger	74
Equity Financing	74
Debt Financing	75
Limited Guarantee	76
Certain U.S. Federal Income Tax Consequences of the Merger	77
Delisting and Deregistration of Anaren Common Stock	79
Litigation Related to the Merger	79

THE MERGER AGREEMENT	79
Explanatory Note Regarding the Merger Agreement and the Summary of the Merger Agreement: Representations, Warranties and Covenants in the Merger Agreement Are Not Intended to Function or Be Relied on as Public Disclosures	80
Form, Effective Time and Closing of the Merger	80
Marketing Period	81
Certificate of Incorporation, Bylaws, Directors and Officers of the Surviving Corporation	81
Merger Consideration; Conversion or Cancellation of Shares in the Merger; Cancellation of Rights	82
Representations and Warranties	83
Definition of “Material Adverse Effect”	86
Covenants and Agreements	87
Conditions to the Completion of the Merger	100
Termination of the Merger Agreement	101
Payment of Expenses; Specific Performance; Modification or Amendment; and Waiver of Conditions	105

THE VOTING AGREEMENT	107
Agreement to Vote	107
Transfer and Other Restrictions	108
Termination	108

INTERESTS OF CERTAIN PERSONS IN THE MERGER	109
Interests of Certain Persons in the Merger	109
Treatment of Anaren Equity Awards	109
Change of Control Severance Arrangements	110
New Arrangements with Parent	113
Fees Paid to Members of the Independent Committee of Anaren’s Board of Directors	114
Indemnification and Insurance	114
Quantification of Potential Payments to Named Executive Officers in Connection with the Merger	114

PROPOSAL 2: ADVISORY VOTE ON MERGER-RELATED COMPENSATION ARRANGEMENTS	117

PROPOSAL 3: APPROVAL OF ADJOURNMENT OF SPECIAL MEETING	118

PER SHARE MARKET PRICE AND DIVIDEND INFORMATION	119
Market Prices	119
Anaren Common Stock	119
Dividends	119

ii

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT	120

FUTURE SHAREHOLDER PROPOSALS	121

WHERE YOU CAN FIND MORE INFORMATION	122

ANNEX A – Agreement and Plan of Merger, dated as of November 4, 2013, by and among ANVC Holding Corp., ANVC Merger Corp. and Anaren, Inc., as amended on November 26, 2013 by Amendment No. 1 to Agreement and Plan of Merger

A-1

ANNEX B – Voting Agreement	B-1

ANNEX C – Opinion of Moelis & Company, LLC	C-1

ANNEX D – Opinion of Houlihan Lokey Capital, Inc.	D-1

iii

This proxy statement contains information related to our special meeting of shareholders to be held on February 6, 2014 at 1:00 p.m., Eastern Time, at the Double Tree by Hilton Hotel Syracuse, 6301 State Route 298, East Syracuse, New York 13057, and at any adjournments or postponements thereof. We are furnishing this proxy statement to the shareholders of Anaren, Inc. as part of the solicitation of proxies by the board of directors of Anaren, Inc. for use at the special meeting.

SUMMARY

This summary briefly summarizes material information found in this proxy statement, including with respect to the merger agreement and the transactions contemplated thereby, including the merger. The proxy statement contains a more detailed description of the terms described in this summary. You are urged to read this proxy statement carefully, including the annexes and the documents referred to or incorporated by reference in this proxy statement, as this summary may not contain all of the information that may be important to you. We have included page references in parentheses to direct you to the appropriate place in this proxy statement for a more complete description of the topics presented in this summary. You may obtain the information incorporated by reference in this proxy statement without charge by following the instructions under “Where You Can Find More Information” beginning on page 122 of this proxy statement.

In this proxy statement, the terms “we,” “us,” “our,” “Anaren,” and the “Company” refer to Anaren, Inc. and, where appropriate, its subsidiaries. We refer to ANVC Holding Corp. as “Parent” and ANVC Merger Corp. as “Merger Sub” in this proxy statement. Parent and Merger Sub are beneficially owned by The Veritas Capital Fund IV, L.P., which we refer to as the “Veritas Fund” or “Veritas” in this proxy statement. All references to the “merger” refer to the merger of Merger Sub with and into Anaren, with Anaren surviving as a wholly owned subsidiary of Parent; and, unless otherwise indicated or as the context requires, all references to the “merger agreement” refer to the Agreement and Plan of Merger, dated as of November 4, 2013, as amended and as may be further amended from time to time, by and among Anaren, Parent, and Merger Sub, a copy of which is included as Annex A to this proxy statement. Anaren, following the completion of the merger, is sometimes referred to in this proxy as the “surviving corporation.”

Parties Involved in the Merger (See Page 26)

Anaren, Inc.

Anaren, Inc. is the parent company of Anaren Microwave, Inc., Anaren Ceramics Inc., Anaren Communications (Suzhou) Co. Ltd., M.S. Kennedy Corporation, Unicircuit, Inc., Anaren Properties, LLC and Anaren GP Inc. Anaren is the sole shareholder or single member (whichever is applicable) of each of the subsidiaries named in this paragraph. Anaren Microwave, Inc. designs and manufactures RF components and subsystems for the space, defense electronics, and wireless markets. Anaren Ceramics, Inc. manufactures coaxial and surface mount RF power resistors and attenuators and precision thick film ceramic components and circuits for the medical, telecommunications, and defense electronics markets. Anaren Communications (Suzhou) Co. Ltd. is an Anaren subsidiary established under the laws of the People’s Republic of China and manufactures ceramic RF power resistors, ceramic substrates and assembles and RF components for the wireless and industrial markets. Anaren is Anaren Communications (Suzhou) Co., Ltd.’s sole shareholder, member, and owner.

M.S. Kennedy Corporation, located in Syracuse, New York, is a provider of high performance analog microelectronics to the defense and space markets. Unicircuit, Inc., located in Littleton, Colorado, is a provider of printed circuit boards to the defense and space markets. Anaren Properties, LLC was formed in 2004 solely to purchase the facility (first floor only) currently occupied by Anaren Ceramics, Inc. That facility was sold in December 2012, and currently Anaren Properties, LLC has no assets. Anaren GP Inc. was formed in 2001 to facilitate the acquisition of a Netherlands based plating company, which was subsequently liquidated by Anaren in 2006 and currently owns no assets.

The principal trading market for Anaren’s common stock (NASDAQ GS: ANEN) is the NASDAQ Global Select Market.

The principal executive offices of Anaren are located at 6635 Kirkville Road, East Syracuse, New York 13057; its telephone number is (315) 432-8909; and Anaren’s web site address is www.anaren.com.

ANVC Holding Corp.

ANVC Holding Corp. is a Delaware corporation that was formed solely for the purpose of entering into the merger agreement and completing the transactions contemplated by the merger agreement and the related financing transactions. Parent has not conducted any business to date, except for activities incidental to its formation and as contemplated by the merger agreement. Parent is an affiliate of the Veritas Fund, a fund managed by Veritas Capital. Founded in 1992 and headquartered in New York, Veritas Capital is a leading private equity investment firm that invests in companies that provide critical products and services to government and commercial customers worldwide. Since 1992, Veritas Capital and its affiliates have been involved as the lead investor in over 65 transactions totaling approximately $16 billion in value.

The principal executive offices of Parent, the Veritas Fund and Veritas Capital are located at c/o Veritas Capital Fund Management, L.L.C., 590 Madison Avenue, New York, New York 10022; their telephone number is (212) 415-6700; and Veritas Capital’s Web site address is www.veritascapital.com.

ANVC Merger Corp.

ANVC Merger Corp. is a New York corporation and a wholly owned subsidiary of Parent. Merger Sub was formed solely for the purpose of facilitating the acquisition of Anaren. Merger Sub has not conducted any business to date, except for activities incidental to its formation and as contemplated by the merger agreement. Upon completion of the merger, the separate corporate existence of Merger Sub will cease and Anaren will continue as the surviving company.

The principal executive offices of Merger Sub are located at c/o Veritas Capital Fund Management, L.L.C., 590 Madison Avenue, New York, New York 10022, and Merger Sub’s telephone number is (212) 415-6700.

Effect of the Merger (See Page 37)

Parent, Merger Sub and Anaren have entered into the Agreement and Plan of Merger, dated as of November 4, 2013, which, as amended and as may be further amended from time to time, we refer to in this proxy statement as the “merger agreement.” Subject to the terms and conditions of the merger agreement and in accordance with New York law, Merger Sub will be merged with and into Anaren, with Anaren continuing as the surviving corporation. Upon completion of this transaction, which we refer to in this proxy statement as the “merger,” Anaren will be a wholly owned subsidiary of Parent, and Anaren common stock will no longer be publicly traded, and Anaren shareholders will not own any shares of capital stock of the surviving corporation.

A copy of the merger agreement is attached as Annex A to this proxy statement. You should read the merger agreement carefully because it is the legal document that governs the merger.

Timing

Anaren and Parent are working toward completing the merger promptly. The consummation of the merger is subject to, among other things, receipt of Anaren shareholder approval, governmental and regulatory approvals and other usual and customary closing conditions. As a result, no assurance can be given as to when, or if, the merger will occur.

Special Meeting of Shareholders of Anaren (See Page 30)

Date, Time, Place

The special meeting will be held at the Double Tree by Hilton Hotel Syracuse, 6301 State Route 298, East Syracuse, New York 13057 on February 6, 2014 at 1:00 p.m., Eastern Time.

Purpose of the Special Meeting

At the special meeting, Anaren shareholders will be asked to consider and vote on the following proposals:

●	to adopt the merger agreement, thereby approving the merger;

●

to approve, by a non-binding, advisory vote, the specified compensation arrangements disclosed in the accompanying proxy statement that may be payable to Anaren’s named executive officers in connection with the consummation of the merger; and

●

to approve the adjournment of the special meeting, if necessary or appropriate, to solicit additional proxies if there are not sufficient votes at the time of the special meeting to adopt the merger agreement.

Record Date

Only holders of record of Anaren common stock at the close of business on the record date for the special meeting will be entitled to receive notice of and to vote at the special meeting or any adjournment of the special meeting. As of the close of business on the record date of December 18, 2013 there were 13,444,693 outstanding shares of Anaren common stock. Each holder of Anaren common stock is entitled to one vote for each share of Anaren common stock owned as of the record date.

Required Vote

To adopt the merger agreement, holders of 66 2/3% of the outstanding shares of Anaren common stock must vote in favor of adoption of the merger agreement. Anaren cannot complete the merger unless its shareholders adopt the merger agreement. Because approval is based on the affirmative vote of 66 2/3% of the outstanding shares of Anaren common stock, an Anaren shareholder’s failure to submit a proxy card or to vote in person at the special meeting, an abstention from voting or the failure of an Anaren shareholder who holds his or her shares in “street name” through a broker, bank or other nominee to give voting instructions to such broker, bank or other nominee will have the same effect as a vote “AGAINST” adoption of the merger agreement. Approval of each of the non-binding, advisory compensation proposal and the adjournment proposal requires the affirmative vote of a majority of the votes cast at the special meeting.

If there are not sufficient votes to adopt the merger agreement at the time of the special meeting, the affirmative vote of a majority of the votes cast at the special meeting (whether or not a quorum is present) may adjourn the meeting to another time and place in order to solicit additional proxies. Abstentions, broker non-votes, if any, and shares not in attendance will have no effect on the outcome of any vote on the adjournment proposal.

See “—The Voting Agreement” below for information regarding Anaren shareholders who have committed to vote shares of Anaren common stock in favor of the proposals described above, subject to certain exceptions.

Stock Ownership of and Voting by Anaren’s Directors and Executive Officers (See Page 32)

At the close of business on the record date, Anaren’s directors and executive officers, as a group, beneficially owned 1,726,066 shares of Anaren common stock, and have the right to vote 1,384,865 of those shares at the special meeting, which represents approximately 10.3% of the shares of Anaren common stock entitled to vote at the special meeting.

Except with respect to the shares held by Lawrence A. Sala, Carl W. Gerst, Jr., Mark P. Burdick, Timothy Ross, George Blanton, Gert Thygesen, Matthew Robison, John Smucker, Dale F. Eck, and James Gould, none of the directors or officers of Anaren has entered into any agreement requiring them to vote for or against the merger proposal. See “—The Voting Agreement” below for information regarding Anaren shareholders who have committed to vote shares of Anaren common stock in favor of the proposals described above.

The Voting Agreement (See Page 107)

Concurrently with execution of the merger agreement, Parent entered into a voting agreement, which we refer to as the “Voting Agreement,” with each of Lawrence A. Sala, Carl W. Gerst, Jr., Mark P. Burdick, Timothy Ross, George Blanton, Gert Thygesen, Matthew Robison, John Smucker, Dale F. Eck, and James Gould, whom we refer to as the “Voting Agreement Shareholders” in this proxy statement, which collectively beneficially held approximately 12.7% of the outstanding shares of Anaren common stock as of the date thereof. Prior to the termination of the Voting Agreement, each of the Voting Agreement Shareholders has agreed (i) to vote its shares in favor of the adoption of the merger agreement, and against, among other things, any actions or proposals involving Anaren or any subsidiaries of Anaren that are intended, or could reasonably be expected, to prevent or adversely affect the transactions contemplated by the merger agreement, including the merger and (ii) to be subject to restrictions on its ability to, among other things, transfer the ownership of the shares of Anaren common stock held by such shareholder.

The Voting Agreement and the limited proxy granted thereunder terminate and none of Parent or any Voting Agreement Shareholder will have any rights or obligations under the Voting Agreement upon the earliest of (i) mutual written consent, (ii) the termination of the merger agreement in accordance with its terms or (iii) the effective time of the merger.

For a more complete description of the Voting Agreement, see “The Voting Agreement,” beginning on page 107 of this proxy statement. The Voting Agreement is also attached to this proxy statement as Annex B.

Merger Consideration (See Page 82)

If the merger is completed, at the effective time of the merger, each share of Anaren’s common stock, par value $0.01 per share, which we refer to as “Anaren common stock” or “our common stock” in this proxy statement, issued and outstanding immediately prior to the effective time of the merger will be cancelled and converted automatically into the right to receive $28.00 in cash, without interest and less any applicable withholding taxes, which we refer to as the “merger consideration” in this proxy statement, other than shares of Anaren common stock held by Anaren or its subsidiaries, Parent, Merger Sub, and any other wholly owned subsidiary of Parent immediately prior to the effective time, all of which will be cancelled and retired without any conversion and with respect to which no payment or distribution shall be made.

The merger agreement provides that Anaren shareholders are entitled to appraisal rights, if any, only to the extent available to such shareholders pursuant to the New York Business Corporation Law, which we refer to as the “NYBCL.” Pursuant to Section 910 of the NYBCL, the right to receive payment of the fair value of shares in connection with a merger is not available to a shareholder for any class or series of shares that, at the record date fixed to determine the shareholders entitled to receive notice of the meeting of shareholders to vote on such merger, were listed on a national securities exchange. As of the record date for the special meeting, the shares of Anaren common stock were listed on the NASDAQ Global Select Market. Accordingly, Anaren shareholders are not entitled to appraisal rights under the NYBCL, and thus are not entitled to exercise such rights in connection with the merger.

At the effective time, any and all rights then issued and outstanding shall be automatically cancelled at the time the associated shares of Anaren common stock are cancelled (as specified in the merger agreement), and no separate payment or distribution shall be made with respect thereto, and the holders thereof shall have no further rights in connection therewith or under the Shareholder Protection Rights Agreement dated as of April 8, 2011, as amended on November 1, 2013, which, as so amended, we refer to as the “shareholder rights agreement” in this proxy statement.

At or immediately prior to the effective time of the merger, Parent will deposit or cause to be deposited cash sufficient to pay the aggregate merger consideration with the paying agent for the merger.

Treatment of Anaren Equity Awards (See Page 83)

At the effective time of the merger, each outstanding option to purchase shares of Anaren common stock will automatically be deemed to be exercised on a net share basis (to cover both the exercise price and any withholding taxes associated with the deemed exercise) and shares of Anaren common stock resulting from the net exercise will be deemed issued. Immediately after such deemed issuance, such shares of Anaren common stock will automatically be cancelled in exchange for a per share payment equal to $28.00 in cash, without interest and less any applicable withholding taxes.

At the effective time of the merger, each outstanding restricted stock award will automatically be 100% vested and cancelled in exchange for a per share payment equal to $28.00 in cash, without interest and less any applicable withholding taxes.

Recommendation of the Independent Committee and the Anaren Board of Directors (See Page 30)

The Anaren Board has, after considering the unanimous recommendation of a committee of the Anaren Board composed solely of non-executive, independent directors (which carefully considered the merger with the assistance of independent legal and financial advisors), and after considering all other factors that the Anaren Board deemed appropriate, unanimously (a) determined that the merger agreement and the transactions contemplated thereby are advisable and fair to and in the best interests of Anaren and its shareholders, and (b) approved and adopted the merger agreement and approved the merger and the other transactions contemplated thereby. Certain factors considered by the Anaren Board in reaching its decision to approve the merger agreement and the merger can be found in the section entitled “The Merger—Reasons for the Merger,” beginning on page 52 of this proxy statement.

The Anaren Board unanimously recommends that you vote “FOR” the adoption of the merger agreement, “FOR” the approval, by a non-binding advisory vote, the specified compensation arrangements disclosed in the accompanying proxy statement that may become payable to Anaren’s named executive officers in connection with the consummation of the merger, and “FOR” the adjournment of the special meeting, if necessary or appropriate, to solicit additional proxies if there are not sufficient votes at the time of the special meeting to approve the proposal to adopt the merger agreement.

Opinions of Moelis & Company, LLC and Houlihan Lokey Capital, Inc. to the Independent Committee (See Page 58)

Opinion of Moelis & Company, LLC (See Page 58)

On November 1, 2013, Moelis & Company, LLC (“Moelis”), one of two financial advisors to the Independent Committee in connection with the merger, verbally rendered its opinion to the Independent Committee (which was subsequently confirmed in writing by delivery of Moelis’s written opinion, dated November 1, 2013), as to the fairness, from a financial point of view and as of the date of such opinion, of the consideration to be received in the merger by holders of Company common stock. The full text of Moelis’ written opinion dated November 1, 2013, which sets forth the assumptions made, procedures followed, matters considered and limitations on the review undertaken in connection with the opinion, is attached as Annex C to this proxy statement and is incorporated herein by reference. Shareholders are urged to read Moelis’ written opinion carefully and in its entirety. Moelis’ opinion was provided for the use and benefit of the Independent Committee of the Anaren Board (in its capacity as such) and, at the Independent Committee’s request, the Anaren Board (in its capacity as such) in its evaluation of the merger. Moelis’ opinion is limited solely to the fairness, from a financial point of view, of the consideration and does not address the Company’s underlying business decision to effect the merger or the relative merits of the merger as compared to any alternative business strategies or transactions that might be available with respect to the Company. Moelis’ opinion does not constitute a recommendation to any shareholder of the Company as to how such shareholder should vote or act with respect to the merger or any other matter. See “The Merger – Opinions of Moelis & Company, LLC and Houlihan Lokey Capital, Inc. to the Independent Committee –Opinion of Moelis & Company, LLC,” beginning on page 58.

Opinion of Houlihan Lokey Capital, Inc. (See Page 63)

On November 1, 2013, Houlihan Lokey Capital, Inc., (“Houlihan Lokey”), one of two financial advisors to the Independent Committee in connection with the merger, verbally rendered its opinion to the Independent Committee (which was subsequently confirmed in writing by delivery of Houlihan Lokey’s written opinion addressed to the Independent Committee dated November 1, 2013) as to, as of November 1, 2013, the fairness, from a financial point of view, of the $28.00 per share consideration to be received by the holders of Anaren common stock in the merger pursuant to the merger agreement.

Houlihan Lokey’s opinion was furnished for the use of the Independent Committee (in its capacity as such) and, at the Independent Committee’s request, the Anaren Board (in its capacity as such) in connection with their evaluation of the merger and only addressed the fairness, from a financial point of view, of the $28.00 per share consideration to be received by the holders of Anaren common stock in the merger pursuant to the merger agreement and did not address any other aspect or implication of the merger or any other agreement, arrangement or understanding. The summary of Houlihan Lokey’s opinion in this proxy statement is qualified in its entirety by reference to the full text of its written opinion, which is attached as Annex D to this proxy statement and describes the procedures followed, assumptions made, qualifications and limitations on the review undertaken and other matters considered by Houlihan Lokey in connection with the preparation of its opinion. However, neither Houlihan Lokey’s opinion nor the summary of its opinion and the related analyses set forth in this proxy statement are intended to be, and do not constitute, advice or a recommendation to the Independent Committee, Anaren’s Board, any security holder of Anaren or any other person as to how to act or vote with respect to any matter relating to the merger. See “The Merger – Opinions of Moelis & Company, LLC and Houlihan Lokey Capital, Inc. to the Independent Committee –Opinion of Houlihan Lokey Capital, Inc.,” beginning on page 63.

Financing of the Merger (See Page 74)

Anaren anticipates that the total funds needed to complete the merger, including the funds needed to:

●	pay its shareholders (and holders of its options, and restricted stock) the amounts due to them under the merger agreement;

●	repay or refinance certain existing indebtedness of Anaren; and

●	pay related fees and expenses in connection with the transactions contemplated by the merger agreement;

will be approximately $382 million. We expect this amount to be funded through a combination of:

●	equity financing of up to $155 million to be provided by the Veritas Fund;

●

subject to a leverage limitation described below, borrowings under a first lien senior secured credit facility comprised of a term loan facility of $145 million and a revolving credit facility of up to $20 million (provided that the proceeds of the revolving credit facility may be used for certain transaction fees and expenses);

●	subject to a leverage limitation described below, borrowings under a second lien senior secured term loan facility of $70 million; and

●	cash on hand at Anaren.

Obtaining the equity or debt financing is not a condition to the completion of the merger. The failure of Parent and Merger Sub to obtain sufficient financing is likely to result in the failure of the merger to be completed as a result of which Parent may be obligated to pay a fee of $22 million as described under “The Merger Agreement—Termination of the Merger Agreement—Termination Fee Payable by Parent” on page 104 of this proxy statement. That obligation is guaranteed by the Veritas Fund. See “The Merger—Limited Guarantee” beginning on page 76 of this proxy statement.

Equity Financing (See Page 74)

Parent has received an equity commitment letter from the Veritas Fund pursuant to which the Veritas Fund has committed to invest up to $155 million to purchase, or to cause the purchase of, equity securities of Parent solely for the purpose of providing Parent with a portion of the financing required for the merger and the transactions contemplated by the merger agreement, including the fees and expenses related thereto. The financing contemplated by the equity commitment letter, as may be amended, is referred to as the “equity financing.”

The Veritas Fund’s obligation to fund the equity financing is subject to the satisfaction or waiver of the conditions to Parent’s and Merger Sub’s obligations contained in the merger agreement, the substantially concurrent consummation and funding in full of the debt financing described below, the absence of any amendment, modification or waiver of any provision of the merger agreement not agreed to by the Veritas Fund and the substantially concurrent consummation of the merger pursuant to the terms of the merger agreement. Pursuant to the terms of the merger agreement, Anaren may seek specific performance to cause Parent to cause the equity financing to be funded, subject to the satisfaction of certain conditions. See “The Merger Agreement—Specific Performance” beginning on page 105 of this proxy statement. The Veritas Fund may assign its rights and obligations under the equity commitment letter without Anaren’s consent under certain circumstances, but assignment does not relieve the Veritas Fund of its obligations pursuant to the equity commitment letter.

Debt Financing (See Page 75)

In connection with the entry into the merger agreement, Merger Sub received the debt commitment letter, dated November 4, 2013, which we refer to as the “debt commitment letter” in this proxy statement, from Credit Suisse Securities (USA) LLC and Credit Suisse AG (together, referred to as the “commitment parties” in this proxy statement), providing for, subject to the conditions set forth in the debt commitment letter, (a) borrowings under a first lien senior secured credit facility (comprised of a term loan facility of $145 million and a revolving credit facility of up to $20 million) and (b) borrowings under a second lien senior secured term loan facility of $70 million.

Although the debt financing described in this document is not subject to a due diligence or a “market out” provision, such financing may not be considered assured. The obligation of the commitment parties to provide debt financing under the debt commitment letter is subject to a number of conditions. There is a risk that these conditions will not be satisfied and the debt financing may not be funded when required. As of the date of this proxy statement, no alternative financing arrangements or alternative financing plans have been made in the event the debt financing described in this proxy statement is not available.

Limited Guarantee (See Page 76)

Concurrently with the execution of the merger agreement, the Veritas Fund executed and delivered a limited guarantee in favor of Anaren, which we refer to as the “limited guarantee” in this proxy statement, pursuant to which the Veritas Fund has agreed to guarantee the obligations of Parent under the merger agreement to pay to Anaren, if and when due, the parent termination fee (as defined therein) of $22 million. (See also “The Merger Agreement—Termination of the Merger Agreement—Termination Fee Payable by Parent” beginning on page 104 of this proxy statement).

Pursuant to the limited guarantee, in no event will the Veritas Fund or any of non-recourse parties (as defined in the limited guarantee) be required to pay an amount in the aggregate in excess of the parent termination fee ($22 million) plus interest on the parent termination fee, if any, plus out-of-pocket costs and expenses associated with the collection of the parent termination fee to any person pursuant to, under, or in respect of the limited guarantee.

Interests of Certain Persons in the Merger (See Page 109)

In considering the recommendation of the Anaren Board to adopt the merger agreement, Anaren shareholders should be aware that certain directors and executive officers of Anaren have interests in the merger that are different from, or in addition to, the interests of Anaren shareholders generally, as more fully described below. The Anaren Board was aware of these interests and considered them, among other matters, in evaluating the merger agreement, in reaching its decision to approve the merger agreement, and in recommending to Anaren shareholders that the merger agreement be adopted. These interests include the following, among others:

●

at the effective time of the merger, each option to purchase shares of Anaren common stock held by an executive officer or director will automatically be deemed to be exercised on a net share basis (to cover both the exercise price and any withholding taxes associated with the deemed exercise) and shares of Anaren common stock resulting from the net exercise will be deemed issued, and immediately after such deemed issuance, such shares of Anaren common stock will automatically be cancelled in exchange for a per share payment equal to $28.00 in cash, without interest and less any applicable withholding taxes;

●

at the effective time of the merger, each outstanding restricted stock award held by an executive officer or director will automatically be 100% vested and cancelled in exchange for a per share payment equal to $28.00 in cash, without interest and less any applicable withholding taxes;

●

prior to the closing of the merger, Parent may, in its discretion, initiate negotiations of agreements, arrangements and understandings with any of Anaren’s executive officers or directors regarding compensation, benefits or treatment of the Anaren equity held by them in the merger and may enter into definitive agreements with such executive officers or directors regarding the foregoing. To our knowledge, as of the date hereof, no such agreements, arrangements and understandings have been entered into with Parent;

●	upon certain types of terminations of employment following the effective time of the merger, certain executive officers are entitled to receive specified severance and other benefits; and

●	directors and executive officers are entitled to continued indemnification and, for a period of six years following the closing of the merger, liability insurance coverage.

If the proposal to adopt the merger agreement is approved by Anaren shareholders, at the effective time of the merger, the shares of common stock held by Anaren’s directors and executive officers will be treated in the same manner as outstanding shares of common stock held by all other shareholders of Anaren except to the extent otherwise agreed between Parent and such directors and executive officers.

Delisting and Deregistration of Anaren Common Stock (See Page 79)

If the merger is completed, Anaren shares will no longer be listed on the NASDAQ Global Select Market, and will be deregistered under the Securities Exchange Act of 1934, as amended, which we refer to in this proxy statement as the Exchange Act.

Appraisal Rights (See Page 73)

The merger agreement provides that Anaren shareholders are entitled to appraisal rights, if any, only to the extent available to such shareholders pursuant to the NYBCL. Pursuant to Section 910 of the NYBCL, the right to receive payment of the fair value of shares in connection with a merger is not available to a shareholder for any class or series of shares that, at the record date fixed to determine the shareholders entitled to receive notice of the meeting of shareholders to vote on such merger, were listed on a national securities exchange. As of the record date for the special meeting, the shares of Anaren common stock were listed on the NASDAQ Global Select Market. Accordingly, Anaren shareholders are not entitled to appraisal rights under the NYBCL, and thus are not entitled to exercise such rights in connection with the merger.

Conditions to the Completion of the Merger (See Page 100)

As more fully described in this proxy statement and in the merger agreement, the obligation of each of Parent, Anaren and Merger Sub to complete the merger is subject to the satisfaction, or, where legally permissible, waiver, at or prior to the effective time of the merger, of a number of conditions, including the following:

●	adoption of the merger agreement by holders of 66 2/3% of the outstanding shares of Anaren common stock at a duly convened and held meeting of the shareholders of Anaren;

●

absence of any (i) temporary order, preliminary or permanent injunction or other order preventing, restraining, enjoining or prohibiting the consummation of the transactions contemplated by the merger agreement issued (and in effect) by any court or government entity of competent jurisdiction, and (ii) law enacted, issued, promulgated, enforced, entered or deemed applicable to the transactions contemplated by the merger agreement that makes consummation of the of such transactions illegal;

●	accuracy of the representations and warranties made by the other party in the merger agreement (subject, as applicable, to certain materiality, material adverse effect and other thresholds);

●	performance in all material respects by the other party of its pre-closing obligations under the merger agreement; and

●

receipt of all regulatory and government approvals required in connection with the transactions contemplated by the merger agreement, expiration of all notice periods and waiting periods (and any extensions thereof) required under applicable law or by the terms of such approvals, and satisfaction of all conditions contained in any such approval required to have been satisfied prior to consummation of such transactions, expiration or termination of the waiting period (and any extensions thereof) applicable to the consummation of such transactions under the Hart–Scott–Rodino Antitrust Improvements Act of 1976, which we refer to as the “HSR Act” in this proxy statement (subject, in the case of Anaren’s obligations to close, to certain exceptions to this condition).

In addition, the obligations of Parent and Merger Sub to complete the merger are subject to the satisfaction of the following conditions:

●

the absence of any pending or threatened legal proceedings by any governmental entity challenging or seeking to prevent, restrain, enjoin or prohibit the consummation of the transactions contemplated by the merger agreement;

●

the receipt of any consents or waiver required, as a result of the transactions contemplated by the merger agreement, under any material contract (as defined in the merger agreement), to which Anaren or any of its subsidiaries is a party;

●

Anaren shall have taken the necessary steps to cause Anaren’s equity plans and each Anaren option to terminate immediately following the deemed exercise of such options pursuant to the terms of the merger agreement, and to cause there to be no rights to acquire Anaren common stock following the effective time of the merger pursuant to such equity plans and options; and

●	receipt of payoff letters related to Anaren’s outstanding indebtedness and the release of any encumbrances associated therewith.

Regulatory Approvals Required for the Merger (See Page 73)

Completion of the merger is conditioned upon, among other things, the receipt of all regulatory and government approvals required in connection with the transactions contemplated by the merger agreement, the expiration of all notice periods and waiting periods (and any extensions thereof) required under applicable law or by the terms of such approvals, and the satisfaction of all conditions contained in any such approval required to have been satisfied prior to consummation of such, including the expiration or termination of the waiting period (and any extensions thereof) applicable to the consummation of such transactions under the HSR Act.

The HSR Act and the rules and regulations promulgated thereunder require that each party (and, as applicable, their ultimate parent entities) must file a pre-merger notification with the Federal Trade Commission, which we refer to in this proxy statement as the “FTC”, and the Antitrust Division of the Department of Justice, which we refer to in this proxy statement as the “DOJ”. A transaction notifiable under the HSR Act may not be completed until the expiration of a 30-calendar-day waiting period following the parties’ filing of their respective HSR Act notification forms or the early termination of that waiting period.

The required notification and report forms were filed with the DOJ and the FTC on November 15, 2013, by Anaren and Parent (and, as applicable, its ultimate parent entities). On November 25, 2013, Anaren and Parent were granted early termination of the waiting period.

At any time before or after the completion of the merger, the DOJ or the FTC or any other governmental authority could take such action under the antitrust laws as it deems necessary or desirable in the public interest, including seeking to enjoin the completion of the merger, to rescind the merger or to seek divestiture of particular assets. Private parties also may seek to take legal action under the antitrust laws under certain circumstances. Although there is no assurance that they will not do so, we do not expect any regulatory authority, state or private party to take legal action under the antitrust laws.

No Solicitation of Transactions by Anaren (See Page 90)

Subject to certain exceptions, the merger agreement prohibits Anaren from, among other things: (a) soliciting, initiating, inducing or otherwise knowingly facilitating or encouraging any acquisition proposal or acquisition inquiry (such terms are described under “The Merger Agreement—Covenants and Agreements—No Solicitation of Transactions by Anaren” beginning on page 90 of this proxy statement), or the making, submission or announcement of any acquisition proposal or acquisition inquiry or the taking of any other comparable action that could reasonably be expected to lead to an acquisition proposal or acquisition inquiry, (b) furnishing or otherwise providing access to any person any non-public information regarding Anaren or its subsidiaries in connection with or in response to (or that would reasonably be expected to lead to) an acquisition proposal or acquisition inquiry, (c) continuing or engaging in discussions or negotiations with any person with respect to any acquisition proposal or acquisition inquiry, (d) approving, endorsing or recommending, or making or authorizing any public statement, recommendation or solicitation in support of any acquisition proposal, (e) entering into, or proposing to enter into, any letter of intent, agreement in principle, definitive agreement or other agreement with respect to any acquisition proposal or acquisition inquiry (except as permitted by the terms of the merger agreement) or (f) resolving or publicly proposing to take any of the foregoing actions.

Upon execution of the merger agreement, Anaren agreed, and agreed to cause its representatives and subsidiaries to, (i) immediately cease and cause to be terminated any existing solicitation of, or discussions or negotiations with, any person relating to any acquisition proposal or acquisition inquiry; (ii) request any person (other than Parent, Merger Sub and their respective representatives) that received confidential information concerning the Anaren or any of its subsidiaries in connection with potentially entering into a strategic transaction with Anaren to promptly return or destroy all such confidential information; and (iii) terminate access by each such person and its representatives to any online or other data rooms containing any information in respect of Anaren or any of its subsidiaries.

If, at any time prior to the adoption of the merger agreement by Anaren’s shareholders, Anaren receives a bona fide written acquisition proposal or acquisition inquiry that did not result from Anaren’s breach of the restrictions contained in the merger agreement, Anaren may:

●	in response to such an acquisition inquiry, make the third party submitting the acquisition inquiry aware of the terms of the merger agreement; and

●

in response to an acquisition proposal, and after a good faith determination by the Anaren Board (after consultation with the financial advisors and outside legal counsel) that such acquisition proposal constitutes, or would reasonably be expected to lead to, a superior offer (as defined under “The Merger Agreement—Covenants and Agreements—No Solicitation of Transactions by Anaren” beginning on page 90 of this proxy statement), and that a failure to take the following actions would be inconsistent with Anaren’s directors’ fiduciary duties: (i) engage in negotiations or discussions with such party with respect to such acquisition proposal and (ii) furnish non-public information relating to Anaren and its subsidiaries to such third party pursuant to a confidentiality agreement no less restrictive than the confidentiality agreement between Parent and Anaren (provided that all such information has been, or is promptly, provided or made available to Parent).

At times specified in the merger agreement, Anaren must notify Parent in writing of any acquisition proposals or acquisition inquiries and provide the material terms and conditions of such acquisition proposals or acquisition inquiries to Parent.

Changes in Recommendation (See Page 90)

Prior to the adoption adopt the merger agreement by the required shareholder approval, the Anaren Board may, upon receipt of a written alternative proposal that the Anaren Board concludes in good faith constitutes a superior offer, and in certain other circumstances arising from matters that become known to the Anaren Board after the date of the merger agreement (or if known at such time, the material consequences of which were not reasonably foreseeable), change its recommendation that Anaren shareholders adopt the merger agreement, subject to complying with certain notice and other specific conditions set forth in the merger agreement, including, with respect to changes of recommendation in response to a superior offer or any such change in circumstances, giving Parent the opportunity to propose changes to the merger agreement and negotiating with Parent regarding any such changes. If the Anaren Board changes its recommendation with respect to the merger agreement, Parent may terminate the merger agreement and receive the company termination fee as more fully described in this proxy statement and the merger agreement.

Termination of the Merger Agreement (See Page 101)

The merger agreement may be terminated at any time before the completion of the merger by mutual written consent of Parent and Anaren. The merger agreement may also be terminated prior to the completion of the merger, subject to certain exceptions and limitations, as follows:

By either Parent or Anaren if:

●	a court or other government entity has enacted or issued a final non-appealable law or order having the effect of permanently restraining, enjoining, or otherwise prohibiting the merger;

●

Anaren shareholder approval is not received at the duly called and held special meeting of Anaren shareholders at which quorum is present and the vote to adopt the merger agreement and approve the merger is taken; or

●	the closing under the merger Agreement has not occurred on or before March 31, 2014.

By Parent, upon written notice to Anaren, if:

●

at any time prior to the adoption of the required shareholder approval, the Anaren Board or a committee thereof makes a recommendation change, an acquisition proposal (or any related inquiry) has been publicly announced or disclosed and Anaren has failed to issue a press release that reaffirms the Anaren Board’s recommendation within five business days after such announcement or disclosure, or Anaren or its subsidiaries or any representative thereof shall have breached the “no shop” provisions in any material respect (see “Merger Agreement —Covenants and Agreements—No Solicitation of Transactions by Anaren” beginning on page 90 of this proxy statement);

●

if Anaren is in breach of any of its representations, warranties, covenants or obligations such that the applicable conditions to Parent’s and Merger Sub’s obligations to effecting the merger would not be satisfied;  provided, however, (i) if Anaren exercises its commercially reasonable efforts to cure such breach so that such conditions would be satisfied, then Parent may not terminate on account of such breach unless Anaren does not cure such breach within 30 days of written notice from Parent to Anaren of such breach (or March 31, 2014 if sooner) and (ii) neither Parent nor Merger Sub can be in breach of any of its representations, warranties, covenants or obligations such that the applicable conditions to Anaren’s obligations to effecting the merger would not be satisfied at the time Parent is seeking to terminate.

●

a material adverse effect has occurred, provided however, that if the material adverse effect would, or would reasonably be expected to, prevent or materially impair or delay (beyond March 31, 2014) the ability of Anaren to consummate the merger as a result of a breach of a representation, warranty or covenant, Parent may terminate under the provision described in the preceding paragraph, not the provision described in this paragraph, so that Anaren has the ability to cure, if possible, such breach.

By Anaren if:

●

at any time prior to the adoption of the merger agreement by the required shareholder approval, the Anaren Board or a committee thereof makes a recommendation change and Anaren enters into a definitive agreement with respect to a superior offer, but only if Anaren complied with the provisions of the merger agreement regarding a recommendation change and so long as Anaren pays the company termination fee of $11 million in accordance with the merger agreement (see “Merger Agreement—Covenants and Agreements—No Solicitation of Transactions by Anaren” beginning on page 90 of this proxy statement);

●

if Parent or Merger Sub is in breach of any of its representations, warranties, covenants or obligations such that the applicable conditions to Anaren’s obligations to effecting the merger would not be satisfied;  provided, however, (i) if Parent exercises its commercially reasonable efforts to cure such breach so that such conditions would be satisfied, then Anaren may not terminate on account of such breach unless Parent does not cure such breach within 30 days  of written notice from Anaren to Parent of such breach (or March 31, 2014 if sooner) and (ii) Anaren cannot be in breach of any of its representations, warranties, covenants or obligations such that the applicable conditions to Parent’s and Merger Sub’s obligations to effecting the merger would not be satisfied at the time Anaren is seeking to terminate.

●

after the adoption of the merger agreement by the required shareholder approval is received and the marketing period (as described below in “Merger Agreement—Marketing Period,” beginning on page 81) has ended but before the effective time of the merger, (A) all of the conditions precedent to Parent and Merger Sub’s obligations have been satisfied other than those conditions that by their terms are to be satisfied at closing or otherwise waived, (B) Anaren has irrevocably notified Parent in writing that it is ready, willing and able to consummate the closing and all conditions precedent to Anaren’s obligations to consummate the merger have been satisfied, (C) Anaren has given Parent written notice at least five business days of its intention to terminate the merger agreement if Parent had failed to consummate the merger when required under the merger agreement, and (D) Parent and Merger Sub fail to consummate the merger within three business days following the date it receives the foregoing notice.

Effect of Termination (See Page 103)

In the event of the termination of the merger agreement pursuant to its terms, the merger agreement will be of no further force or effect (other than certain provisions that the parties agreed would survive termination, including provisions regarding termination fees and expense reimbursement and other post termination remedies). Certain sections of the confidentiality agreement will also survive the termination of the merger agreement.

Termination Fee and Expenses Payable by Anaren (See Page 103)

Anaren has agreed to pay the company termination fee of $11 million to Parent if the merger agreement is terminated under any of the following circumstances:

●

the merger is terminated under specified conditions and, on or prior to 9 months after such termination, the Company enters into a definitive agreement providing for, or consummates, an acquisition transaction (as described below under “The Merger Agreement—Termination Fees”) or consummates a qualifying transaction;

●

termination of the merger agreement in the event that (i) the Anaren Board or a committee thereof makes a recommendation change, (ii) an acquisition proposal (or any related inquiry) has been publicly announced or disclosed and Anaren shall have failed to issue a press release that reaffirms the Anaren Board’s recommendation within five business days after the announcement, or (iii) Anaren or its subsidiaries or any representative thereof shall have breached the “no shop” provisions in any material respect; or

●	the Company has terminated the merger agreement to enter into an acquisition agreement related to a superior offer.

Anaren will be required to reimburse Parent for all documented, reasonable out-of-pocket fees, costs and expenses incurred by Parent, Merger Sub, or any of their respective affiliates in connection with the merger agreement and the transactions contemplated by the merger agreement up to a maximum amount of $3.7 million if (i) the merger agreement is terminated because the meeting of Anaren shareholders has concluded and the approval of the proposal to adopt the merger agreement by the required vote of the shareholders has not been obtained or (ii) the merger agreement is terminated by Parent due to a breach (which remains uncured for 30 days, or by March 31, 2013 if sooner, following notice thereof) by Anaren of any of its representations, warranties, covenants or obligations such that the applicable conditions to Parent’s and Merger Sub’s obligations to effecting the merger would not be satisfied.  If Anaren subsequently becomes obligated to pay the company termination fee to Parent, any such expense reimbursement paid by Anaren will be credited against the company termination fee payable by Anaren to Parent.  In the event that Anaren has paid the company termination fee already to Parent, it will not be obligated to make any reimbursement payment.

If the merger agreement is terminated pursuant to its terms, Parent’s sole exclusive remedy is to receive the company termination fee (under the circumstances where such termination fee is payable) as described above, except in the case of fraud, a material breach of Anaren’s representation or warranties or a willful breach of Anaren’s covenants obligations under the merger agreement, in which case there is no limit on Anaren’s liability with respect thereto.

Termination Fee Payable by Parent (See Page 104)

Parent has agreed to pay Anaren the parent termination fee of $22 million if Anaren terminates the merger agreement after the required shareholder approval is received and the marketing period has ended, but prior to the effective time, if (A) all of the conditions precedent to Parent and Merger Sub’s obligations have been satisfied or otherwise waived (other than those conditions that by their nature cannot be satisfied until the closing), (B) Anaren has irrevocably notified Parent in writing that it is ready, willing and able to consummate the closing and all conditions precedent to Anaren’s obligations have been satisfied (other than those conditions that by their nature cannot be satisfied until the closing), (C) Anaren has given Parent written notice of at least five business days of its intention to terminate the merger agreement if Parent had failed to consummate the merger when required under the merger agreement, and (D) Parent and Merger Sub fail to consummate the merger within three business days following the date it receives the foregoing notice. The Veritas Fund has guaranteed the payment by Parent of this termination fee.

The sole and exclusive remedy of the Company and its affiliates is the payment by Parent of the foregoing parent termination fee (and only in the event that such fee is payable under the circumstances).  Further, the aggregate liability of Parent and certain related parties of Parent based upon, arising out of or relating to the merger agreement, the limited guarantee and the financing commitments, and the transactions contemplated thereby, is the amount of the foregoing termination fee.

Certain U.S. Federal Income Tax Consequences of the Merger (See Page 77)

The receipt of cash by a U.S. holder (as defined below under “The Merger — Certain U.S. Federal Income Tax Consequences of the Merger,” beginning on page 77) pursuant to the merger will generally be a taxable transaction for U.S. federal income tax purposes and such U.S. holder generally will recognize capital gain or loss equal to the difference, if any, between the cash that the U.S. holder receives in the merger and the U.S. holder’s adjusted tax basis in the Anaren common stock surrendered. A non-U.S. holder (as defined below under “The Merger — Certain U.S. Federal Income Tax Consequences of the Merger,” beginning on page 77) generally will not be subject to U.S. federal income tax on gain recognized on the receipt of cash pursuant to the merger provided that (i) the gain is not effectively connected with the conduct of a trade or business by such non-U.S. holder in the United States and (ii) in the case of a non-U.S. holder that is an individual, such non-U.S. holder is not present in the United States for 183 days or more in the taxable year of the disposition.

The U.S. federal income tax consequences described above may not apply to certain holders of shares of Anaren common stock. Please see the section of this proxy statement titled “The Merger—Certain U.S. Federal Income Tax Consequences of the Merger” for a summary discussion of the anticipated U.S. federal income tax consequences of the merger to U.S. holders and non-U.S. holders. You are urged to consult your tax advisor as to the particular tax consequences of the merger to you, including the tax consequences under federal, state, local, foreign and other tax laws.

Specific Performance (See Page 105)

The merger agreement provides that, prior to the earlier of the effective time and the termination of the merger agreement, Anaren, Parent and Merger Sub may seek an injunction, specific performance and other equitable relief to prevent breaches of the merger agreement, subject to certain limitations, in addition to any other remedy to which they are entitled at law or in equity. However, as more fully described in this proxy statement and in the merger agreement, only under certain circumstances may Anaren seek and obtain specific performance of Parent’s obligations to cause the equity financing to be funded and to cause Parent and Merger Sub to consummate the merger. Each of the parties may pursue both a grant of specific performance and the payment of the applicable termination fee; however, under no circumstances will Anaren or Parent be obligated to both specifically perform the terms of the merger agreement and pay the applicable termination fee.

Market Price of Anaren Common Stock and Dividend Information (See Page 119)

Our common stock is listed on the NASDAQ, under the trading symbol “ANEN.”  The $28.00 per share merger consideration reflects a premium of approximately 12 percent over the closing price of Anaren common stock of $24.98 on October 31, 2013, the last day of trading before the meeting of the Anaren Board at which the merger agreement was approved and adopted, a 42.8 percent premium over the closing price of Anaren common stock of $19.61 on April 15, 2013, which was the last close of trading before the Vintage offer of $23.00 per share was announced, and a 21.7 percent premium over the $23.00 per share offer from Vintage Capital.  On December 19, 2013, the last trading day before the date of this proxy statement, the closing price of our common stock on the NASDAQ was $27.95.

Under the terms of the merger agreement, we may not declare, set aside, pay or authorize any dividend or other distribution. We do not expect to pay dividends in the foreseeable future.

QUESTIONS AND ANSWERS ABOUT THE MERGER AND THE SPECIAL MEETING

The following are some questions that you, as a shareholder of Anaren, may have regarding the merger and the special meeting and brief answers to those questions. You are urged to read this proxy statement and the other documents referred to in this proxy statement carefully and in their entirety because this section may not provide all of the information that is important to you with respect to the merger and the special meeting. Additional important information is contained in the annexes to this proxy statement.

Q:	Why am I receiving these materials?

A:

You are receiving this proxy statement and the accompanying proxy card or voting instruction card because you owned shares of our common stock at the close of business on December 18, 2013, the record date for the special meeting of shareholders. These proxy materials are being delivered to you to give you information for use in determining how to vote in connection with the matters to be considered at the special meeting.

Q:	When and where is the special meeting?

A:

The special meeting will be held at the Double Tree by Hilton Hotel Syracuse, 6301 State Route 298, East Syracuse, New York 13057 on February 6, 2014 at 1:00 p.m., Eastern Time, unless the special meeting is adjourned or postponed.

Q:	What am I being asked to vote on at the special meeting?

A:	Anaren shareholders are being asked to consider and vote on the following proposals:

●	Adoption of the merger agreement. To adopt the merger agreement among Anaren, Parent and Merger Sub a copy of which is attached as Annex A to this proxy statement, thereby approving the merger;

●

Advisory Vote Regarding Merger-Related Compensation. To approve, by a non-binding, advisory vote, the specified compensation arrangements disclosed in the proxy statement that may be payable to Anaren’s named executive officers in connection with the consummation of the merger; and

●

Adjournment of the Special Meeting. To approve the adjournment of the special meeting, if necessary or appropriate, to solicit additional proxies if there are not sufficient votes at the time of the special meeting to approve the proposal to adopt the merger agreement.

The approval of the proposal to adopt the merger agreement by Anaren shareholders is a condition to the obligations of Anaren and Parent to complete the merger.

Q:	Will any other matters be voted on at the special meeting?

A:

Under Anaren's amended and restated bylaws, the business to be conducted at the special meeting is limited to the purposes stated in the notice to Anaren shareholders provided with this proxy statement.

Q:	What is the proposed transaction?

A:

Parent, Merger Sub and Anaren have entered into the merger agreement. Subject to the terms and conditions of the merger agreement and in accordance with New York law, Merger Sub will be merged with and into Anaren, with Anaren continuing as the surviving corporation. Upon completion of this transaction, Anaren will be a wholly-owned subsidiary of Parent, and Anaren common stock will no longer be publicly traded and Anaren’s shareholders will not own any shares of capital stock of the surviving corporation. In order for the companies to complete the merger, the holders of 66 2/3% of the outstanding shares of Anaren common stock must vote to adopt the merger agreement, and Anaren is holding a special meeting of shareholders solely to obtain such shareholder approval and approval of certain matters related thereto as described in this proxy statement.

With this proxy statement, the Anaren Board is soliciting proxies from you to vote on the adoption of the merger agreement at the special meeting or at any adjournment or postponement of the special meeting.

Q:	What will I receive if the merger is completed?

A:

If the merger is completed, at the effective time of the merger, each of your shares of Anaren common stock will be cancelled and converted automatically into the right to receive $28.00 in cash, without interest and less any applicable withholding taxes, and you will not own shares in the surviving corporation.

Q:	How did you determine the merger consideration to be paid to holders of Anaren common stock?

A:

The merger consideration was determined as a result of arm’s-length negotiations between the Independent Committee, on the one hand, and representatives of Parent and its affiliates, including the Veritas Fund, on the other hand.

Q:	What will a holder of Anaren stock options receive if the merger occurs?

A:

At the effective time of the merger, each outstanding option to purchase shares of Anaren common stock will automatically be deemed to be exercised on a net share basis (to cover both the exercise price and any withholding taxes associated with the deemed exercise) and shares of Anaren common stock resulting from the net exercise will be deemed issued. Immediately after such deemed issuance, such shares of Anaren common stock will automatically be cancelled in exchange for a per share payment equal to $28.00 in cash, without interest and less any applicable withholding taxes.

Q:	What will a holder of Anaren restricted stock awards receive if the merger occurs?

A:

At the effective time of the merger, each outstanding restricted stock award will automatically be 100% vested and cancelled in exchange for a per share payment equal to $28.00 in cash, without interest and less any applicable withholding taxes.

Q:	How does the Anaren Board recommend that I vote?

A:	The Anaren Board recommends that you vote as follows:

●	“FOR” the proposal to adopt the merger agreement at the special meeting, thereby approving the merger;

●	“FOR” the proposal to approve, by a non-binding, advisory vote, the compensation that may be payable to Anaren’s named executive officers in connection with the consummation of the merger; and

●

“FOR” the proposal to approve the adjournment of the special meeting, if necessary or appropriate, to solicit additional proxies if there are not sufficient votes at the time of the special meeting to approve the proposal to adopt the merger agreement.

Certain factors considered by the Anaren Board in reaching its decision to approve the merger agreement and the merger can be found in the section entitled “The Merger—Reasons for the Merger,” beginning on page 52 of this proxy statement.

Q:	What shareholder vote is required for the adoption of the merger agreement?

A:

Under applicable New York law and as a condition to the consummation of the merger, the affirmative vote of holders of 66 2/3% of the outstanding shares of Anaren common stock. An Anaren shareholder’s failure to submit a proxy card or to vote in person at the special meeting, an abstention from voting, or the failure of an Anaren shareholder who holds his or her shares in “street name” through a broker, bank or other nominee to give voting instructions to such broker, bank or other nominee, if applicable, which we refer to as a “broker non-vote” in this proxy statement, will have the same effect as a vote “AGAINST” the adoption of the merger agreement.

Q:	What shareholder vote is required for the Advisory Vote Regarding Merger-Related Compensation?

Assuming a quorum is present, approval of the compensation proposal requires the affirmative vote of a majority of the votes cast at the special meeting. Accordingly, abstentions, broker non-votes, if any, and shares not in attendance at the special meeting will have no effect on the outcome of any vote on the compensation proposal.

Q:	What shareholder vote is required for the Adjournment of the Special Meeting?

A:

Whether or not a quorum is present, the affirmative vote of holders of a majority of the votes cast on the matter at the special meeting is required to adjourn the meeting. Accordingly, abstentions, broker non-votes, if any, and shares not in attendance at the special meeting will have no effect on the outcome of any vote on the compensation proposal.

Q:	What constitutes a quorum for the special meeting?

A:

The presence at the special meeting, in person or by proxy, of the holders of a majority in voting power of the outstanding shares of Anaren common stock entitled to vote at the special meeting will constitute a quorum. Abstentions and broker non-votes, if any, are considered as present for the purpose of determining the presence of a quorum. In the event that a quorum is not present, or if there are insufficient votes to approve the merger agreement at the time of the special meeting, it is expected the meeting will be adjourned or postponed to solicit additional proxies.

Q:	Who may attend the special meeting?

A:

Please note that we intend to limit attendance at the special meeting to shareholders as of the record date (or their duly appointed proxies). If your shares are held by a broker, bank or other nominee, please bring to the special meeting your account statement evidencing your beneficial ownership of Anaren common stock as of the record date. If you are a “street name” holder and you wish to vote at the special meeting, you must also bring a proxy from the record holder (your broker, bank or other nominee) of the shares of Anaren common stock authorizing you to vote at the special meeting. All shareholders must bring photo identification, as you will also be asked to provide photo identification at the registration desk on the day of the special meeting or any adjournment or postponement of the special meeting. Shareholders may call Anaren Investor Relations at (315) 432-8909 to obtain directions to the location of the special meeting.

Q:	Who is entitled to vote at the special meeting?

A:

All holders of Anaren common stock who held shares at the close of business on the record date for the special meeting (December 18, 2013) are entitled to receive notice of and to vote at the special meeting. As of the close of business on the record date, there were 13,444,693 outstanding shares of Anaren common stock. Each share of Anaren common stock is entitled to one vote.

Q:	Do any of Anaren’s directors or officers have interests in the merger that may differ from or be in addition to my interests as a shareholder?

A:

Yes. In considering the recommendation of the Anaren Board to adopt the merger agreement, Anaren shareholders should be aware that certain directors and executive officers of Anaren have interests in the merger that are different from, or in addition to, the interests of Anaren shareholders generally, as more fully described below. The Anaren Board was aware of these interests and considered them, among other matters, in evaluating the merger agreement, in reaching its decision to approve the merger agreement, and in recommending to Anaren shareholders that the merger agreement be adopted. See “Interests of Certain Persons in the Merger” beginning on 109 of this proxy statement.

Q:	Should I send in my stock certificates now?

A:

No. Anaren shareholders should not send in their stock certificates at this time. If the merger is completed, the paying agent in connection with the merger will send you a letter of transmittal instructing you to send your stock certificates to the paying agent in order to receive the cash payment of the merger consideration for each share of our common stock represented by the stock certificates. You should use the letter of transmittal to exchange your stock certificates for the cash payment to which you are entitled upon completion of the merger. Please do not send in your stock certificates with your proxy card.

Q:	What happens if I sell or transfer my shares of Anaren common stock after the record date but before the special meeting?

A:

If you sell or transfer your shares of our common stock after the record date but before the special meeting, you will transfer the right to receive the merger consideration, if the merger is completed, to the person to whom you sell or transfer your shares of our common stock, but you will retain your right to vote these shares at the special meeting.

Q:	What is “golden parachute compensation”?

A:

“Golden parachute compensation” is any type of compensation that is based on or otherwise relates to the consummation of the merger and is payable pursuant to any agreement between any Anaren named executive officer and Anaren or Parent.

Q:	Why am I being asked to cast a non-binding, advisory vote to approve the specified compensation arrangements disclosed in the proxy statement?

A:

In accordance with the rules promulgated under Section 14A of the Exchange Act, Anaren is providing its shareholders with the opportunity to cast a non-binding, advisory vote on compensation that may be payable to Anaren’s named executive officers in connection with the merger. Notwithstanding the foregoing, such vote does not relate to compensation, if any, payable pursuant to any agreements or understandings between Parent and Anaren’s named executive officers (as of the date of this proxy statement, we are not aware of any such agreements or understandings).

Q:	What will happen if the shareholders do not approve the specified compensation arrangements disclosed in the proxy statement at the special meeting?

A:

Approval of the compensation that will or may become payable to Anaren’s named executive officers in connection with the consummation of the merger is not a condition to the completion of the merger. The vote with respect to the compensation proposal is an advisory vote and will not be binding on Anaren or the Parent or any of their respective subsidiaries. Further, the underlying compensation plans and agreements are contractual in nature and not, by their terms, subject to shareholder approval. Accordingly, the payment of such compensation is not contingent upon shareholder approval on a non-binding, advisory basis.

Q:	Are there any other risks to me from the merger that I should consider?

A:

Yes. There are risks associated with all business combinations, including the merger. Please see the section entitled “Cautionary Statement Regarding Forward-Looking Statements” beginning on page 28 of this proxy statement.

Q:	What is the difference between holding shares as a shareholder of record and as a beneficial owner?

A:

If your shares of Anaren common stock are registered directly in your name with Anaren’s transfer agent, American Stock Transfer & Trust Company, LLC, you are considered, with respect to those shares of Anaren common stock, the “shareholder of record.” In that case, this proxy statement, and your proxy card, have been sent directly to you by Anaren. If your shares of Anaren common stock are held through a bank, broker or other nominee, you are considered the “beneficial owner” of shares of Anaren common stock held in “street name.” In that case, this proxy statement has been forwarded to you by your bank, broker or other nominee who is considered, with respect to those shares of Anaren common stock, the shareholder of record. As the beneficial owner, you have the right to direct your bank, broker or other nominee how to vote your shares of Anaren common stock by following their instructions for voting.

Q:	How do I vote my shares at the special meeting?

A:

If you are entitled to vote at the Anaren special meeting and you hold your shares in your own name, you can submit a proxy or vote in person by completing a ballot at the special meeting. However, Anaren encourages you to submit a proxy before the special meeting even if you plan to attend the special meeting. A proxy is a legal designation of another person to vote your shares of Anaren common stock on your behalf. If you hold shares in your own name, you may submit a proxy for your shares:

●	To Vote Over the Internet:

Log onto the Internet and follow the instructions listed on your proxy card (24 hours a day, 7 days a week). Have your proxy card available when you access the website. You will need the control number from your proxy card to vote. Votes submitted via the Internet must be received by 11:59 p.m. (Eastern time) on  February 5, 2014.

●	To Vote By Telephone:

Follow the instructions listed on your proxy card and have your proxy card available when you make the call. You will need the control number from your proxy card to vote. Votes submitted telephonically must be received by 11:59 p.m. (Eastern time) on February 5, 2014.

●	In Person:

Shareholders of record who attend the special meeting may vote in person at the special meeting, and any previously submitted proxies will be superseded by the vote cast at the special meeting. Shareholders of record also may be represented by another person at the special meeting by executing a proper proxy designating that person.

If you hold shares of our common stock in street name through a broker, bank or other nominee, you must obtain a legal proxy from that institution and present it to the inspector of elections with your ballot to be able to vote in person at the special meeting.

●	By Mail:

Mark, sign and date your proxy card and return it using the pre-paid return envelope provided. Proxy cards that are returned without a signature will not be counted as present at the special meeting and cannot be voted. Anaren must receive your proxy card no later than close of business on February 5, 2014.

Q:	If I am going to attend the special meeting, should I return my proxy card?

A:	Yes. Returning your signed and dated proxy card ensures that your shares will be represented and voted at the special meeting.

Q:	If my shares are held in “street name” by my broker, will my broker automatically vote my shares for me?

A:

No. If your shares are held in an account at a broker, bank or through another nominee, you must instruct the broker, bank or other nominee on how to vote your shares by following the instructions that the broker, bank or other nominee provides to you with these materials. Most brokers offer the ability for shareholders to submit voting instructions by mail by completing a voting instruction card, by telephone or via the Internet.

If your shares are held in an account at a broker, bank or through another nominee and you do not return the voting instruction card, the broker, bank or other nominee will not have discretionary authority to vote on the proposal to adopt the proposals put forth at the special meeting. The proposals in this proxy statement are non-routine matters and, therefore, brokers and other nominees cannot vote on these matters without your instruction. The broker may still register your shares as being present at the special meeting for purposes of determining a quorum but without your specific authorization, your shares will not be voted in favor of the merger or on any other matters over which brokers lack discretionary authority. This is called a broker non-vote. A broker non-vote will have the same effect as a vote “AGAINST” adoption of the merger agreement. Broker non-votes will have no effect on the outcome of any vote to adjourn the special meeting or with respect to the compensation proposal.

If you hold shares through a broker, bank or other nominee and wish to vote your shares in person at the special meeting, you must obtain a proxy from your broker, bank or other nominee and present it to the inspector of election with your ballot when you vote at the special meeting.

Q:	Can I participate if I am unable to attend?

A:

If you are unable to attend the special meeting in person, we encourage you to send in your proxy card or to vote by telephone or over the Internet. The special meeting will not be broadcasted telephonically or over the Internet.

Q:	What happens if I return my proxy card but I do not indicate how I will vote?

A:

If you properly return your proxy card, but do not include instructions on how to vote, your shares of Anaren common stock will be voted “FOR” the adoption of the merger agreement, thereby voting such shares in favor of approving the merger, “FOR” the approval, by a non-binding advisory vote, of the compensation that may be payable to Anaren’s named executive officers in connection with the consummation of the merger and “FOR” the approval of the adjournment of the special meeting. We do not currently intend to present any other proposals for consideration at the special meeting. If other proposals requiring a vote of shareholders are brought before the special meeting in a proper manner, the persons named in the enclosed proxy card, if properly authorized, will have discretion to vote the shares they represent in accordance with their best judgment.

Q:	Will my shares be voted if I do not sign and return my proxy card or vote by telephone or over the Internet or in person?

A:

If you are a record holder of Anaren common stock and you do not sign and return your proxy card or vote by telephone, over the Internet or in person, it will have the same effect as a vote “AGAINST” the adoption of the merger agreement.

If you are a beneficial owner and your shares of Anaren common stock are held in street name and you do not issue instructions to your broker, bank or other nominee, such party broker may vote your Anaren common stock at its discretion only on routine matters, but may not vote your Anaren common stock on non-routine matters. If a broker, bank or other nominee who holds shares of Anaren common stock for another person does not vote on a particular proposal because that holder does not have discretionary voting power for the proposal and has not received voting instructions from the beneficial owner of the shares of Anaren common stock, then a “broker non-vote” will occur.

Q:	Can I revoke my proxy or change my voting instructions?

A:	Yes. You may revoke your proxy and/or change your vote at any time before your proxy is voted at the special meeting. If you are a shareholder of record, you can do this by:

●

sending a written notice stating that you revoke your proxy to Anaren at Anaren, Inc., 6635 Kirkville Road, East Syracuse, New York 13057 Attention: Corporate Secretary, that bears a date later than the date of the proxy and is received prior to the special meeting;

●	submitting a valid, later dated proxy by mail, telephone or Internet that is received prior to the special meeting; or

●	attending the special meeting and voting by ballot in person (your attendance at the special meeting will not, by itself, revoke any proxy that you have previously given).

If you hold your shares through a broker, bank or other nominee, you must contact your broker, bank or other nominee to change your vote or obtain a “legal proxy” to vote your shares if you wish to cast your vote in person at the meeting.

Q:	When do you expect to complete the merger?

A:

Anaren and Parent are working toward completing the merger promptly. The consummation of the merger is subject to, among other things, receipt of Anaren shareholder approval, governmental and regulatory approvals and other usual and customary closing conditions. As a result, no assurance can be given as to when, or if, the merger will occur.

Q:	If the merger is completed, how will I receive the cash for my shares?

A:

If the merger is completed and your shares of our common stock are held in book-entry or in “street name,” the cash proceeds will be deposited into your bank or brokerage account without any further action on your part.

If you are a shareholder of record with your shares held in certificate form, you will receive a letter of transmittal from the paying agent in connection with the merger with instructions on how to send your shares of our common stock to the paying agent. The paying agent will issue and deliver to you a check for your shares after you comply with these instructions. Please see the section entitled “The Merger Agreement—Merger Consideration; Conversion or Cancellation of Shares in the Merger; Cancellation of Rights—Procedures for Surrendering Anaren Stock Certificates” beginning on page 82 of this proxy statement. See “Effect on Anaren if the Merger is Not Consummated” on page 37.

Q:	Is the transaction expected to be taxable to Anaren shareholders?

A:

The receipt of cash by a U.S. holder pursuant to the merger will generally be a taxable transaction for U.S. federal income tax purposes and such U.S. holder generally will recognize capital gain or loss equal to the difference, if any, between the cash that the U.S. holder receives in the merger and the U.S. holder’s adjusted tax basis in the Anaren common stock surrendered. A non-U.S. holder generally will not be subject to U.S. federal income tax on gain recognized on the receipt of cash pursuant to the merger provided that (i) the gain is not effectively connected with the conduct of a trade or business by such non-U.S. holder in the United States and (ii) in the case of a non-U.S. holder that is an individual, such non-U.S. holder is not present in the United States for 183 days or more in the taxable year of the disposition. The U.S. federal income tax consequences described above may not apply to certain holders of shares of Anaren common stock. You are urged to consult your tax advisor as to the particular tax consequences of the merger to you, including the tax consequences under federal, state, local, foreign and other tax laws. Please see the section of this proxy statement titled “The Merger—Certain U.S. Federal Income Tax Consequences of the Merger” for a summary discussion of the anticipated U.S. federal income tax consequences of the merger to U.S. holders and non-U.S. holders.

Q:	What happens if the merger is not completed?

A:

If the merger agreement is not adopted by Anaren shareholders or if the merger is not completed for any other reason, you will not receive any payment for your shares of Anaren common stock in connection with the merger. Instead, Anaren will remain an independent public company and its common stock will continue to be listed and traded on the NASDAQ Global Select Market. If the merger agreement is terminated under specified circumstances, Anaren may be required to pay Parent the company termination fee of $11 million, as described under “The Merger Agreement—Termination of the Merger Agreement—Termination Fee and Expenses Payable by Anaren” beginning on page 103 of this proxy statement. Alternatively, Anaren may also be required to pay certain expenses of Parent. If the merger agreement is terminated under certain other circumstances, Parent may be required to pay Anaren the parent termination fee of $22 million, as described under “The Merger Agreement—Termination of the Merger Agreement—Termination Fee Payable by Parent” beginning on page 104 of this proxy statement.

Q:	What happens if the special meeting is adjourned?

A:

Although it is not currently expected, the special meeting may be adjourned for the purpose of soliciting additional proxies if there are insufficient votes at the time of the special meeting to approve the proposal to adopt the merger agreement. Other than an announcement to be made at the special meeting of the time, date and place of an adjourned meeting, any adjournment may be made without notice (if a new record date has not been fixed). If the special meeting is adjourned for the purpose of soliciting additional proxies, Anaren shareholders who have already sent in their proxies may revoke them at any time prior to the vote at the special meeting as adjourned.

Q:	Am I entitled to exercise appraisal rights if I do not vote or if I vote against the adoption of the merger agreement?

A:

No. As described in “The Merger—Appraisal Rights,” beginning on page 73 of this proxy statement, Anaren’s shareholders are not entitled to appraisal rights under applicable New York law, and therefore are not entitled to exercise any appraisal rights in connection with the merger.

Q:	Why are you proposing the merger?

A:	For a discussion of Anaren’s reasons for the merger, you are urged to read the information under “The Merger—Reasons for the Merger,” beginning on page 52 of this proxy statement.

Q:	When is this proxy statement being mailed?

A:	This proxy statement and the proxy card are first being sent to Anaren shareholders on or about December 23, 2013.

Q:	Are any Anaren shareholders already committed to vote in favor of the merger agreement?

A:

Yes. Pursuant to the Voting Agreement entered into concurrently with the merger agreement, Lawrence A. Sala, Mark P. Burdick, Carl W. Gerst, Jr., Matthew Robison, John Smucker, Gert Thygesen, Timothy Ross, Dale F. Eck, James Gould, and George Blanton have agreed to vote approximately 12.7% of the outstanding shares of Anaren common stock in favor of the merger agreement. The Voting Agreement will terminate automatically upon the termination of the merger agreement. For a more complete description of the Voting Agreement, see “The Voting Agreement,” beginning on page 107 of this proxy statement. The Voting Agreement is also attached to this proxy statement as Annex B.

Q:	How will my shares be represented at the special meeting?

A:

If you submit your proxy by telephone, the Internet or by signing and returning your proxy card, the officers named in your proxy card will vote your shares in the manner you requested if you correctly submitted your proxy. If you sign your proxy card and return it without indicating how you would like to vote your shares, your proxy will be voted as the Anaren Board unanimously recommends, which is:

●	“FOR” the adoption of the merger agreement, thereby approving the merger;

●

“FOR” the approval, by a non-binding, advisory vote, of the specified compensation arrangements disclosed in the proxy statement that may be payable to Anaren’s executive officers in connection with the consummation of the merger; and

●

“FOR” the approval of the adjournment of the special meeting, if necessary or appropriate, to solicit additional proxies if there are not sufficient votes at the time of the special meeting to adopt the merger agreement.

Q:	Is my vote important?

A:

Yes, your vote is very important. If you do not submit a proxy or vote in person at the special meeting, it will be more difficult for Anaren to obtain the necessary quorum to hold the special meeting. In addition, an abstention or your failure to submit a proxy or to vote in person, or, if your shares are held in an account at a broker, bank or through another nominee, your failure to instruct the broker, bank or other nominee on how to vote your shares, will have the same effect as a vote “AGAINST” the adoption of the merger agreement. The Anaren Board recommends that you vote “FOR” the adoption of the merger agreement, “FOR” the approval, by a non-binding, advisory vote, of the specified compensation arrangements disclosed in the proxy statement that may be payable to Anaren’s executive officers in connection with the consummation of the merger, and “FOR” the adjournment of the special meeting, if necessary or appropriate, to solicit additional proxies if there are not sufficient votes at the time of the special meeting to adopt the merger agreement.

Q:	When will the shareholders’ list be available for examination?

A:

A list of stockholders will be available for review at our executive offices located at 6635 Kirkville Road, East Syracuse, New York, New York 13057 during ordinary business hours for 10 days prior to the special meeting and will be available for review at the Anaren special meeting or any adjournment or postponement thereof.

Q:	What do I do if I receive more than one set of voting materials?

A:

You may receive more than one set of voting materials for the special meeting, including multiple copies of this proxy statement, proxy cards and voting instruction forms. This can occur if you hold your shares in more than one brokerage account, if you hold shares directly as a record holder and also in “street name,” or otherwise through a nominee, and in certain other circumstances. If you receive more than one set of voting materials, each should be voted and/or returned separately in order to ensure that all of your shares are voted.

Q:	Is completion of the merger subject to any conditions?

A:

Yes. In addition to the adoption of the merger agreement by Anaren shareholders, completion of the merger requires the receipt of the necessary governmental and regulatory approvals and the satisfaction or, to the extent permitted by applicable law, waiver of the other conditions specified in the merger agreement.

Q:	As an Anaren shareholder, what risks should I consider in deciding whether to vote in favor of the merger?

A:

You should carefully review this proxy statement, including the section entitled “Cautionary Statement Regarding Forward-Looking Statements” which sets forth certain risks and uncertainties related to the merger. Risks related to Anaren’s business as an independent company are detailed in Anaren’s filings with the SEC, including Anaren’s most recent filings on Forms 10-K and 10-Q.

Q:	Who will pay for this proxy solicitation?

A:

Anaren will bear the cost of preparing, assembling and mailing the proxy material and of reimbursing brokers, nominees, fiduciaries and other custodians for out-of-pocket and clerical expenses of transmitting copies of the proxy material to the beneficial owners of shares of Anaren common stock. A few of Anaren’s officers and employees may participate in the solicitation of proxies without additional compensation.

Q:	Who will count the votes?

A:	The votes will be counted by one or more inspectors of votes appointed for the special meeting.

Q:	Where can I find the voting results of the special meeting?

A:

Anaren intends to announce preliminary voting results at the special meeting and publish final results in a Current Report on Form 8-K that will be filed with the SEC following the special meeting. All reports Anaren files with the SEC are publicly available when filed. See “Where You Can Find More Information” beginning on page 122 of this proxy statement.

Q:	Who is soliciting my vote?

A:

The Anaren Board is soliciting your proxy, and Anaren will bear the cost of soliciting proxies. We have engaged The Proxy Advisory Group, LLC®, to assist in the solicitation of proxies and provide related advice and informational support, for a services fee and the reimbursement of customary disbursements that are not expected to exceed $15,000 in the aggregate. Solicitation initially will be made by mail. Forms of proxies and proxy materials may also be distributed through brokers, custodians and other like parties to the beneficial owners of Anaren common stock, in which case these parties will be reimbursed for their reasonable out-of-pocket expenses. Proxies may also be solicited in person or by telephone, facsimile, electronic mail, or other electronic medium by The Proxy Advisory Group or by certain of Anaren’s directors, officers, and employees, without additional compensation.

Q:	What do I need to do now?

A:

Carefully read and consider the information contained in this proxy statement, including its annexes. Then, please vote your shares of Anaren common stock, by phone, internet or mail (see “How do I vote my shares at the special meeting” on page 19).

If you hold shares through a broker, bank or other nominee, please instruct your broker, bank or nominee to vote your shares by following the instructions that the broker, bank or nominee provides to you with these materials.

Q:	Whom should I contact with questions?

A:

If you have any questions about the merger or the special meeting or would like to obtain additional copies of this proxy statement, proxy cards or voting instruction forms, you may contact Anaren by mail at Anaren, Inc., 6635 Kirkville Road, East Syracuse, New York 13057, Attention: Investor Relations, or by phone at (315) 432-8909 or Anaren’s proxy solicitor using the following contact information:

The Proxy Advisory Group
18 East 41st Street, Suite 2000
New York, New York 10017
(212) 616-2181 (t)
(212) 616-2182 (f)

Shareholders call toll-free: 888-557-7699 or 888-55-PROXY

If your broker, bank or other nominee holds your shares, you should also call your broker, bank or other nominee for additional information.

PARTIES INVOLVED IN THE MERGER

Anaren, Inc.

6635 Kirkville Road

East Syracuse, New York 13057

Telephone: (315) 432-8909

Anaren, Inc., which we refer to in this proxy statement as “Anaren,” is the parent company of Anaren Microwave, Inc., Anaren Ceramics Inc., Anaren Communications (Suzhou) Co. Ltd., M.S. Kennedy Corporation, Unicircuit, Inc., Anaren Properties, LLC and Anaren GP Inc. Anaren is the sole shareholder or single member (whichever is applicable) of each of the subsidiaries named in this paragraph. Anaren Microwave, Inc. designs and manufactures RF components and subsystems for the space, defense electronics, and wireless markets. Anaren Ceramics, Inc. manufactures coaxial and surface mount RF power resistors and attenuators and precision thick film ceramic components and circuits for the medical, telecommunications, and defense electronics markets. Anaren Communications (Suzhou) Co. Ltd. is an Anaren subsidiary established under the laws of the People’s Republic of China and manufactures ceramic RF power resistors, ceramic substrates and assembles and RF components for the wireless and industrial markets. Anaren is Anaren Communications (Suzhou) Co., Ltd.’s sole shareholder, member, and owner.

M.S. Kennedy Corporation, located in Syracuse, New York, is a provider of high performance analog microelectronics to the defense and space markets. Unicircuit, Inc., located in Littleton, Colorado, is a provider of printed circuit boards to the defense and space markets. Anaren Properties, LLC was formed in 2004 solely to purchase the facility (first floor only) currently occupied by Anaren Ceramics, Inc. That facility was sold in December 2012, and currently Anaren Properties, LLC has no assets. Anaren GP Inc. was formed in 2001 to facilitate the acquisition of a Netherlands based plating company, which was subsequently liquidated by Anaren in 2006 and currently owns no assets.

The principal trading market for Anaren’s common stock (NASDAQ GS: ANEN) is the NASDAQ Global Select Market.

The principal executive offices of Anaren are located at 6635 Kirkville Road, East Syracuse, New York 13057; its telephone number is (315) 432-8909; and Anaren’s web site address is www.anaren.com.

Detailed descriptions about Anaren’s business and financial results are contained in its Annual Report on Form 10-K for the year ended June 30, 2013 and subsequent reports filed with the SEC, which are incorporated in this proxy statement by reference. See “Where You Can Find More Information” beginning on page 122 of this proxy statement.

ANVC Holding Corp.

c/o Veritas Capital Fund Management, L.L.C.

590 Madison Avenue,

New York, New York 10022

Telephone: (212) 415-6700

ANVC Holding Corp. is a Delaware corporation that was formed solely for the purpose of entering into the merger agreement and completing the transactions contemplated by the merger agreement and the related financing transactions. Parent has not conducted any business to date, except for activities incidental to its formation and as contemplated by the merger agreement. Parent is an affiliate of the Veritas Fund, a fund managed by Veritas Capital. Founded in 1992 and headquartered in New York, Veritas Capital is a leading private equity investment firm that invests in companies that provide critical products and services to government and commercial customers worldwide. Since 1992, Veritas Capital and its affiliates have been involved as the lead investor in over 65 transactions totaling approximately $16 billion in value.

The principal executive offices of Parent, the Veritas Fund and Veritas Capital are located at c/o Veritas Capital Fund Management, L.L.C., 590 Madison Avenue, New York, NY 10022; their telephone number is (212) 415-6700; and Veritas Capital’s web site address is www.veritascapital.com.

ANVC Merger Corp.

c/o Veritas Capital Fund Management, L.L.C.

590 Madison Avenue,

New York, New York 10022

Telephone: (212) 415-6700

ANVC Merger Corp. is a New York corporation and a wholly owned subsidiary of Parent. Merger Sub was formed solely for the purpose of facilitating the acquisition of Anaren. Merger Sub has not conducted any business to date, except for activities incidental to its formation and as contemplated by the merger agreement. Upon completion of the merger, the separate corporate existence of Merger Sub will cease and Anaren will continue as the surviving company.

The principal executive offices of Merger Sub are located at c/o Veritas Capital Fund Management, L.L.C., 590 Madison Avenue, New York, NY 10022, and Merger Sub’s telephone number is (212) 415-6700.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

Anaren and its subsidiaries and their representatives may from time to time make verbal or written statements, including certain statements contained in this proxy statement (and the documents to which we refer you in this proxy statement), which are forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. Forward-looking statements include, without limitation, any statement that may project, indicate or imply future results, events, performance or achievements, and may contain the words “anticipate,” “expect,” “intend,” “plan,” “believe,” “estimate,” “may,” “project,” “will,” “continue” and similar expressions of a future or forward-looking nature. Forward-looking statements may include discussions concerning revenue, expenses, earnings, cash flow, impairments, losses, dividends, capital structure, market and industry conditions, premium and commission rates, interest rates, contingencies, the direction or outcome of regulatory investigations and litigation, income taxes and Anaren’s operations or strategy.

These forward-looking statements are based on management’s current views with respect to future results. Forward-looking statements are based on beliefs and assumptions made by management using currently available information, such as current financial trends. These statements are only predictions and are not guarantees of future performance. Forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those contemplated by a forward-looking statement. These risks and uncertainties include, but are not limited to:

●	the merger may not be consummated in a timely manner, or at all;

●	Anaren shareholder approval may not be obtained in a timely manner, or at all;

●	the regulatory approvals required for the merger may not be obtained on the proposed terms, on the anticipated schedule, or at all;

●	the merger may fail to close due to the failure to satisfy any of the closing conditions;

●	disruption from the pending merger may make it more difficult for Anaren to maintain employee, business and operational relationships;

●	the diversion of management’s attention from Anaren’s ongoing business operations;

●

Parent may be unable to obtain the necessary equity and debt financing set forth in commitment letters received in connection with the merger or such financing may prove insufficient to complete the merger and the transactions contemplated by the merger agreement;

●	the effect of the announcement of the merger on Anaren’s business relationships, operating results and business generally;

●	the outcome of any legal proceedings that have been or may be instituted against Anaren and/or others relating to the merger;

●	competitive responses to the proposed merger;

●	the amount of costs, fees, and expenses and charges relating to the merger and the actual terms of certain financing relating to the merger; and

●

other events, changes or circumstances could arise that could cause the merger not to be consummated and/or could give rise to the termination of the merger agreement, including a termination under circumstances that could require Anaren to pay the company termination fee or to reimburse certain expenses.

The foregoing review of important factors that could cause actual events to differ from expectations should not be construed as exhaustive and should be read in conjunction with statements that are included herein and elsewhere, including the risk factors included in Anaren’s most recent Annual Report on Form 10-K for the year ended June 30, 2013 and Anaren’s most recent Quarterly Report on Form 10-Q for the period ended September 30, 2013, and our more recent reports filed with the SEC. All subsequent written and oral forward-looking statements concerning the proposed transaction or other matters attributable to Anaren or any other person acting on its behalf are expressly qualified in their entirety by the cautionary statements referenced above. None of Anaren, Parent or any other person assumes responsibility for the accuracy or completeness of any of these forward-looking statements. You should not rely upon forward-looking statements as predictions of future events. The forward-looking statements in this proxy statement are based upon the current beliefs and expectations of the management of Anaren and are subject to numerous risks and uncertainties that could cause actual outcomes and results, including project completion dates, capital expenditures, costs and business plans, to be materially different from those projected or anticipated. The forward-looking statements speak only as of the date of the communication in which they are contained. Anaren can give no assurance that the conditions to the merger will be satisfied. Except as required by applicable law, Anaren undertakes no obligation to revise or update any forward-looking statement, or to make any other forward-looking statements, whether as a result of new information, future events or otherwise.

SPECIAL MEETING OF SHAREHOLDERS OF ANAREN

Anaren is providing this proxy statement to its shareholders in connection with the solicitation of proxies by the Anaren Board to be voted at the special meeting at which holders of Anaren common stock will be asked to approve the proposal to adopt the merger agreement, approve, by a non-binding advisory vote, of the specified compensation arrangements disclosed in the proxy statement that may be payable to Anaren’s executive officers in connection with the consummation of the merger, and to approve the proposal to adjourn the special meeting, if necessary or appropriate, for the purpose of soliciting additional proxies if there are insufficient votes at the time of the special meeting to approve the proposal to adopt the merger agreement. This proxy statement is first being mailed to Anaren shareholders on or about December 23, 2013 and provides Anaren shareholders with the information they need to know to be able to vote or instruct their vote to be cast at the special meeting of Anaren shareholders.

Anaren’s shareholders must approve the proposal to adopt the merger agreement in order for the merger to occur. If Anaren’s shareholders fail to approve the proposal to adopt the merger agreement, the merger will not occur.

Date, Time and Place

The special meeting will be held at the Double Tree by Hilton Hotel Syracuse, 6301 State Route 298, East Syracuse, New York 13057 on February 6, 2014 at 1:00 p.m., Eastern Time, unless the special meeting is adjourned or postponed.

Purpose of the Special Meeting

At the special meeting, Anaren shareholders will be asked to consider and vote on the following proposals:

●	to adopt the merger agreement, among Parent, Merger Sub and Anaren, thereby approving the merger;

●

to approve, by a non-binding, advisory vote, of the specified compensation arrangements disclosed in the proxy statement that may be payable to Anaren’s executive officers in connection with the consummation of the merger; and

●

to approve the adjournment of the special meeting, if necessary or appropriate, to solicit additional proxies if there are not sufficient votes at the time of the special meeting to approve the proposal to adopt the merger agreement.

Recommendation of the Independent Committee and the Anaren Board of Directors

The Anaren board of directors, which we refer to as the “Anaren Board,” after considering the unanimous recommendation of an independent committee of the Anaren Board, which we refer to as the “Independent Committee”, composed entirely of solely non-executive, independent directors (which carefully considered the merger with the assistance of independent legal and financial advisors) and after considering various other factors that the Anaren Board deemed relevant, has unanimously (a) determined that the merger agreement and the transactions contemplated thereby are advisable and fair to and in the best interests of the Company and its shareholders, and (b) approved and adopted the merger agreement and approved the merger and the other transactions contemplated thereby. Certain factors considered by the Anaren Board in reaching its decision to approve the merger agreement and the merger can be found in the section entitled “The Merger—Reasons for the Merger,” beginning on page 52 of this proxy statement.

The Anaren Board unanimously recommends that you vote “FOR” the adoption of the merger agreement, “FOR” the approval, by a non-binding, advisory vote, of the specified compensation arrangements disclosed in the proxy statement that may be payable to Anaren’s executive officers in connection with the consummation of the merger, and “FOR” the adjournment of the special meeting, if necessary or appropriate, to solicit additional proxies if there are not sufficient votes at the time of the special meeting to approve the proposal to adopt the merger agreement.

Anaren Record Date; Outstanding Shares; Shares Entitled to Vote

The record date for the Anaren special meeting is December 18, 2013. Only holders of record of Anaren common stock at the close of business on the record date for the special meeting will be entitled to receive notice of and to vote at the special meeting or any adjournment of the special meeting. Shares of Anaren common stock held by Anaren as treasury shares and by Anaren’s subsidiaries will not be entitled to vote.

As of the close of business on the record date of December 18, 2013, there were 13,444,693 shares of Anaren common stock outstanding and entitled to vote at the special meeting and approximately 336 holders of record. Each holder of Anaren common stock is entitled to one vote for each share of Anaren common stock owned as of the record date. If you sell or transfer your shares of our common stock after the record date but before the special meeting, you will transfer the right to receive the per-share merger consideration, if the merger is completed, to the person to whom you sell or transfer your shares of our common stock, but you will retain your right to vote these shares at the special meeting.

A list of Anaren shareholders entitled to vote at the Anaren special meeting will be available for inspection at 6635 Kirkville Road, East Syracuse, New York 13057 during regular business hours for a period of no less than 10 days before the special meeting, and will be available for review at the Anaren special meeting or at any adjournment or postponement thereof.

Brokers, banks or other nominees who hold shares in “street name” for clients typically have the authority to vote on “routine” proposals when they have not received instructions from beneficial owners. Absent specific instructions from the beneficial owner of the shares, however, brokers, banks or other nominees are not allowed to exercise their voting discretion with respect to the approval of non-routine matters, such as the adoption of the merger agreement. Proxies submitted without a vote by brokers, banks or other nominees on these matters are referred to as “broker non-votes” and are discussed in greater detail below.

Quorum

A quorum of shareholders is required for Anaren shareholders to vote on the proposals to adopt the merger agreement at the special meeting. The presence at the special meeting, in person or by proxy, of the holders of a majority in voting power of the outstanding shares of Anaren common stock entitled to vote at the special meeting will constitute a quorum. As of the record date for the special meeting, 6,722,347 shares of Anaren common stock will be required to obtain a quorum. Proxies received but marked as abstentions, if any, will be counted for purposes of determining whether a quorum is present at the special meeting. With respect to broker non-votes (as defined below), the adoption of the merger agreement is not considered a routine matter. Therefore, your broker will not be permitted to vote on the adoption of the merger agreement without instruction from you as the beneficial owner of the shares of Anaren common stock. Broker non-votes, if any, are considered as present for the purpose of determining the presence of a quorum. In the event that a quorum is not present, or if there are insufficient votes to approve the merger agreement at the time of the special meeting, it is expected the meeting will be adjourned or postponed to solicit additional proxies.

Required Vote; Effect of Abstentions and Broker Non-Votes

Adoption of the merger agreement requires the affirmative vote of the holders of 66 2/3% of the outstanding shares of Anaren common stock as of the record date. As of the record date, there were 13,444,693 outstanding shares of Anaren common stock entitled to vote at the special meeting.

Approval of each of the compensation proposal and the adjournment proposal requires the affirmative vote of a majority of the votes cast at the special meeting.

Abstentions and broker non-votes, if any, will be counted as present in determining whether the quorum requirement is satisfied. A broker non-vote occurs when a broker, bank or other nominee holding shares of a beneficial shareholder does not vote on a particular proposal because it has not received instructions from the beneficial shareholder and the broker, bank or other nominee does not have discretionary voting power for that particular item.

A broker non-vote will have the same effect as a vote “AGAINST” adoption of the merger agreement.  Broker non-votes will have no effect on the outcome of any vote to adjourn the special meeting or with respect to the compensation proposal

The Voting Agreement

Concurrently with execution of the merger agreement, Parent entered into a voting agreement, which we refer to as the “Voting Agreement” in this proxy statement, with each of Lawrence A. Sala, Carl W. Gerst, Jr., Mark P. Burdick, Timothy Ross, George Blanton, Gert Thygesen, Matthew Robison, John Smucker, Dale F. Eck, and James Gould (also referred to as the “Voting Agreement Shareholders” in this proxy statement), which collectively beneficially held approximately 12.7% of the outstanding Anaren common stock as of the date thereof. Prior to the termination of the Voting Agreement, each of the Voting Agreement Shareholders has agreed (i) to vote its shares in favor of the adoption of the merger agreement, and against, among other things, any actions or proposals involving Anaren or any subsidiaries of Anaren that are intended, or could reasonably be expected, to prevent or adversely affect the transactions contemplated by the merger agreement, including the merger and (ii) to be subject to restrictions on its ability to, among other things, transfer the ownership of the shares of Anaren common stock held by such shareholder.

The Voting Agreement and the limited proxy granted thereunder terminate and none of Parent or any Voting Agreement Shareholder will have any rights or obligations under the Voting Agreement upon the earliest of (i) mutual written consent, (ii) the termination of the merger agreement in accordance with its terms or (iii) the effective time of the merger.

For a more complete description of the Voting Agreement, see “The Voting Agreement,” beginning on page 107 of this proxy statement. The Voting Agreement is also attached to this proxy statement as Annex B.

Stock Ownership of and Voting by Anaren’s Directors and Executive Officers

At the close of business on the record date, directors and executive officers of Anaren as a group beneficially owned 68,587 shares of Anaren common stock, and have the right to vote 64,887 shares of Anaren common stock, entitling them to collectively cast approximately 0.48% of the shares of Anaren common stock entitled to vote at the special meeting. This does not include 1,657,479 shares of Anaren common stock beneficially held by Voting Agreement Shareholders. As noted above, pursuant to the Voting Agreement, those shareholders have agreed collectively to vote those shares (comprising approximately 12.7% of the outstanding shares of Anaren common stock) in favor of the merger, subject to certain exceptions. See “The Voting Agreement,” beginning on page of this proxy statement.

These 1,657,479 shares also include 337,501 shares that are subject to stock options that are or will be exercisable by the holder within 60 days of December 18, 2013, but which are not expected to be exercised prior to the closing.

Except as described above, none of Anaren’s directors or officers has entered into any agreement requiring them to vote for or against the merger proposal.

See “Security Ownership of Certain Beneficial Owners and Management” at page 120 of this proxy statement for more information regarding the ownership of common stock of Anaren.

Voting of Shares by Holders of Record

After carefully reading and considering the information contained in this proxy statement, each shareholder of record of Anaren common stock (that is, if your shares of Anaren common stock are registered in your name with Anaren’s transfer agent, American Stock Transfer & Trust Company, LLC) should vote by mail, through the Internet, by telephone or by attending the special meeting and voting by ballot, according to the instructions below.

●	To Vote Over the Internet:

Log onto the Internet and follow the instructions listed on your proxy card (24 hours a day, 7 days a week). Have your proxy card available when you access the website. You will need the control number from your proxy card to vote. Votes submitted via the Internet must be received by 11:59 p.m. (Eastern Time) on February 5, 2014.

●	To Vote By Telephone:

Follow the instructions listed on your proxy card and have your proxy card available when you make the call. You will need the control number from your proxy card to vote. Votes submitted telephonically must be received by 11:59 p.m. (Eastern Time) on February 5, 2014.

●	In Person:

Shareholders of record who attend the special meeting may vote in person at the special meeting, and any previously submitted proxies will be superseded by the vote cast at the special meeting. Shareholders of record also may be represented by another person at the special meeting by executing a proper proxy designating that person.

If you hold shares of our common stock in street name through a broker, bank or other nominee, you must obtain a legal proxy from that institution and present it to the inspector of elections with your ballot to be able to vote in person at the special meeting. To request a legal proxy please follow the instructions at www.voteproxy.com.

●	By Mail:

Mark, sign and date your proxy card and return it using the pre-paid return envelope provided. Proxy cards that are returned without a signature will not be counted as present at the special meeting and cannot be voted. Anaren must receive your proxy card no later than close of business on February 5, 2014.

When a shareholder submits a proxy by telephone or through the Internet, his or her proxy is recorded immediately. Anaren encourages its shareholders to submit their proxies using these methods whenever possible. If you submit a proxy by telephone or via the Internet, please do not return your proxy card by mail. If you attend the meeting, you may also submit your vote in person. Any votes that you previously submitted—whether via the Internet, by telephone or by mail—will be superseded by the vote that you cast at the meeting.

Proxies received at any time before the special meeting and not expired, revoked or superseded before being voted will be voted at the special meeting. All shares represented by each properly executed and valid proxy received before the special meeting will be voted in accordance with the instructions given on the proxy. If an Anaren shareholder executes a proxy card without giving instructions, the shares of Anaren common stock represented by that proxy card will be voted “FOR” approval of the proposal to adopt the merger agreement, “FOR” the approval, by a non-binding, advisory vote, of the specified compensation arrangements disclosed in the proxy statement that may be payable to Anaren’s executive officers in connection with the consummation of the merger, and “FOR” the adjournment of the special meeting, if necessary or appropriate, to solicit additional proxies if there are not sufficient votes at the time of the special meeting to approve the proposal to adopt the merger agreement. A properly executed proxy gives the persons named as proxies on the proxy card authority to vote in their discretion with respect to any other business that may properly come before the meeting or any adjournment or postponement of the meeting.

Your vote is important. Accordingly, please submit your proxy by telephone, through the Internet or by mail, whether or not you plan to attend the meeting in person.

Voting of Shares Held in Name of Broker (Street Name)

If your shares are held in an account at a broker, bank or through another nominee, you must instruct the broker, bank or other nominee on how to vote your shares by following the instructions that the broker, bank or other nominee provides to you with these materials. Most brokers offer the ability for shareholders to submit voting instructions by mail by completing a voting instruction card, by telephone or via the Internet. If you do not provide voting instructions to your broker, your shares will not be voted on any proposal on which your broker does not have discretionary authority to vote. This is referred to in this proxy statement and in general as a broker non-vote. In these cases, the broker, bank or other nominee can register your shares as being present at the special meeting for purposes of determining a quorum, but will not be able to vote your shares on those matters for which specific authorization is required.

If your shares are held in an account at a broker, bank or through another nominee and you do not return the voting instruction card, the broker, bank or other nominee will not have discretionary authority to vote on the proposal to adopt the proposals put forth at the special meeting. The proposals in this proxy statement are non-routine matters and, therefore, brokers and other nominees cannot vote on these matters without your instruction. The broker may still register your shares as being present at the special meeting for purposes of determining a quorum but without your specific authorization, your shares will not be voted in favor of the merger or on any other matters over which brokers lack discretionary authority. This is called a broker non-vote. A broker non-vote will have the same effect as a vote “AGAINST” adoption of the merger agreement. Broker non-votes will have no effect on the outcome of any vote to adjourn the special meeting or with respect to the compensation proposal.

If you hold shares through a broker, bank or other nominee and wish to vote your shares in person at the special meeting, you must obtain a proxy from your broker, bank or other nominee and present it to the inspector of election with your ballot when you vote at the special meeting..

Revocability of Proxies; Changing Your Vote

You may revoke your proxy and/or change your vote at any time before your shares are voted at the special meeting. If you are a shareholder of record, you can do this by:

●        sending a written notice stating that you revoke your proxy to Anaren, Inc. at 6635 Kirkville Road, East Syracuse, New York 13057, Attention: Corporate Secretary. The written notice must bear a date later than the date of the proxy and be received prior to the special meeting;

●           submitting a valid, later dated proxy by mail, telephone or Internet that is received prior to the special meeting; or

●           attending the special meeting and voting by ballot in person (your attendance at the special meeting will not, by itself, revoke any proxy that you have previously given).

If you hold your shares through a broker, bank or other nominee, you must contact your broker, bank or other nominee to change your vote or obtain a “legal proxy” to vote your shares if you wish to cast your vote in person at the meeting.

Solicitation of Proxies

This proxy statement is being furnished in connection with the solicitation of proxies by our board of directors. Expenses incurred in connection with printing and mailing of this proxy statement and in connection with notices or other filings with any governmental entities under any laws are the responsibility of Anaren. We have engaged the services of The Proxy Advisory Group, which we refer to as our “proxy solicitor” in this proxy statement, to solicit proxies for the special meeting. In connection with its retention by us, proxy solicitor has agreed to provide consulting and analytic services and to assist in the solicitation of proxies, primarily from banks, brokers, institutional investors and individual shareholders. We have agreed to pay proxy solicitor a fee for its services plus reimburse its reasonable out-of-pocket expenses, which are not expected to exceed $15,000 in the aggregate, and Anaren will indemnify proxy solicitor for certain losses arising out of its proxy solicitation services. Copies of solicitation materials will also be furnished to banks, brokerage houses, fiduciaries and custodians holding in their names shares of our common stock beneficially owned by others to forward to these beneficial owners. We may reimburse persons representing beneficial owners of our common stock for their costs of forwarding solicitation materials to the beneficial owners. In addition to the solicitation of proxies by mail, solicitation may be made personally, by telephone, by email and by fax, and we may pay persons holding shares for others their expenses for sending proxy materials to their principals. In addition to solicitation by the use of the mails, proxies may be solicited by our directors, officers and employees in person or by telephone, email or other means of communication. No additional compensation will be paid to our directors, officers or employees for their services.

Shareholders should not send stock certificates with their proxies. A letter of transmittal and instructions for the surrender of Anaren common stock certificates will be mailed to Anaren shareholders shortly after the completion of the merger, if approved.

Householding

The SEC has adopted rules that permit companies and intermediaries, such as brokers, to satisfy the delivery requirements for proxy statements and annual reports with respect to two or more shareholders sharing the same address by delivering a single annual report or proxy statement, as applicable, addressed to those shareholders. This process, commonly referred to as “householding,” potentially provides extra convenience for shareholders and cost savings for companies. Anaren and some brokers may be householding Anaren’s proxy materials by delivering a single set of proxy materials to multiple shareholders sharing an address unless contrary instructions have been received from the affected shareholders. Once you have received notice from your broker or Anaren that your broker or Anaren will be householding materials to your address, householding will continue until you are notified otherwise. If you are a shareholder of record and at any time you no longer wish to participate in householding and would prefer to receive a separate proxy statement or annual report, or if you are receiving multiple copies of either document and wish to receive only one, please contact proxy solicitor (i) by mail at 18 East 41st Street, Suite 2000, New York, New York 10017, (ii) by phone at (888) 557-7699 or (888) 55-PROXY, or (iii) by logging on to www.voteproxy.com. If you are a street name shareholder and at any time you no longer wish to participate in householding and would prefer to receive a separate proxy statement or annual report, or if you are receiving multiple copies of either document and wish to receive only one, please contact your bank, broker or other nominee.

 Anaren hereby undertakes to deliver promptly, upon written request, a copy of this proxy statement to any shareholders at a shared address to which a single copy of the applicable document was delivered. Requests should be directed to the proxy solicitor (for shareholders of record) or to your intermediary (for street name shareholders).

Tabulation of Votes

All votes will be tabulated by a representative of American Stock Transfer & Trust Company, LLC who will act as the inspector of election appointed for the special meeting and will separately tabulate affirmative and negative votes, abstentions and broker non-votes, if any.

Confidential Voting

As a matter of policy, Anaren keeps confidential proxies, ballots and voting tabulations that identify individual shareholders. Such documents are available for examination only by the inspector of election and certain of Anaren’s employees and Anaren’s transfer agent and proxy solicitor who are associated with processing proxy cards and tabulating the vote. The vote of any shareholder is not disclosed except (i) where disclosure is required by applicable law, (ii) where disclosure of your vote is expressly requested by you, (iii) where Anaren concludes in good faith that a bona fide dispute exists as to the authenticity of one or more proxies, ballots or votes, or as to the accuracy of any tabulation of such proxies, ballots or votes or (iv) in a contested proxy solicitation. However, Anaren intends to announce preliminary voting results at the special meeting and aggregate vote totals will be disclosed in a Current Report on Form 8-K of Anaren following the special meeting.

No Other Business

Under Anaren’s amended and restated bylaws, the business to be conducted at the special meeting will be limited to the purposes stated in the notice to Anaren shareholders provided with this proxy statement.

Adjournments

Adjournments may be made for the purpose of, among other things, soliciting additional proxies. Whether or not a quorum is present, a majority of the voting power present in person or by proxy may adjourn the meeting to another time and place. Anaren is not required to notify shareholders of any adjournment if the time and place of the adjourned meeting are announced at the meeting at which the adjournment is taken, unless after the adjournment a new record date is fixed for the adjourned meeting. At any adjourned meeting, Anaren may transact any business that it might have transacted at the original meeting. Unless revoked, proxies submitted by Anaren shareholders for use at the special meeting will be used at any adjournment or postponement of the meeting. References to the Anaren special meeting in this proxy statement are to such special meeting as adjourned or postponed.

Attending the Special Meeting

Only holders of record of Anaren common stock as of the close of business on the record date for the special meeting, or their duly appointed proxies, may attend the special meeting. “Street name” holders (those whose shares are held through a broker, bank or other nominee) should bring a copy of an account statement reflecting their beneficial ownership of Anaren common stock as of the record date. If you are a “street name” holder and you wish to vote at the special meeting, you must also bring a proxy from the record holder (your broker, bank or other nominee) of the shares of Anaren common stock authorizing you to vote at the special meeting. All shareholders must bring photo identification, as you will also be asked to provide photo identification at the registration desk on the day of the special meeting or any adjournment or postponement of the special meeting. No cameras, recording equipment, other electronic devices, large bags or packages will be permitted in the special meeting. Registration will begin at 12:30 p.m., Eastern Time, and admission will be on a first-come, first-served basis.

Assistance

If you need assistance in completing your proxy card or have questions regarding Anaren’s special meeting, please contact The Proxy Advisory Group, 18 East 41st Street, Suite 2000, New York, New York 10017, toll free at 888-557-7699 or 888-55-PROXY.

PROPOSAL 1: ADOPTION OF THE MERGER AGREEMENT

This discussion of the merger is qualified in its entirety by reference to the merger agreement, which is attached to this proxy statement as Annex A. You should read the entire merger agreement carefully as it is the legal document that governs the merger.

Effect of the Merger

Pursuant to the terms of the merger agreement, if the merger agreement is adopted by Anaren’s shareholders and the conditions to the closing of the merger are either satisfied or waived, at the effective time of the merger, Merger Sub will merge with and into Anaren, Anaren will be the surviving entity and will be a wholly owned subsidiary of Parent, and Anaren will cease to be a publicly traded company. You will not own any shares of capital stock of the surviving corporation. Therefore, current shareholders of Anaren will cease to have any direct or indirect ownership interest in Anaren or any rights as shareholders of Anaren, will not participate in any future earnings or growth of Anaren, will not benefit from any appreciation in the value of Anaren and will not bear the future risks of Anaren’s operations.

At the effective time of the merger, each outstanding share of Anaren common stock (other than shares owned by Anaren, Parent and Merger Sub) will be converted into the right to receive the per share merger consideration of $28.00 in cash, without interest and less any applicable withholding taxes. For information regarding the treatment of stock options and restricted stock, see “The Merger Agreement—Merger Consideration; Conversion or Cancellation of Shares in the Merger—Treatment of Anaren Equity Awards” beginning on page 82 of this proxy statement.

The certificate of incorporation of Merger Sub as in effect immediately prior to the effective time of the merger will be the certificate of incorporation of the surviving corporation.

Effect on Anaren if the Merger is not Consummated

If the merger agreement is not adopted by Anaren shareholders or if the merger is not completed for any other reason, you will not receive any payment for your shares of Anaren common stock in connection with the merger. Instead, Anaren will remain an independent public company and its common stock will continue to be listed and traded on the NASDAQ Global Select Market and registered under the Exchange Act and we will continue to file periodic reports with the SEC on account of Anaren common stock. In addition, if the merger is not completed, Anaren expects that management will operate the business in a manner similar to that in which it is being operated today and that Anaren’s shareholders will continue to be subject to the same risks and opportunities to which they are currently subject.

Furthermore, if the merger is not completed, and depending on the circumstances that would have caused the merger not to be completed, it is likely that the price of Anaren common stock will decline significantly. If that were to occur, it is uncertain when, if ever, the price of Anaren common stock would return to the price at which it trades as of the date of this proxy statement.

Accordingly, if the merger is not completed, there can be no assurance as to the effect of these risks and opportunities on the future value of your shares of Anaren common stock. If the merger is not completed, the Anaren Board will continue to evaluate and review Anaren’s business operations, properties and capitalization, among other things, make such changes as are deemed appropriate and continue to seek to enhance shareholder value. If the merger agreement is not adopted by Anaren’s shareholders or if the merger is not completed for any other reason, there can be no assurance that any other transaction acceptable to Anaren will be offered or that Anaren’s business, prospects or results of operation will not be adversely impacted.

If the merger agreement is terminated under specified circumstances, Anaren may be required to pay Parent the company termination fee of $11 million, as described under “The Merger Agreement—Termination of the Merger Agreement—Termination Fee and Expenses Payable by Anaren” beginning on page 103 of this proxy statement. Alternatively, Anaren may also be required to pay certain expenses of Parent. If the merger agreement is terminated under certain other circumstances, Parent may be required to pay Anaren the parent termination fee of $22 million, as described under “The Merger Agreement—Termination of the Merger Agreement—Termination Fee Payable by Parent” beginning on page 104 of this proxy statement.

Background of the Merger

As part of its ongoing evaluation of Anaren’s business, Anaren’s Board, together with senior management, regularly reviews and considers various strategic opportunities for the Company to increase shareholder value, including whether the continued operation as a stand-alone public company or the possible sale of Anaren to a third party would offer the best avenue to maximize shareholder value. From time to time, third parties, including investment bankers, have approached the Company on a preliminary basis seeking to gauge the Company’s interest in exploring a potential transaction.

Pursuant to a letter agreement dated June 21, 2011, Anaren engaged Moelis as a financial advisor to assist the Anaren Board in connection with its ongoing review of strategic alternatives. Pursuant to a letter agreement dated March 29, 2013, Anaren engaged Houlihan Lokey as a financial advisor, both in connection with a potential acquisition of Party D that ultimately was not pursued by the Company, and to assist the Anaren Board with a potential sale transaction (in the event that the Company determined to pursue one).

On April 15, 2013, Vintage Capital Management, LLC (“Vintage”), an investment fund and at the time the largest shareholder of the Company, holding at that time approximately 12.80% of the Company’s outstanding shares of common stock, delivered an unsolicited offer to the Anaren Board and publicly announced its proposal to acquire 100% of the outstanding capital stock of the Company for a price of $23.00 per share in cash (the “Vintage Offer”). The Vintage Offer included a statement about Vintage’s desire to have significant continuing roles for management of Anaren after such an acquisition.

Later that same evening, the Anaren Board met and preliminarily discussed the Vintage Offer and appropriate next steps to consider taking with respect to the Vintage Offer, including the creation of a committee of the Anaren Board to be composed solely of non-executive, independent members of the Anaren Board, in light of Vintage’s statements regarding the continuing role of Company management. The Anaren Board determined to reconvene on April 17, 2013 to further discuss and determine next steps with respect to the Vintage Offer.

On April 17, 2013, Anaren’s Board again met to review the Vintage Offer and to discuss whether it should explore strategic alternatives, including a possible sale of the Company. The Anaren Board joined by the Company’s regular outside counsel Bond, Schoeneck & King LLP (“BSK”), discussed the Company’s business plan, industry trends and the potential for increasing shareholder value through implementation of the Company’s business initiatives. The Anaren Board also considered the prospects of the Company, the public markets’ valuation of the Company and other companies in the Company’s industry and the potential challenges to achieving its business plan. After a discussion of the Anaren Board’s fiduciary duties in connection with the evaluation of potential strategic alternatives, the Anaren Board determined that Anaren should continue to execute its business plan while at the same time review strategic alternatives available to Anaren and to explore whether strategic alternatives, including a possible sale of the Company, would potentially give shareholders the opportunity to maximize the value of their investment. Due to the potential conflicts that could result from a management-led sale process, the Anaren Board elected to form a committee of independent directors from Anaren’s Board (the “Independent Committee”) consisting of John L. Smucker, James G. Gould, Louis J. DeSantis, Matthew S. Robison, Patricia T. Civil, Dale F. Eck and Robert U. Roberts, to lead the review of the Vintage Offer and the potential evaluation of strategic alternatives, including a possible sale of the Company. The Independent Committee members were selected due to their independent, disinterested and non-executive status and their ability and willingness to devote a sufficient amount of time to their service on the Independent Committee.

The Anaren Board also authorized the Independent Committee to retain any external advisors that it deemed necessary to fulfill its duties. That evening, the Independent Committee met telephonically and elected Mr. Smucker as its Chair, and resolved to retain the law firms of BSK, the Company’s regular outside counsel, and Dorsey & Whitney LLP (“Dorsey”), as special securities counsel, collectively to serve as legal counsel to the Independent Committee. The Independent Committee recognized the need for the assistance of one or more financial advisors in connection with performing its duties. The Independent Committee determined to request that Moelis and Houlihan Lokey advise the Independent Committee, in each case, due to, among other things, its familiarity with the Company and its business, the Company’s industry and potential acquirors of companies in its industry, its experience in transactions similar to a sale transaction involving the Company, and such advisor’s reputation in the investment community. The Independent Committee determined that the financial advisors take direction from, and report to, the Independent Committee and not the Anaren Board or management. Following this meeting, representatives of Moelis and Houlihan Lokey were informed of the formation of the Independent Committee and agreed to advise, take instruction from, and directly report to, the Independent Committee.

On April 18, 2013, Anaren’s Board publicly acknowledged receipt of the unsolicited offer from Vintage and announced the formation of the Independent Committee, with full authority to consider all strategic alternatives available to Anaren, including the review and evaluation of the Vintage Offer, in consultation with its financial and legal advisors, Moelis, Houlihan Lokey, Dorsey and BSK.

On April 19, 2013, the Independent Committee met telephonically. Also in attendance at the invitation of the Independent Committee were Lawrence A. Sala and Carl W. Gerst, Jr., the two executive members of Anaren’s Board, representatives of Dorsey and David M. Ferrara, Secretary and General Counsel of the Company and a member of BSK. Representatives of Moelis and Houlihan Lokey were also present for portions of this meeting. At this meeting, the Independent Committee determined that it was not prudent to have Robert U. Roberts serve as a member of the Independent Committee, due to his impending retirement from the Anaren Board pursuant to the Anaren Board’s mandatory director retirement policy, and Mr. Roberts was therefore removed from the Independent Committee. The Independent Committee further determined that, in the event that it were to move forward with the Vintage Offer, it, acting with the assistance of its independent financial and legal advisors, and not senior management, would lead such negotiations.

On May 1, 2013, the Independent Committee met with its legal advisors. Representatives of Moelis and Houlihan Lokey joined for a portion of the meeting. The Independent Committee discussed with the financial advisors certain financial aspects of potential strategic alternatives available to the Company, including remaining independent and the Vintage Offer, taking into account various factors such as financial projections prepared by management. Further, the Independent Committee discussed with the financial advisors concerns about Vintage’s ability to finance the transaction proposed in the Vintage Offer. During this discussion of the Vintage Offer and other possible strategic alternatives with the financial advisors, the Independent Committee requested that management prepare full, five-year financial projections, ending with fiscal year 2018, for the Independent Committee’s and the financial advisors’ review.

On May 4, 2013, the Independent Committee met telephonically and reviewed with management the proposed five-year financial projections prepared by management, including the key assumptions underlying those projections. Management noted for the Independent Committee’s benefit that these projections were based on, among other things, strong prospects for continued funding by the United States government of the major electronic warfare programs supported by Anaren’s Space and Defense Group and the recent accelerated demand for, and growth of, Anaren’s Wireless business, as compared to the depressed sales across all Wireless business products in fiscal year 2012. The Independent Committee then approved those financial projections and concluded that they were reasonable and appropriate at the time, and directed management to provide them to Moelis and Houlihan Lokey, which management delivered to such advisors on May 4, 2013.

On May 9, 2013, the Independent Committee met telephonically with representatives of Moelis and Houlihan Lokey. The Independent Committee discussed the Vintage Offer and other potential strategic alternatives with Moelis and Houlihan Lokey in light of management’s financial projections previously delivered to the financial advisors. The Independent Committee noted that the financial projections presented by management and previously approved by the Independent Committee were, in management’s view, supported by the increased dollar content on certain Space & Defense programs and the accelerated demand for, and growth of, certain higher margin Wireless products. The Independent Committee discussed with its advisors the strong prospects of the United States government’s continued funding of various electronic warfare programs currently supported by the Company, despite the recent government sequestration process and other budgetary issues. Based on the Company’s future growth prospects, management’s history of consistently forecasting the Company’s financial performance and the potential upside revenue generation by the Company if certain defense contracts were awarded, the Independent Committee determined preliminarily that the Vintage Offer was inadequate from a financial perspective.

On May 14, 2013, the Independent Committee met telephonically with its legal advisors and with representatives Moelis and Houlihan Lokey, who were present for a portion of the meeting. After careful consideration with the assistance of its legal and financial advisors, the Independent Committee members unanimously determined that the Vintage Offer was inadequate and not in the best interest of Anaren’s shareholders. The Independent Committee further agreed that it would be in the best interests of the Company and its shareholders to explore whether strategic alternatives, including a possible sale of the Company, were reasonably available to Anaren that might provide shareholders the opportunity to maximize the value of their investment. The Independent Committee considered the possible disruption to the Company’s business that could result from the public announcement of an exploratory process that might involve the sale of the Company and the resulting distraction of the attention of Company management and employees, concluding that such risks could be minimized by proceeding with an exploratory process on a non-public basis. The Independent Committee therefore requested that Moelis and Houlihan Lokey assist with a confidential process by contacting a select group of third parties (potentially including approximately eighteen (18) strategic operating companies and approximately two (2) private equity firms) that management, the Independent Committee and the financial advisors believed may be interested in acquiring the Company. These potential acquirors were suggested for reasons including they were financially capable of effecting such a transaction, were serving the same or adjacent end markets, had successfully acquired Company peers or comparable companies or had expressed an interest to the Company or the financial advisors upon or subsequent to the public disclosure of the Vintage Offer to keep them advised if a process which could lead to consideration of a potential sale of the Company was commenced. The Independent Committee also suggested as potential acquirors of the Company certain customers and other companies that had publicly expressed an interest in Anaren’s technologies, product capabilities and/or end markets.

On May 15, 2013, the Independent Committee met with its legal advisors and with representatives of Moelis and Houlihan Lokey to further discuss the Independent Committee’s preliminary conclusion with respect to the Vintage Offer. The Independent Committee determined, after further discussion of the Vintage Offer with the financial advisors, that the offer did not reflect the intrinsic value of the Company, and therefore it was inadequate and not in the in the best interests of the Company and its shareholders. The Independent Committee went on to discuss, with its advisors, the potential process for exploring strategic alternatives for the Company. In addition to discussions about timing and the nature of information that could be provided to potential third parties that may be solicited to provide initial indications of interest, the participants in the meeting also discussed, based on the list developed on May 14, 2013, which of such third parties were likely to be the best candidates in terms of likelihood of interest and willingness and ability to maximize the value of the Company in a potential sale transaction. The Independent Committee preliminarily determined that it may seek to have up to approximately twenty (20) third parties contacted by the financial advisors. By contacting a carefully selected approximately twenty (20) third parties, the Independent Committee believed that it would provide a sufficient number of participants to enable the Independent Committee to get a general understanding of third parties’ views as to the valuation of the Company, while minimizing the likelihood of a leak about the potential sale process, which the Independent Committee believed could be harmful to the Company.

Later on May 15, 2013, Anaren’s Board met with Mr. Ferrara present, and was advised of the Independent Committee’s recommendation against the Vintage Offer because such offer did not reflect the intrinsic value of the Company, and therefore it was inadequate and not in the in the best interests of the Company and its shareholders. The Anaren Board unanimously agreed with this recommendation of the Independent Committee, in addition to the continued work of the Independent Committee to explore strategic alternatives for the Company.

Following the May 15, 2013 meetings, and in accordance with the Independent Committee’s instructions, the financial advisors began to contact potential interested parties to determine levels of interest in a transaction involving the potential acquisition of Anaren.

On May 16, 2013, Anaren issued a press release announcing that the Independent Committee had thoroughly reviewed and evaluated the Vintage Offer and, after careful consideration with the assistance of its financial and legal advisers, concluded that the offer did not reflect the intrinsic value of the Company. The press release also stated that the Independent Committee and its advisers continued to review all strategic alternatives available to Anaren to determine the course of action it believes to be in the best long-term interests of Anaren’s shareholders as well as its other stakeholders, including the possible sale of the Company, the execution of Anaren’s current business strategy, and other available alternatives.

On May 24, 2013, Moelis was directed by the Independent Committee to contact the potential acquirors to start the confidential process discussed on May 14, 2013, and Moelis contacted the potential acquirors on May 24, 2013 and May 28, 2013.

At a telephonic meeting held on May 28, 2013, the Independent Committee received an update from Mr. Ferrara regarding the status of the confidential process. Mr. Ferrara noted that he had been advised by representatives of Moelis that they had contacted approximately twenty (20) entities, two of which, Veritas and Party A, were private equity funds. At that time, approximately ten (10 non-disclosure agreements had been distributed to and were pending review by such potential interested parties, including Veritas Capital, and Party A. At this meeting, the Independent Committee also discussed the submission by Anaren, as the acquiror, of a non-binding letter of intent to Party D to acquire 100% of Party D’s outstanding stock. Ultimately, on about June 6, 2013 Party D informed Anaren that its bid was too low and discussions regarding that potential acquisition by the Company of Party D ceased. The Anaren Board concluded that an increased offer price was not warranted, particularly due to the uncertainty of Party D’s future revenue projections. The Anaren Board had first considered the potential acquisition of Party D at the Anaren Board’s February 2013 meeting.

On May 31, 2013, Mr. Smucker met telephonically, with representatives of BSK, Moelis and Houlihan Lokey present, to receive an update regarding negotiation and execution of Non-Disclosure Agreements with parties who had expressed interest to date in potentially acquiring the Company.

On June 7, 2013, representatives of Moelis and Houlihan Lokey conferred telephonically with Mr. Sala to provide an update regarding negotiation and execution of Non-Disclosure Agreements with parties who had expressed interest to date in potentially acquiring the Company. In particular, Mr. Sala was informed that Party A executed a Non-Disclosure Agreement on June 4, 2013 and Veritas executed a Non-Disclosure Agreement with the Company on June 7, 2013.

On June 12, 2013, the Independent Committee met telephonically, with a representative of BSK, to discuss the status of the confidential process. As of such date, five entities (three strategic companies and two private equity firms, including Veritas) had signed non-disclosure agreements with the Company, and had expressed interest in receiving financial due diligence materials concerning the Company. It was reported that management meetings were scheduled with Veritas on June 27, 2013, and with Party A on June 28, 2013. Both of the foregoing meetings occurred as scheduled at which Anaren management provided an overview of the Company’s two business groups, including the markets they service and the various product lines in each such group and other due diligence matters.

On June 19, 2013, the Independent Committee, the Company and Moelis entered into a supplement to the Engagement Letter between the Company and Moelis dated June 21, 2011. The supplement to the Engagement Letter provided, among other things, terms and conditions of any inadequacy opinion that might be delivered by Moelis to the Independent Committee in connection with a potential sale transaction.

On July 3, 2013, the Independent Committee met telephonically with representatives of BSK, the financial advisors and certain senior executives of the Company, including Mr. Sala, and received an update from the financial advisors regarding the status of the confidential process. The financial advisors noted that they had contacted approximately eighteen (18) operating companies, and two (2) private equity firms, Veritas and Party A. Mr. Sala also informed the Independent Committee that, to date, management meetings had occurred with representatives from five (5) third parties (three operating companies and two private equity firms), each of which had executed non-disclosure agreements. The Independent Committee authorized Moelis and Houlihan Lokey to deliver to each of those five (5) third parties that had executed a non-disclosure agreement a process letter detailing the next steps of the potential sale process.

On July 10, 2013, management updated the financial projections to reflect the actual financial results for fiscal year 2013 and also changed the tax rate for the five (5) year projected period (fiscal years 2014-2018) to reflect what management believed would be a realistic tax rate for the periods projected.

In mid July 2013, the CEO of one of Anaren’s principal suppliers contacted Mr. Sala to express his company’s potential interest in acquiring Anaren and requested an onsite meeting with management. After discussions among Mr. Smucker, Mr. Ferrara and representatives of the Independent Committee’s financial advisors, the meeting was held at Anaren’s headquarters in East Syracuse, New York on July 17, 2013. The CEO of the company that had expressed potential interest advised Mr. Sala on Monday, July 22, 2013 that his company would not pursue a potential acquisition of Anaren.

On July 17, 2013, Veritas Fund and Party A submitted separate preliminary non-binding indications of interest in accordance with the process letter previously provided to the interested parties. No other party who had received the process letter, sent on behalf of the Independent Committee, had submitted any indications of interest.

On July 26, 2013, the Independent Committee met with its legal advisors, Moelis, Houlihan Lokey, as well as certain senior executives of the Company, including Mr. Sala, to discuss the indications of interest for the acquisition of all of the outstanding shares of the Company submitted by Veritas and Party A, in the amounts of $25.00 and $24.00 per share, respectively, as well as the status of the mergers and acquisitions market for companies such as Anaren at the present time and the updated financial projections prepared by the Company’s management on July 10, 2013 to reflect the actual financial results for fiscal year 2013 and a change to the tax rate for the five (5) year projected period (fiscal years 2014-2018) to reflect what management believed would be a realistic tax rate for the periods projected. At the request of the Independent Committee, the financial advisors reviewed financial aspects of each of the preliminary indications of interest, as well as providing other insights into the strengths and weaknesses of each bid and bidder (including their views on the ability of each bidder to finance a transaction), and into the status of the mergers and acquisitions market for companies such as Anaren at the present time. After excusing the financial advisors and management, the Independent Committee met in executive session with its legal advisors.

On August 1, 2013, the Independent Committee met telephonically, with its legal advisors present, again to discuss the indications of interest previously submitted by Veritas and Party A, as well as other strategic alternatives, including the feasibility and advisability of leveraging the Company’s balance sheet for the purpose of engaging in a significant repurchase of Anaren’s common stock. The Independent Committee noted that the Company had previously repurchased shares, subject to Board resolutions, for a number of years without financing. The Independent Committee concluded that it would not be in the shareholders’ best interests to leverage the balance sheet to repurchase additional shares of Anaren’s common stock. Rather, the Independent Committee decided to continue consideration of the indications of interest submitted by Veritas and Party A at a meeting to be held with the financial advisors the following week.

On August 6, 2013, the Independent Committee met with its legal advisors, Moelis, Houlihan Lokey, as well as certain members of senior management, including Mr. Sala, and discussed certain financial and strategic considerations regarding a potential share repurchase in lieu of a sale of the Company. The financial advisors also updated the Independent Committee regarding their continuing conversations with each of the parties that had submitted indications of interest. After further discussion, the financial advisors and members of senior management were excused from this meeting, which continued in executive session.

The Independent Committee considered further the input previously received from the financial advisors and from management, and engaged in further discussion regarding the indications of interest received and other strategic alternatives. The Independent Committee then concluded that the per share indications of interest of $25.00, from Veritas, and $24.00, from Party A, were both inadequate and not appropriately reflective of the Company’s long-term intrinsic value. As a result, the Independent Committee determined that the financial advisors should inform each of the parties that had submitted indications of interest that, unless such party raised its proposed purchase price by “dollars and not quarters,” it would be unlikely that Anaren would engage in a Company sale transaction with such party. The Independent Committee then authorized Messrs. Smucker and Ferrara to communicate this conclusion to the financial advisors, together with a deadline for responses from the bidders of close of business on August 14, 2013.

Both Veritas and Party A were notified by Moelis on August 7, 2013 of the Independent Committee’s decision and the upcoming deadline.

On August 13, 2013, Mr. Sala attended a meeting at Veritas’ New York City offices to discuss outstanding due diligence matters. Mr. Sala also attended a dinner meeting with senior executives of Veritas at which tentative plans were made for Veritas executives to again visit Anaren’s corporate offices in Syracuse, New York. Mr. Sala informed the Independent Committee of the details of his meeting with Veritas. After consultation with Messrs. Smucker and Ferrara, acting for the Independent Committee, the Company agreed to Veritas’ request and a visit was scheduled for August 20, 2013. Party A also requested and was granted another management meeting at Company headquarters which was scheduled for August 19, 2013.

Updated bids were not received on August 14, 2013. On August 15, 2013, Mr. Smucker participated in a conference call with representatives of the legal advisors to the Independent Committee and representatives of Moelis and Houlihan Lokey. The financial advisors updated Mr. Smucker regarding discussions that they had had with each of Veritas Capital and Party A about the inadequacy of their indications of interest. Moelis advised that both Veritas and Party A were looking for additional guidance as to the price at which the Independent Committee would engage in a transaction to sell the Company. Party A requested that it be allowed to bring its investment bankers to Anaren in the next week for an on-site due diligence visit to assist it in obtaining additional information that would support a revised bid. After further discussion, Mr. Smucker instructed the financial advisors to communicate to Veritas and Party A that the matter of additional guidance, as well as the bidders’ request for additional due diligence visits, would be discussed with the full Independent Committee.

On August 16, 2013, the Independent Committee met telephonically with its legal advisors to enable Mr. Smucker to update the Independent Committee regarding his recent discussions with the financial advisors, and the requests of each of Veritas and Party A. After discussion of the risks and potential benefits of alternative approaches, the Independent Committee concluded that it would not authorize the financial advisors to provide any additional guidance to either bidder regarding price, and it would authorize one additional meeting by each bidder with Anaren’s senior management team, on-site, with Mr. Ferrara present. The Independent Committee also determined to direct the financial advisors to request “best and final bids” from each of the two bidders by the close of business on August 26, 2013. The financial advisors communicated to each bidder the messages requested by the Independent Committee.

On August 19, 2013, representatives of Party A, Mr. Ferrara, members of Anaren’s management and the Independent Committee’s financial advisors met at Anaren’s East Syracuse, New York headquarters to conduct additional due diligence and management meetings.

On August 20, 2013, representatives of Veritas, Mr. Ferrara, members of Anaren’s management and the Independent Committee’s financial advisors met at Anaren’s East Syracuse, New York headquarters to conduct additional due diligence and management meetings.

August 26, 2013, each bidder submitted revised bids. Veritas increased its proposed purchase price to $27.00 per share, and Party A increased its proposed purchase price to $26.25 per share. Both non-binding proposals were conditioned upon receiving exclusivity for 30 days to conduct confirmatory due diligence and to prepare and negotiate definitive agreements.

On August 28, 2013, the Independent Committee first met telephonically in executive session with its legal advisors to discuss their preliminary views of the two revised proposals submitted by Veritas and Party A. They then invited the financial advisors and certain senior executives, including Mr. Sala, to join the meeting to discuss the revised proposals. The Independent Committee informed the financial advisors that the Independent Committee now believed that the proposed prices were in a range at which it would be willing to consider negotiating a transaction, but were interested in obtaining additional consideration for the Company’s shareholders. It then discussed with its advisors various considerations and potential strategies to obtain such additional consideration, including how to approach the bidders and whether, when and for what duration to grant exclusivity to one of the bidders and, if not, whether to offer expense reimbursement to either bidder as a means of keeping such bidder engaged in the process. After further discussion with the financial advisors regarding the potential ability of each bidder to obtain financing and close on a transaction at the proposed price levels in a timely manner, the Independent Committee excused the financial advisors from the meeting and continued to discuss the two bids with its legal advisors and certain senior management executives, including Mr. Sala. After further discussion, the senior executives were excused, and the Independent Committee continued in executive session with its legal advisors.

After further discussion, to attempt to reach a definitive agreement quickly, the Independent Committee determined to approach one bidder first and seek to promptly obtain additional consideration in exchange for a short period of exclusivity, but not expense reimbursement. As an alternative, the Independent Committee also authorized Mr. Smucker, acting on behalf of the Independent Committee, to offer a $500,000 expense reimbursement to Veritas, if that turned out to be necessary to keep Veritas engaged at a price of $27.00 per share or higher, but on a non-exclusive basis. The Independent Committee further determined that Veritas, as the higher bidder with a stronger “track record” of being able to finance and close a transaction such as the one proposed with the Company, should be approached first by the financial advisors. The Independent Committee’s determinations were then promptly communicated, at the direction of the Independent Committee, to the financial advisors.

Later on August 28, the financial advisors contacted a representative of Veritas as instructed by the Independent Committee. Veritas rejected the Independent Committee’s request for additional purchase price in exchange for exclusivity. The representative of Veritas advised that it was genuinely interested in a transaction with the Company, but insisted on having exclusivity at this stage of the process in order to conduct confirmatory due diligence, with the proposed purchase price remaining at $27.00 per share.

Also on August 28, 2013, and after the communication with Veritas, the financial advisors, after receiving instructions from Messrs. Smucker and Ferrara, on behalf of the Independent Committee, also returned a call from a representative of Party A. In accordance with their instructions, the financial advisors informed Party A’s representative that its proposal was meaningfully behind another bidder’s, and that the financial advisors would be back in communication with Party A after receiving further instructions from the Independent Committee.

During the morning of August 29, 2013, the Independent Committee met telephonically with its legal advisors, Moelis, Houlihan Lokey and certain senior executives, including Mr. Sala, to receive an update from the financial advisors regarding Veritas’ response to the Independent Committee’s request for additional purchase price and their communication with Party A. The Independent Committee then discussed, with its advisors, alternative approaches to each bidder designed to determine whether either would increase its bid. After further discussion, the financial advisors and senior executives of the Company were excused from the meeting, which continued in executive session with legal advisors present.

The Independent Committee then discussed various alternative strategies available to it and the risks attendant to such strategies. After further discussion, the Independent Committee concluded to proceed with Veritas only on a non-exclusive basis and agreed to reimburse its expenses up to $500,000, but only in lieu of exclusivity and provided the Veritas offer remained at or higher than $27.00 per share. The Independent Committee, after discussing with its legal advisors, also concluded that, if Party A wished to proceed on a non-exclusive basis, it would be permitted to do so but, based on its $26.25 offer price, the Independent Committee would not offer any reimbursement of expenses to Party A at this time. The Independent Committee, through Messrs. Smucker and Ferrara, then communicated its instructions for proceeding with each bidder to the financial advisors. The financial advisors then delivered those instructions to Veritas and to Party A after the meeting on August 29, 2013. Veritas rejected the offer for reimbursement of expenses up to $500,000, but made a counteroffer requesting an expense reimbursement cap of $1.5 million.

The Independent Committee then reconvened telephonically during the afternoon of August 29, 2013, with the financial advisors and Mr. Ferrara present, to receive an update from the financial advisors regarding their discussions with Veritas and Party A and to keep the high bidder in the process without having to agree to exclusivity when the proposed price was at $27.00 and subject to confirmatory due diligence. After discussion, the Independent Committee agreed to accept Veritas’ expense reimbursement proposal to induce the high bidder to remain committed to the process at the point where Veritas had agreed to a proposed price of $27.00 per share subject to confirmatory due diligence. The Independent Committee also discussed with its financial advisors their recommendation to assemble a virtual data room for confirmatory due diligence for each bidder’s use.

On August 30, 2013, Veritas confirmed that it was in agreement to move forward on a non-exclusive basis at a share price of $27.00 with the understanding that Anaren would reimburse Veritas in an amount of up to $1.5 million for certain expenses incurred in connection with the due diligence and negotiation of definitive agreements, in the event that Veritas did not prevail as the winning bidder in the process.

Later on August 30, 2013, Moelis confirmed that a representative from one of Party A’s financing entities informed Moelis that it would be conducting due diligence on behalf of Party A. Mr. Ferrara contacted Mr. Smucker to advise him of Party A’s intentions.

On September 5, 2013, Anaren entered into an Expense Reimbursement Agreement with Veritas, which provided for reimbursement of Veritas’ third party expenses incurred in connection with its due diligence and negotiation of definitive agreements, in the event that that Veritas did not withdraw or reduce its $27.00 per share offer and Anaren did not close an acquisition transaction with Veritas.

On September 6, 2013, the Company opened the virtual data room and provided access to Veritas and Party A.

During the month of September 2013, each of the two bidders and their financing representatives conducted due diligence through the virtual data room in addition to phone meetings with members of Anaren’s senior management Also during this time, BSK prepared a draft merger agreement that was emailed to the bidders by the Independent Committee’s financial advisors on September 20, 2013 for the bidders review and comment. At the instruction of the Independent Committee, the financial advisors sent a bid process letter, dated September 16, 2013, to each bidder, requesting that its bid, together with a marked copy of the merger agreement showing the bidder’s proposed merger agreement terms, be submitted on or before October 8, 2013.

On September 27, 2013, Mr. Smucker and Mr. Ferrara participated in a conference call with representatives from Moelis. The Moelis representatives noted that both Veritas and Party A were performing due diligence, but that the Veritas team appeared to be much more active in the process. Veritas had also requested another in-person meeting with senior management of Anaren. During this call, Moelis continued to express concerns about Party A’s ability to finance the transaction. Veritas had also requested a meeting with Mr. Smucker, but Mr. Smucker and the advisors present agreed that such a meeting would not be advisable. Veritas also requested a dinner meeting solely with Mr. Sala, to assess his continuing interest in operating the Company following a transaction and to relay Veritas’ objective for the Company and its commitment to investing in, and growing the Company and its offerings. The Independent Committee recognized that the discussion was not intended to involve negotiations with respect to the transaction (which would need to be conducted through the Independent Committee’s advisors) and therefore did not object to such a meeting occurring at that time.

On October 2, 2013, representatives of Veritas visited Anaren’s corporate headquarters and participated in due diligence meetings with Anaren’s senior management. Following the due diligence meetings, Mr. Sala subsequently had dinner with certain members of the Veritas senior management team.

On October 8, 2013, Party A submitted a definitive, non-binding proposal for the purchase of all of the Company’s outstanding shares at a price of $27.00 per share, an increase of $0.75 per share from its prior bid. Party A’s bid included comments to, but not a full mark-up of the draft merger agreement, and did not include equity financing commitment documentation. It also requested exclusivity to complete negotiations. Also on that day, Veritas contacted Anaren and notified the Company that Veritas required additional time to submit its proposal. The Company agreed to extend the offer deadline to October 9, 2013.

On October 9, 2013, Veritas submitted a definitive, non-binding proposal for the purchase of all of the Company’s outstanding shares at a price of $27.00 per share, reflecting no increase in price from its prior bid. Veritas’ bid did, however, include a full mark-up of the draft merger agreement, and both equity and debt financing commitment documentation. It also requested exclusivity to complete negotiations. In its proposal dated October 9, 2013, Veritas notified Moelis that it had substantially completed its due diligence.

On October 10, 2013, the Independent Committee met telephonically, initially with legal advisors, to discuss process for the upcoming meeting, and then also with the financial advisors and with certain senior executives of the Company, including Mr. Sala. The financial advisors then reviewed for the Independent Committee the due diligence activity undertaken by each bidder and the latest proposals submitted by each of Party A and Veritas, noting that both bids were now at identical prices per share. The financial advisors described the detailed equity and debt financing commitments obtained by Veritas, in contrast to Party A’s less certain equity financing structure. They noted that, while Veritas intended to fund fully its equity commitment from an existing fund that it controlled, Party A stated that it would obtain a portion of its equity capital from a third party (referred to as “Party B”). The Independent Committee requested the financial advisors to communicate with Party B directly to obtain more information regarding its willingness to contribute equity to the potential transaction. The financial advisors also highlighted certain comments made by each bidder on the merger agreement that raised significant economic issues for Anaren. Representatives of BSK then reviewed a list of significant issues that arose from both Party A’s comment to, and from Veritas’ mark-up of, the draft merger agreement. The issues discussed at the meeting relating to the bids submitted by both Party A and Veritas, included, among other things, the requirement for unanimous consent of the Anaren Board (which was not required in Anaren’s initial draft), changes to the definition of “material adverse effect” that provided the acquiror with additional grounds for not closing the transaction, elimination of the “go-shop” provision (which was included in Anaren’s initial draft), the increase in the forward termination fee payable to the acquiror in the event that Anaren entered into an alternative transaction with a third party after signing the merger agreement and the decrease in the reverse termination fee payable by the acquiror under certain circumstances if the merger agreement is terminated. Additional issues that were discussed relating to Veritas’ mark up of the draft merger agreement included the request for voting agreements for certain undisclosed executives and Anaren Board members, the requirement that a certain supply agreements be executed as a condition to closing the merger and Veritas’ requirement for expense reimbursement. Additional issues that were discussed relating to Party A’s mark-up of the merger agreement included a requirement for a limit on the number of dissenting shares as a condition to Party A consummating the merger. The advisors noted that, in particular, the mark-up submitted by Veritas was quite significant, but noted that Party A’s markup was not complete so it was difficult to determine, in the event that the Independent Committee determined to pursue a sale process, how extensive the revisions would be in the event that Party A was selected as the preferred bidder. During the meeting, the Independent Committee discussed with the financial advisors how to communicate with each bidder regarding the price terms of its bid. The Independent Committee also discussed with its legal and financial advisors the possible timing of an announcement of a transaction and subsequent time to closing, assuming that an acceptable transaction, at an acceptable price, could be negotiated with either party. The Independent Committee then excused the financial advisors, and continued to discuss certain questions with management present and its legal advisors. After completing those discussions, the senior executives left the meeting and the Independent Committee continued in executive session with its legal advisors.

After further discussion at this meeting, the Independent Committee determined that the financial advisors inform the bidders that they were “neck-and-neck” and would need to increase their bids and improve their respective merger agreement terms to succeed, and that the financial advisors arrange calls with each bidder to discuss the key contractual issues and instruct each that it only had a small window of time to provide its best and final offer.

Also, on October 10, 2013, the Company learned that Raytheon Company (“Raytheon”) had been awarded a large Air and Missile Defense Radar (“AMDR”) contract, potentially worth in excess of a billion dollars, by the United Stated Defense Department. Anaren would be considered a “strategic partner” by Raytheon for this contract because Anaren would be one of the key subcontractors for the AMDR contract. Although the AMDR award is currently under protest by a Raytheon competitor, assuming that the award remains with Raytheon, management of the Company anticipates that its participation in this contract will generate substantial annual revenue for Anaren as a strategic subsystem supplier to Raytheon for twenty (20) years or more into the future. No subcontract had been entered into between Raytheon and Anaren with respect to AMDR as of such date, however.

Later during the evening of October 10, 2013, the Independent Committee met telephonically with its legal advisors, Moelis, Houlihan Lokey and with Mr. Sala, to discuss the potential revenue implications of the Raytheon AMDR award, and its potential impact on the Company’s long-term value. While the potential for the Company to benefit from this award was disclosed to each bidder during the due diligence process, no revenue from an AMDR award had been included in the Company’s financial projections delivered either to the financial advisors or to either bidder. Since an award had now been made to Raytheon, the Independent Committee concluded that management should be directed to update its financial projections to include some reasonable estimates of the impact of the AMDR award on the Company, which the Independent Committee would review at its next meeting.

On October 11, 2013, Moelis notified Veritas that based on the bids received that Veritas’ proposal was no longer the highest proposal since both Party A and Veritas were proposing a price of $27.00 per share. Moelis sent separate lists of pivotal issues to Veritas and Party A later that day. The list of pivotal issues for Veritas were the following: eliminating some of the revisions to the definition of “material adverse effect” that potentially provided Veritas with additional ground for not closing the transaction, retaining the “go-shop” provision that Veritas proposed to eliminate, rejecting Veritas’ proposal requiring execution of a certain supply agreement before the closing, reducing from 12 months to 6 months the tail period proposed by Veritas for paying a forward termination fee in the event Anaren entered into an alternative transaction with a third party after signing a merger agreement with Veritas, reducing the $10,000,000 forward termination fee proposed by Veritas to $7,000,000, and increasing the $10,000,000 reverse termination fee proposed by Veritas to $30,000,000. The list of pivotal issues for Party A were the following: eliminating revisions to the definition of “material adverse effect” that potentially provided Party A with additional grounds for not closing the transaction, retaining the “go-shop” provision that Party A proposed to eliminate, removing Party A’s proposed limitation on the number of dissenting shareholders as a condition to closing, reducing from 12 months to 6 months the tail period proposed by Party A for paying a forward termination fee in the event Anaren entered into an alternative transaction with a third party after signing the merger agreement with Party A, and reducing the approximately $11,000,000 forward termination fee proposed by Party A to $7,000,000 and increasing the approximately $11,000,000 reverse termination fee proposed by Party A to $30,000,000.

On October 12, 2013, the Independent Committee met telephonically with its legal advisors, Moelis, Houlihan Lokey and Mr. Sala, to review the reasonable impact of the AMDR Raytheon contract award on the Company, as reflected in an extended sales and profitability forecast of the AMDR contract prepared by management and for the years covered thereby. The Independent Committee concluded that, based upon the forecast and its discussion with Mr. Sala, even if there were some delay resulting from a contract protest, once a subcontract had been awarded to Anaren, it could impact annual revenue in a material manner.

Following the meeting, Mr. Smucker and Mr. Ferrara, at the Independent Committee’s direction, requested the financial advisors to forward to Veritas and Party A an extended sales and profitability forecast of the AMDR contract and also establish the close of business on October 17, 2013 as the deadline for final revised bid submissions. Mr. Smucker also communicated that the Independent Committee believed that, if fully awarded by the U.S. government and fully funded over time, the AMDR contract would represent a very significant subcontract for Anaren, and therefore it expected the bidders properly to reflect this in their revised bids.

Later on October 12, 2013, Mr. Smucker, on behalf of the Independent Committee, Mr. Sala, the financial advisors and representatives of Veritas participated in a telephone conference and discussed the status of the supply agreement that Veritas desired as a condition to consummating the merger, as was listed in the pivotal issue list provided to Veritas on October 11, 2013.

On October 13, 2013, representatives of BSK independently reviewed the lists of pivotal issues provided to Party A and Veritas on October 11, 2013, via teleconferences, with the respective representatives of each such party. During the calls representatives of BSK informed each party of the Company’s rationale for its positions on the pivotal issues and request that each party adjust their positions accordingly. The calls ended with Veritas and Party A, respectively, committing to review the Company’s various positions on the pivotal issues internally and to respond to the Company’s positions.

On October 15, 2013, Moelis forwarded a revised draft of the merger agreement to Veritas and Party A. In this draft, with one exception, the Company maintained its positions on the pivotal issues (including requested a Parent termination fee of 8% of transaction value (approximately $30,000,000) and a Company termination fee of 2% of transaction value (approximately $7,000,000)) and other issues presented in the marked up drafts of the merger agreement provided by the Company to Veritas and Party A. The Company did not object to the proposed elimination of the “go shop” provision in light of the unsolicited public offer by Vintage to purchase Anaren on April 15, 2013, the extensive process conducted by the financial advisors since May of 2013 and the efforts of one of Anaren’s significant shareholders who, since November of 2012, without either Anaren’s or the Independent Committee’s authorization, approached several companies to ascertain their potential interest in acquiring Anaren. Further, in this draft, the Company had, among other things, deleted certain conditionality on the obligations of the acquiror to effect the merger.

On October 17, 2013, Veritas submitted a revised merger agreement as requested by the Independent Committee, which reflected that the proposed price remained at $27.00 per share. Further, Veritas’ revised bid: (i) maintained its request for voting agreements for certain undisclosed executives and Anaren Board members; (ii) maintained its proposal regarding changes to the definition of “material adverse effect” that potentially provided Veritas with additional grounds for not closing the transaction, (iii) proposed to maintain the forward termination fee at $10,000,000 and the reverse termination fee to $18,000,000, (iv) proposed to maintain the time allowed for matching a superior offer at 5 days, (v) eliminated the condition to closing relating to execution of a certain supply agreement (originally proposed by Veritas) and (vi) proposed unlimited liability of Anaren for its material breach of a representation or warranty, willful breach of a covenant and for fraud.

Also on October 17, 2013, representatives of Party B (the equity financing funding source for Party A’s bid) participated in an extensive management due diligence meeting at Anaren’s headquarters, discussing deal structure, industry trends, Anaren’s defense-related programs and other topics. Party B advised management and the financial advisors that, although it had previously only intended to provide financing in support of Party A’s bid, it now wanted to replace Party A as the leader of this bid in negotiating and funding the transaction. At the close of the meeting, Party B advised that it would work diligently to meet the Independent Committee’s deadline for submission of revised proposals, but may need to supplement its offer within a few days after. Party B submitted a revised bid, but not a revised merger agreement. In its bid letter Party B increased its purchase price from $27.00 per share to $27.25 per share, but stated that it had not completed its due diligence. The letter also generally described the structure for consummating the merger and the contemplated financing for and the timing of the transaction. Further, the letter outlined a number of significant issues regarding Party B’s positions on certain key terms of the merger agreement, including Party B’s proposals to set the forward and reverse termination fees in amounts equal to 4% of the transaction value (approximately $15,000,000), to revise the definition of “material adverse effect” to potentially provide Party B with additional grounds for not closing the transaction, to increase the time allowed for matching a superior offer from 2 days to 3 days and to include a dissenting shareholder condition to closing of 7% (an increase from Party A’s proposal of 5%).

On October 18, 2013, the Independent Committee met telephonically with its legal advisors, Moelis and Houlihan Lokey to review the bids that had been submitted and to discuss the implications of Party B’s visit to Anaren the previous day. The financial advisors reviewed with the Independent Committee the terms of the latest proposal submitted by Veritas, whose offered price remained at $27.00 per share, and Party B’s proposal, which increased to $27.25 per share from the $27.00 per share proposal previously submitted by Party A. The financial advisors noted that Party B’s proposal included a statement that equity would be provided by an affiliate of Party B, which they believed to have the financial capacity to fund the equity portion of this bid. In addition, Party B’s proposal reflected that the debt portion of its bid would continue to be provided through the same lender as initially proposed by Party A. Copies of proposals from Veritas and Party B were provided to the Independent Committee for its review with the expectation that the Independent Committee would reconvene on the following Monday.

Later on October 18, 2013, the Independent Committee directed the financial advisors to have no further communication with Veritas regarding its $27.00 per share proposal except to confirm that Veritas was not the highest bidder.

During the weekend of October 19-20, 2013, a representative of Veritas contacted Moelis inquiring about the status of Veritas’ $27.00 per share offer that was submitted on October 17, 2013. A similar call was made to a representative of Houlihan Lokey. Neither financial advisor responded to Veritas in accordance with the Independent Committee’s direction to not communicate with Veritas except to reinforce its prior communication on October 11, 2013 and October 18, 2013 that Veritas was not the highest bidder. The Independent Committee believed that Veritas did not increase its $27.00 per share offer on two separate occasions (October 9, 2013 and October 17, 2013) because Veritas believed that it was the highest bidder.

During the evening of October 20, 2013, the financial advisors, representatives of BSK and representatives of Party B conducted a telephone conference to discuss the issues raised by Party B in its revised bid letter of October 17, 2013. During the call, the parties discussed, among other things, the fact that Party B’s board had not formally approved the proposal, the disparity between the parties regarding the proposed dissenting shareholder condition to closing and the amounts of the forward and reverse termination fees, Party B’s assurance that financing is not an issue even though it had no equity commitment in place and Party B’s request for an 8 month tail period applicable to a payment of the forward termination fee in the event Anaren entered into an alternative transaction with a third party after signing a merger agreement with Party B.

On October 21, 2013, a representative of Party B contacted Mr. Ferrara by email to inform Anaren of Party B’s position on the issues discussed the preceding evening. In that email, Party B adhered to its proposals for forward and reverse termination fees equal to 4% of the transaction value (approximately $15,000,000), and the limitation on the percentage of shareholders dissenting to the merger as a condition to closing. Party B also indicated it would obtain formal Party B board approval for the merger, but could not do so before the Independent Committee met later that afternoon, and reaffirmed its ability to provide the equity component of the proposed merger consideration in light of the cash and cash equivalents appearing on the balance sheet of the proposed parent of the merger subsidiary of Party B.

Also on October 21, 2013, the Independent Committee met telephonically with its legal advisors, Moelis and Houlihan Lokey to discuss the latest proposals and to review management’s assessment of the likely protest by Raytheon’s competitor of the AMDR contract award. The financial advisors informed the Independent Committee that Veritas had shown no signs of being willing to increase its proposed purchase price. Conversely, they noted, Party B continued to conduct its due diligence, and had recently advised that it was prepared to move forward without any additional due diligence. After discussion, the Independent Committee therefore concluded that it was in the shareholders’ best interests to (i) pursue a transaction with Party B if it would agree to increase its proposal to $27.75 per share, and (ii) cease discussions with Veritas, other than to inform Veritas that it was not the high bidder. As a result of this decision, the Independent Committee did not consider further the proposed terms offered by Veritas in its October 17, 2013 mark up of the merger agreement.

Later on October 21, 2013, Party B submitted to the financial advisors a marked up draft of the merger agreement. In that mark up, among other things, Party B indicated that the draft remained subject to Party B’s completion of its due diligence. It also continued to propose a broader definition of the term “material adverse effect”, a three (3) day period for responding to superior offers, a limit on dissenting shareholders as a condition to closing, and an eight (8) month tail period for the payment of a forward termination fee.

On October 22, 2013, Mr. Smucker, on behalf of the Independent Committee, authorized the financial advisors to propose to Party B that, if Party B were to increase its bid to $27.75 per share, Anaren would proceed to negotiate a transaction on an exclusive basis with Party B, subject to successfully resolving the open issues identified in their mark up of the merger agreement delivered to Anaren on October 21, 2013. Party B was given until 5:00 p.m., New York time, on October 23, 2013, to accept or reject the Independent Committee’s counteroffer.

On October 23, 2013, Veritas submitted an increased proposal of $28.00 per share at approximately 1:30 p.m., New York time, which, by its terms, would remain available for acceptance by the Independent Committee (which would require an acceptance by the Independent Committee to move forward and enter into a definitive agreement) until noon, New York time, on Friday, October 25, 2013, after which Veritas’ offer would revert to $27.00 per share.

Later on October 23, 2013, the Independent Committee met with its legal advisors, Moelis, and Houlihan Lokey to review and discuss the revised proposal received from Veritas. Noting that this bid exceeded the amount previously authorized by the Independent Committee to be sought from Party B in exchange for a right to negotiate exclusively with the Company, Mr. Smucker informed the Independent Committee that, promptly after learning of Veritas’ revised proposal, and after consulting with Mr. Ferrara, he authorized Moelis to communicate with Party B that the Independent Committee had withdrawn its October 22, 2013 counteroffer. The Independent Committee unanimously ratified Mr. Smucker’s decision, and agreed to direct the financial advisors to advise Party B that, in order for it to remain a viable bidder, it had to raise its proposed purchase price to $28.50 per share by noon, New York time, on October 24, 2013. At the Independent Committee’s direction, representatives of Moelis then communicated on October 23, 2013, the foregoing message to Party B. Party B responded by declining to increase its purchase price beyond its $27.25 per share offer.

As a result of Party B declining to raise its purchase price beyond $27.25 per share, on October 24, 2013, representatives of BSK undertook a more detailed review of Veritas’ October 17, 2013 markup to the merger agreement. As a result of that review the following substantive issues raised by the mark up were discussed with the Independent Committee: the forward termination fee remained $10,000,000, the reverse termination fee was increased from $10,000,000 to $18,000,000, the definition of material adverse effect remained unreasonably broad, the time period allowed for responding to a superior offer remained at 5 days, and Anaren would have unlimited liability for material breach of a representation or warranty, willful breach of a covenant and for fraud.

On October 24, 2013, the Independent Committee met telephonically and was informed by Moelis that Party B declined to raise its proposed purchase price. The Independent Committee discussed the implications of Party B’s response, particularly of the fact that Party A was a significant shareholder of the Company, and the likelihood of Party A or Party B subsequently making a higher offer. The Committee also considered certain terms in Veritas’ draft of the merger agreement, including its proposal regarding a reverse termination fee, forward termination fee and the Company liability in the event Anaren willfully breached the merger agreement or otherwise refused to close on the transaction to sell the Company. After further discussion, including with respect to the premium reflected in the Veritas proposed purchase price compared particularly to the price of the Company’s stock on April 15, 2013, the last close of trading prior to the Company receiving the Vintage Offer, the Independent Committee unanimously determined to accept Veritas’ $28.00 per share offer, subject to the successful negotiation of certain contractual terms (i.e., the reverse termination fee; the definition of material adverse effect; the timeframe in which Parent (Veritas’ purchasing entity) has to respond to a superior offer; and a limitation on Anaren’s liability in the event of its material breach of a representation or warranty, willful breach of a covenant or fraud) and to agree to a short period of exclusivity with Veritas to accomplish that negotiation.

On the evening of October 24, 2013, representatives of the Company and Veritas, including Skadden, Arps, Slate, Meagher & Flom LLP (“Skadden”), legal counsel to Veritas, held a telephonic meeting at which they revisited the terms of Veritas’ proposal submitted on October 17, 2013, upon the revised offer of $28.00 per share. The parties discussed the following issues, among others (1) the reverse termination fee; (2) the definition of material adverse effect; (3) the timeframe in which Parent (Veritas’ purchasing entity) has to respond to a superior offer; and (4) Anaren’s unlimited liability in the event of its material breach of a representation or warranty, willful breach of a covenant and fraud. After extended negotiations, the parties agreed that Veritas would discuss internally the positions raised by the Company and respond.

On October 25, 2013, the Independent Committee met with its legal advisors, Moelis and Houlihan Lokey to discuss the results of negotiations with Veritas the prior evening. Mr. Ferrara advised the Independent Committee on where the parties’ positions were on the four critical issues, and where he expected negotiations to end on each of those points. After further discussion, the Independent Committee unanimously concluded that it should proceed to accept Veritas’ latest offer, and instructed Mr. Ferrara to communicate the Independent Committee’s position to Veritas’ counsel. The Independent Committee also authorized Mr. Ferrara to negotiate an “exclusivity agreement” for a period no longer than 10 days, if requested, to allow for the final negotiation of the merger agreement and related agreements.

On October 26, 2013, the Independent Committee provided to Moelis and Houlihan Lokey the financial projections that were prepared by management for use by Moelis and Houlihan Lokey in preparing their respective financial analysis of the $28.00 per share proposed purchase price. The projections previously provided to Veritas, Party A and Party B did not reflect the impact of the anticipated subcontract between Raytheon and the Company in connection with the AMDR program, but in lieu thereof Veritas, Party A and Party B did receive an extended sales and profitability forecast of the AMDR subcontract, but that forecast did not take into account the potential delay to the commencement of that program due to the protest filed with the United States Defense Department by a Raytheon competitor.

On October 26, 2013, Anaren signed an exclusivity agreement with Veritas, which expired on November 2, 2013 at 8 p.m.

Between October 27, 2013 and October 31, Skadden and BSK exchanged drafts of the merger agreement and other documents related to the transaction to be executed at closing, including a voting agreement and limited guarantee. On October 30, 2013, BSK sent to Skadden a draft of the Company’s disclosure letter.

Between October 25, 2013 and October 31, 2013, Anaren and Veritas resolved, among other things, the following significant issues, agreeing to (1) increase the reverse termination fee payable to Anaren from $18,000,000 to $22,000,000 in exchange for an increase of the forward termination fee payable by Anaren from $10,000,000.00 to $11,000,000, (2) narrow the definition of the term “material adverse effect” to reduce the number of conditions to Veritas’ obligation to consummate the merger, (3) cap the reimbursement of the bidder’s expenses at $3,700,000 (rather than the unlimited amount proposed by Veritas), (4) offset the expense reimbursement against any subsequent forward termination fee payable by Anaren, and (5) impose unlimited liability on Anaren solely for its material breach of a representation or warranty, willful breach of a covenant and for fraud.

On October 31, 2013, Mr. Sala met with representatives of Veritas in New York City, during which Mr. Sala discussed with Veritas the company’s operating performance and business outlook.  Also during the meeting, Veritas generally indicated its interest in having Mr. Sala remain as CEO of the Company should a transaction be effected, and the parties discussed in general terms Mr. Sala’s current contractually provided compensation in connection with a change of control of Anaren. Mr. Sala also noted the benefits of retaining Anaren’s key engineers and employees should the Company effect a transaction.  Veritas indicated that the terms of, and decisions regarding, any potential future employment (including potential incentive opportunities for employees) would be addressed following entry into a definitive transaction agreement.

Early on November 1, 2013, Skadden sent to BSK a revised drafts of the disclosure letter, and the parties continued to exchange drafts of other documents related to the transactions.

On November 1, 2013, the Independent Committee met to receive an update from BSK regarding negotiations with Veritas. At the invitation of the Independent Committee, Messrs. Sala and Gerst, the two Company executives who were also members of the Anaren Board, and representatives of the Independent Committee’s legal and financial advisors also attended the meeting. Mr. Ferrara then reviewed with the Independent Committee its fiduciary duties in the context of the proposed transaction. Company counsel then summarized the material terms of the proposed form of merger agreement, including, among others, a description of the transaction, consideration to be paid, treatment of option holders and holders of restricted stock, resignations of directors, general description of the representations, warranties, and covenants, the provisions relating to exclusivity and “no-shop”, the events of termination, the requirement to pay up to $3.7 million of third party expenses of Veritas if the merger agreement terminates because of certain events, the forward and reverse termination fees, and the agreement to accept unlimited liability for Anaren in the case of a material breach of its representations and warranties, a willful breach of its covenants or the commission of fraud. At the request of the Independent Committee, representatives of Moelis reviewed with the Independent Committee Moelis’ financial analysis of the per share merger consideration and delivered to the Independent Committee its oral opinion (without Houlihan Lokey present), which was subsequently confirmed in writing by delivery of Moelis’ written opinion addressed to the Independent Committee and dated as of November 1, 2013, that, as of that date and based on and subject to the various factors, conditions, assumptions, limitations and qualifications set forth in such written opinion, the per share merger consideration to be received by Anaren’s shareholders, pursuant to the terms and subject to the conditions set forth in the draft merger agreement, was fair, from a financial point of view, to Anaren’s shareholders. See “The Merger – Opinions of Moelis & Company, LLC and Houlihan Lokey Capital, Inc. to the Independent Committee –Opinion of Moelis & Company, LLC,” beginning on page 58. Representatives of Houlihan Lokey then reviewed with the Independent Committee Houlihan Lokey’s financial analysis of the $28.00 per share merger consideration and Houlihan Lokey verbally rendered its opinion to the Independent Committee (without Moelis present), which was subsequently confirmed in writing by delivery of Houlihan Lokey’s written opinion addressed to the Independent Committee, dated November 1, 2013, to the effect that, as of that date and based on and subject to the various factors, assumptions, limitations and qualifications set forth in such written opinion, the $28.00 per share consideration to be received by the holders of Anaren Common stock in the merger pursuant to the merger agreement, was fair, from a financial point of view, to such holders. See “The Merger – Opinions of Moelis & Company, LLC and Houlihan Lokey Capital, Inc. to the Independent Committee –Opinion of Houlihan Lokey Capital, Inc.,” beginning on page 63. The representatives of Moelis and Houlihan Lokey then left the meeting. The Independent Committee then requested input from Messrs. Sala and Gerst, after which they were excused from the meeting. The members of the Independent Committee deliberated and unanimously adopted resolutions recommending that the Anaren Board adopt and approve the proposed merger agreement and proposed transactions with Veritas. The Independent Committee then requested that Mr. Smucker present the Independent Committee’s determination, and recommendation to accept the Veritas offer to the Anaren Board at its meeting later that day.

At the November 1, 2013 Anaren Board meeting, Mr. Smucker presented the Independent Committee’s recommendation to accept the Veritas offer, substantially on the terms set forth in the proposed merger agreement and related documents. The Anaren Board considered such recommendation and then unanimously (a) determined that the merger agreement and the transactions contemplated thereby are advisable and fair to and in the best interests of the Company and its shareholders; (b) approved and adopted the merger agreement and approved the merger and the other transactions contemplated thereby; and (c) recommended the approval and adoption of the merger agreement by the Company’s shareholders and directed that the merger agreement and the merger be submitted for consideration by the Company’s shareholders at a shareholders’ meeting. The Anaren Board directed the Independent Committee to finalize the merger agreement with Veritas. The Anaren Board also resolved to amend the shareholder rights agreement in order to facilitate Veritas’ ability to enter into the merger agreement without triggering any rights under that plan, and further resolved to postpone the Annual Meeting of Shareholders, which was previously scheduled to occur on November 6, 2013, pending the outcome of the shareholders’ meeting to be held for the shareholders to consider the merger agreement.

Between November 1 – 4, 2013, the Company and Veritas and their respective advisors continued to finalize the merger agreement and related documents in preparation for signing the transaction. On November 2, 2013, Veritas and the Company entered into an extension to the exclusivity agreement, extending the exclusivity period from November 2, 2013 at 8 p.m. to November 4, 2013 at 8 a.m.

On November 4, 2013, the Company and Veritas entered into the merger agreement and other related documents.

Also on November 4, 2013, prior to the commencement of trading on the NASDAQ Global Select Market, Anaren issued a press release announcing the signing of the merger agreement and related documents. The Company also issued a press release announcing the postponement of the Annual Meeting of Shareholders, which had originally been scheduled to occur on November 6, 2013.

On November 26, 2013, the Company, Parent and Merger Sub, entered into Amendment No. 1 to the Agreement and Plan of Merger, dated as of November 4, 2013 (the “First Amendment”). The First Amendment clarifies that in connection with the merger the Company’s shareholders are entitled to appraisal rights, if any, only to the extent such rights are available to the Company’s shareholders pursuant to applicable provisions of the NYBCL.

Reasons for the Merger

In connection with the Independent Committee’s decision to recommend that the Anaren Board approve the merger agreement, and in connection with the Anaren Board’s decision to approve, and declare advisable, the merger agreement and to resolve that it recommends the approval and adoption of the merger agreement and approval of the merger and the other transactions contemplated thereby by the shareholders, the Independent Committee carefully evaluated the merger and the merger agreement in consultation with Anaren’s management, as well as the independent financial and legal advisors, and the Independent Committee and the Anaren Board considered a number of factors, including their knowledge of Anaren’s business, operations, financial condition, earnings and prospects, as well as the risks in achieving those prospects. In making its decisions, the Anaren Board also took into account the recommendation of the Independent Committee. As described above under “—Background of the Merger.” Anaren’s Board unanimously recommended that the shareholders of Anaren vote “FOR” the approval and adoption of the merger agreement.

The various factors that the Independent Committee and the Anaren Board believed supported their respective actions include, but are not limited to:

Ongoing Business Risk

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The belief that the merger agreement and the transactions contemplated by the merger agreement were more favorable to Anaren’s shareholders than remaining independent or other strategic alternatives reasonably available to Anaren and its shareholders;

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The risk that Anaren’s performance might not meet market expectations, which could adversely impact the market price of Anaren common stock, or meet the forecasts set forth in the management projections, including those set forth under “—Certain Financial Projections Provided by Anaren” beginning on page 71, which, in each case, might be due to a variety of factors, including but not limited to: the ongoing U.S. government sequestration, additional reductions in U.S. and certain foreign government defense budgets, the level of sales and demand for Anaren’s products and services; economic challenges globally; the inherent risk in the implementation of Anaren’s strategic plan; the macroeconomic environment generally; Anaren’s ability to introduce new products; and unexpected liabilities or expenses;

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The inherent costs and expenses of being a publicly traded company particularly considering the relatively small size of the Company in terms of revenue and income, as well as the competitive challenge resulting from the extensive disclosure required of a small public company.

Value Presented and Deal Terms

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Consideration; Historical Market Prices. The fact that the merger consideration of $28.00 per share reflects a premium of approximately 12% over the closing price of Anaren common stock of $24.98 on October 31, 2013, the last day of trading before the meeting of the Anaren Board at which the merger agreement was approved and adopted, a 42.8 percent premium over the closing price of Anaren common stock of $19.61 on April 15, 2013, which was the last close of trading before the Vintage Offer of $23.00 per share was announced, and a 21.7 percent premium over the $23.00 per share offer from Vintage Capital.

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Consideration Solely in Cash. The fact that, since the entirety of the merger consideration will be paid in cash, the value to be received by Anaren shareholders will be certain and immediately realized upon consummation of the merger.

●

Discussions with Other Potential Interested Parties. The fact that the Independent Committee thoroughly reviewed the Vintage Offer, considered both solicited and unsolicited expressions of interest from multiple other private equity funds, solicited expressions of interest from approximately 20 potential strategic acquirers as described in “—Background of the Merger,” and that the $28.00 per share merger consideration contemplated by the merger agreement represented the highest bid that Anaren received in the course of that sale process and the Independent Committee’s belief, after consultation with its independent financial advisors, that such per share price was the highest price reasonably attainable from a third party acquiror at such time.

●

Public Awareness of Strategic Alternative Exploration: The fact that the Company issued a press release on May 18, 2013 that the Independent Committee was exploring all strategic alternatives available to Anaren, had commenced a review process of strategic alternatives for the Company, including a potential sale transaction, and that it had received three (3) inbound inquiries, following such announcement;

●

Lack of Public Float and Perceived Overhang. The belief that the upside for Anaren’s common stock price as an independent company was limited due to Anaren’s relatively small market capitalization, small public float, low trading volume when compared to other companies listed on the NASDAQ Global Select Market, relative lack of research analyst coverage of Anaren’s common stock, and Company’s ability to finance significant acquisitions.

●

Opinions of the Financial Advisors to the Independent Committee. The financial analysis reviewed by Moelis with the Independent Committee as well as the oral opinion of Moelis rendered to the Independent Committee on November 1, 2013 (which was subsequently confirmed in writing by delivery of Moelis’ written opinion addressed to the Independent Committee dated November 1, 2013), as to the fairness, from a financial point of view and as of the date of such opinion, of the $28.00 per share consideration to be received in the merger by holders of Anaren common stock, as more fully described below under the caption “The Merger – Opinions of Moelis & Company, LLC and Houlihan Lokey Capital, Inc. to the Independent Committee – Moelis & Company LLC.” and the financial analysis reviewed by Houlihan Lokey with the Independent Committee as well as the oral opinion of Houlihan Lokey rendered to the Independent Committee on November 1, 2013 (which was subsequently confirmed in writing by delivery of Houlihan Lokey’s written opinion addressed to the Independent Committee dated November 1, 2013) as to, as of November 1, 2013, the fairness, from a financial point of view, of the $28.00 per share consideration to be received by the holders of Anaren common stock in the merger pursuant to the merger agreement. See “The Merger – Opinions of Moelis & Company, LLC and Houlihan Lokey Capital, Inc. to the Independent Committee - Houlihan Lokey Capital, Inc.” on page 63.

●	Terms of the Merger Agreement and Voting Agreement. The terms and conditions of the merger agreement and Voting Agreement, including:

o

The fact that the merger agreement, and the structure of the transaction as a single-step merger, would provide a period of time prior to the shareholder meeting to vote whether to approve the merger, during which, under certain circumstances more fully described under “The Merger Agreement—Covenants and Agreements—No Solicitation of Transactions by Anaren” beginning on page 90 of this proxy statement, Anaren is permitted to furnish information to, and engage in negotiations with, third parties in response to an unsolicited competing acquisition proposal from any such third party that the Anaren Board determines constitutes or would reasonably be expected to lead to an offer that is superior to the merger;

o

The fact that, under certain circumstances more fully described under “The Merger Agreement—Covenants and Agreements—No Solicitation of Transactions by Anaren” beginning on page 90 of this proxy statement, the Anaren Board to change its recommendation that Anaren shareholders adopt the merger agreement in response to certain competing acquisition proposals and certain intervening events, if the Anaren Board determines in good faith that a failure to make a change in its recommendation would be reasonably likely to constitute a violation of its fiduciary duties to shareholders under applicable law;

o

The fact that, under certain circumstances more fully described under “The Merger Agreement—Covenants and Agreements—No Solicitation of Transactions by Anaren” beginning on page 90 of this proxy statement, the Anaren Board is permitted to change its recommendation and/or terminate the merger agreement in order to enter into an agreement with respect to a superior offer after giving Parent the opportunity (for five business days) to match the superior offer and upon payment of $11 million, representing approximately 2.9% of the equity value of the transaction;

o

The provisions of the Voting Agreement that provide for the termination of the Voting Agreement automatically upon termination of the merger Agreement, including upon termination of the merger agreement by Anaren to enter into a definitive, written agreement concerning a superior offer as described under “The Merger Agreement—Termination of the Merger Agreement” beginning on page 101 of this proxy statement and “The Voting Agreement” beginning on page 107 of this proxy statement; and

o	The belief of the Anaren Board that the acquisition is likely to close based on, among other things:

■	The fact that the merger agreement is not conditional upon the receipt of any financing by Parent;

■

Merger Sub having received executed debt financing commitment letters from major commercial banks with significant experience in similar lending transactions and strong reputations for honoring the terms of such commitment letters, which, in the reasonable judgment of the Anaren Board, increases the likelihood of such financing being completed.

■

Veritas having provided an equity commitment letter to fund the equity portion of the financing (which represents approximately 40% of the total $382 million financing required for the merger) and has provided assurances of the financial viability of the sources of its funds.

■	The fact that the conditions to funding set forth in the debt and equity financing commitment letters are limited in number and scope.

■

The requirement that, in the event of a failure of the merger to be consummated under certain circumstances, including due to Parent’s or Merger Sub’s failure to complete the merger when otherwise required under the merger agreement, Parent pay the Company the parent termination fee of $22 million, representing approximately 5.75% of the equity value of the transaction, without the Company having to establish any damages, and the guarantee of such payment obligation by Veritas pursuant to the limited guarantee; and

■

Anaren’s ability, under limited circumstances more fully described under “The Merger Agreement—Specific Performance,” beginning on page 105 of this proxy statement, to seek and obtain specific performance of Parent’s and Merger Sub’s obligations to cause the equity financing to be funded and to consummate the merger;

●

The Independent Committee Recommendation. The fact that an Independent Committee of the Anaren Board composed solely of non-executive, independent members of the Anaren Board unanimously recommended, among other things, that the full Board approve and adopt the merger agreement.

In the course of reaching the determinations and decisions and making the recommendation described above, the Anaren Board also considered the following procedural factors leading up to Anaren’s entry into the merger agreement, including the solicitation of indications of interest from third parties and the negotiation of the terms of the merger agreement:

●

Independence of Independent Committee Members. The fact that the Independent Committee consisted of six (6) independent and disinterested directors of Anaren who are not affiliated with Parent or any of its affiliates, are not employees of Anaren or any of its affiliates and who have no financial interest in the merger in addition to, or different from, the interests of Anaren’s shareholders, except as otherwise described under “—Interests of Certain Persons in the Merger,” beginning on page 109;

●

Financial Advisors. The fact that Moelis and Houlihan Lokey, which are each qualified, nationally recognized and independent financial advisors, assisted the Independent Committee in its process of exploring strategic alternatives.

●

Legal Counsel. The fact that BSK and Dorsey, which are each qualified and nationally recognized legal counsel, were selected by and assisted the Independent Committee in its process of exploring strategic alternatives.

●

Exploration of Various Strategic Alternatives. The fact that, as part of Anaren’s review of strategic alternatives, the Independent Committee was free to consider the possibility of recommending strategic alternatives other than a sale transaction, or of recommending that no strategic transaction be effected at this time;

●

Extensive Independent Committee Review and Deliberations. The fact that the Independent Committee conducted deliberations, in more than 20 formal meetings and numerous additional informal discussions, many of which were conducted with representatives of BSK, Dorsey, Moelis and/or Houlihan Lokey in attendance, during a period of approximately seven months regarding strategic alternatives, including the merger upon and after such transaction became a possibility, and that the members of the Independent Committee participated in 5 formal meetings of the Anaren Board regarding strategic alternatives, including the merger upon and after such transaction became a possibility, during such period;

●

Arm’s Length Negotiations. The fact that, with the assistance of independent financial and legal advisors, the Independent Committee conducted arm’s-length negotiations with various parties, including Party A and Veritas, which, among other things, ultimately resulted in an increase in the purchase price from $23.00 per share set forth in the non-binding Vintage Offer in April 2013, to $28.00 per share contemplated by the merger, and the belief of the Independent Committee and the Anaren Board that the merger consideration and the other financial provisions contained in the merger agreement were the most favorable terms that Veritas was prepared to offer; and

●

Consideration of Various Factors. The fact that the Independent Committee and the Anaren Board made their evaluation of the merger agreement and the merger based upon the factors discussed in this proxy statement and with the full knowledge that management may have potential diverging interests from other shareholders in the merger.

The Anaren Board also considered a variety of risks and other potentially negative factors concerning the merger agreement, the merger and the other transactions contemplated by the merger agreement, including the following:

Risk of Not Closing

●	the need to obtain shareholder and regulatory approvals to complete the merger, and the likelihood that such approvals will be obtained;

●

the risk that, while the merger is expected to be completed, there can be no assurance that all conditions to the parties’ obligations to complete the merger will be satisfied, including the conditions to Parent’s and Merger Sub’s obligations to complete the merger which require that there be no material uncured breach of the Company’s pre-closing covenants and that the Company’s representations and warranties be true and correct to varying standards, and as a result, it is possible that the merger may not be completed even if approved by Anaren’s shareholders;

●

the risks and costs to Anaren if the merger does not close, including the diversion of management and employee attention, potential employee attrition, the potential effect on ongoing business relationships and the incurrence of substantial expenses related to the merger, including potential payment of the company termination fee to Parent and/or the reimbursement of Parent’s and other third parties’ expenses as well as expenses incurred in connection with any litigation that may result from the announcement or pendency of the merger;

●

the fact that Parent and Merger Sub are newly formed corporations with essentially no assets and that the Company’s remedy in the event of an uncured breach of the merger agreement by Parent or Merger Sub or Parent’s or Merger Sub’s failure to complete the merger when otherwise required to do so under the merger agreement may be limited to receipt of a $22 million termination fee payable by Parent and guaranteed by Veritas pursuant to the limited guarantee and that, under certain circumstances, the Company may not be entitled to receive such a fee;

Shareholder and Alternative Transaction Opportunity Costs

●

the fact that the all-cash price, while providing relative certainty of value and immediate payment, would not allow Anaren’s shareholders to participate in potential further improvements in Anaren’s business and appreciation of Anaren’s stock after the merger;

●

the fact that the receipt of cash by certain Anaren shareholders pursuant to the merger will generally be a taxable transaction for U.S. federal income tax purposes and such shareholders generally will recognize capital gain or loss equal to the difference, if any, between the cash that the shareholder receives in the merger and the shareholder’s adjusted tax basis in the Anaren common stock surrendered. See “The Merger—Certain U.S. Federal Income Tax Consequences of the Merger” beginning on page 77 of this proxy statement;

●

the possibility that Parent could, at a later date, engage in unspecified transactions, including restructuring transactions, special dividends, the sale of equity interests in Anaren or its subsidiaries to one or more investors or the sale of Anaren or some or all of its assets to one or more purchasers, which could conceivably produce a higher aggregate value to the surviving corporation’s shareholders than the value of the merger consideration;

●

the restrictions, subject to specified exceptions, on Anaren’s ability to solicit or engage in discussions or negotiations regarding alternative business combination transactions during the pendency of the merger;

●

the requirement that Anaren pay the company termination fee of $11 million to accept a superior offer, which may discourage a competing proposal to acquire Anaren that might otherwise have been more advantageous to Anaren’s shareholders and, if any such proposal is made, would likely reduce the price paid to Anaren’s shareholders, which the Independent Committee understood, while potentially having the effect of discouraging third parties from proposing an alternative transaction and reducing the price paid to Anaren’s shareholders in such an alternative transaction, was a condition to Parent’s and Merger Sub’s willingness to enter into the merger agreement, and also understood, after consultation with its advisors, that the amount of the parent termination fee was consistent with the amount of the termination fees payable in similar transactions and was not so large as to foreclose all opportunity for a prospective bidder to make a superior proposal;

Business Opportunity Costs

●

the fact that, although Anaren will continue to exercise, consistent with the terms and conditions of the merger agreement, control and supervision over its operations prior to the effective time of the merger, there are restrictions on the conduct of Anaren’s business prior to the consummation of the merger requiring Anaren to conduct its business only in the ordinary course of business, subject to specific limitations, which may delay or prevent Anaren from undertaking business opportunities that may arise during the term of the merger agreement, whether or not the merger is consummated, as further described under “The Merger Agreement—Covenants and Agreements—Conduct of Business of Anaren Pending the Merger,” beginning on page 87 below;

●	the potential negative impact on Anaren’s relationship with its customers, clients, suppliers, employees and “principals” and uncertainties surrounding those relationships; and

Interests in the Transaction

●

the fact that some of Anaren’s directors and executive officers have other interests in the merger that are in addition to, or different from, their interests as shareholders of Anaren, including the manner in which they would be affected by the merger, as further described under “—Interests of Certain Persons in the Merger,” beginning on page 109 below. The foregoing discussion of the factors considered by the Independent Committee and the Anaren Board is not intended to be exhaustive, but we believe that it includes the material factors considered by the Independent Committee and the Anaren Board. In view of the wide variety of factors considered by the Independent Committee and the Anaren Board in connection with their evaluation of the merger and the complexity of these matters, neither the Independent Committee nor the Anaren Board quantified, ranked or otherwise assigned any relative weights to the factors considered, and individual directors may have given different weights to different factors.

This explanation of the foregoing reasons for the merger and other information presented in this section is forward-looking in nature and, therefore, should be read in light of the “Cautionary Statement Regarding Forward-Looking Statements” beginning on page 28 of this proxy statement.

Opinions of Moelis & Company, LLC and Houlihan Lokey Capital, Inc. to the Independent Committee

Opinion of Moelis & Company, LLC

At the meeting of the Independent Committee on November 1, 2013 held to evaluate and approve the merger, Moelis delivered an oral opinion, which was confirmed by delivery of a written opinion, dated November 1, 2013, addressed to the Independent Committee and, at the Independent Committee’s request, the Anaren Board (in its capacity as such) to the effect that, as of the date of the opinion and based upon and subject to the conditions and limitations set forth in the opinion, the $28.00 per share to be received in the merger by holders of Anaren Common stock is fair, from a financial point of view, to such holders.

The full text of Moelis’ written opinion dated November 1, 2013, which sets forth the assumptions made, procedures followed, matters considered and limitations on the review undertaken in connection with the opinion, is attached as Annex C to this proxy statement and is incorporated herein by reference. Shareholders are urged to read Moelis’ written opinion carefully and in its entirety. Moelis’ opinion was provided for the use and benefit of the Independent Committee (in its capacity as such) in its evaluation of the merger. Moelis’ opinion is limited solely to the fairness, from a financial point of view, of the consideration and does not address the Company’s underlying business decision to effect the merger or the relative merits of the merger as compared to any alternative business strategies or transactions that might be available with respect to the Company. Moelis’ opinion does not constitute a recommendation to any shareholder of the Company as to how such shareholder should vote or act with respect to the merger or any other matter. Moelis’ opinion was approved by a Moelis fairness opinion committee.

In arriving at its opinion, Moelis, among other things:

●	reviewed certain publicly available business and financial information relating to the Company;

●

reviewed certain internal information relating to the business, earnings, cash flow, assets, liabilities and prospects of the Company furnished to Moelis by the Company, including financial forecasts provided to Moelis on October 26, 2013 by the management of the Company;

●

conducted discussions with members of the senior management and representatives of the Company concerning the publicly available and internal information described in the foregoing bullets, as well as the business and prospects of the Company generally;

●	reviewed publicly available financial and stock market data of certain other companies in lines of business that Moelis deemed relevant;

●

considered the results of efforts by or on behalf of the Company, including by Moelis at the Company’s direction, to solicit indications of interest from third parties with respect to a possible acquisition of all or a portion of the Company;

●	reviewed the financial terms of certain other transactions that Moelis deemed relevant;

●	reviewed a draft, dated October 29, 2013, of the merger agreement;

●	participated in certain discussions and negotiations among representatives of the Company and the acquiror and their advisors; and

●	conducted such other financial studies and analyses and took into account such other information as Moelis deemed appropriate.

In connection with its review, Moelis did not assume any responsibility for independent verification of any of the information supplied to, discussed with or reviewed by Moelis for the purpose of its opinion and has, with the consent of the Independent Committee, relied on such information being complete and accurate in all material respects. In addition, with the consent of the Independent Committee, Moelis did not make any independent evaluation or appraisal of any of the assets or liabilities (contingent, derivative, off-balance-sheet, or otherwise) of the Company, nor was Moelis furnished with any such evaluation or appraisal. With respect to the financial forecasts provided to Moelis on October 26, 2013 by the management of the Company and referred to above, Moelis assumed, upon representation of the Independent Committee, that such financial information was reasonably prepared on a basis reflecting the best currently available estimates and judgments of the management of the Company as to the future performance of the Company.

Moelis’ opinion was necessarily based on economic, monetary, market and other conditions as in effect on, and the information made available to Moelis as of, the date of the opinion. As the Independent Committee was aware, the credit, financial and stock markets have been experiencing unusual volatility and Moelis expressed no opinion or view as to any potential effects of such volatility on the Company, the acquiror or the merger. Moelis’ opinion did not address the fairness of the merger or any aspect or implication of the merger to, or any other consideration of or relating to, the holders of any class of securities, creditors or other constituencies of the Company, other than the fairness of the consideration from a financial point of view to the holders of the Company common stock. In addition, Moelis did not express any opinion as to the fairness of the amount or nature of any compensation to be received by any officers, directors or employees of any parties to the merger, or any class of such persons, relative to the consideration or otherwise. At the direction of the Independent Committee, Moelis was not asked to, nor did it, offer any opinion as to any terms of the merger agreement or any aspect or implication of the merger, except for the consideration to the extent expressly specified in Moelis’ opinion. In rendering its opinion, Moelis assumed, with the consent of the Independent Committee, that the final executed form of the merger agreement would not differ in any material respect from the draft that Moelis reviewed, that the merger would be consummated in accordance with its terms and that the parties to the merger agreement would comply with all its material terms. Except as described in this summary, the Company and the Independent Committee of its Board imposed no other instructions or limitations on Moelis with respect to the investigations made or procedures followed by Moelis in rendering its opinion.

The following is a summary of the material financial analyses presented by Moelis to the Independent Committee at its meeting held on November 1, 2013, in connection with its opinion.

Some of the summaries of financial analyses below include information presented in tabular format. In order to fully understand Moelis’ analyses, the tables must be read together with the text of each summary. The tables alone do not constitute a complete description of the analyses. Considering the data described below without considering the full narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of Moelis’ analyses.

Financial Analyses of the Company

Selected Public Companies Analysis. Moelis reviewed financial and stock market information of the following selected publicly traded defense electronics and communications companies (the “Selected Companies”), which Moelis selected based on Moelis’ professional judgment taking into account size, scale, core technologies, end-market and other factors:

Primary Selected Companies

●     Aeroflex Incorporated

●     e2v technologies PLC

●     Kratos Defense & Security Solutions, Inc.

●     Comtech Telecommunications Corp.

●     Mercury Systems, Inc.

●     API Technologies Corp.

Secondary Selected Companies

●     Skyworks Solutions, Inc.

●     Microsemi Corporation

●     M/A-COM Technology Solutions Holdings, Inc.

Primary Selected Company Multiples:

	LTM Revenue	Estimated Calendar Year 2013 Revenue	LTM EBITDA	Estimated Calendar Year 2013 EBITDA	Estimated Calendar Year 2013 P/E	Estimated Calendar Year 2014 P/E
Mean	1.36x	1.37x	9.1x	8.8x	13.9x	13.2x
Median	1.23x	1.23x	9.8x	9.3x	13.2x	12.0x

Secondary Selected Company Multiples:

	LTM Revenue	Estimated Calendar Year 2013 Revenue	LTM EBITDA	Estimated Calendar Year 2013 EBITDA	Estimated Calendar Year 2013 P/E	Estimated Calendar Year 2014 P/E
Mean	2.62x	2.55x	10.2x	9.6x	13.7x	11.4x
Median	2.57x	2.51x	10.8x	9.4x	12.5x	9.8x

Selected Company Multiples:

	LTM Revenue	Estimated Calendar Year 2013 Revenue	LTM EBITDA	Estimated Calendar Year 2013 EBITDA	Estimated Calendar Year 2013 P/E	Estimated Calendar Year 2014 P/E
Mean	1.78x	1.76x	9.5x	9.1x	13.8x	12.5x
Median	1.71x	1.64x	9.9x	9.4x	13.0x	11.3x

Moelis reviewed, among other things, enterprise values of the Selected Companies (calculated as market value of the relevant company’s diluted common equity based on its closing stock price on October 31, 2013, plus preferred stock, plus, as of the relevant company’s most recently reported quarter end, short-term and long-term debt, less cash and cash equivalents, plus book value of non-controlling interests) as a multiple, to the extent information was publicly available, of estimated revenue and EBITDA (defined as earnings before interest, taxes, depreciation, amortization, and stock-based compensation expense, where applicable) for the latest 12 months (“LTM”), and estimated calendar year 2013. Moelis also reviewed closing stock prices of the Selected Companies on October 31, 2013 as a multiple of estimated earnings per share (“P/E”) for calendar years 2013 and 2014. Financial data for the Selected Companies was based on publicly available consensus research analysts’ estimates, public filings and other publicly available information. Moelis then (i) applied ranges of selected multiples derived from the Selected Companies of 7.0x to 11.0x in the case of LTM EBITDA, 7.0x to 10.0x in the case of estimated calendar year 2013 EBITDA, 12.5x to 15.0x in the case of estimated calendar year 2013 P/E and 9.0x to 13.5x in the case of estimated calendar year 2014 P/E to corresponding financial data of the Company and (ii) calculated the mean of the lows of such ranges and the mean of the highs of such ranges. Financial data for the Company was based on financial forecasts and other information and data provided by the Company’s management as more fully described in “Certain Financial Projections Provided by Anaren” beginning on page 71. This analysis indicated the following implied per share reference range for the Company, as compared to the $28.00 per share consideration:

Implied Per Share Reference Range	Merger Consideration
$18.60–$25.35	$28.00

Selected Precedent Transactions Analysis. Moelis reviewed financial information of the following selected transactions in the defense electronics and communications industry announced between January 1, 2010 and the date of Moelis’ opinion:

Date Announced	Target	Acquirer
June 10, 2012	Micronetics, Inc.	Mercury Computer Systems, Inc.
January 17, 2012	HiRel Systems LLC	Vishay Intertechnology Inc.
December 23, 2011	KOR Electronics, Inc.	Mercury Computer Systems, Inc.
September 15, 2011	Trivec Avant Corp.	Cobham PLC
June 13, 2011	EMS Technologies, Inc.	Honeywell International Inc.
April 6, 2011	AML Communications, Inc.	Microsemi Corporation
April 4, 2011	LaBarge, Inc.	Ducommun Incorporated
March 28, 2011	Spectrum Control, Inc.	API Technologies Corp.
February 7, 2011	Herley Industries, Inc.	Kratos Defense & Security Solutions, Inc.
January 12, 2011	LNX Corporation	Mercury Computer Systems, Inc.
December 22, 2010	DALSA Corporation	Teledyne Technologies Incorporated
November 26, 2010	CPI International, Inc.	Veritas Capital
October 27, 2010	CommScope, Inc.	The Carlyle Group
October 13, 2010	Wavestream Corp.	Gilat Satellite Networks
March 30, 2010	White Electronic Designs Corporation	Microsemi Corporation

	LTM Revenue	NTM Revenue	LTM EBITDA	NTM EBITDA
Mean	1.6x	1.3x	9.5x	9.1x
Median	1.6x	1.3x	9.3x	8.3x

Moelis reviewed, among other things, announced transaction values of the selected transactions as a multiple, to the extent information was publicly available, of revenue and EBITDA for the LTM and the next 12 months (“NTM”). Financial data for the relevant transaction was based on publicly available information at the time of announcement of the relevant transaction. Moelis then (i) applied ranges of selected multiples derived from the selected transactions of 8.0x to 11.0x (based on LTM EBITDA) and 7.0x to 10.0x (based on NTM EBITDA) to corresponding financial data of the Company and (ii) calculated the mean of the lows of such ranges and the mean of the highs of such ranges. Financial data for the Company was based on financial forecasts and other information and data provided by the Company’s management as more fully described in “—Certain Financial Projections Provided by Anaren,” beginning on page 71. This analysis indicated the following implied per share reference range for the Company, as compared to the $28.00 per share consideration:

Implied Per Share Reference Range	Merger Consideration
$22.95–$30.40	$28.00

Discounted Cash Flow Analysis. Moelis performed a discounted cash flow (“DCF”) analysis of the Company using financial forecasts provided to Moelis on October 26, 2013 as more fully described in “Certain Financial Projections Provided by Anaren” beginning on page 71, and other information and data provided by the Company’s management to calculate the present value of the estimated future unlevered free cash flows projected to be generated by the Company. In performing the DCF analysis of the Company, Moelis utilized a range of discount rates of 10.0% to 12.0% to calculate estimated present values as of October 31, 2013 (using the mid-point convention) of (i) the Company’s estimated after-tax unlevered free cash flows for the second quarter of the Company’s fiscal 2014 through the Company’s fiscal 2018, and (ii) estimated terminal values derived by applying a range of multiples of 7.0x to 9.0x to the Company’s LTM EBITDA. This analysis indicated the following implied per share reference range for the Company, as compared to the $28.00 per share consideration:

Implied Per Share Reference Range	Merger Consideration
$26.39–$33.10	$28.00

Other Information

Moelis also noted for the Company’s Board certain additional factors that were not considered part of Moelis’ financial analysis with respect to its opinion but were referenced for informational purposes, including, among other things:

●

the historical trading prices for Anaren Common stock during the 52-week trading period ended April 15, 2013 (the last day prior to the Company’s receipt of an unsolicited Vintage Offer), which reflected low and high stock prices during such period ranging from $16.20 to $20.87 per share; and

●

premiums paid in selected transactions with transaction values of between $250.0 million and $500.0 million announced between December 20, 2010 and October 21, 2013 which, applying selected ranges of implied premiums paid derived from the selected transactions, based on comparing the per share acquisition price in each transaction to (i) the closing price of the target company’s common stock for the date one day prior to the date of announcement of the transaction (or a potential transaction) (the “one-day prior date”), (ii) the one-month, 60-day, 90-day and 180-day average closing stock prices of the target company’s common stock and (iii) the 52-week high closing price of the target company’s common stock, resulted in mean and median premiums of 37.3% and 38.0%, 40.3% and 43.2%, 43.7% and 45.3%, 47.0% and 46.7%, 51.1% and 46.3% and 12.9% and 14.2%, respectively, and the closing price of Company common stock on the one-day prior date, the average closing price of Company common stock during the one-month, 60-day, 90-day and 180-day periods ended April 15, 2013 and the 52-week high price for the period ended April 15, 2013 indicated premiums of 42.8%, 43.5%, 43.2%, 43.3%, 45.6% and 34.2%, respectively, based upon the $28.00 consideration.

Miscellaneous

This summary of the analyses is not a complete description of Moelis’ opinion or the analyses underlying, and factors considered in connection with, Moelis’ opinion. The preparation of a fairness opinion is a complex analytical process and is not necessarily susceptible to partial analysis or summary description. Selecting portions of the analyses or summary set forth above, without considering the analyses as a whole, could create an incomplete view of the processes underlying Moelis’ opinion. In arriving at its fairness determination, Moelis considered the results of all of its analyses and did not attribute any particular weight to any factor or analysis. Rather, Moelis made its fairness determination on the basis of its experience and professional judgment after considering the results of all of its analyses.

No company or transaction used in the analyses described above is identical to the Company or the merger. In addition, such analyses do not purport to be appraisals, nor do they necessarily reflect the prices at which businesses or securities actually may be sold. Analyses based upon forecasts of future results are not necessarily indicative of actual future results, which may be significantly more or less favorable than suggested by such analyses. Because the analyses described above are inherently subject to uncertainty, being based upon numerous factors or events beyond the control of the parties or their respective advisors, neither the Company, nor Moelis or any other person assumes responsibility if future results are materially different from those forecast.

The consideration was determined through arms’ length negotiations between the Company and acquiror and was approved by the Independent Committee and Anaren Board. Moelis did not recommend any specific consideration to the Company or the Independent Committee of its Board, or that any specific amount or type of consideration constituted the only appropriate consideration for the merger.

Moelis acted as financial advisor to the Company in connection with the merger and will receive a fee for its services, currently estimated to be approximately $5.75 million in the aggregate, $100,000 of which became payable upon execution the engagement letter between Moelis and the Company on June 21, 2011, as supplemented on June 19, 2013, $859,170 of which became payable in connection with the delivery of its opinion, regardless of the conclusion reached therein, and the remainder of which is contingent upon completion of the merger. In addition, the Company has agreed to indemnify Moelis for certain liabilities, including liabilities under the federal securities laws, arising out of its engagement.

Moelis’ affiliates, employees, officers and partners may at any time own securities of the Company and Parent. In the future, Moelis may provide investment banking and other services to the acquiror and may receive compensation for such services.

The Independent Committee selected Moelis as financial advisor in connection with the merger because of its substantial experience in similar transactions, its reputation in the investment community and its familiarity with Anaren and its business, the industry and potential acquirors of companies in the industry. Moelis is regularly engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, strategic transactions, corporate restructurings, and valuations for corporate and other purposes.

Opinion of Houlihan Lokey Capital, Inc.

On November 1, 2013, Houlihan Lokey Capital, Inc., which we refer to as “Houlihan Lokey,” at a meeting of the Anaren Board held to evaluate the merger, verbally rendered its opinion to the Independent Committee (which was subsequently confirmed in writing by delivery of Houlihan Lokey’s written opinion addressed to the Independent Committee dated November 1, 2013) to the effect that, as of November 1, 2013, based upon and subject to the various factors, assumptions, limitations and qualifications set forth in such written opinion, the $28.00 per share consideration to be received by holders of Anaren Common stock in the merger pursuant to the merger agreement was fair to such holders from a financial point of view.

Houlihan Lokey’s opinion was furnished to the Independent Committee (in its capacity as such) and, at the Independent Committee’s request, the Anaren Board (in its capacity as such) in connection with their evaluation of the merger and only addressed the fairness, from a financial point of view, of the $28.00 per share consideration to be received by the holders of Anaren common stock in the merger pursuant to the merger agreement and did not address any other aspect or implication of the merger or any other agreement, arrangement or understanding. The summary of Houlihan Lokey’s opinion in this proxy statement is qualified in its entirety by reference to the full text of its written opinion, which is attached as Annex D to this proxy statement and describes the procedures followed, assumptions made, qualifications and limitations on the review undertaken and other matters considered by Houlihan Lokey in connection with the preparation of its opinion. However, neither Houlihan Lokey’s opinion nor the summary of its opinion and the related analyses set forth in this proxy statement are intended to be, and do not constitute, advice or a recommendation to the Independent Committee, Anaren’s Board, any security holder of Anaren or any other person as to how to act or vote with respect to any matter relating to the merger.

In arriving at its opinion, Houlihan Lokey, among other things:

1.	reviewed a draft dated November 1, 2013 of the merger agreement;

2.	reviewed certain publicly available business and financial information relating to Anaren that Houlihan Lokey deemed to be relevant;

3.

reviewed certain information relating to the historical, current and future operations, financial condition and prospects of Anaren made available to Houlihan Lokey by Anaren, including financial projections prepared by Anaren management relating to Anaren for the fiscal years ending 2014 through 2018;

4.

spoke with certain members of Anaren management and certain representatives and advisors of Anaren regarding the business, operations, financial condition and prospects of Anaren, the merger and related matters;

5.	compared the financial and operating performance of Anaren with that of other public companies that Houlihan Lokey deemed to be relevant;

6.	considered publicly available financial terms of certain transactions that Houlihan Lokey deemed to be relevant;

7.

reviewed the current and historical market prices and trading volume for Anaren common stock, and the current and historical market prices and trading volume of the publicly traded securities of certain other companies that Houlihan Lokey deemed to be relevant;

8.

considered (a) the public announcements by Anaren regarding Vintage Capital Management, LLC’s unsolicited offer to acquire all outstanding stock of Anaren and Anaren’s review of strategic alternatives, including a possible sale of Anaren, and (b) the results of the third-party solicitation process conducted by Anaren, with Houlihan Lokey’s assistance, with respect to a possible sale of Anaren; and

9.	conducted such other financial studies, analyses and inquiries and considered such other information and factors as Houlihan Lokey deemed appropriate.

Houlihan Lokey relied upon and assumed, without independent verification, the accuracy and completeness of all data, material and other information furnished, or otherwise made available to it, discussed with or reviewed by it, or publicly available, and did not assume any responsibility with respect to such data, material and other information. In addition, Anaren management advised Houlihan Lokey, and Houlihan Lokey assumed, that the financial projections reviewed by Houlihan Lokey were reasonably prepared in good faith on bases reflecting the best currently available estimates and judgments of such management as to the future financial results and condition of Anaren, and Houlihan Lokey expressed no opinion with respect to such projections or the assumptions on which they were based. Houlihan Lokey relied upon and assumed, without independent verification, that there had been no change in the business, assets, liabilities, financial condition, results of operations, cash flows or prospects of Anaren since the respective dates of the most recent financial statements and other information, financial or otherwise, provided to Houlihan Lokey that would have been material to its analyses or opinion, and that there was no information or any facts that would have made any of the information reviewed by Houlihan Lokey incomplete or misleading.

Houlihan Lokey relied upon and assumed, without independent verification, that (a) the representations and warranties of all parties to the merger agreement and all other related documents and instruments that are referred to therein were true and correct, (b) each party to the merger agreement and such other related documents and instruments would fully and timely perform all of the covenants and agreements required to be performed by such party, (c) all conditions to the consummation of the merger would be satisfied without waiver thereof, and (d) the merger would be consummated in a timely manner in accordance with the terms described in the merger agreement and such other related documents and instruments, without any amendments or modifications. Houlihan Lokey relied upon and assumed, without independent verification, that (i) the merger would be consummated in a manner that complies in all respects with all applicable federal, state and foreign statutes, rules and regulations, and (ii) all governmental, regulatory, and other consents and approvals necessary for the consummation of the merger would be obtained and that no delay, limitations, restrictions or conditions would be imposed or amendments, modifications or waivers made that would have an effect on the merger or Anaren that would be material to Houlihan Lokey’s analyses or opinion. In addition, Houlihan Lokey relied upon and assumed, without independent verification, that the final form of the merger agreement would not differ in any respect from the draft of the merger agreement identified above.

Furthermore, in connection with its opinion, Houlihan Lokey was not requested to make, and did not make, any physical inspection or independent appraisal or evaluation of any of the assets, properties or liabilities (fixed, contingent, derivative, off-balance-sheet or otherwise) of Anaren or any other party, nor was Houlihan Lokey provided with any such appraisal or evaluation. Houlihan Lokey did not estimate, and expressed no opinion regarding, the liquidation value of any entity or business. Houlihan Lokey undertook no independent analysis of any potential or actual litigation, regulatory action, possible unasserted claims or other contingent liabilities, to which Anaren was or may have been a party or was or may have been subject, or of any governmental investigation of any possible unasserted claims or other contingent liabilities to which Anaren was or may have been a party or was or may have been subject.

Houlihan Lokey’s opinion was necessarily based on financial, economic, market and other conditions as in effect on, and the information made available to Houlihan Lokey as of, the date of the opinion. Houlihan Lokey did not undertake, and is under no obligation, to update, revise, reaffirm or withdraw its opinion, or otherwise comment on or consider events occurring or coming to Houlihan Lokey’s attention after the date of the opinion. Houlihan Lokey did not express any opinion as to the price or range of prices at which shares of Anaren common stock may be purchased or sold, or otherwise be transferable, at any time.

Houlihan Lokey’s opinion was furnished for the use of the Independent Committee (in its capacity as such) and, at the Independent Committee’s request, the Anaren Board (in its capacity as such) in connection with their evaluation of the merger. Houlihan Lokey has consented to the inclusion of its opinion as Annex D to this proxy statement. Houlihan Lokey’s opinion should not be construed as creating any fiduciary duty on Houlihan Lokey’s part to any party. Houlihan Lokey’s opinion is not intended to be, and does not constitute, a recommendation to the Independent Committee, the Anaren Board, Anaren, any security holder or any other party as to how to act or vote with respect to any matter relating to the merger or otherwise.

Houlihan Lokey was not requested to opine as to, and its opinion did not express an opinion as to or otherwise address, among other things: (i) the underlying business decision of the Independent Committee, the Anaren Board, Anaren, its security holders or any other party to proceed with or effect the merger, (ii) the terms of any arrangements, understandings, agreements or documents related to, or the form, structure or any other portion or aspect of, the merger or otherwise (other than the $28.00 per share merger consideration to the extent expressly specified in the opinion), (iii) the fairness of any portion or aspect of the merger to the holders of any class of securities, creditors or other constituencies of Anaren, or to any other party, except if and only to the extent expressly set forth in the last sentence of Houlihan Lokey’s opinion, (iv) the relative merits of the merger as compared to any alternative business strategies or transactions that might have been available for Anaren or any other party, (v) the fairness of any portion or aspect of the merger to any one class or group of Anaren’s or any other party’s security holders or other constituents vis-à-vis any other class or group of Anaren’s or such other party’s security holders or other constituents (including, without limitation, the allocation of any consideration amongst or within such classes or groups of security holders or other constituents), (vi) whether or not Anaren, its security holders, Parent or any other party is receiving or paying reasonably equivalent value in the merger, (vii) the solvency, creditworthiness or fair value of Anaren, Parent or any other participant in the merger, or any of their respective assets, under any applicable laws relating to bankruptcy, insolvency, fraudulent conveyance or similar matters, or (viii) the fairness, financial or otherwise, of the amount, nature or any other aspect of any compensation to or consideration payable to or received by any officers, directors or employees of any party to the merger, any class of such persons or any other party, relative to the merger consideration or otherwise. Furthermore, no opinion, counsel or interpretation was intended in matters that require legal, regulatory, accounting, insurance, tax or other similar professional advice. Houlihan Lokey assumed that such opinions, counsel or interpretations had been or would be obtained from appropriate professional sources. Furthermore, Houlihan Lokey relied, with the consent of the Independent Committee, on the assessments by Anaren and its advisors as to all legal, regulatory, accounting, insurance and tax matters with respect to Anaren, the merger or otherwise.

In preparing its opinion to the Independent Committee, Houlihan Lokey performed a variety of analyses, including those described below. The summary of Houlihan Lokey’s analyses described below is not a complete description of the analyses underlying Houlihan Lokey’s opinion. The preparation of such an opinion is a complex process involving various quantitative and qualitative judgments and determinations with respect to the financial, comparative and other analytical methods employed and the adaptation and application of these methods to the unique facts and circumstances presented. As a consequence, neither Houlihan Lokey’s opinion nor its underlying analyses is readily susceptible to summary description. Houlihan Lokey arrived at its opinion based on the results of all analyses undertaken by it and assessed as a whole and did not draw, in isolation, conclusions from or with regard to any individual analysis, methodology or factor. While the results of each analysis were taken into account in reaching Houlihan Lokey’s overall conclusion with respect to fairness, Houlihan Lokey did not make separate or quantifiable judgments regarding individual analyses. Accordingly, Houlihan Lokey believes that its analyses and the following summary must be considered as a whole and that selecting portions of its analyses, methodologies and factors, without considering all analyses, methodologies and factors, could create a misleading or incomplete view of the processes underlying Houlihan Lokey’s analyses and opinion.

In performing its analyses, Houlihan Lokey considered general business, economic, industry and market conditions, financial and otherwise, and other matters as they existed on, and could be evaluated as of, the date of its opinion. No company, transaction or business used in Houlihan Lokey’s analyses for comparative purposes is identical to Anaren or the proposed merger and an evaluation of the results of those analyses is not entirely mathematical. The estimates contained in the financial projections for Anaren provided by Anaren management and the implied reference range values indicated by Houlihan Lokey’s analyses are not necessarily indicative of actual values or predictive of future results or values, which may be significantly more or less favorable than those suggested by the analyses. In addition, any analyses relating to the value of assets, businesses or securities do not purport to be appraisals or to reflect the prices at which businesses or securities actually may be sold, which may depend on a variety of factors, many of which are beyond the control of Anaren. Much of the information used in, and accordingly the results of, Houlihan Lokey’s analyses are inherently subject to substantial uncertainty.

Houlihan Lokey’s opinion was only one of many factors considered by the Independent Committee in evaluating the proposed merger. Neither Houlihan Lokey’s opinion nor its analyses were determinative of the merger consideration or of the views of the Independent Committee, the Anaren Board or Anaren management with respect to the merger or the merger consideration. The type and amount of consideration payable in the merger were determined through negotiation between Anaren and Veritas, and the decision to enter into the merger agreement was solely that of the Independent Committee and the Anaren Board.

The following is a summary of the material financial analyses performed by Houlihan Lokey in connection with the preparation of its opinion and reviewed with the Independent Committee on November 1, 2013. The order of the analyses summarized below does not represent relative importance or weight given to those analyses by Houlihan Lokey. The analyses summarized below include information presented in tabular format. The tables alone do not constitute a complete description of the analyses. Considering the data in the tables below without considering the full narrative description of the analyses, as well as the methodologies underlying, and the assumptions, qualifications and limitations affecting, each analysis, could create a misleading or incomplete view of Houlihan Lokey’s analyses.

For purposes of its analyses, Houlihan Lokey reviewed a number of financial metrics, including:

●

Enterprise Value — generally, the value as of a specified date of the relevant company’s outstanding equity securities (taking into account outstanding options and other securities convertible, exercisable or exchangeable into or for equity securities of the company) plus the amount of its net debt (the amount of its outstanding indebtedness, non-convertible preferred stock, capital lease obligations and non-controlling interests less the amount of cash and cash equivalents on its balance sheet).

●

Adjusted EBITDA — generally, the amount of the relevant company’s earnings before interest, taxes, depreciation and amortization (“EBITDA”), adjusted for certain non-recurring items, for a specified time period.

Unless the context indicates otherwise, enterprise values and equity values used in the selected companies analysis described below were calculated using the closing price of Anaren common stock and the common stock of the selected companies listed below as of October 31, 2013, and transaction values for the selected transactions analysis described below were calculated based on the announced transaction price and/or other public information available at the time of the announcement. The estimates of the future financial performance of Anaren relied upon for the analyses described below were based on the financial projections prepared by Anaren management. The estimates of the future financial performance of the selected companies listed below were based on certain publicly available research analyst estimates for those companies. Implied reference range values indicated by Houlihan Lokey’s analyses reflect, among other things, reductions for estimated liabilities per Anaren management relating to Anaren’s executive payment obligations in the event of a change of control transaction and certain of Anaren’s tax obligations for prior years attributable to its Chinese operations.

Selected Companies Analysis. Houlihan Lokey reviewed certain data for selected companies, with publicly traded equity securities, that Houlihan Lokey deemed relevant. The selected companies were chosen because they are companies that, based on Houlihan Lokey’s professional judgment and experience and taking into account their respective product and service lines, industries, revenues and other factors, which for purposes of analysis, may be considered generally similar to certain operations of Anaren.

The financial data reviewed included:

• Enterprise value as a multiple of adjusted EBITDA for the latest 12 months, or LTM, most recently completed for which financial information has been made publicly available.

• Enterprise value as a multiple of estimated next fiscal year, or NFY, adjusted EBITDA. Estimates of NFY adjusted EBITDA for the selected companies listed below were calendarized to reflect a June 30, 2014 year end where appropriate.

The selected companies and the resulting low, high, median and mean data for the selected companies were as follows:

●	Aeroflex Holding Corp.
●	Cobham plc
●	Crane Co.
●	Hittite Microwave Corporation
●	Kratos Defense & Security Solutions, Inc.
●	M/A-Com Technology Solutions Holdings, Inc.
●	Microsemi Corporation
●	RF Micro Devices Inc.
●	Skyworks Solutions Inc.
●	Smiths Group plc
●	Teledyne Technologies Inc.
●	TriQuint Semiconductor, Inc.

	Enterprise Value/ LTM Adjusted EBITDA	Enterprise Value/ NFY Adjusted EBITDA
Low	9.3x	7.9x
High	17.1x	12.9x
Median	11.0x	9.2x
Mean	11.6x	9.5x

Taking into account the results of the selected companies analysis, Houlihan Lokey applied multiple ranges of 11.0x to 12.0x LTM adjusted EBITDA and 9.0x to 10.0x NFY adjusted EBITDA, respectively, to Anaren’s LTM ended September 30, 2013 adjusted EBITDA and estimated fiscal year ending June 30, 2014 adjusted EBITDA. The selected companies analysis indicated implied per share equity value reference ranges of $24.75 to $26.74 per share of Anaren common stock based on the selected range of LTM adjusted EBITDA multiples and $24.24 to $26.61 per share of Anaren common stock based on the selected range of NFY adjusted EBITDA multiples, as compared to the $28.00 per share merger consideration.

Selected Transactions Analysis. Houlihan Lokey considered certain financial terms of certain transactions involving target companies that Houlihan Lokey deemed relevant, which consisted of one group of defense electronics transactions and one group of wireless and communications transactions.

The financial data reviewed included transaction value as a multiple of, to the extent publicly available, adjusted EBITDA for the LTM period for which financial information was publicly available at the time of the announcement. The selected transactions of each group and resulting low, high, median and mean data for each group were as follows:

Defense Electronics Transactions

Date Announced	Target	Acquiror

10/21/2013	Symmetricom Inc. (1)	Microsemi Corporation
10/01/2013	Parvus Corporation (2)	Curtiss-Wright Controls, Inc.
09/23/2013	STM Group, Inc. (2)	Emerging Markets Communications LLC
09/12/2013	Lucix Corporation (2)	HEICO Corporation
08/26/2013	Globecomm Systems Inc.	Wasserstein & Co., LP
05/10/2013	Axell Wireless Limited (2)	Cobham plc
07/08/2013	National Hybrid, Inc. (2)	Data Device Corporation
06/25/2013	Amertron Inc (Global) Limited (2)	Inari International Limited
01/02/2013	Broad Reach Engineering Company (2)	Moog Inc.
12/06/2012	Micross Components, Inc. (2)	Insight Equity; Insight Equity II, L.P.
10/26/2012	MEDAV GmbH (2)	SAAB AB (publ.)
07/19/2012	NXP B.V. - High Speed Data Converter Assets (1)	Integrated Device Technology, Inc.
06/10/2012	Micronetics Inc.	Mercury Computer Systems, Inc.
06/06/2012	RFI Corporation (2)	Ultra Electronics Defense, Inc.
03/19/2012	Ramona Research, Inc. (2)	HEICO Electronic Technologies Corp.
01/17/2012	HiRel Systems LLC (2)	Vishay Intertechnology Inc.
12/23/2011	KOR Electronics, Inc. (2)	Mercury Computer Systems, Inc.
12/06/2011	Tampa Microwave, Inc. (2)	Thales Communications, Inc.
09/30/2011	Haigh-Farr, Inc.	The Vitec Group plc
09/15/2011	Trivec-Avant Corporation	Cobham plc
05/16/2011	Integral Systems, Inc.	Kratos Defense & Security Solutions, Inc.
06/16/2011	Teltronic S.A. Unipersonal and The RYMSA Corporation (2)	Nmás1 Capital Privado, SGECR, S.A.; Dinamia Capital Privado, Sociedad de Capital Riesgo, S.A.; N+1 Private Equity Fund II
06/13/2011	EMS Technologies, Inc.	Honeywell International Inc.
04/06/2011	AML Communications, Inc.	Microsemi Corporation
03/28/2011	Spectrum Control, Inc.	API Technologies Corp.
02/07/2011	Herley Industries, Inc.	Kratos Defense & Security Solutions, Inc.
02/07/2011	Endwave Corporation (1)	GigOptix, Inc.
01/12/2011	LNX Corporation	Mercury Computer Systems, Inc.
01/03/2011	Eclipse Electronic Systems, Inc.	Esterline Technologies Corp.
12/13/2010	Trident Space & Defense, LLC	TeleCommunication Systems Inc.
11/26/2010	CPI International, Inc.	Veritas Capital

Transaction Value/ LTM Adjusted EBITDA
Low	5.0x
High	15.0x
Median	9.2x
Mean	9.4x

(1) Excluded from low, high, median and mean data. LTM adjusted EBITDA multiple for target company was deemed to be not meaningful because the multiple was an outlier.

(2) Excluded from low, high, median and mean data. LTM adjusted EBITDA for target company was not publicly available.

Wireless & Communications Transactions

Date Announced	Target	Acquiror

06/25/2013	MCL, Inc. (2)	CPI International, Inc. (Communications & Power Industries LLC)
05/13/2013	Axiom IC B.V. (2)	Teledyne DALSA B.V.
05/09/2013	TC Communications Pty. Limited (2)	Inmarsat Plc
04/17/2013	API Technologies Corp. - Sensors Business (2)	Measurement Specialties Inc.
04/17/2013	Spectrum Sensors and Controls, Inc. (2)	Measurement Specialties Inc.
04/17/2013	Spectrum Sensors & Controls, Inc. (2)	Measurement Specialties Inc.
04/17/2013	Spectrum Sensors and Controls, LLC (2)	Measurement Specialties Inc.
11/05/2012	Amalfi Semiconductor, Inc. (2)	RF Micro Devices Inc.
05/30/2012	Locus Microwave Inc. and Certain Australian Satellite Communications Assets (2)	CPI International, Inc.
01/19/2012	Maxim Integrated Products Inc. - Telecom, Synchronization, Packet Timing and Synthesis Business (2)	Microsemi Corporation
07/20/2011	Zarlink Semiconductor Inc.	Microsemi Corporation
06/13/2011	EMS Technologies, Inc.	Honeywell International Inc.
05/26/2011	Advanced Analogic Technologies Incorporated (1)	Skyworks Solutions Inc.
05/17/2011	SiGe Semiconductor, Inc. (Delaware) (1)	Skyworks Solutions Inc.
05/16/2011	Integral Systems, Inc.	Kratos Defense & Security Solutions, Inc.
03/28/2011	Spectrum Control, Inc.	API Technologies Corp.
11/26/2010	CPI International, Inc.	Veritas Capital
10/27/2010	CommScope, Inc.	The Carlyle Group
10/13/2010	Wavestream Corporation (2)	Gilat Satellite Networks Ltd.
09/07/2010	Microtune, Inc. (1)	Zoran Corporation
07/13/2010	ADC Telecommunications Inc.	Tyco Electronics Ltd.
03/30/2010	White Electronic Designs Corporation	Microsemi Corporation
05/10/2008	Radyne Corp.	Comtech Telecommunications Corp.
06/27/2007	Andrew Corporation	CommScope, Inc.
05/25/2007	Aeroflex Incorporated	Goldman Sachs Group, Merchant Banking Division, Veritas Capital and Golden Gate Capital

Transaction Value/ LTM Adjusted EBITDA
Low	7.6x
High	14.9x
Median	10.9x
Mean	11.3x

(1) Excluded from low, high, median and mean data. LTM adjusted EBITDA multiple for target company was deemed to be not meaningful because the multiple was an outlier.

(2) Excluded from low, high, median and mean data. LTM adjusted EBITDA for target company was not publicly available.

Taking into account the results of the selected transactions analysis, Houlihan Lokey applied multiple ranges of 11.5x to 12.5x LTM adjusted EBITDA to Anaren’s LTM ended September 30, 2013 adjusted EBITDA. The selected transactions analysis indicated an implied per share equity value reference range of $25.72 to $27.71 per share of Anaren common stock, as compared to the $28.00 per share merger consideration.

Discounted Cash Flow Analysis. Houlihan Lokey performed a discounted cash flow analysis of Anaren by calculating the estimated net present value of the projected unlevered, after-tax free cash flows of Anaren that Anaren was forecasted to generate from November 1, 2013 through June 30, 2018 based on the financial projections for Anaren provided by Anaren management. Houlihan Lokey calculated terminal values for Anaren by applying a range of terminal value EBITDA multiples of 6.5x to 8.5x to Anaren’s fiscal year ending 2018 estimated EBITDA. The present values of Anaren’s projected future cash flows and terminal values were then calculated using discount rates ranging from 11.0% to 12.0%. The discounted cash flow analysis indicated an implied per share equity value reference range of $24.20 to $29.54 per share of Anaren common stock, as compared to the $28.00 per share merger consideration.

Other Matters

Houlihan Lokey was engaged by Anaren to act as a financial advisor in connection with the merger and provided financial advisory services to the Independent Committee, including an opinion to the Independent Committee (in its capacity as such) regarding the fairness, from a financial point of view, of the consideration to be received by the holders of Anaren common stock in the merger pursuant to the merger agreement. Anaren engaged Houlihan Lokey based on Houlihan Lokey’s experience and reputation. In addition, the Independent Committee selected Houlihan Lokey to advise the Independent Committee because of Houlihan Lokey’s familiarity with the space and defense industry and the potential acquirors of companies in the industry. Houlihan Lokey is regularly engaged to provide financial advisory services in connection with mergers and acquisitions, financings, and financial restructurings. Pursuant to its engagement by Anaren, Houlihan Lokey is entitled to an aggregate fee of $1.7 million for its services, $500,000 of which became payable in connection with the delivery of Houlihan Lokey’s opinion, regardless of the conclusion reached therein, and $1.2 million of which is contingent upon the successful completion of the merger. Anaren has also agreed to reimburse Houlihan Lokey for certain expenses and to indemnify Houlihan Lokey, its affiliates and certain related parties against certain liabilities and expenses, including certain liabilities under the federal securities laws arising out of or relating to Houlihan Lokey’s engagement.

In the ordinary course of business, certain of Houlihan Lokey’s employees and affiliates, as well as investment funds in which they may have financial interests or with which they may co-invest, may acquire, hold or sell, long or short positions, or trade, in debt, equity, and other securities and financial instruments (including loans and other obligations) of, or investments in, Anaren, one or more affiliates of Veritas Capital Fund Management, L.L.C. (“Veritas Capital”) or any other party that may be involved in the merger and their respective affiliates or any currency or commodity that may be involved in the merger.

Houlihan Lokey has in the past provided investment banking, financial advisory and other financial services to Anaren, for which Houlihan Lokey has received compensation, including having acted as financial advisor to Anaren in connection with a potential acquisition by Anaren earlier in 2013 for which Houlihan Lokey received a fee of $50,000. Houlihan Lokey and certain of its affiliates have in the past provided investment banking, financial advisory and other financial services to Veritas Capital or one or more security holders, affiliates and/or portfolio companies of investment funds affiliated or associated with Veritas Capital (collectively, “Veritas Group”), for which Houlihan Lokey and its affiliates have received compensation, including, among other things, having provided a financial opinion to KeyPoint Government Solutions, a Veritas Group portfolio company, in connection with a dividend recapitalization, which transaction closed in November 2012 and for which opinion an affiliate of Houlihan Lokey received a fee of $125,000. Houlihan Lokey and certain of its affiliates may provide investment banking, financial advisory and other financial services to Anaren, Veritas Group, other participants in the merger or certain of their respective affiliates or security holders in the future, for which Houlihan Lokey and its affiliates may receive compensation. In addition, Houlihan Lokey and certain of its affiliates and certain of its and their respective employees may have committed to invest in private equity or other investment funds managed or advised by Veritas Capital, other participants in the merger or certain of their respective affiliates, and in portfolio companies of such funds, and may have co-invested with Veritas Group, other participants in the merger or certain of their respective affiliates or security holders, and may do so in the future. Furthermore, in connection with bankruptcies, restructurings, and similar matters, Houlihan Lokey and certain of its affiliates may have in the past acted, may currently be acting and may in the future act as financial advisor to debtors, creditors, equity holders, trustees, agents and other interested parties (including, without limitation, formal and informal committees or groups of creditors) that may have included or represented and may include or represent, directly or indirectly, or may be or have been adverse to, Anaren, Veritas Group, other participants in the merger or certain of their respective affiliates or security holders, for which advice and services Houlihan Lokey and its affiliates have received and may receive compensation.

Certain Financial Projections Provided by Anaren

Anaren does not generally publish or disclose detailed business plans and strategies or make external disclosures of its anticipated financial position or results of operations other than providing, from time to time, estimated ranges of certain expected financial results and operational metrics in its regular earnings press releases and other investor materials. Anaren does, however, periodically prepare forecasts of its expected consolidated financial performance over the course of the current year and the longer term. In this context, Anaren’s management prepared financial forecasts for fiscal year 2013 and financial projections for the following four fiscal years, which we collectively refer to as the “financial projections” in this proxy statement, and which were provided to the Independent Committee. These financial projections were subsequently provided, in varying forms, to Moelis, and Houlihan Lokey. Anaren provided the financial projections because it believed the financial projections could be useful in evaluating, on a prospective basis, Anaren’s potential operating performance. The Company and the financial advisors advised the recipients of the financial projections that the Company’s internal financial forecasts upon which the financial projections were based are subjective in many respects.

Although a summary of the financial projections is presented with numerical specificity, the financial projections reflect various estimates and assumptions made by Anaren’s management as to future events, including with respect to industry performance, market and financial conditions and other matters specified by Anaren, all of which are difficult to predict and many of which are beyond Anaren’s control, but that Anaren’s management believed were reasonable at the time the financial projections were prepared, taking into account relevant information available to management at the time.

The financial projections do not take into account any circumstances or events occurring after the date they were prepared, including, but not limited to, any effects related to the merger or Anaren’s entry into the merger agreement (including any limitations imposed under the merger agreement on the ability of Anaren to engage in certain specified transactions or activities without Parent’s prior consent). Further, the financial projections do not take into account the effect of any failure of the merger to be consummated and should not be viewed as accurate or continuing in that context. Anaren stockholders are cautioned not to place undue, if any, reliance on the financial projections included in this proxy statement.

The financial projections reflect subjective judgment in many respects and, therefore, are susceptible to multiple interpretations and frequent revisions attributable to the volatility of the industries in which Anaren operates and based on actual experience and business developments. As such, the financial projections constitute forward-looking information and are subject to risks and uncertainties that could cause the actual results to differ materially from the projected results, including, but not limited to, Anaren’s performance and ability to achieve strategic goals over the applicable period; changes in laws, regulations or licensing requirements applicable to the Company and its subsidiaries; Anaren’s effective tax rate; industry performance, general business and economic conditions; and the factors described under “Risk Factors” in Anaren’s Annual Report on Form 10-K for the fiscal year ended June 30, 2013 and Quarterly Report on Form 10-Q for the fiscal quarter ended September 30, 2013 and in Anaren’s other filings with the SEC.  For additional information on factors that may cause Anaren’s future financial results to materially vary from those projected below, see the section entitled “Cautionary Statement Regarding Forward-Looking Information,” beginning on page 28 of this proxy statement. As a result, there can be no assurance that the financial projections will be realized and actual results may be materially better or materially worse than those contained in the financial projections. The financial projections cannot, therefore, be considered a guarantee of future operating results and should not be relied upon as such. In addition, the inclusion of the financial projections below should not be regarded as an indication that Anaren, Moelis, Houlihan Lokey or any other recipient of this information considered, or now considers, the financial projections to be predictive of actual future events or results and should not be relied upon as such.

The financial projections were prepared by Anaren management based on information they had at the time of preparation and are not a guarantee of future performance. The financial projections cover multiple years and such information by its nature becomes less predictive with each succeeding year. Neither Anaren nor any of its affiliates assumes any responsibility for the validity, accuracy or completeness of the financial projections described below.

The financial projections should be evaluated in conjunction with the historical financial statements and other information regarding Anaren contained in Anaren’s public filings with the SEC.

The financial projections were not prepared with a view toward public disclosure or compliance with published guidelines of the SEC or the American Institute of Certified Public Accountants for preparation and presentation of prospective financial information or generally accepted accounting principles, which we refer to as “GAAP” in this proxy statement, but, in the view of Anaren’s management, were prepared, in good faith and on a reasonable basis. Non-GAAP financial measures (such as Adjusted EBITDA) should not be considered in isolation from, or as a substitute for, financial information presented in compliance with GAAP, and non-GAAP financial measures as used by Anaren may not be comparable to similarly titled amounts used by other companies. The financial projections are unaudited. Neither Anaren’s independent registered public accounting firm, nor any other independent auditors, have compiled, examined or performed any procedures with respect to the prospective financial information contained in the financial projections, nor have they expressed any opinion or given any form of assurance on the financial projections or their achievability.

October 2013 Financial Projections(1)(2)

(in thousands)

(1)

These financial projections were based on financial projections prepared by Anaren on October 25, 2013 subsequent to the announcement of the Raytheon AMDR contract. These financial projections were reviewed by Moelis and Houlihan Lokey in connection with preparation of their opinions discussed in the section “The Merger –Opinions of Moelis & Company, LLC and Houlihan Lokey Capital, Inc. to the Independent Committee” beginning on page 58.

(2)	EBITDA means earnings before interest, taxes, depreciation and amortization.

NEITHER ANAREN NOR ANY OF ITS AFFILIATES, ADVISORS, OFFICERS, DIRECTORS OR REPRESENTATIVES CAN GIVE ANY ASSURANCE THAT ACTUAL RESULTS WILL NOT DIFFER FROM THE FINANCIAL PROJECTIONS, AND NONE OF THEM UNDERTAKES ANY OBLIGATION TO UPDATE OR OTHERWISE REVISE OR RECONCILE THE FINANCIAL PROJECTIONS AS SHOWN IN THIS PROXY STATEMENT TO REFLECT CIRCUMSTANCES EXISTING AFTER THE DATE SUCH PROJECTIONS WERE GENERATED OR TO REFLECT THE OCCURRENCE OF FUTURE EVENTS EVEN IN THE EVENT THAT ANY OR ALL OF THE ASSUMPTIONS UNDERLYING SUCH PROJECTIONS ARE SHOWN TO BE IN ERROR. ANAREN DOES NOT INTEND TO MAKE PUBLICLY AVAILABLE ANY UPDATE OR OTHER REVISION TO THE FINANCIAL PROJECTIONS, EXCEPT AS OTHERWISE REQUIRED BY LAW.

Regulatory Approvals Required for the Merger

General

Completion of the merger is conditions upon, among other things, the receipt of all regulatory and government approvals required in connection with the transactions contemplated by the merger agreement, the expiration of all notice periods and waiting periods (and any extensions thereof) required under applicable law or by the terms of such approvals, and the satisfaction of all conditions contained in any such approval required to have been satisfied prior to consummation of such, including the expiration or termination of the waiting period (and any extensions thereof) applicable to the consummation of such transactions under the HSR Act.  See “The Merger Agreement—Conditions to the Completion of the Merger” beginning on page 100 of this proxy statement.

Department of Justice, Federal Trade Commission and Other U.S. Antitrust Authorities

Under the HSR Act and the rules and regulations promulgated thereunder requires that each party (and, as applicable, their ultimate parent entities) must file a pre-merger notification with the Federal Trade Commission, which we refer to in this proxy statement as the “FTC”, and the Antitrust Division of the Department of Justice, which we refer to in this proxy statement as the “DOJ”. A transaction notifiable under the HSR Act may not be completed until the expiration of a 30-calendar-day waiting period following the parties’ filing of their respective HSR Act notification forms or the early termination of that waiting period.

The required notification and report forms were filed with the DOJ and the FTC on November 15, 2013, by Anaren and Parent (and, as applicable, its ultimate parent entities). On November 25, 2013, Anaren and Parent were notified that the early termination of the waiting period under the HSR Act was granted.

At any time before or after the completion of the merger, the DOJ or the FTC or any other governmental authority could take such action under the antitrust laws as it deems necessary or desirable in the public interest, including seeking to enjoin the completion of the merger, to rescind the merger or to seek divestiture of particular assets. Private parties also may seek to take legal action under the antitrust laws under certain circumstances. Although there is no assurance that they will not do so, we do not expect any regulatory authority, state or private party to take legal action under the antitrust laws.

Timing

Although we expect to receive the regulatory approvals and clearances described above (other than under the HSR Act, if any) in a timely manner, we cannot assure you that the regulatory approvals described above will be obtained and, if obtained, we cannot assure you as to the timing of any approvals, the ability to obtain approvals on satisfactory terms or the absence of any litigation or administrative action challenging such approvals.

Appraisal Rights

The merger agreement provides that Anaren shareholders are entitled to appraisal rights, if any, only to the extent available to such shareholders pursuant to the New York Business Corporation Law, which we refer to as the “NYBCL.” Pursuant to Section 910 of the NYBCL, the right to receive payment of the fair value of shares in connection with a merger is not available to a shareholder for any class or series of shares that, at the record date fixed to determine the shareholders entitled to receive notice of the meeting of shareholders to vote on such merger, were listed on a national securities exchange. As of the record date for the special meeting, the shares of Anaren common stock were listed on the NASDAQ Global Select Market. Accordingly, Anaren shareholders are not entitled to appraisal rights under the NYBCL, and thus are not entitled to exercise such rights in connection with the merger.

Financing of the Merger

Anaren anticipates that the total funds needed to complete the merger, including the funds needed to:

●	pay its shareholders (and holders of its options and restricted stock) the amounts due to them under the merger agreement;

●	repay or refinance certain existing indebtedness of Anaren; and

●	pay related fees and expenses in connection with the transactions contemplated by the merger agreement will be approximately $382 million. We expect this amount to be funded through a combination of:

●	equity financing of up to $155 million to be provided by the Veritas Fund;

●

subject to a leverage limitation described below, borrowings under a first lien senior secured credit facility comprised of a term loan facility of $145 million and a revolving credit facility of up to $20 million (provided that the proceeds of the revolving credit facility may only be used for certain transaction fees and expenses);

●	subject to a leverage limitation described below, borrowings under a second lien senior secured term loan facility of $70 million; and

●	cash on hand at Anaren.

Obtaining the equity or debt financing is not a condition to the completion of the merger. The failure of Parent and Merger Sub to obtain sufficient financing is likely to result in the failure of the merger to be completed as a result of which Parent may be obligated to pay a fee of $22 million as described under “The Merger Agreement—Termination of the Merger Agreement—Termination Fee Payable by Parent” on page 104 of this proxy statement. That obligation is guaranteed by the Veritas Fund. See “The Merger—Limited Guarantee” beginning on page 76 of this proxy statement.

Equity Financing

Parent has received an equity commitment letter from the Veritas Fund pursuant to which the Veritas Fund has committed to invest up to $155 million to purchase, or cause the purchase of, equity securities of Parent solely for the purpose of providing Parent with a portion of the financing required for the merger and the transactions contemplated by the merger agreement. The financing contemplated by the equity commitment letter, as may be amended, is referred to as the “equity financing” in this proxy statement.

The Veritas Fund’s obligation to fund the equity financing is subject to the satisfaction or waiver of the conditions to Parent’s and Merger Sub’s obligations contained in the merger agreement, the substantially concurrent consummation and funding in full of the debt financing described below, the absence of any amendment, modification or waiver of any provision of the merger agreement not agreed to by the Veritas Fund and the substantially concurrent consummation of the merger pursuant to the terms of the merger agreement. Pursuant to the terms of the merger agreement, Anaren may seek specific performance to cause Parent to cause the equity financing to be funded subject to the satisfaction of certain conditions. See “The Merger Agreement—Specific Performance” beginning on page 105 of this proxy statement.

Without the consent of Anaren, the Veritas Fund may assign its rights and obligations under the equity commitment letter to (i) funds or other entities that are affiliates of the Veritas Fund, (ii) limited partners of the Veritas Fund or of such funds or other entities, and (iii) affiliates of such limited partners. Assignment does not relieve the Veritas Fund of its obligations under the equity commitment letter and it remains responsible to Parent for the full amount of the equity financing.

The equity commitment letter and the obligation of the Veritas Fund to fund the equity financing will terminate automatically upon the earliest to occur of (i) the effective time of the merger; (ii) the termination of the merger agreement pursuant to its terms; (iii) any modification, amendment or waiver of any provision of the merger agreement without the Veritas Fund’s prior written consent; (iv) Anaren’s or any Anaren related party’s (as such term is defined in the merger agreement) assertion or filing, directly or indirectly, of any legal proceeding with respect to the Veritas Fund’s limited guarantee, the merger agreement, the debt commitment letter, or any transaction contemplated thereby or otherwise related thereto, except any legal proceeding expressly permitted by such documents; and (v) March 31, 2014.

Debt Financing

In connection with the entry into the merger agreement, Merger Sub received the debt commitment letter, dated November 4, 2013 (the “debt commitment letter”), from Credit Suisse Securities (USA) LLC and Credit Suisse AG (together, the “commitment parties”), providing for, subject to the conditions set forth in the debt commitment letter, (a) borrowings under a first lien senior secured credit facility (comprised of a term loan facility of $145 million and a revolving credit facility of up to $20 million) and (b) borrowings under a second lien senior secured term loan facility of $70 million.

The obligations of the lenders to provide debt financing under the debt commitment letter are subject to a number of conditions, including, without limitation:

●	the accuracy of certain representations with respect to Parent, Anaren and their subsidiaries;

●

the merger and the other transactions associated therewith, including the equity financing, shall concurrently with the funding of the debt financing be consummated in accordance with the merger agreement, without waiver or amendment of the merger agreement adverse in any material respect to the lenders without the consent of the commitment parties (such consent not to be unreasonably withheld, conditioned or delayed);

●	no material adverse change (as defined in a manner similar to the merger agreement and subject to similar exceptions) shall have occurred since July 1, 2009;

●

neither Parent nor any of its subsidiaries having any indebtedness for borrowed money or preferred equity other than under the facilities, as set forth in the debt commitment letter, or as approved by the initial lenders;

●

delivery of certain unaudited financial statements of Anaren and certain pro forma financial statements of Parent and its subsidiaries, giving effect to the merger and the other transactions associated therewith;

●	all costs, fees, expenses and other compensation payable to the lenders, the commitment parties, the administrative agent or the collateral agent have been paid to the extent due;

●

the closing date of the merger shall not occur less than 15 consecutive business days after the delivery to the lead arranger of the final confidential information memorandum referred to in the debt commitment letter;

●

the collateral agent shall have a perfected, first priority lien on and security interest in all assets as required under the debt commitment letter in connection with the first lien senior secured credit facility and a perfected, second priority lien on and security interest in all assets as required under the debt commitment letter in connection with the second lien senior secured term loan facility;

●

delivery of documentation and other information of Merger Sub, certain affiliates, and Parent requested by the lenders as required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including the Patriot Act; and

●	compliance with certain other customary closing conditions and delivery of customary closing documentation.

In addition, to the extent that the ratio of total net debt of Parent and its consolidated subsidiaries on the closing date to Parent’s consolidated pro forma EBITDA (calculated as set forth in the debt commitment letter) for the most recently completed four-fiscal quarter period for which financial statements have been delivered is in excess of 5.9 to 1.0, the amount of the term loan borrowing shall be reduced by an amount sufficient to eliminate such excess.

The commitments of the commitment parties under the debt commitment letter and the agreement of the lead arrangers to provide services described in the debt commitment letter will expire on the earliest of (a) the execution of definitive documentation with respect to the senior secured and second lien senior secured facilities, (b) the closing date, as that term is defined in the merger agreement, (c) the termination of the commitment by Merger Sub, (d) March 31, 2014 or (e) the termination of the merger agreement.

The documentation governing the debt financing has not been finalized and, accordingly, the actual terms of the debt financing may differ from those described in this document. Each of Parent and Merger Sub has agreed to use commercially reasonable efforts to obtain the debt financing on the terms and conditions described in the debt commitment letter. Although the debt financing described in this document is not subject to a due diligence or a “market out” provision, such financing may not be considered assured. The obligation of the commitment parties to provide debt financing under the debt commitment letter is subject to a number of conditions. There is a risk that these conditions will not be satisfied and the debt financing may not be funded when required. As of the date of this proxy statement, no alternative financing arrangements or alternative financing plans have been made in the event the debt financing described in this proxy statement is not available.

Limited Guarantee

Concurrently with the execution of the merger agreement, the Veritas Fund executed and delivered a limited guarantee in favor of Anaren, which we refer to as the “limited guarantee,” pursuant to which the Veritas Fund has agreed to guarantee (i) the obligation of Parent under the merger agreement to pay to Anaren the parent termination fee as defined therein (See also “The Merger Agreement—Termination of the Merger Agreement—Termination Fee Payable by Parent” beginning on page 104 of this proxy statement) and (ii) interest and certain of Anaren’s expenses related to its efforts to obtain the parent termination fee if Parent fails to pay such fee when due.

Pursuant to the limited guarantee, in no event will the Veritas Fund or any of its affiliates be required to pay an amount in the aggregate in excess of $22 million, plus interest and certain of Anaren’s expenses related to its efforts to obtain the parent termination fee if Parent fails to pay such fee, which we refer to as the “cap,” to any person pursuant to, under, or in respect of the limited guarantee.

Anaren is a party to the limited guarantee and may enforce its rights thereunder directly against the Veritas Fund, to the extent permitted pursuant to the provisions of the merger agreement and applicable law, but subject to the terms and limitations set forth in the limited guarantee (including the cap) and the merger agreement.

Subject to certain exceptions, the limited guarantee will terminate, and the Veritas Fund will have no obligations thereunder, as of the earliest of (i) the effective time of the merger, (ii) six months following the termination of the merger agreement if Parent, pursuant to the terms of the merger agreement, is obligated to pay the parent termination fee and Anaren has not presented a written claim (setting forth a reasonable basis for the claim) for payment under the guarantee to the Veritas Fund by the expiration of such six-month period, if, after the shareholder approval is received and the marketing period (as defined in the merger agreement) has ended, but before the effective time of merger, (A) all of the conditions precedent to Parent and Merger Sub’s obligations have been satisfied or otherwise waived, (B) Anaren has irrevocably notified Parent in writing that it is ready, willing and able to consummate the closing and all conditions precedent to Anaren’s obligations have been satisfied, (C) Anaren has given Parent written notice at least five business days of its intention to terminate the merger agreement if Parent had failed to consummate the merger when required under the merger agreement, and (D) Parent and Merger Sub fail to consummate the merger within three business days following the date it receives the foregoing notice, (iii) the termination of the merger agreement pursuant to its terms other than pursuant to (ii) above, and (iv) any modification or amendment or waiver of certain provisions of the merger agreement (A) relating to the parent termination fee and limitations on the liability of Parent and the Parent related parties (as defined in the merger agreement), or (B) which could increase any liability of or impose any obligation on, or adversely affect the Veritas Fund, without the Veritas Fund’s prior written consent.

Certain U.S. Federal Income Tax Consequences of the Merger

The following is a general summary of the anticipated U.S. federal income tax consequences to holders of Anaren common stock of the receipt of cash in exchange for such stock pursuant to the merger. This summary is based on provisions of the Internal Revenue Code, United States Treasury regulations, administrative rulings and judicial decisions under the Internal Revenue Code, each as in effect as of the date of this proxy statement, all of which are subject to change at any time, possibly with retroactive effect. Any such change could alter the tax consequences described herein. Anaren has not requested, and does not plan to request, any rulings from the Internal Revenue Service, which we refer to in this proxy statement as the “IRS,” concerning the matters discussed herein. This discussion is not binding on the IRS or any court, and there can be no assurance that the IRS will not take a contrary position or that any contrary position taken by the IRS will not be sustained by a court. This summary assumes that a U.S. holder (defined herein) holds Anaren common stock as a capital asset within the meaning of Section 1221 of the Internal Revenue Code (generally, property held for investment).

For purposes of this summary, the term “U.S. holder” means a beneficial owner of Anaren common stock who is, for U.S. federal income tax purposes:

●	an individual who is a citizen or resident of the United States;

●

a corporation (or other entity taxable as a corporation for U.S. federal income tax purposes) created or organized in the United States or under the laws of the United States or any State or the District of Columbia;

●	an estate that is subject to U.S. federal income tax on its income regardless of its source; or

●

a trust that (1) is subject to the primary supervision of a court within the United States and the authority of one or more U.S. persons, within the meaning of Section 7701(a)(30) of the Internal Revenue Code, to control all substantial decisions of the trust or (2) has a valid election in effect under applicable United States Treasury regulations to be treated as a U.S. person for U.S. federal income tax purposes.

A “non-U.S. holder” is a beneficial owner of Anaren common stock that is not a U.S. holder.

If an entity treated as a partnership for U.S. federal income tax purposes holds Anaren common stock, the U.S. federal income tax treatment of such partnership and each partner will generally depend on the status and the activities of the partnership and the partner. Partnerships that hold Anaren common stock, and partners in such partnerships, should consult their own tax advisor regarding the U.S. federal, state, local and non-U.S. tax considerations applicable to them with respect to the disposition of Anaren common stock pursuant to the merger.

This summary does not address all of the U.S. federal income tax consequences that may be applicable to a particular holder of Anaren common stock. In addition, this summary does not address the U.S. federal income tax consequences of the receipt of cash pursuant to the merger by holders of Anaren common stock who are subject to special treatment under U.S. federal income tax laws, including, for example, brokers or dealers in securities or currencies, controlled foreign corporations, passive foreign investment companies, former citizens or long-term residents of the U.S., mutual funds, traders in securities who elect the mark-to-market method of accounting for securities, banks and other financial institutions, insurance companies, individual retirement accounts and other tax-deferred accounts, regulated investment companies, real estate investment trusts, partnerships (or any entity taxable as a partnership for U.S. federal income tax purposes) and other pass-through entities, tax-exempt entities, U.S. holders whose functional currency is not the U.S. dollar, holders who hold shares of Anaren common stock as part of a hedge, appreciated financial position, straddle, conversion transaction or other risk reduction strategy, holders who hold any interest, directly or indirectly through constructive ownership or otherwise, in Anaren after the merger, holders who acquired shares of Anaren common stock pursuant to the exercise of an employee stock option or right or otherwise as compensation, holders who are subject to the alternative minimum tax provisions of the Internal Revenue Code, or holders that own or have owned, directly, indirectly, or constructively, 5% or more of Anaren common stock. This summary does not address the tax consequences of the merger under state, local or foreign tax laws, nor does it address any estate or gift taxation or the Medicare contribution tax on certain net investment income.

This summary of anticipated U.S. federal income tax consequences is not intended to be a complete analysis or description of all potential U.S. federal income tax consequences of the merger. Moreover, this summary does not address tax consequences that may vary with, or are contingent upon, individual circumstances. Anaren shareholders are urged to consult their own tax advisors to determine the particular tax consequences of the merger to them (including the application and effect of any state, local or foreign income and other tax laws).

U.S. Holders

Generally, the receipt of cash pursuant to the merger by U.S. holders will be a taxable transaction for U.S. federal income tax purposes. A U.S. holder who receives cash in the merger will generally recognize capital gain or loss, for U.S. federal income tax purposes, equal to the difference between (1) the amount of cash received and (2) the holder’s adjusted tax basis in the Anaren common stock surrendered. Any such gain or loss will generally be long-term capital gain or loss if the holding period for the surrendered Anaren common stock is more than one year at the time the merger is completed. Under current law, long-term capital gains recognized by U.S. holders that are individuals generally are subject to a reduced rate of tax. The deductibility of a capital loss recognized on the exchange is subject to limitations. If a U.S. holder acquired different blocks of Anaren common stock at different times or at different prices, such holder must determine its adjusted tax basis and holding period separately with respect to each block of Anaren common stock.

Cash payments made pursuant to the merger agreement will be reported to holders of Anaren common stock and the IRS to the extent required by the Internal Revenue Code and applicable United States Treasury regulations. Under the Internal Revenue Code, a U.S. holder of Anaren common stock (other than a corporation or other exempt recipient) may be subject, under certain circumstances, to information reporting on the cash received in the merger. A U.S. holder, who is not otherwise exempt, who fails to supply a correct taxpayer identification number, under-reports a tax liability, or otherwise fails to comply with U.S. information reporting or certification requirements, may be subject to backup withholding of tax at the applicable rate with respect to the amount of cash received in the merger. Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules may be allowed as a refund or a credit against a U.S. holder’s U.S. federal income tax liability provided the required information is timely furnished to the IRS.

Non-U.S. Holders

A non-U.S. holder generally will not be subject to U.S. federal income tax on gain recognized on the receipt of cash pursuant to the merger provided that (1) the gain is not effectively connected with the conduct of a trade or business by the non-U.S. holder in the United States ( and, if certain tax treaties apply, is not attributable to a permanent establishment or fixed base within the United States) and (2) in the case of a non-U.S. holder that is an individual, such non-U.S. holder is not present in the United States for 183 days or more in the taxable year of the disposition and certain other conditions are satisfied. In the case described above in (1), gain recognized on the sale, exchange or other taxable disposition of Anaren common stock pursuant to the merger generally will be subject to U.S. federal income tax in the same manner as if such holder were a U.S. holder, and in the case of a non-U.S. holder that is a foreign corporation, may also be subject to the branch profits tax (currently imposed at a rate of 30%, or a lower applicable treaty rate). In the case described above in (2), the non-U.S. holder may be subject to a flat tax rate of 30% (or a lower applicable treaty rate) on any U.S. source gain derived from the sale, exchange, or other taxable disposition of Anaren common stock (other than gain effectively connected with a United States trade or business), which may be offset by U.S. source capital losses.

Non-U.S. holders who sell their Anaren common stock in the merger generally will not be subject to information reporting and backup withholding, provided that Anaren does not have actual knowledge or reason to know that the non-U.S. holder is a United States person, as defined under the Internal Revenue Code, and the non-U.S. holder provides Anaren with a certification, under penalty of perjury, that it is not a United States person (such certification may be made on an IRS Form W-8BEN, or successor form, or by satisfying other certification requirements of applicable United States Treasury regulations). Backup withholding of tax for any non-U.S. holder who does not provide adequate certification may apply to cash received by a non-U.S. holder in the merger. Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules may be allowed as a refund or a credit against a non-U.S. holder’s U.S. federal income tax liability provided that the required information is timely furnished to the IRS.

Delisting and Deregistration of Anaren Common Stock

Anaren common stock is registered as a class of equity securities under the Exchange Act and is quoted on the NASDAQ under the symbol “ANEN.” As a result of the merger, we will become a wholly owned subsidiary of Parent, with no public market for our common stock. After the merger, our common stock will cease to be traded on the NASDAQ, and price quotations with respect to sales of shares of our common stock in the public market will no longer be available.  In addition, if the merger is completed, the Anaren common stock will be deregistered under the Exchange Act.

Litigation Related to the Merger

The Company is aware of two putative class action lawsuits filed by purported shareholders of Anaren. Each lawsuit has been filed in New York State Supreme Court, Onondaga County. The first such suit was filed on November 20, 2013 under the caption Joan Litwin v. Anaren, Inc., et al., Index No. 2013 EF 341 (referred to as the “First New York Action”). The complaint in the First New York Action alleges, among other things, that the directors of the Company breached their fiduciary duties to the Company’s shareholders, purportedly by agreeing to allegedly inadequate merger consideration,  and by agreeing to provisions in the merger agreement that purportedly preclude competing offers to acquire the Company. The complaint seeks, among other things, an order of the court enjoining consummation of the merger agreement.

The second such suit was filed on December 5, 2013 under the caption New World Investors v. Anaren, Inc., et al., Index No. 2013 EF 355 (referred to as the “Second New York Action”). The complaint in the Second New York Action alleges, among other things, that the preliminary proxy statement failed to disclose certain purportedly material information, and that the directors of the Company breached their fiduciary duties to the Company’s shareholders by causing the Company to enter into the merger agreement, pursuant to a purportedly unfair and inadequate process, which provides for a purportedly inadequate merger consideration. The complaint seeks, among other things, an order of the court enjoining consummation of the merger agreement.

The First New York Action and the Second New York Action have been consolidated by stipulation of the parties. The parties have also agreed to engage in limited expedited discovery in advance of a contemplated motion for a preliminary injunction enjoining consummation of the merger, to be filed by the plaintiffs in advance of the special meeting.

THE MERGER AGREEMENT

The following is a summary of certain material terms and conditions of the merger agreement. This summary does not purport to be complete and may not contain all the information about the merger agreement that is important to you. This summary is qualified in its entirety by reference to the merger agreement attached as Annex A to, and incorporated by reference into, this proxy statement. You are encouraged to read the merger agreement carefully and in its entirety because it is the legal document that governs the merger. The summary does not purport to be complete and may not contain all of the information about the merger agreement that is important to you. We urge you to carefully read the merger agreement in its entirety.

Explanatory Note Regarding the Merger Agreement and the Summary of the Merger Agreement: Representations, Warranties and Covenants in the Merger Agreement Are Not Intended to Function or Be Relied on as Public Disclosures

The merger agreement and the summary of its terms in this proxy statement have been included solely to provide information about the terms and conditions of the merger agreement. The terms and information in the merger agreement are not intended to provide any other public disclosure of factual information about Parent, Anaren or any of their respective subsidiaries or affiliates. The representations, warranties and covenants of the Company contained in the merger agreement have been made solely for the benefit of Parent and Merger Sub. In addition, such representations, warranties and covenants (i) have been made only for purposes of the merger agreement, (ii) have been qualified by (a) certain matters specifically disclosed in Anaren’s filings with the SEC prior to its entry into the merger agreement and (b) disclosures made to Parent and Merger Sub in the confidential disclosure schedule delivered in connection with the merger agreement, (iii) are subject to materiality qualifications contained in the merger agreement which may differ from what may be viewed as material by investors, (iv) were made only as of the date of the merger agreement or such other date as is specified in the merger agreement and (v) have been included in the merger agreement for the purpose of allocating risk between the contracting parties rather than establishing matters as fact. Accordingly, the summary of material provisions of the merger agreement below and elsewhere in this proxy statement and the annexed copy of the merger agreement are included only to provide investors with information regarding the terms of the merger agreement, and not to provide investors with any other factual information regarding Anaren, its subsidiaries or other affiliates or their respective businesses. Investors should not rely on the representations, warranties and covenants or any descriptions thereof as characterizations of the actual state of facts or condition of Anaren or any of its subsidiaries or other affiliates at the time they were made or otherwise. Moreover, information concerning the subject matter of the representations, warranties and covenants may have changed since the date of the merger agreement and may change after the date hereof, which subsequent information may or may not be fully reflected in Anaren’s public disclosures. The merger agreement should not be read alone, but should instead be read in conjunction with the other information regarding Anaren that is or will be contained in, or incorporated by reference into, the Annual Reports on Form 10-K, Current Reports on Form 10-Q and other documents that Anaren files with or furnishes to the SEC. This section is not intended to provide you with any factual information about Anaren. Such information can be found elsewhere in this proxy statement and in the public filings Anaren makes with the SEC, as described in the section entitled, “Where You Can Find More Information”, beginning on page 122 of this proxy statement.

Form, Effective Time and Closing of the Merger

The merger agreement provides that, upon the terms and subject to the conditions set forth in the merger agreement and in accordance with the NYBCL, Merger Sub will merge with and into Anaren, and the separate existence of Merger Sub will cease. Anaren will be the surviving corporation in the merger and, following completion of the merger, will continue to exist as a wholly owned subsidiary of Parent. The merger will become effective upon the filing of a certificate of merger with the Secretary of State of the state of New York or at a later date and time specified in the certificate of merger with the consent of Parent and Anaren. Anaren will continue its corporate existence under the NYBCL, and all of its rights, privileges, immunities, powers and franchises will continue unaffected by the merger.

At the effective time of the merger, Merger Sub will merge with and into Anaren. After the merger, Anaren will be the surviving entity and will be a wholly owned subsidiary of Parent. Parent will become the sole owner of Anaren and its businesses. Therefore, current shareholders of Anaren will cease to have any direct or indirect ownership interest in Anaren or any rights as shareholders of Anaren, will not participate in any future earnings or growth of Anaren, will not benefit from any appreciation in the value of Anaren and will not bear the future risks of Anaren’s operations.

The closing of the merger will take place no later than the third business day following the date on which the last of the conditions to closing of the merger (described under “The Merger Agreement—Conditions to the Completion of the Merger”) have been satisfied or waived (other than the conditions that by their terms are to be satisfied at the closing of the merger, but subject to the satisfaction or waiver of those conditions). However, if the marketing period (as described in “The Merger Agreement—Marketing Period”) has not ended at such time, the closing of the merger will take place, subject to the satisfaction or waiver of such conditions, on the earlier of (i) a business day before or during the marketing period specified by Parent on three business days’ prior notice to Anaren and (ii) the first business day following the final day of the marketing period.

If the merger is completed, Anaren shares will no longer be listed on the NASDAQ Global Select Market, and will be deregistered under the Exchange Act. As a result, Anaren will be a privately held corporation, and there will be no public market for shares of Anaren common stock. This will make certain provisions of the Exchange Act, such as the requirement of furnishing a proxy or information statement in connection with shareholders meetings, no longer applicable to Anaren. After the effective time of the merger, Anaren will also no longer be required to file periodic reports with the SEC on account of shares of Anaren common stock being outstanding.

There can be no assurances as to when, or if, the merger will occur. If the merger is not completed on or before March 31, 2014, either Parent or Anaren may terminate the merger agreement, unless such party’s failure to fulfill any of its obligations under the merger agreement results in such failure to complete the merger. See “—Conditions to the Completion of the Merger” and “—Termination of the Merger Agreement” beginning on pages 100 and 101, respectively, of this proxy statement.

Marketing Period

The marketing period is the first period of 15 consecutive business days after the date of the merger agreement, and throughout which (a) Parent has received of certain financial and other information relating to Anaren and its subsidiaries required to be provided by Anaren under the merger agreement in connection with the debt financing of the merger (which information is referred to as the “required financing information”), (b) Anaren shall have received shareholder approval of the merger agreement, and (c) nothing has occurred and no condition exists that would cause any of the conditions precedent to the obligations of Parent and Merger Sub to fail to be satisfied (other than those conditions that by their terms are to be satisfied at the closing), assuming such conditions were applicable at any time during such 15-business day period, in each case subject to certain re-start and extension provisions.

If the marketing period is not completed on or prior to December 20, 2013, then it will not commence prior to January 5, 2014. Additionally, the marketing period will not be deemed to have commenced if, prior to the completion of such 15 consecutive business day period, (i) Anaren or any of its subsidiaries announces any intention to restate any historical financial statements, or that any such restatement is under consideration or may be a possibility, in which case the marketing period will not be deemed to commence unless and until, at the earliest such restatement has been completed and the applicable required financing information has been amended or Anaren has announced that it has concluded no such restatement shall be required in accordance with GAAP and (ii) the Company’s independent registered accounting firm has withdrawn or qualified its audit opinion with respect to any audited financial statements contained in the required financing information.

Certificate of Incorporation, Bylaws, Directors and Officers of the Surviving Corporation

The certificate of incorporation and by-laws of the surviving corporation will be amended in their entirety pursuant to the merger at the effective time to conform to the Certificate of Incorporation and By-Laws of Merger Sub as in effect immediately prior to the effective time, except that the name of the surviving corporation shall be “Anaren, Inc.”, in each case, until thereafter changed or amended as provided therein or by applicable law.

The directors and officers of Merger Sub immediately prior to the effective time will be the directors and officers of the surviving corporation, respectively, immediately after the effective time of the merger.

Merger Consideration; Conversion or Cancellation of Shares in the Merger; Cancellation of Rights

Merger Consideration

At the effective time, by virtue of the merger, each share of Anaren common stock outstanding immediately prior to the effective time will be cancelled and converted automatically into the right to receive $28.00 in cash, without interest and less any applicable withholding taxes, other than any such shares held by Anaren or its subsidiaries, Parent, Merger Sub, and any other wholly owned subsidiary of Parent, which shares shall be cancelled and retired without any conversion and no payment or distribution shall be made with respect to such shares.  Further, at the effective time, by virtue of the merger, any and all rights then issued and outstanding pursuant to the Anaren shareholder rights agreement shall be automatically cancelled at the time the associated shares of Anaren common stock are cancelled, and no separate payment or distribution will be made with respect thereto, and the holders thereof shall have no further rights in connection therewith or under the Anaren shareholder rights agreement.

If prior to the effective time any change in the number of outstanding shares of Anaren common stock (or securities convertible or exchangeable into or exercisable for shares of Anaren common stock) shall occur as a result of a reclassification, recapitalization, stock split (including a reverse stock split), combination, readjustment of shares, stock dividend or stock distribution, merger, subdivision, issuer tender or exchange offer, or other similar transaction (including in the event that any rights issued pursuant to the Anaren shareholder rights agreement are triggered), the amount of the merger consideration shall be equitably adjusted to reflect such change.

Each share of the common stock of Merger Sub issued and outstanding immediately prior to the effective time shall be converted into and exchanged for one validly issued, fully paid and nonassessable share of common stock of the surviving corporation, which shall constitute the only shares of capital stock of the surviving corporation issued and outstanding immediately after the effective time.

Procedures for Surrendering Anaren Stock Certificates

The conversion of Anaren common stock into the right to receive the merger consideration will occur automatically at the effective time of the merger. Subject to certain exceptions set forth in “Merger Consideration; Conversion or Cancellation of Shares in the Merger; Cancellation of Rights—Merger Consideration,” the conversion of Anaren common stock into the right to receive the merger consideration will occur automatically at the effective time of the merger. Prior to completion of the merger, Parent will appoint American Stock Transfer & Trust Company, LLC to handle the exchange of Anaren stock certificates in the merger for the payment of cash. Substantially concurrently with the effective time of the merger, Parent will deliver to the paying agent the merger consideration payable in respect of Anaren common stock. As promptly as practicable after the effective time, the paying agent will send a letter of transmittal to each person who is a record holder of Anaren common stock immediately prior to the effective time of the merger for use in the exchange, as well as instructions explaining how to surrender Anaren to the paying agent.

Each Anaren shareholder who surrenders its stock certificate to the paying agent (or evidence of shares in book entry form), in either case, together with a duly executed letter of transmittal (and such other documents as may reasonably be required by the paying agent), will be entitled to receive in exchange therefor the cash consideration due to such shareholder pursuant to the terms of the merger agreement, in full satisfaction of all rights pertaining to the shares of Anaren common stock formerly represented by such stock certificate (or book entry), and the surrendered stock certificate will be marked canceled. In any event, after the effective time of the merger, each certificate that previously represented shares of Anaren common stock will only represent the right to receive the merger consideration into which those shares of Anaren common stock have been converted. Under no circumstances shall the holder of any rights certificate representing any rights issued pursuant to the Anaren shareholder rights agreements be entitled to any payment or distribution with respect to such rights certificate, and the holders of such rights certificate will have no further rights in connection therewith, pursuant to the terms of the merger agreement and the shareholder rights agreement.

In addition, if any merger consideration is to be paid to a person other than the person in whose name a surrendered Anaren certificate is registered, the Anaren common stock delivered to the paying agent must be accompanied by all documents required to evidence and effect the transfer, and the person requesting such exchange must provide evidence to the paying agent that any applicable taxes have been paid or that payment of such taxes is not necessary.

Do not send in your stock certificates or other documents representing Anaren common stock at this time. You should not return your stock certificates to Anaren, and you should not forward your stock certificates to the paying agent without a letter of transmittal.

Any portion of the aggregate merger consideration that remains undistributed to holders of Anaren stock certificates or shares of Anaren common stock in book entry form nine (9) months after the closing date will be delivered to Parent, and any holders of Anaren stock certificates or shares of Anaren common stock in book entry form who have not theretofore surrendered their stock certificates (or evidence of their shares in book entry form) and delivered their letter of transmittal, as applicable, shall thereafter look only to the surviving corporation for satisfaction of their claims for merger consideration, and Parent shall satisfy such claims in accordance with and subject to the terms of the merger agreement.

Lost, Stolen or Destroyed Stock Certificates

If any stock certificate is lost, stolen or destroyed, Parent may, in its discretion and as a condition to delivery of any merger consideration with respect to the shares of Anaren common stock previously represented by such Anaren stock certificate, require the owner of such lost, stolen or destroyed stock certificate to provide a reasonably appropriate affidavit of that fact and deliver a bond (in such reasonable sum as Parent may direct) as indemnity against any claim that may be made against Parent, Merger Sub, Anaren, or the paying agent with respect to such stock certificate.

Treatment of Anaren Equity Awards

At the effective time of the merger, each outstanding option to purchase shares of Anaren common stock will automatically be deemed to be exercised on a net share basis (to cover both the exercise price and any withholding taxes associated with the deemed exercise) and shares of Anaren common stock resulting from the net exercise will be deemed issued. Immediately after such deemed issuance, such shares of Anaren common stock will automatically be cancelled in exchange for a per share payment equal to $28.00 in cash, without interest and less any applicable withholding taxes.

At the effective time of the merger, each outstanding restricted stock award will automatically be 100% vested and cancelled in exchange for a per share payment equal to $28.00 in cash, without interest and less any applicable withholding taxes.

Withholding

Parent, Merger Sub, the surviving corporation, and the paying agent may deduct and withhold from any amounts due to a shareholder for Anaren common stock such amounts as may be required to be deducted or withheld to satisfy obligations under the Internal Revenue Code or any other applicable law. To the extent any amounts are deducted or withheld, such amounts shall be treated as having been paid to the shareholder to whom such amounts would have been otherwise paid. In the event Parent, Merger Sub, the surviving corporation or the paying agent does not deduct or withhold any amounts to satisfy any Internal Revenue Code or other obligations, those amounts, if any, will be the sole responsibility of such holder.

Representations and Warranties

The merger agreement contains a number of representations and warranties made by Anaren on the one hand and Parent and Merger Sub on the other hand. The representations and warranties were made by the parties as of the date of the merger agreement (unless another date is expressly specified therein) and expire at the effective time of the merger. The representations and warranties are subject, in some cases, to exceptions and qualifications such as knowledge, materiality and material adverse effect (that is, they will not be deemed to be untrue or incorrect unless their failure to be true or correct, individually or in the aggregate, would or would reasonably be expected to have a material adverse effect) qualifiers. See also “Definition of “Material Adverse Effect” beginning on page 86 of this proxy statement.

Representations and Warranties of Anaren and of Parent and Merger Sub

Both Anaren and Parent made customary representations and warranties in the merger agreement with respect to, among other things:

●	the due organization, valid existence, good standing, qualification and power and authority of Anaren and its subsidiaries to conduct business;

●

the authority to enter into the merger agreement and other transaction documents, to perform the covenants thereunder and to consummate the transactions contemplated thereby, and the enforceability of the merger agreement and other transaction documents against Anaren;

●

absence of any conflict with organizational documents, absence of any violation, breach or default under certain agreements, the absence of any violation of or conflict with any laws or orders, or creation of any liens on assets;

●	the required consents and approvals of governmental entities needed in connection with the consummation of the transactions contemplated by the merger agreement;

●	the absence of certain pending, filed or threatened legal proceedings;

●	the absence of material misstatements or omissions in this proxy statement, filed with the SEC in connection with the merger; and

●	the absence of undisclosed financial advisor, broker or other similar fees payable in connection with the merger.

Representations and Warranties of Anaren

In addition, Anaren made representations and warranties in the merger agreement relating to, among other things:

●	the required vote of Anaren’s shareholders to adopt the merger agreement and approve the merger and the absence of any other required vote of Anaren’s security holders;

●

the capitalization of Anaren and its subsidiaries, including the number of shares of Anaren common stock issued and outstanding, the number of shares of Anaren common stock subject to issuance pursuant to outstanding options and Anaren equity plans;

●	its ownership of equity interests in its subsidiaries;

●	its SEC filings since July 1, 2009, the absence of material misstatements or omissions from such filings and compliance with the Sarbanes-Oxley Act;

●	its financial statements and its system of internal controls over financial reporting;

●	its title to assets;

●	the absence of undisclosed liabilities;

●	its and its subsidiaries’ conduct of business and the absence of certain changes from July 1, 2009 through the date of the merger agreement, including the absence of a material adverse effect;

●	its and its subsidiaries’ material contracts and absence of defaults and breaches thereunder;

●	intellectual property and information security matters;

●	tax matters;

●	employee benefit matters;

●	labor and employment matters including matters related to any collective bargaining agreements, labor unions and layoffs;

●	its and its subsidiaries’ compliance, since July 1, 2009, with all applicable laws and orders;

●	environmental matters;

●	export and import compliance;

●	insurance matters;

●	the absence of related party transactions;

●	receipt of the opinions of Moelis and Houlihan Lokey;

●	inapplicability of (i) Section 912 of the NYBCL and other anti-takeover laws and (ii) Anaren’s shareholder rights agreement and the rights issued thereunder;

●	the existence, validity and enforceability of certain contracts meeting certain financial, legal and other thresholds, including subcontracts relating to contracts with governmental entities;

●	customers;

●	suppliers; and

●	products.

Representations and Warranties of Parent and Merger Sub

In addition, Parent and Merger Sub made customary representations and warranties in the merger agreement with respect to, among other things:

●	Parent and Merger Sub’s ownership of Anaren stock;

●	Parent’s ownership of Merger Sub and the absence of material business activities and material liabilities of Merger Sub prior to the effective time;

●	the availability and sufficiency of financing to consummate the transactions contemplated by the merger agreement; and

●	effectiveness of the limited guarantee of the Veritas Fund.

The representations and warranties in the merger agreement do not survive after the effective time of the merger.

See “—Explanatory Note Regarding the Merger Agreement and the Summary of the merger agreement: Representations, Warranties and Covenants in the Merger Agreement Are Not Intended to Function or Be Relied on as Public Disclosures” on page 80 of this proxy statement.

Definition of “Material Adverse Effect”

Many of the representations and warranties are qualified as to materiality or “material adverse effect.” For the purposes of the merger agreement, “material adverse effect” means any effect, fact, change, development, condition, event or circumstance (each an “Effect”) that, considered individually or together with all other Effects that (a) has been or would reasonably be expected to be materially adverse to, or has had or would reasonably be expected to have or result in a material adverse effect on, the business, assets, liabilities, operations, condition (financial or otherwise) or results of operation of Anaren and its subsidiaries, taken as a whole, or (b) would, or would reasonably be expected to, prevent or materially impair or delay (beyond March 31, 2014) the ability of Anaren to perform its material obligations under the merger agreement, or to consummate the merger or any of the other transactions associated therewith; provided, however, that, solely for the purposes of clause (a) of this definition, an Effect occurring after the date of the merger agreement shall not, either alone or in combination, be taken into account in determining whether there has been a material adverse effect if such Effect arises out of or results from:

●

general economic conditions in the United States or any other country or region in which Anaren and its subsidiaries operate, except in each case to the extent such conditions have a disproportionate effect or impact on the business, assets, liabilities, operations, condition (financial or otherwise), or results of operation of Anaren and its subsidiaries, taken as a whole, as compared to any of the other companies in the industry in which Anaren and its subsidiaries operate;

●

political conditions (or changes in such conditions) in the United States or any other country or region in which Anaren operates or acts of war, sabotage, or terrorism (including any escalation or general worsening of any such acts of war, sabotage or terrorism) in the United States or any other country or region in which Anaren and its subsidiaries operate, except in each case to the extent such political conditions, changes, acts, escalation or worsening have a disproportionate effect or impact on the business, assets, liabilities, operations, condition (financial or otherwise), or results of operation of Anaren and its subsidiaries, taken as a whole, as compared to any of the other companies in the industry in which Anaren and its subsidiaries operate;

●

any change in law or GAAP or other accounting standards (or the interpretations thereof), except in each case to the extent such change has a disproportionate effect or impact on the business, assets, liabilities, operations, condition (financial or otherwise), or results of operation of Anaren and its subsidiaries, taken as a whole, as compared to any of the other companies in the industry in which Anaren and its subsidiaries operate;

●	the announcement of the merger agreement and the transactions contemplated thereby;

●

any actions taken or omitted to be taken at the written direction of Parent (provided any such directed action or omission is not contemplated or required by the express terms of the merger agreement);

●

any changes in the market price or trading volume of shares of Anaren’s common stock, or any failure of Anaren to meet any internal or published projections, forecasts or revenue or earnings projections for any period (except that the underlying causes of such Effect that caused or contributed to such change in market price or trading volume shall be considered for purposes of determining whether a material adverse effect has occurred or would reasonably be expected to occur, except to the extent the underlying cause(s) is set forth in the first five bullet points above, the first bullet point below and the third bullet point below (but subject to the exceptions therein));

●	the fact that the prospective owner of Anaren and its subsidiaries is Parent or any affiliate of Parent;

●

any changes in Anaren’s or its subsidiaries’ credit rating (except that the underlying causes of such Effect that caused or contributed to such change in the credit rating of any of Anaren and its subsidiaries shall be considered for purposes of determining whether a material adverse effect has occurred or would reasonably be expected to occur, except to the extent the underlying cause(s) is set forth in the first five bullet points above, the bullet point above or the first bullet point below (but subject to the exceptions therein));

●

earthquakes, hurricanes, tsunamis, tornadoes, floods, mudslides, wild fires, or other natural disasters, weather conditions and other force majeure events in the United States or any other country or region in which Anaren operates; or

●	any breach by Parent or Merger Sub of the merger agreement.

Covenants and Agreements

Conduct of Business of Anaren Pending the Merger

Anaren has agreed to certain restrictions on it and its subsidiaries until the effective time of the merger. In general, Anaren has agreed that until the effective time of the merger: (a) Anaren will, and will cause each of its subsidiaries to, conduct its business and operations in the ordinary and usual course of business consistent with past practice and in compliance with all applicable laws and the requirements of all of its contracts and the contracts of each of its subsidiaries; (b) Anaren will use its commercially reasonable efforts to ensure that it, and each of its subsidiaries, preserves intact its current business organization, keeps available the services of its current officers and other key company associates and maintains its relations and goodwill with all suppliers, customers, vendors, landlords, creditors, licensors, licensees, distributors, resellers, employees and other persons having material business relationships with Anaren or its subsidiaries; (c) Anaren will promptly notify Parent in writing of (i) any notice from any person alleging that the consent of such person is or may be required in connection with any of the transactions contemplated by the merger agreement and (ii) any legal proceeding commenced, or, to the knowledge of Anaren, threatened against, relating to, involving or otherwise affecting any of Anaren or its subsidiaries that relates to the merger or any of the other transactions contemplated by the merger agreement; (d) Anaren will use commercially reasonable efforts to keep in full force all insurance policies referred to in the merger agreement; and (e) Anaren will (to the extent requested by Parent and permitted under applicable law) cause the officers and other employees of Anaren and its subsidiaries to promptly update Parent regarding Anaren’s and its subsidiaries’ results of operations and material developments.

Without limiting the generality of the foregoing, Anaren has also agreed, except with Parent’s prior written consent and as otherwise expressly contemplated or permitted by the merger agreement that, until the effective time of the merger it will not and its subsidiaries will not, among other things:

●	amend its organizational documents or create any new subsidiaries;

●

issue, sell, deliver or agree to commit to issue, sell or deliver (whether through the issuance or granting of options, warrants, commitments, subscriptions, rights to purchase, convertible securities or otherwise) any security of Anaren or its subsidiaries, except for the issuance and sale of shares of Anaren’s common stock pursuant to Anaren equity award plans outstanding as of the date of the merger agreement upon the exercise and vesting thereof in accordance with the terms of such Anaren equity award plans, as applicable;

●

directly or indirectly acquire, repurchase or redeem any security of Anaren or its subsidiaries, except in connection with tax withholdings and exercise price settlements upon the exercise, vesting or issuance of shares under Anaren equity award plans, so long as such is done in accordance with the terms of such Anaren equity award plans in existence on the date of the merger agreement;

●

split, combine, subdivide or reclassify any shares of capital stock or declare, set aside or pay any dividend or other distribution (whether in cash, shares or property or any combination thereof) in respect of any shares of capital stock, or make any other actual, constructive or deemed distribution in respect of the shares of capital stock, except for cash dividends made by any direct or indirect wholly owned Anaren subsidiary to Anaren or one of its wholly owned subsidiaries;

●

propose or adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of Anaren or any of its subsidiaries (except for the merger agreement and the transactions contemplated thereby);

●

(A) redeem, repurchase, prepay, defease, cancel, incur, create, assume, drawdown or otherwise acquire or modify in any material respect any long-term or short-term debt for borrowed monies or issue or sell any debt securities or calls, options, warrants or other rights to acquire any debt securities of Anaren or its subsidiaries or enter into any agreement having the economic effect of any of the foregoing, except for (1) loans or advances between Anaren and any direct or indirect subsidiaries, or between any direct or indirect subsidiaries of Anaren in the ordinary course of business consistent with past practice, and (2) the issuance of credit to new customers for the purchase of products or services of Anaren and its subsidiaries in the ordinary course of business consistent with past practice, (B) assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for the obligations of any other person, except with respect to obligations of direct or indirect wholly owned subsidiaries of Anaren in place on the date of the merger agreement, (C) make any loans, advances (other than any retainer for legal services) or capital contributions to or investments in any other person (other than Anaren or any direct or indirect wholly owned subsidiaries), except for travel advances or business expenses in the ordinary course of business consistent with past practice to any employees of Anaren or its subsidiaries, or (D) mortgage or pledge any asset owned or used by Anaren or its subsidiaries, or create or suffer to exist any encumbrance thereupon, except pursuant to the terms of any letters of credit, lines of credit or other credit facilities or arrangements in effect on the date of the merger agreement;

●

except as may be required by applicable law or the terms of the merger agreement or any employee benefit plan as in effect as of the date of the merger agreement, (A) enter into, adopt, modify or terminate any employee benefit plan, (B)(1) grant or increase the compensation payable or to become payable to any company associate, (2) pay or agree to pay any special bonus or special remuneration to any company associate, or (3) pay or agree to pay any benefit not required by any employee benefit plan in effect as of the date of the merger agreement, except (w) in each case in the ordinary course of business consistent with past practice, (x) in connection with the hiring of new employees who are not directors or executive officers, (y) in connection with the promotion of employees who are not directors or executive officers (and who will not be directors or executive officers after such promotion), or (z) in connection with annual performance-based compensation paid pursuant to any employee benefit plan, (C) hire or terminate the employment of any employee with an annual base salary in excess of $150,000.00 except in the ordinary course of business consistent with past practice, (D) grant or increase any severance, change in control, termination or similar compensation or benefits payable to any company associate, or (E) accelerate the time of payment or vesting of, or the lapsing of restrictions with respect to, or fund or in any other way secure the payment of, any compensation or benefits under an employee benefit plan;

●

commence any legal proceeding or settle any pending or threatened legal proceeding, except for the settlement of a legal proceeding solely for money damages and so long as (A) the settlement does not result in any other liability of Anaren or its subsidiaries, (B) includes a complete and unconditional release of Anaren and its subsidiaries, (C) at such time of settlement or compromise, Anaren has sufficient cash on hand to make such payment to be paid by Anaren or its applicable subsidiary prior to the closing, and (D) the amount does not exceed $50,000.00 individually for each such settlement or compromise and $150,000.00 in the aggregate for all such settlements or compromises;

●

make any material change in any of the accounting methods, principles or practices used by it or change an annual accounting period, except as may be required as a result of a change in the applicable law or GAAP;

●

(A) make, rescind or change any material tax election, (B) settle or compromise any federal, state, local or foreign or other material tax liability, claim or assessment, (C) consent to any extension or waiver of any limitation period with respect to any claim or assessment for any income or other material taxes, (D) change any annual tax accounting period or method of tax accounting, (E) file any income or other material tax return or any amended tax return, (F) enter into any closing agreement with respect to any tax, (G) surrender any right to claim a material tax refund, or (H) grant any power of attorney with respect to any taxes;

●

(A) transfer or assign any of Anaren’s intellectual property rights to any third person, (B) exclusively license any of Anaren’s intellectual property rights to any third person, (C) non-exclusively license any of Anaren’s intellectual property rights to any third person (except in the ordinary course of business consistent with past practices in connection with the commercialization of Anaren’s products or services), or (D) modify Anaren’s standard warranty terms for Anaren products or services or amend or modify any product or service warranty;

●

(A) acquire (by merger, consolidation or acquisition of stock or assets or otherwise) any other entity or any equity interest therein, (B) sell or otherwise dispose of or lease, license, or sublicense any properties or assets of Anaren or its subsidiaries except for sales of inventory, personal property, and excess or obsolete assets in the ordinary course of business consistent with past practice, (C) acquire, lease or license any right or other asset from any person except, in the case of this clause (C), in the ordinary course of business consistent with past practice and where the applicable right or other asset is immaterial;

●	make any capital expenditures in excess of $250,000.00 individually or in excess of $1,000,000.00 in the aggregate;

●	make any material changes or modifications to any investment or risk management policy or other similar policies (including with respect to hedging) or any cash management policy;

●

other than in the ordinary course of business consistent with past practice, enter into, or amend in any material respect, terminate or fail to renew any material contract (as defined in the merger agreement);

●	change any of its product return policies, product maintenance policies, service policies, product modification or upgrade policies in any material respect;

●

enter into any transaction with any of its shareholders or its non-subsidiary affiliates, excluding any employment, compensation or similar arrangements otherwise expressly permitted in the merger agreement;

●	abandon or permit to lapse any right to any material intellectual property;

●

amend, terminate, or allow to lapse any material governmental authorization (as defined in the merger agreement) relating to Anaren or its subsidiaries other than (A) as required by applicable law or (B) any such action in the ordinary course of business, but only where such action would not reasonably be expected to be material and adverse to Anaren or its subsidiaries;

●

pay, repurchase, discharge or satisfy any of Anaren’s material claims, liabilities, or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge, or satisfaction in the ordinary course of business consistent with past practice, or pursuant to contractual requirements of claims, liabilities or obligations reflected or reserved against in, or contemplated by, Anaren’s interim financial statements; or

●	agree or commit to take any of the foregoing actions.

Prior to the closing, Anaren has agreed to promptly notify Parent in writing of any event, condition, fact or circumstance that would make the timely satisfaction of any of the conditions to the obligations of Parent and Merger Sub to close impossible or unlikely or that has had or could reasonably be expected to have or result in a material adverse effect.  Without limiting the generality of the foregoing, Anaren has agreed to promptly advise Parent in writing of any legal proceeding or material claim commenced or, to the knowledge of the Company, threatened against or with respect to any of Anaren or its subsidiaries.

No Solicitation of Transactions by Anaren; Changes in Recommendation

Anaren will not nor will it permit any of its subsidiaries or any representative of any of its subsidiaries to, directly or indirectly:

●

solicit, initiate, induce or knowingly facilitate or encourage any (or the submission of any) acquisition proposal or acquisition inquiry (as such terms are defined below under this section), or the making, submission or announcement of any acquisition proposal or acquisition inquiry or take any other comparable action that could reasonably be expected to lead to an acquisition proposal or acquisition inquiry;

●

furnish or otherwise provide access to any person any non-public information regarding Anaren or its subsidiaries in connection with or in response to (or that would reasonably be expected to lead to) an acquisition proposal or acquisition inquiry;

●	continue or engage in discussions or negotiations with any person with respect to any acquisition proposal or acquisition inquiry;

●	approve, endorse or recommend, or make or authorize any public statement, recommendation or solicitation in support of any acquisition proposal;

●

enter into, or propose to enter into, any letter of intent, agreement in principal, definitive agreement or any other agreement with respect to any acquisition proposal or acquisition inquiry (except as permitted by the terms of the merger agreement); or

●	resolve or publicly propose to take any of the actions described in the bullet points above.

If, prior to the adoption of the merger agreement by Anaren’s shareholders, Anaren receives a bona fide written acquisition proposal or acquisition inquiry that did not result from Anaren’s breach of the “no shop” restrictions contained in the merger agreement (which are outlined in the preceding paragraph), Anaren may:

●	in response to such an acquisition inquiry, make the third party submitting the acquisition inquiry aware of the terms of the merger agreement; and

●

in response to such an acquisition proposal and after a good faith determination by the Anaren Board (after consultation with the financial advisor and outside legal counsel) that such acquisition proposal constitutes, or would reasonably be expected to lead to, a superior offer (as defined below under this section), and that a failure to take the following actions would be inconsistent with Anaren’s directors’ fiduciary duties: (i) furnish non-public information relating to Anaren and its subsidiaries to such third party pursuant to a confidentiality agreement of a nature permitted pursuant to the merger agreement (provided that all such information is or has been provided or made available to Parent) and (ii) engage in negotiations or discussions with such party.

Within 24 hours after receipt of an acquisition proposal and 48 hours after receipt of an acquisition inquiry by Anaren or any of its subsidiaries or any of their respective representatives, Anaren shall notify Parent in writing of such receipt and provide in such notice (a) an unredacted copy of any acquisition proposal or acquisition inquiry made in writing or (b) a written summary of the material terms of any such acquisition proposal or acquisition inquiry not made in writing. Anaren shall keep Parent reasonably informed within 48 hours of any material developments, discussions or negotiations regarding any acquisition proposals and acquisition inquiries, including the material terms thereof (and, at Parent’s request, the status, including with respect to negotiations thereof) and shall provide Parent with unredacted copies of all written amendments or supplements thereto (or, if oral, a written summary of any such amendments or supplements). Neither Anaren nor its subsidiaries will enter into any confidentiality agreement that prohibits Anaren from providing any information to Parent in accordance with the foregoing. Anaren shall (i) concurrently with notice to the Anaren Board, notify Parent of any scheduled meeting of the Anaren Board at which it is reasonably likely that the Anaren Board (or any committee thereof) will consider any acquisition proposal or change in circumstances (as described below) and (ii) within twenty-four (24) hours, notify Parent of any determination by the Anaren Board that (x) an acquisition proposal constitutes a superior offer or (y) a change in circumstances exists that would require a recommendation change in accordance with the merger agreement.

Except as described below, neither the Anaren Board nor any committee thereof, shall:

●	withhold, withdraw, qualify or modify in a manner adverse to Parent or Merger Sub the Anaren Board recommendation;

●	recommend the approval, acceptance or adoption of, or approve, endorse, accept or adopt, any acquisition proposal;

●

authorize, approve, recommend or declare advisable, or cause or permit Anaren or any of its subsidiaries to enter into, any letter of intent, memorandum of understanding, agreement in principle, merger agreement, acquisition agreement, option agreement, joint venture agreement, partnership agreement or other similar document or contract constituting or relating directly or indirectly to, or that contemplates or is intended or could reasonably be expected to result directly or indirectly in an acquisition transaction, other than confidentiality agreements of a nature permitted pursuant to the merger agreement, or requiring Anaren to abandon, terminate or fail to consummate the transactions contemplated by the merger agreement;

●	fail to include the Anaren Board recommendation in the proxy statement;

●

fail to recommend against any acquisition proposal subject to Regulation 14D under the Exchange Act in any solicitation or recommendation statement made on Schedule 14D-9 within ten (10) business days after the commencement of a tender offer providing for such acquisition proposal;

●

fail to reaffirm publicly the Anaren Board recommendation within ten (10) business days after Parent requests such in writing (but Parent cannot make such request more than three (3) times) and such request can only be made if (a) the Anaren Board has delivered a recommendation change notice (as defined below) to Parent in connection with a superior offer pursuant prior to the date of the shareholders' meeting and (b) the Company is, and continues to be, in full compliance with its no shop obligations;

●

take any formal action or make any recommendation or public statement in connection with a tender offer or exchange offer other than a recommendation against such offer or a customary "stop, look and listen" communication by the Anaren Board pursuant to Rule 14d-9(f) of the Exchange Act; or

●	resolve, agree or publicly propose to, or permit any Anaren subsidiary or any of their respective representatives to agree or publicly propose to, take any of the foregoing actions.

The foregoing actions are referred to throughout this proxy statement as a “recommendation change”. At any time prior to the adoption of the merger agreement by the shareholders at a duly convened meeting, the Anaren Board may effect a recommendation change if:

●

(a) Anaren receives a bona fide, written acquisition proposal that is not withdrawn; (b) such acquisition proposal did not result directly or indirectly from a breach of or any action inconsistent with any of the provisions of the merger agreement; (c) the Anaren Board determines in good faith, after having consulted with the financial advisors and outside legal counsel, that such acquisition proposal constitutes a superior offer; (d) the Anaren Board determines in good faith, after having consulted with Anaren’s outside legal counsel, that, in light of such superior offer, the failure to make a recommendation change would constitute a breach by the Anaren Board of its fiduciary obligations to Anaren’s shareholders under applicable law; (e) at least five (5) business days prior to making a recommendation change, the Anaren Board delivers to Parent a written notice (a “recommendation change notice”) (i) stating that Anaren has received a superior offer that did not result directly or indirectly from a breach of the merger agreement, (ii) stating the Anaren Board’s intention to make a recommendation change as a result of such superior offer and describing the nature of such intended recommendation change, (iii) specifying the identity of the person making such superior offer, and (iv) attaching unredacted copies of the most current and complete draft of the relevant transaction agreement and, if applicable, copies of all other relevant contracts and documents relating to such superior offer; (f) throughout the period between the delivery of the recommendation change notice and the proposed recommendation change to be effected pursuant to such notice, to the extent requested by Parent, Anaren engages, and causes its representatives to engage in good faith negotiations with Parent to amend the merger agreement and the financing letters such that it would cause such superior offer to no longer constitute a superior offer; (g) the Anaren Board shall have considered in good faith (after consultation with the financial advisors and outside legal counsel) any amendments to the merger agreement and the financing letters, as applicable, that Parent has made as a result of the negotiations contemplated by clause (f), and shall have determined that (i) such acquisition proposal has not been withdrawn and continues to constitute a superior offer and (ii) the failure to make a recommendation change would constitute breach by the Anaren Board of its fiduciary obligations to Anaren’s shareholders under applicable law; or

●

(a) there shall be any effect, fact, change, development, condition, event or circumstance that affects or would reasonably be expected to affect the business, assets, liabilities, operations, condition (financial or otherwise) or results of operation of Anaren or its subsidiaries, taken as a whole, that is material, individually or in the aggregate with any other such effects, facts, changes, developments, conditions, events or circumstances (which we refer to as a “change in circumstances”) that: (i) was not known to the Anaren Board as of the date of the merger agreement (or if known, the magnitude or material consequences of which were not reasonably foreseeable by the Anaren Board or the independent committee thereof as of the date of the merger agreement), (ii) does not relate to the receipt, existence or terms of any acquisition inquiry or acquisition proposal (or any transaction that would be an acquisition proposal if references to “15%” in the definition thereof were disregarded), (iii) has not resulted from any material breach of the merger agreement by Anaren or any of its representatives, and (iv) does not relate to changes after the date of the merger agreement in the market price or trading volume of Anaren’s common stock or Anaren’s credit rating; (b) the Anaren Board determines in good faith, after having consulted with the financial advisors and outside legal counsel, that, in light of such change in circumstances, the failure to make a recommendation change would constitute a breach by the Anaren Board of its fiduciary obligations to Anaren’s shareholders under applicable law; (c) at least five (5) business days prior to making a recommendation change, the Anaren Board delivers to Parent a written notice (i) stating that a change in circumstances has arisen, (ii) stating that it intends to make a recommendation change in light of such change in circumstances and describing the nature of such intended recommendation change, and (iii) containing a reasonably detailed description of such change in circumstances; (d) throughout the period between the delivery of the recommendation change notice and the proposed recommendation change to be effected pursuant to such notice, to the extent requested by Parent, Anaren engages, and causes its representatives to engage in good faith negotiations with Parent to revise the terms of the merger agreement and the financing letters in such a manner that would obviate the need for taking such action; and (e) the Anaren Board shall have considered in good faith (after having consulted with the financial advisor and outside legal counsel) any amendments to the merger agreement and the financing letters, as applicable, that Parent has made as a result of the negotiations contemplated by clause (d), and shall have determined that (i) such change in circumstances continues to exist and (ii) the failure to make a recommendation change would constitute breach by the Anaren Board of its fiduciary obligations to Anaren’s shareholders under applicable law.

The merger agreement does not prohibit Anaren or the Anaren Board, directly or indirectly through its representatives, from taking any action and disclosing to Anaren’s shareholders information pursuant to Rule 14d-9 or Rule 14e-2(a) of the Exchange Act, if the Anaren Board has determined in good faith, after consultation with outside legal counsel, that the failure to do so would be reasonably likely to be inconsistent with the directors’ fiduciary obligations to Anaren’s shareholders under applicable law; provided, however, that any disclosure of a position contemplated by Rule 14e-2(a) of the Exchange Act other than a rejection of any applicable acquisition proposal, a reaffirmation of the Anaren Board recommendation or a “stop-look-and-listen” communication made in compliance with Rule 14d-9(f) promulgated under the Exchange Act shall be deemed to be a recommendation change and may be made only in compliance with the provisions of the merger agreement.

Parent has the right to terminate the merger agreement (prior to the adoption of the merger agreement by the shareholders at a duly convened meeting), upon written notice to Anaren, if: (a) the Anaren Board or any committee thereof shall have made a recommendation change (whether or not in compliance with the merger agreement); (b) an acquisition proposal (or any inquiry related thereto) shall have been publicly announced or disclosed and Anaren shall have failed to issue a press release that reaffirms the Anaren Board recommendation within five (5) business days after such acquisition proposal is publicly announced or disclosed; or (c) any of Anaren or its subsidiaries or any representative of any of Anaren or its subsidiaries shall have breached in any material respect the “no-shop” provisions set forth in the merger agreement. Anaren has the right to terminate the merger agreement (prior to the adoption of the merger agreement by the shareholders at a duly convened meeting), by written notice to Parent, if the Anaren Board or any committee thereof shall have made a recommendation change and Anaren enters into a definitive agreement with respect to a superior offer, but only if Anaren has complied with the “no shop” provisions of the merger agreement and so long as Anaren complies with its obligations to pay the company termination fee in connection with such termination.

Unless the merger agreement is terminated in accordance with the above paragraph, Anaren's obligation to call, give notice of, convene and hold the meeting of Anaren's shareholders required in accordance with the provisions of the merger agreement and to hold a vote of Anaren's shareholders on the adoption of the merger agreement at the meeting of Anaren's shareholders will not be limited or otherwise affected by the making, commencement, disclosure, announcement or submission of any superior offer or other acquisition proposal or by any recommendation change. Without limiting the generality of the foregoing, Anaren agreed that (i) unless the merger agreement is terminated in accordance with the above paragraph, Anaren will not submit any acquisition proposal or superior offer to a vote of its shareholders and (ii) except as permitted by the provisions of the merger agreement, Anaren will not (without Parent's prior written consent) adjourn, postpone or cancel (or propose to adjourn, postpone or cancel) the meeting of Anaren shareholders.

For the purposes of the merger agreement, “acquisition inquiry” means an inquiry, indication of interest or request for non-public information (other than an inquiry, indication of interest or request for non-public information made or submitted by Parent or any of its subsidiaries) with respect to, or that would reasonably be expected to lead to, the making, submission or announcement of, any acquisition proposal.

For the purposes of the merger agreement, “acquisition proposal” means any offer or proposal (other than an offer or proposal made or submitted by Parent or any of its subsidiaries) contemplating or otherwise relating to any acquisition transaction.

For the purposes of the merger agreement, “acquisition transaction” means any transaction or series of transactions (other than the merger and the transactions associated therewith) involving: (a) any merger, consolidation, amalgamation, share exchange, business combination, joint venture, issuance of securities, acquisition of securities, reorganization, recapitalization, tender offer, exchange offer, stock repurchase or other similar transaction: (i) in which any of Anaren or its subsidiaries is a constituent or participating corporation; (ii) in which a person or “group” (as defined in the Exchange Act and the rules thereunder) of persons directly or indirectly acquires beneficial or record ownership of securities representing 15% or more of the outstanding securities of any class (or instruments convertible into or exercisable or exchangeable for 15% or more of any such class) of any of Anaren or its subsidiaries; or (iii) in which any of Anaren or its subsidiaries issues securities representing 15% or more of the outstanding securities of any class of Anaren or its subsidiaries (or instruments convertible into or exercisable or exchangeable for 15% or more of any such class); (b) any sale, lease, exchange, transfer, license, sublicense, acquisition or disposition of any business or businesses or assets that constitute or account for 15% or more of the consolidated net revenues, consolidated net income or consolidated assets of Anaren or its subsidiaries, except in the ordinary course of business; (c) any liquidation or dissolution of any of Anaren or its subsidiaries; or (d) any combination of the foregoing if the sum of the percentage of the consolidated revenues, consolidated earnings before interest, tax, depreciation and amortization, consolidated income or consolidated assets of Anaren or its subsidiaries and equity securities of Anaren or its subsidiaries involved is 15% or more.

For the purposes of the merger agreement, “superior offer” means a bona fide, written offer by a third party with respect to an acquisition transaction (with all of the percentages included in the definition of acquisition transaction increased to 50%) that: (a) was not obtained or made as a direct or indirect result of a breach of the “no-shop” provisions of the merger agreement; (b) contains terms and conditions that the Anaren Board determines in good faith, after consultation with the financial advisors and outside legal counsel, after having taken into account the likelihood and timing of consummation of the transaction contemplated by such offer, (i) to be more favorable from a financial point of view, to Anaren’s shareholders (in their capacity as shareholders) than the transactions contemplated by the merger agreement (including any offer by Parent in accordance with the “no-shop” provisions of the merger agreement, to modify the terms thereof) and (ii) that the person making such offer is financially capable of consummating the transactions contemplated by such offer or that the financing necessary to consummate such transactions, to the extent required, is then committed, as reasonably determined by the Anaren Board.

Following the execution of the merger agreement, except as outlined above, the Company agreed to (and to ensure its representatives and subsidiaries would), (i) immediately cease and cause to be terminated any existing solicitation of, or discussions or negotiations with, any person relating to any acquisition proposal or acquisition inquiry; (ii) request any person (other than Parent, Merger Sub and their respective representatives) that received confidential information concerning the Company or any of its subsidiaries in connection with potentially entering into a strategic transaction with the Company to promptly return or destroy all such confidential information; and (iii) terminate access by each such person and its representatives to any online or other data rooms containing any information in respect of the Company or any of its subsidiaries.

Anaren’s Proxy Statement, Recommendation and Shareholders Meeting

Anaren agreed to, as promptly as practicable following the date of the merger agreement, prepare and file with the SEC this proxy statement in preliminary form. Each of Anaren and Parent have agreed to respond as promptly as practicable to any comments received from the SEC.

Anaren has further agreed to include its recommendation in the proxy statement and to take all action necessary under all applicable law to call, give notice of, convene and hold a meeting of shareholders as promptly as practicable after the mailing of this proxy statement, and in no event more than 30 days following the mailing of this proxy statement, for the purpose of obtaining the approval of shareholders at a duly convened meeting. In addition, Anaren has agreed to use commercially reasonable efforts to solicit or cause to be solicited from its shareholders proxies in favor of the adoption of the merger agreement and the approval of the transactions contemplated thereby (and any other matters required to be approved by Anaren’s shareholders in connection with the consummation of the merger).

Notwithstanding the foregoing, Anaren may adjourn or postpone the shareholders’ meeting as follows:

●

after consultation with Parent, to the extent necessary to comply with applicable laws (without limiting Anaren’s obligations under the “no-shop” provisions of the merger agreement and Parent’s termination rights under the merger agreement);

●

at Parent’s request for postponement or adjournment (in at least three business day increments, and in no event to a date that is less than five business days prior to March 31, 2014), unless prior to making such request, Anaren has received an aggregate number of proxies voting for adoption of the merger agreement and the transactions contemplated thereby, including the merger, and which have not been withdrawn, in a number sufficient to obtain the approval of the shareholders at a duly convened meeting;

●

after consultation with Parent, if as of the time for which the shareholders’ meeting is originally scheduled, there are insufficient shares of Anaren common stock represented (either in person or by proxy) to constitute a quorum necessary to conduct the business of the shareholders’ meeting or to obtain the approval of the shareholders at a duly convened meeting;

●

after consultation with Parent, for up to eight business days in the event that (a) the Anaren Board has delivered a recommendation change notice to Parent in connection with a superior offer prior to the date of the shareholders’ meeting, and (b) Anaren is, and continues to be, in full compliance with the requirements by which it can effect a recommendation change; provided, however, if Parent notifies Anaren that it does not intend to exercise and waives its right to participate in the superior offer match process as set forth in the merger agreement following the delivery of such recommendation change notice, Anaren will not have the right to adjourn or postpone the shareholders’ meeting pursuant to the foregoing.

Both Anaren and Parent have agreed to cooperate and cons with the other in the preparation of this proxy statement and any supplements or amendments as Parent and Anaren reasonably deem advisable after consultation with one another.

As a condition to the consummation of the merger, adoption of the merger agreement requires the affirmative vote of the holders of 66 2/3% of the shares of Anaren’s outstanding common stock at the shareholders’ meeting.

Efforts to Complete Transactions

Subject to the terms of the merger agreement, Parent, Merger Sub and Anaren have agreed to take, or cause to be taken, commercially reasonable efforts to file, as soon as reasonably practicable after the date of the merger agreement, all notices, reports and other documents required to be filed with any governmental entity with respect to the merger and the other transactions contemplated by the merger agreement.

Parent and Anaren have agreed to use commercially reasonable efforts, subject to certain exceptions, as promptly as practicable following the date of the merger agreement, to:

●	prepare and file the notification and report forms required to be filed under the HSR Act;

●	prepare and file any notification or other document required to be filed in connection with the merger under any applicable foreign law relation to antitrust or competition matters; and

●

respond to (A) any inquiries or requests received from the Federal Trade Commission or the Department of Justice for additional information or documentation and (B) any inquiries or requests received from any state attorney general, foreign antitrust or competition authority or other government in connection with antitrust or competition matters.

Further, Parent and Anaren have agreed to use commercially reasonable efforts to take, or cause to be taken, all actions necessary or advisable to consummate the merger and make effective the other transactions contemplated by the merger agreement as soon as practicable following the date of the merger agreement, including:

●

make all filings and give all notices required to be made and given by such party or any of its subsidiaries in connection with the merger and the other transactions contemplated by the merger agreement;

●

use commercially reasonable efforts to cause the expiration or termination of each waiting period and to obtain each consent required to be obtained by such party or any of its subsidiaries in connection with the merger or any of the other transactions contemplated by the merger agreement, including commercially reasonable efforts to resolve such objections as any governmental entity may assert; and

●	use commercially reasonable efforts to lift any restraint, injunction or other legal bar to the merger or any of the other transactions contemplated by the merger agreement.

Parent and Anaren have agreed to (a) cooperate and coordinate with each other in making the filings required to be made with the government in connection with the merger, (b) supply the other with any information that may be required in order to make such filings and (c) supply any additional information that may reasonably be required or requested by any government in connection with any such filing, as soon as reasonably practicable and after consultation with the other party.

Subject to certain limitations and exceptions, Parent has agreed to take, and to cause its subsidiaries to take (in each case, with the cooperation and assistance of Anaren and its subsidiaries), any remedial action (as defined in the merger agreement) reasonably necessary and within Parent’s control to avoid or eliminate any material impediment to obtaining and to obtain all consents under any antitrust laws that are required by any government, so as to enable the parties to close the other transactions contemplated by the merger agreement prior to March 31, 2014; provided that none of the foregoing shall require Parent, or any of its subsidiaries to (i) take any remedial action or remedial action (or any other similar actions) that if taken would or would reasonably be expected, individually or in the aggregate (A) to prohibit or restrict the ability of Parent or any of its affiliates effectively to acquire, hold or exercise full rights of ownership (including with respect to voting) of the equity of Anaren (and Anaren’s other subsidiaries) to be acquired in the merger or of the assets or business of Anaren and its subsidiaries, or (B) to be materially adverse to the assets or businesses, the operation of the businesses, or the financial condition or results of operations of the surviving corporation and its subsidiaries, taken as a whole or (ii) take any action of the type described in the definition of remedial action (or any other similar actions) with respect to the assets or businesses, or the operation of the businesses of Parent or any of its subsidiaries or affiliates (other than the surviving corporation and its subsidiaries, but subject to the foregoing clause (i)).

Access to Information

The merger agreement requires that Anaren provide, and cause its subsidiaries to provide, during the period from the date of the merger agreement through the effective time of the merger, Parent and Parent’s representatives (1) upon reasonable notice, reasonable access during normal business hours to Anaren’s subsidiaries’ representatives, personnel, properties, and assets and to all books, records, tax returns and other documents and information relating to Anaren’s subsidiaries; and (2) such copies of the books, records, tax returns and other documents and information relating to Anaren’s subsidiaries, and such additional financial, operating and other data and information regarding Anaren’s subsidiaries as reasonably requested by Parent. Any such access may not unreasonably and materially interfere with any operations of Anaren’s subsidiaries.

The merger agreement also provides that, during the time period from the date of the merger agreement through the effective time of the merger, Anaren will permit, and will cause its subsidiaries to permit, Parent’s representatives to meet, upon reasonable notice and during normal business hours, with Anaren’s senior management and other employees approved by Anaren, for the purposes of discussing matters Parent may deem necessary. Such meetings may not unreasonably and materially interfere with any operations of Anaren’s subsidiaries.

Publicity

Parent and Anaren agreed, subject to certain exceptions, that neither party shall issue any public release or announcement concerning the merger and the other transactions contemplated by the merger agreements or an acquisition proposal without the prior written consent of the other parties, which shall not be unreasonably withheld, conditioned or delayed.

Indemnification of Directors and Officers; Insurance

Under the terms of the merger agreement, from and after the effective time, Parent shall cause the surviving corporation, to the extent permitted by applicable law, to assume and perform all obligations in connection with all indemnification rights existing in favor of, and all rights to advancement of expenses to, current or former directors and officers of Anaren as provided in Anaren’s certificate of incorporation or bylaws as in effect on the date of the merger agreement for acts and omissions occurring prior to the effective time until the expiration of the statute of limitations applicable to any such claims. The merger agreement further provides that Parent shall cause the surviving corporation to include and maintain in its certificate of incorporation, for a period of six years after the effective time, provisions regarding the indemnification, exculpation, and advancement of expenses for directors on terms no less favorable to such officers and directors than the provisions regarding indemnification, exculpation, and advancement of expenses for directors in Anaren’s certificate of incorporation as of the date of the merger agreement.

In addition, at or before the effective time Anaren is required to obtain “tail” errors and omissions insurance coverage for Anaren and its subsidiaries’ officers and directors with a claims period of at least six years from the effective time in amount and scope at least as favorable as Anaren’s policies as of the date of the merger agreement for claims arising from facts or events that occurred on or prior to the effective time. Anaren shall provide proof of the acquisition of such insurance to Parent at or prior to the effective time.

Employee Matters

After the effective time of the merger, Parent may provide continuing Anaren employees with benefits pursuant to currently existing Anaren employee plans. However, if Parent elects not to maintain any Anaren employee plan that is a health, vacation, or 401(k) (or similar retirement) plan after the effective time of the merger, then all Anaren employees who continue employment with Parent, the surviving corporation, or a subsidiary thereof will be eligible to participate in health, vacation and 401(k) (or similar retirement) plans to substantially the same extent as the majority of the similarly situated employees of Parent, surviving corporation and Parent’s subsidiaries. With respect to each health or welfare benefit plan maintained in lieu of an Anaren employee plan, Parent shall use commercially reasonable efforts to cause to be waived any eligibility waiting periods, evidence of insurability requirements, and pre-existing condition limitations. Parent shall also use commercially reasonable efforts to cause each continuing employee to be given credit for all amounts paid by such employee under any similar Anaren employee plan for the plan year in which the merger is consummated for purposes of deductibles, co-payments, and out-of-pocket maximums.

For purposes of determining a continuing employee’s eligibility to participate in a plan maintained in lieu of an Anaren employee plan, and for purposes determining a continuing employee’s vested percentage under such plan, such employee shall receive credit for his/her years of continuous service with Anaren prior to the effective time of the merger, except if it would result in a duplication of benefits. As of the effective time of the merger, Parent shall cause the surviving corporation to credit each continuing employee the amount of vacation time and paid time off that he/she has accrued under an Anaren benefit plan as of that time.

Termination of Certain Arrangements

As of the effective time of the merger, Anaren will terminate the Anaren, Inc. 2004 Comprehensive Long-Term Incentive Plan, as amended and restated and the Anaren Microwave, Inc. Incentive Stock Option Plan for Key Employees.

Financing Covenant; Anaren Cooperation

Parent and Merger Sub shall use commercially reasonable efforts to take or cause to be taken all actions and do, or cause to be done, all things necessary, proper or advisable to:

●	obtain the financing contemplated by the financing letters on the terms and conditions described in the financing letters;

●	maintain in effect the financing letters in accordance with the terms and subject to the conditions thereof;

●	satisfy on a timely basis all conditions to funding that are applicable to Parent and Merger Sub set forth in the financing letters or the definitive agreement for such financings;

●

upon satisfaction of the conditions set forth in the financing letters and the merger agreement, consummate the financing contemplated by the financing letters at or prior to the closing of the merger; and

●

comply in all material respects with their obligations pursuant to the financing letters, provided that none of Parent, Merger Sub, or any other Parent related party will be required to commence a legal proceeding against the debt financing sources in connection with the merger agreement, the transactions associated therewith or the debt commitment.

Parent and Merger Sub will not permit any amendment or modification to be made to, or any waiver of any provision or remedy pursuant to the financing letters if such amendment, modification or waiver would or would reasonably be expected to: (a) reduce the aggregate amount of the debt financing unless the equity financing is increased by an equivalent amount, (b) impose new or additional conditions, or otherwise expand, amend, or modify any of the conditions to the receipt of the financing to fund the merger in a manner that would reasonably be expected to delay or prevent in any material respect Parent’s ability to consummate the merger, or (c) adversely impact the ability of Parent, Merger Sub, or Anaren to enforce its rights against the other parties to the financing letters. Notwithstanding the foregoing, assignments consummated pursuant to the terms of the financing letters are permitted.

Anaren has agreed to provide such cooperation reasonably requested by Parent and Merger Sub in connection with the arrangement of the financing for the merger, including:

●

officers and directors of Anaren participating in a reasonable number of meetings, presentations, road shows, due diligence sessions, drafting sessions, and sessions with prospective lenders, investors and rating agencies;

●	obtaining assistance from its accountants;

●

assisting Parent and the debt financing sources with timely preparation of customary rating agency presentations, marketing materials, bank information memoranda, and high-yield offering prospectuses or memoranda required in connection with the financing;

●

executing and delivering pledge, mortgage and security documents, supplemental indentures, currency or interest hedging arrangements, other definitive financing documents, customary solvency certificates executed by the chief financial officer and other certificates or documents and back-up therefor as may be reasonably requested by Parent or the debt financing sources, and otherwise reasonably facilitating the pledging of collateral and the granting of security interests in respect of the debt financing;

●

furnishing Parent and the debt financing sources, as promptly as practicable, with financial and other pertinent information relating to Anaren and its subsidiaries as may be reasonably requested by Parent, including, without limitation, audited annual consolidated balance sheets and related statements of income, stockholders’ equity and cash flow of Anaren and its subsidiaries and unaudited quarterly consolidated balance sheets and related statements of income, stockholders’ equity and cash flow of Anaren and its subsidiaries for each fiscal quarter ended after June 30, 2013 (which quarterly statements shall be delivered at least 45 days before the closing date);

●

cooperating with Parent to obtain customary and reasonable corporate and facilities ratings, consents, approvals, authorizations, landlord waivers and estoppels, non-disturbance agreements, non-invasive environmental assessments, legal opinions, surveys and title insurance;

●	assisting in negotiation of definitive documents;

●

executing, delivering and entering into, immediately prior to the filing of the merger certificate, one or more securities purchase agreements, credit agreements, indentures, notes or guarantees on terms satisfactory to Parent in connection with the debt financing;

●

reasonably facilitating the pledging or reaffirmation of the pledge of collateral on or prior to the closing date and cooperating to permit prospective lenders involved in the financing to evaluate and assess the assets of Anaren and its subsidiaries;

●

delivering notices of prepayment within the time periods required and obtaining customary payoff letters, lien termination and instruments of discharge and giving other necessary notices to allow for the payoff, discharge and termination in full at the closing of all indebtedness;

●

taking all corporate and other actions to permit the consummation of the debt financing and cause the borrowing or incurrence of all proceeds of the debt financing by the surviving corporation or any of its subsidiaries concurrently with or immediately following the filing of the merger certificate; and

●

furnishing Parent and the debt financing sources with all documentation and other information required by regulatory authorities pursuant to applicable “know your customer” and anti-money laundering rules, including the Patriot Act, and regulations at least 10 days prior to the closing date.

The foregoing notwithstanding, nothing in the preceding paragraph will require such cooperation by Anaren to the extent Anaren would (i) waive or amend any terms of the merger agreement or agree to pay any fees or reimburse any expenses for which it has not received prior reimbursement or is not otherwise indemnified by or on behalf of Parent, or to give any indemnities; or (ii) take any action that would unreasonably interfere with the ongoing operations of Anaren and its subsidiaries.

Parent has agreed to reimburse Anaren (or pay in advance) for any reasonable and documented out-of-pocket costs and expenses (including outside attorneys’ fees) incurred by Anaren in connection with the cooperation of Anaren with the foregoing.

Except as provided in the merger agreement, Parent has agreed to indemnify and hold harmless Anaren, its subsidiaries and its and their representatives from and against any and all liabilities, losses, damages, claims, costs, expenses (including attorneys’ fees), interest, awards, judgments, penalties and amounts paid in settlement suffered or incurred by them in connection with their cooperation in arranging the financings pursuant to the merger agreement or the provision of information utilized in connection therewith.

Shareholder Litigation

Anaren must give Parent notice of, and the opportunity to participate in the defense and settlement of, any shareholder claim or litigation at Parent’s sole expense against or otherwise involving Anaren or any of its directors or officers relating to the merger agreement, the merger or any of the other transactions contemplated by the merger agreement, whether commenced prior to or after the date hereof. Anaren cannot agree to any compromise or full or partial settlement of any such claim or litigation without Parent’s prior written consent (which cannot be unreasonably withheld).

NASDAQ Delisting

Anaren has agreed to cooperate with Parent and use commercially reasonable efforts to take, or cause to be taken, all actions, and do or cause to be done all things, reasonably necessary under applicable laws and rules and policies of the NASDAQ to cause the delisting of Anaren common stock from NASDAQ and the deregistration of Anaren common stock under the Exchange Act as promptly as practicable after the effective time.

Other Covenants

The merger agreement contains other customary covenants, including, but not limited to, covenants relating to notification of certain matters, the resignation of directors, further assurances, and anti-takeover laws.

Conditions to the Completion of the Merger

The obligations of Parent and Merger Sub to effect the merger and consummate the other transactions contemplated by the merger agreement are subject to the satisfaction or waiver by Parent (to the extent permitted by applicable Law), at or prior to the closing, of each of the following conditions:

●

the representations and warranties regarding organization; good standing, power; enforceability, required shareholder approval, capitalization, absence of certain changes, brokers, receipt of financial advisor opinions on the date of or prior to the execution of the merger agreement, anti-takeover laws; rights plan were true and correct in all respects as of the date of the merger agreement, and are true and correct as of the closing date as if made on and as of the closing date (other than (x) any such representation and warranty expressly made as of a specific earlier date, which shall have been true and correct in all respects as of such earlier date and (y) in the case of the representations and warranties regarding capitalization of Anaren, which was and is true and correct in all respects, other than such inaccuracies that in the aggregate would not result in more than a de minimis increase in the aggregate consideration to be paid by Parent pursuant to the merger agreement to the equity holders of Anaren);

●

all other representations and warranties of the Company in the merger agreement were true and correct in all respects (in each case without giving effect to any limitation as to “materiality” or “material adverse effect” set forth therein) as of the date of the merger agreement, and are true and correct as of the closing date as if made on and as of the closing date (other than any such representation and warranty expressly made as of a specific earlier date, which shall have been true and correct in all respects as of such earlier date), except where the failure or failures of such representations and warranties to be so true and correct have not had and would not reasonably be expected to have, individually or in the aggregate, a material adverse effect;

●	performance in all material respects by Anaren of its pre-closing obligations under the merger agreement;

●

receipt by Parent of a certificate executed by the Chief Executive Officer and Chief Financial Officer of Anaren confirming that the conditions set forth in two preceding bullets have been duly satisfied;

●	adoption of the merger agreement by holders of 66 2/3% of the shares of outstanding Anaren common stock at a duly convened and held meeting of the shareholders of Anaren;

●

absence of any (i) temporary order, preliminary or permanent injunction or other order preventing, restraining, enjoining or prohibiting the consummation of the transactions contemplated by the merger agreement issued (and in effect) by any court or government entity of competent jurisdiction, and (ii) law enacted, issued, promulgated, enforced, entered or deemed applicable to the transactions contemplated by the merger agreement that makes consummation of the of such transactions illegal;

●

the absence of any pending or threatened legal proceedings by any governmental entity challenging or seeking to prevent, restrain, enjoin or prohibit the consummation of the transactions contemplated by the merger agreement;

●

Anaren shall have taken the necessary steps to cause Anaren’s equity plans and each Anaren option to terminate immediately following the deemed exercise of such options pursuant to the terms of the merger agreement, and to cause there to be no rights to acquire Anaren common stock following the effective time of the merger pursuant to such equity plans and options;

●

the receipt of any consents or waiver required, as a result of the transactions contemplated by the merger agreement, under any material contract (as defined in the merger agreement), to which Anaren or any of its subsidiaries is a party;

●

all regulatory and government approvals required in connection with the transactions contemplated by the merger agreement, all notice periods and waiting periods (and any extensions thereof) required under applicable law or by the terms of such approvals shall have passed, and all conditions contained in any such approval required to have been satisfied prior to consummation of such transactions shall have been satisfied, including the waiting period (and any extensions thereof) applicable to the consummation of such transactions under the HSR Act shall have expired or been terminated (subject, in the case of Anaren’s obligations to close, to certain exceptions to this condition); and

●	receipt of payoff letters related to Anaren’s outstanding indebtedness and the release of any encumbrances associated therewith.

The obligation of Anaren to effect the merger and consummate the other transactions contemplated by the merger agreement is subject to the satisfaction or waiver by the Company (to the extent permitted by applicable law), at or prior to the closing, of each of the following conditions:

●

the accuracy in all respects as of the date of the merger agreement and as of the closing date as if made on and as of the closing date (other than any representation and warranty expressly made as of a specific earlier date, which shall have been true and correct in all respects as of such earlier date) except where the failure or failures of such representations and warranties to be so true and correct has not prevented and would not reasonably be expected to prevent, individually or in the aggregate, the consummation by Parent and Merger Sub of the transactions or the performance by Parent and Merger Sub of their respective material covenants and obligations under the merger agreement;

●

Parent’s and Merger Sub’s performance of and compliance with, in all material respects, the covenants and obligations required to be performed by or complied with at or prior to the closing of the merger;

●	Parent’s having delivered to Anaren a certificate certifying that the conditions listed above have been satisfied; and

●

(i)  expiration or termination of the waiting period (or extensions thereof) applicable to the consummation of the transactions under the HSR Act, (ii) receipt of all regulatory and government approvals required in connection with the transactions, and the passing of any applicable notice periods or waiting periods (or extensions thereof) required under applicable law or by the terms of such approvals, and (iii) satisfaction of all conditions contained in any such approval required to have been satisfied prior to consummation of the transactions shall have been satisfied, except where the failure to obtain any such approval, wait for such periods to expire or have such conditions satisfied would not result in criminal or personal liability to any officer or any director of Anaren or any of its subsidiaries.

Termination of the Merger Agreement

Termination by Mutual Consent

The merger agreement may be terminated at any time before the completion of the merger by mutual written consent of Parent and Anaren.

Termination by Either Parent or Anaren

The merger agreement may also be terminated prior to the completion of the merger by either Parent or Anaren if:

●	a court or other government entity has enacted or issued a final non-appealable law or order having the effect of permanently restraining, enjoining, or otherwise prohibiting the merger;

●

Anaren shareholder approval is not received at the duly called and held special meeting of Anaren shareholders at which quorum is present and the vote to adopt the merger agreement and approve the merger is taken; or

●

the closing under the merger agreement has not occurred on or before March 31, 2014; provided, however, that a party shall not be permitted to terminate the merger agreement under these circumstances if the failure to consummate the merger by such date is primarily attributable to a failure on the part of such party to perform any covenant or obligation in the merger agreement (and such failure to perform constitutes a breach of this Agreement) required to be performed by such party at or prior to such date.

Termination by Parent

The merger agreement may also be terminated prior to the completion of the merger by Parent upon written notice to Anaren:

●

if, at any time prior to the adoption of merger agreement by the required shareholder approval, the Anaren Board or a committee thereof makes a recommendation change, an acquisition proposal (or any related inquiry) has been publicly announced or disclosed and Anaren has failed to issue a press release that reaffirms the Anaren Board’s recommendation within five business days after such announcement or disclosure, or Anaren or its subsidiaries or any representative thereof shall have breached the “no shop” provisions in any material respect;

●

if Anaren is in breach of any of its representations, warranties, covenants or obligations such that the applicable conditions to Parent’s and Merger Sub’s obligations to effecting the merger would not be satisfied;  provided, however, (i) if Anaren exercises its commercially reasonable efforts to cure such breach so that such conditions would be satisfied, then Parent may not terminate on account of such breach unless Anaren does not cure such breach within 30 days of written notice from Parent to Anaren of such breach (or March 31, 2014 if sooner) and (ii) neither Parent nor Merger Sub can be in breach of any of its representations, warranties, covenants or obligations such that the applicable conditions to Anaren’s obligations to effecting the merger would not be satisfied at the time Parent is seeking to terminate; or

●

if a material adverse effect has occurred, provided, however, that if the material adverse effect would, or would reasonably be expected to, prevent or materially impair or delay (beyond March 31, 2014) the ability of Anaren to consummate the merger as a result of a breach of a representation, warranty or covenant, Parent may terminate under the provision described in the preceding paragraph, not the provision described in this paragraph, so that Anaren has the ability to cure, if possible, such breach.

Termination by Anaren

The merger agreement may also be terminated prior to the completion of the merger by Anaren:

●

if, at any time prior to the adoption of merger agreement by the required shareholder approval, the Anaren Board or a committee thereof makes a recommendation change and Anaren enters into a definitive agreement with respect to a superior offer, but only if Anaren complied with the provisions of the merger agreement regarding a recommendation change and so long as Anaren pays the company termination fee of $11 million in accordance with the merger agreement;

●

if Parent or Merger Sub is in breach of any of its representations, warranties, covenants or obligations such that the applicable conditions to Anaren’s obligations to effecting the merger would not be satisfied; provided, however, (i) if Parent exercises its commercially reasonable efforts to cure such breach so that such conditions would be satisfied, then Anaren may not terminate on account of such breach unless Parent does not cure such breach within 30 days of written notice from Anaren to Parent of such breach (or March 31, 2014 if sooner) and (ii) Anaren cannot be in breach of any of its representations, warranties, covenants or obligations such that the applicable conditions to Parent’s and Merger Sub’s obligations to effecting the merger would not be satisfied at the time Anaren is seeking to terminate.

●

if, after shareholder approval is received and the marketing period has ended but before the effective time of the merger, (A) all of the conditions precedent to Parent and Merger Sub’s obligations have been satisfied other than those conditions that by their terms are to be satisfied at closing or otherwise waived, (B) Anaren has irrevocably notified Parent in writing that it is ready, willing and able to consummate the closing and all conditions precedent to Anaren’s obligations to consummate the merger have been satisfied, (C) Anaren has given Parent written notice at least five business days of its intention to terminate the merger agreement if Parent had failed to consummate the merger when required under the merger agreement, and (D) Parent and Merger Sub fail to consummate the merger within three business days following the date it receives the foregoing notice.

Effect of Termination

In the event of the termination of the merger agreement pursuant to its terms, the merger agreement will be of no further force or effect (other than certain provisions that the parties agreed would survive termination, including provisions regarding termination fees and expense reimbursement and other post termination remedies). Certain sections of the confidentiality agreement will also survive the termination of the merger agreement.

Termination Fee and Expenses Payable by Anaren

Anaren has agreed to pay the company termination fee of $11 million to Parent if the merger agreement is terminated under any of the following circumstances:

●	if:

o

the merger agreement is terminated in accordance with its terms (i) by either Parent or Anaren in the event that the closing under the merger agreement has not occurred on or before March 31, 2014; (ii) by either Parent or Anaren in the event that Anaren shareholder approval is not received at the duly called and held special meeting of Anaren shareholders at which quorum is present and the vote to adopt the merger agreement and approve the merger is taken; or (iii) by Parent in the event that Anaren is in breach of any of its representations, warranties, covenants or obligations such that the applicable conditions to Parent’s and Merger Sub’s obligations to effecting the merger would not be satisfied and Anaren does not cure such breach within 30 days of written notice from Parent to Anaren of such breach (or March 31, 2014 if sooner); and

o	on or prior to 9 months after the date of such termination, Anaren enters into a definitive agreement with respect to any acquisition transaction or consummated any acquisition transaction.

●

if the merger agreement is terminated in accordance with its terms by Parent in the event that at any time prior to the adoption of the merger agreement by the required shareholder approval, the Anaren Board or a committee thereof makes a recommendation change, an acquisition proposal (or any related inquiry) has been publicly announced or disclosed and Anaren has failed to issue a press release that reaffirms the Anaren Board’s recommendation within five business days after such announcement or disclosure, or Anaren or its subsidiaries or any representative thereof shall have breached the “no shop” provisions in any material respect;

●

if the merger agreement is terminated in accordance with its terms by Anaren in the event that at any time prior to the adoption of the merger agreement by the required shareholder approval, the Anaren Board or a committee thereof makes a recommendation change and Anaren enters into a definitive agreement with respect to a superior offer.

Anaren will be required to reimburse Parent for all documented, reasonable out-of-pocket fees, costs and expenses incurred by Parent, Merger Sub, or any of their respective affiliates in connection with the merger agreement and the transactions contemplated by the merger agreement up to a maximum amount of $3.7 million if (i) the merger agreement is terminated in the event that the required shareholder approval is not received at the duly called and held special meeting of Anaren shareholders at which quorum is present and the vote to adopt the merger agreement and approve the merger is taken or (ii) the merger agreement is terminated in accordance with its terms by Parent in the event that, at any time prior to the adoption of the merger agreement by the required shareholder approval, the Anaren Board or a committee thereof makes a recommendation change, an acquisition proposal (or any related inquiry) has been publicly announced or disclosed and Anaren has failed to issue a press release that reaffirms the Anaren Board’s recommendation within five business days after such announcement or disclosure, or Anaren or its subsidiaries or any representative thereof shall have breached the “no shop” provisions in any material respect. If Anaren subsequently becomes obligated to pay the company termination fee to Parent, any such expense reimbursement paid by Anaren will be credited against any termination fee payable by Anaren to Parent. In the event that Anaren has paid the company termination fee already to Parent, it will not be obligated to make any reimbursement payment.

If the merger agreement is terminated pursuant to its terms, Parent’s sole exclusive remedy is to receive the company termination fee (under the circumstances where such termination fee is payable) as described above, except in the case of fraud, a material breach of Anaren’s representation or warranties or a willful breach of Anaren’s covenants obligations under the merger agreement, in which case there is no limit on Anaren’s liability.

Termination Fee Payable by Parent

Parent has agreed to pay Anaren the parent termination fee of $22 million if Anaren terminates the merger agreement after the required shareholder approval is received and the marketing period has ended, but prior to the effective time, if (A) all of the conditions precedent to Parent and Merger Sub’s obligations have been satisfied or otherwise waived (other than those conditions that by their nature cannot be satisfied until the closing), (B) Anaren has irrevocably notified Parent in writing that it is ready, willing and able to consummate the closing and all conditions precedent to Anaren’s obligations have been satisfied (other than those conditions that by their nature cannot be satisfied until the closing), (C) Anaren has given Parent written notice of at least five business days of its intention to terminate the merger agreement if Parent had failed to consummate the merger when required under the merger agreement, and (D) Parent and Merger Sub fail to consummate the merger within three business days following the date it receives the foregoing notice. The Veritas Fund has guaranteed the payment by Parent of this termination fee.

The sole and exclusive remedy of the Company and its affiliates is the payment by Parent of the foregoing termination fee, in the event that such fee is payable under the circumstances. Further, the aggregate liability of Parent and its affiliates based upon, arising out of or relating to the merger agreement, the limited guarantee and the financing commitments, and the transactions contemplated thereby, is the amount of the foregoing parent termination fee and, if applicable, out-of-pocket costs and expenses associated with the collection of the parent termination fee.

Payment of Expenses; Specific Performance; Modification or Amendment; and Waiver of Conditions

Payment of Expenses

Other than as described above under “—Financing Covenant; Company Cooperation” and “—Termination of the Merger Agreement—Termination Fee and Expenses Payable by Anaren” the merger agreement provides that each party will pay its own fees and expenses incurred in connection with the merger agreement and the transactions contemplated thereby, whether or not the merger is consummated.

The maximum aggregate liability of Parent and Merger Sub under the merger agreement is limited to the amount of the parent termination fee plus specified reimbursement obligations of Parent and Merger Sub under the merger agreement. Except for Anaren’s right to specific performance as described above, the parent termination fee plus specified reimbursement obligations of Parent and Merger Sub, in any case, when payable, is the sole and exclusive remedy of Anaren and its affiliates against Parent, Merger Sub, the guarantor, the equity financing sources, the debt financing sources or any of their respective affiliates in respect of any losses, damages, liabilities, claims, obligations or legal proceedings under the merger agreement. Except for Parent’s right to specific performance as described above, and except in the case of fraud, a material breach of Anaren’s representation or warranties or a willful breach of Anaren’s covenants obligations under the merger agreement, in which case there is no limit on Anaren’s liability, the company termination fee, when payable, is the sole and exclusive remedy of Parent and Merger Sub and each of their respective affiliates against Anaren or its affiliates in respect of any losses, damages, liabilities, claims, obligations or legal proceedings under the merger agreement. However, such liability limitations in no way limit the rights of any party to an injunction to prevent breaches of the merger agreement and to enforce specifically the terms of the merger agreement.

Specific Performance

The merger agreement provides that, prior to the earlier of the effective time and the termination of the merger agreement, Anaren, Parent and Merger Sub may seek an injunction, specific performance and other equitable relief to prevent breaches of the merger agreement, subject to certain limitations, in addition to any other remedy to which they are entitled at law or in equity.

Parent, Merger Sub and Anaren agree that they will not oppose the granting of an injunction, specific performance, and other equitable relief on the basis that the other parties have an adequate remedy at law or an award of specific performance is not an appropriate remedy for any reason at law or equity. Parent, Merger Sub, and Anaren further agree that any party seeking an injunction to prevent breaches of the merger agreement and to enforce specifically its terms is not required to provide any bond or other security in connection with such order or injunction.

Notwithstanding the above, Anaren may only seek and obtain an injunction, specific performance or other equitable remedies in connection with enforcing Parent’s obligation to cause the equity financing to be funded, and to cause Parent and Merger Sub to consummate the transactions contemplated by the merger agreement, if (i) all of the conditions precedent to Parent and Merger Sub’s obligations to close (other than those conditions that by their terms cannot be satisfied until the closing) were satisfied and remain satisfied at the time specific performance is granted, (ii) the financing provided for by the debt commitment letter has been funded or will be funded if the equity financing is funded at the closing, (iii) Parent and Merger Sub fail to complete the closing in accordance with the merger agreement, (iv) Anaren has irrevocably confirmed in a written notice to Parent that, if specific performance is granted and the financing is funded, then it would take such actions as are required per the merger agreement to cause the closing to occur, and (v) the marketing period has ended.

Each of the parties may pursue both a grant of specific performance and the payment of the applicable termination fee; however, under no circumstances will Anaren or Parent be obligated to both specifically perform the terms of the merger agreement and pay the applicable termination fee.

Third-Party Beneficiaries

Other than certain rights for financing sources, and certain parties related to Anaren or Parent and Merger Sub, the merger agreement is not intended to, and will not, confer any benefit or remedy upon any person other than the parties to the merger agreement and their respective successors and permitted assigns.

Modification or Amendment

Subject to certain exceptions, the parties to the merger agreement may amend the merger agreement by an instrument in writing signed on behalf of each of Parent, Anaren, and Merger Sub, provided that if, after receipt of the required shareholder approval or the adoption of the merger agreement by the shareholder of Merger Sub, applicable law requires further approval of the shareholders of Anaren or Merger Sub to amend the merger agreement, the effectiveness of such amendment shall be subject to approval of Anaren’s shareholders or the sole shareholder of Merger Sub, as applicable.

Notwithstanding the foregoing, prior consent of the debt financing sources is required to amend the following provisions of the merger agreement if such amendment impacts or is adverse in any respect to a debt financing source:

●	limitation of Anaren’s remedies to the parent termination fee, monetary amounts from the Veritas Fund as guarantor, remedies under the confidentially agreement;

●	applicable law, jurisdiction, waiver of jury trial;

●	specific performance as a remedy;

●	except for certain provisions, the merger agreement is binding upon and inures solely for the benefit of the parties thereto and their successors and permitted assigns; and

●	Anaren and the Company parties, as described in the merger agreement, will not have any rights or claims against any financing source in connection with the merger agreement or the financing letters.

Waiver

Any time prior to the effective time, each of Parent and Merger Sub, on the one hand, and Anaren, on the other hand, may, in a written instrument signed by the parties, extend the time for performance of any of the obligations or other acts of the other party.

THE VOTING AGREEMENT

The following is a summary of the material terms and conditions of the Voting Agreement. This summary does not purport to be complete and may not contain all the information about the Voting Agreement that is important to you. This summary is qualified in its entirety by reference to the Voting Agreement, which is attached as Annex B to, and incorporated by reference into, this proxy statement. You are encouraged to read the Voting Agreement in its entirety. This section is not intended to provide you with any factual information about Anaren. Such information can be found elsewhere in this proxy statement and in the public filings Anaren makes with the SEC, as described in the section entitled, “Where You Can Find More Information”, beginning on page 122 of this proxy statement.

Concurrently with the execution and delivery of the merger agreement, on November 4, 2013, Lawrence A. Sala, Carl W. Gerst, Jr., Mark P. Burdick, Timothy Ross, George Blanton, Gert Thygesen, Matthew Robison, John Smucker, Dale F. Eck, and James Gould, referred to as the “Voting Agreement Shareholders,” entered into a Voting Agreement with Parent. As of November 4, 2013, the Voting Agreement Shareholders collectively held 1,694,584 shares of Anaren common stock, or approximately 12.7% of the outstanding Anaren common stock.

Agreement to Vote

The Voting Agreement obligates each Voting Agreement Shareholder to vote (or cause to be voted) all of the outstanding shares of Anaren common stock owned by such Voting Agreement Shareholder at any meeting of Anaren shareholders (or any adjournment or postponement thereof) as follows:

●

in favor of the adoption of the merger agreement and approval of the transactions contemplated by the merger agreement (and in favor of any actions and proposals required, or submitted for approval at any meeting of the Company shareholders, in furtherance thereof);

●

against any action, proposal, transaction or agreement that would reasonably be expected to result in a breach of a covenant, representation, warranty or other obligation or agreement of the Company in the merger agreement or of the Voting Agreement Shareholders in the Voting Agreement or any of the conditions to the consummation of the merger under the merger agreement not being fulfilled; and

●

against (A) any acquisition proposal or any other action, proposal, agreement or transaction made in opposition to or in competition with the merger or the merger agreement, (B) any change in the members of the Anaren Board (other than as contemplated by the merger agreement) that is intended, or could reasonably be expected, to prevent, impede, interfere with, delay, postpone or adversely affect the transactions contemplated by the merger agreement, (C) any material change in the capitalization or dividend policy of Anaren or an amendment to its amended and restated certificate of incorporation or amended and restated bylaws that is intended, or could reasonably be expected, to prevent, impede, interfere with, delay, postpone, or adversely affect the transactions contemplated by the merger agreement, (D) any proposal for any recapitalization, material business transaction, reorganization, liquidation, winding up of the Company, dissolution, amalgamation, consolidation, merger, sale of assets or other business combination between Anaren and any other person or any other action or transactions involving Anaren other than the merger, (E) any other material change in Anaren’s corporate structure or business that is intended, or could reasonably be expected, to prevent, impede, interfere with, delay, postpone or adversely affect the transactions contemplated by the merger agreement, including the merger or (F) any other action or proposal involving the Company or any of its subsidiaries that is intended, or could reasonably be expected, to prevent, impede, interfere with, delay, postpone, or adversely affect the transactions contemplated by the merger agreement.

Each of the Voting Agreement Shareholders also agreed to appoint Parent and Parent’s designees as its proxy and attorney-in-fact (with full power of substitution) to vote the aforementioned shares of Anaren common stock that are subject to the voting obligations (or to execute one or more written consents in respect of such shares) in the manner described above.

Transfer and Other Restrictions

In addition, the Voting Agreement Shareholders have agreed to certain restrictions on the transfer of the shares of Anaren common stock owned by them until the earlier of the effective time of the merger and the termination of the merger agreement. During this period, subject to certain exceptions, the Voting Agreement Shareholders may not, among other things, (i) sell, transfer, tender, pledge, encumber, hypothecate, distribute, grant, gift, assign or otherwise dispose of their shares of Anaren common stock or enter into any agreement to do any of the foregoing, (ii) enter into any voting agreement, proxy, consent or power of attorney with respect to, or deposit into a voting trust, their Anaren common stock, (iii) enter into any short sale with respect to the Anaren common stock or enter into or acquire an offsetting derivative contract with respect to their Anaren common stock, (iv) transfer any of the economic interest in their Anaren common stock or enter into any transaction that has such effect, (v) acquire or offer to acquire, directly or indirectly, any assets of Anaren or any subsidiary or division thereof, (vi) make or participate in any solicitation of proxies to vote or seek to advise or influence any person with respect to the voting of Anaren common stock (other than to recommend that shareholders vote in favor of the merger and the merger agreement), (vii) submit to Anaren any shareholder proposal under Rule 14a-8 of the Securities Exchange Act of 1934, (viii) make any public announcement with respect to, or submit a proposal for, or offer of any extraordinary transaction involving Anaren, (ix) form, join or participate in a “group” (as defined in Section 13(d)(3) under the Exchange Act) in connection with any of the foregoing, (x) seek, in any way which may be reasonably likely to require, involve or trigger public disclosure of a request to have any of the transfer restrictions on the Voting Agreement Shareholders’ Anaren common stock amended, modified, or waived, or (xi) otherwise take, directly or indirectly, any actions with the purpose of avoiding or circumventing any provisions relating to the restrictions on the Voting Agreement Shareholders’ Anaren common stock or take any actions which could reasonably be expected to prevent, impede, interfere with or adversely affect the completion of the merger.

The Voting Agreement Shareholders agreed that they are subject to and will comply with the “no shop” provisions set forth in the merger agreement.

Termination

The Voting Agreement and the limited proxy granted thereunder terminate and none of Parent or any Voting Agreement Shareholder shall have any rights or obligations under the Voting Agreement upon the earliest of (i) mutual written consent, (ii) the termination of the merger agreement in accordance with its terms or (iii) the effective time of the merger.

INTERESTS OF CERTAIN PERSONS IN THE MERGER

Interests of Certain Persons in the Merger

In considering the recommendation of the Anaren Board with respect to the merger, Anaren shareholders should be aware that the directors and executive officers of Anaren have interests in the merger that may be different from, or in addition to, the interests of Anaren shareholders generally. The Anaren Board was aware of these interests and considered them, among other matters, in approving the merger agreement and the merger and in recommending that Anaren shareholders approve the merger agreement and the merger. These interests are described below.

Treatment of Anaren Equity Awards

Anaren equity awards held by Anaren’s executive officers and directors that are outstanding immediately prior to the merger will be subject to the following treatment:

Options

At the effective time of the merger, each outstanding option to purchase shares of Anaren common stock will automatically be deemed to be exercised on a net share basis (to cover both the exercise price and any withholding taxes associated with the deemed exercise) and shares of Anaren common stock resulting from the net exercise will be deemed issued. Immediately after such deemed issuance, such shares of Anaren common stock will automatically be cancelled in exchange for a per share payment equal to $28.00 in cash, without interest and less any applicable withholding taxes.

Restricted Stock

At the effective time of the merger, each outstanding restricted stock award will automatically be 100% vested and cancelled in exchange for a per share payment equal to $28.00 in cash, without interest and less any applicable withholding taxes.

Summary Table

The following table shows, as of November 14, 2013, for each of Anaren’s executive officers (including its named executive officers) and non-employee directors of Anaren, (1) the number of shares of Anaren common stock underlying outstanding options, (2) the value of the outstanding options based on the excess, if any, of the per-share merger consideration of $28.00 over the respective per-share exercise price of the outstanding options, (3) the number of shares of Anaren restricted stock and (4) the value of shares of Anaren restricted stock based on the per-share merger consideration of $28.00.

Name	Shares Underlying Outstanding Options (#)	Value of Outstanding Options ($)(1)	Shares Underlying Unvested Restricted Stock (#)	Value of Unvested Restricted Stock ($)(2)	Aggregate Value of Outstanding Equity Awards ($)
Lawrence A. Sala	130,201	1,784,711	92,507	2,590,196	4,374,907
Carl W. Gerst, Jr.	44,500	624,960	6,976	195,328	820,288
Mark P. Burdick	41,800	585,642	24,014	672,392	1,258,034
George A. Blanton	—	—	24,490	685,720	685,720
Gert R. Thygesen	48,000	669,520	20,948	586,544	1,256,064
Timothy P. Ross	41,500	569,600	27,862	780,136	1,349,736
Amy B. Tewksbury	3,700	40,240	10,843	303,604	343,844
David M. Ferrara	—	—	—	—	—
Patricia T. Civil	—	—	2,480	69,440	69,440
Louis J. De Santis	—	—	2,480	69,440	69,440
Dale F. Eck	6,500	79,625	2,480	69,440	149,065
James G. Gould	6,500	79,625	2,480	69,440	149,065
Matthew S. Robison	6,500	79,625	2,480	69,440	149,065
John L. Smucker	12,000	85,320	2,480	69,440	154,760

(1)	The amounts in this column are based on the excess, if any, of the per-share merger consideration of $28.00 over the respective per-share exercise price of the outstanding options.
(2)	The amounts in this column are based on the per-share merger consideration of $28.00.

Change of Control Severance Arrangements

Certain of Anaren’s executive officers have entered into employment or change of control agreements that provide for certain severance benefits upon a qualifying termination of such executive officer’s employment following a change-of-control event, which includes the merger. For comparative purposes, the following describes the benefits that would be provided to the officers in the case of a qualifying termination of employment following a change-of-control event.

Messrs. Sala and Gerst

If the employment of Mr. Sala is terminated by the employer without cause (as defined in the applicable agreement) or by Mr. Sala for any reason within two years following a change-of-control event, which includes the merger, the Company will be obligated to pay severance to Mr. Sala in an amount equal to three years of his base salary as of such date, plus three time his target bonus in effect on the date his employment ends. Mr. Sala is also entitled to receive a pro-rata portion of his annual incentive bonus based on the number of full months of active employment he completes during the year in which the termination of employment occurs. Each unvested stock option held by Mr. Sala upon the date of such termination of employment will immediately vest and the restrictions applicable to any restricted share of Anaren common stock held by Mr. Sala upon the date of such termination will immediately lapse. Mr. Sala is also entitled to receive health and dental insurance, fully paid by Anaren, until he commences employment with another employer or becomes eligible for retiree health benefits pursuant to Anaren’s retiree health insurance plan and receive reimbursement for life and disability insurance premiums paid by him for three years.

Mr. Sala’s employment agreement contains a provision indicating that if any payment received upon or in connection with a “change of control” would be subject to the excise tax imposed pursuant to Section 4999 of the Internal Revenue Code of 1986, as amended, then the parties will negotiate a restructuring of payment dates and/or methods (but not payment amounts) in order to minimize or eliminate the application of such excise tax. If an agreement to restructure such payments is not reached within 60 days of the date the first payment is due, then such payment will be made without restructuring. However, payments and other benefits provided for under the employment agreement shall be reduced so that no payments to the executive will be subject to such excise tax, but only if the reduced amount of payments and other benefits (less applicable federal, state and local taxes) is greater than or equal to the unreduced amount of payments and other benefits (less applicable federal, state and local taxes) minus the amount of excise tax payable on such unreduced payments and other benefits.

If the employment of Mr. Gerst is terminated by employer without cause (as defined in the applicable agreement) within two years following a change-of-control event, which includes the merger, then each unvested stock option held by Mr. Gerst upon such date of termination of employment will immediately vest and the restrictions applicable to any restricted share of Anaren common stock held by Mr. Gerst upon the date of such termination will immediately lapse. Mr. Gerst’s employment agreement expires June 30, 2014.

Mr. Gerst’s employment agreement states that if any portion of the amounts paid to Mr. Gerst following a “change of control” constitutes an “excess parachute payment” within the meaning of Section 280G of the Code, then the parties will negotiate a restructuring of payment dates and/or methods to minimize or eliminate the application of Section 280G of the Code. If an agreement to restructure payments is not reached within 60 days, the payment will be made without structuring and Mr. Gerst will be responsible (without reimbursement) for all taxes and penalties payable as a result of his receipt of “excess parachute payments.”

Following the termination of employment of either of these executive officers for any reason, whether prior to or following a change-of-control event, the executive officer will be subject to a post-termination confidentiality covenant, non-compete covenant, and non-solicitation any of Anaren’s current or potential customers covenant.

Messrs. Blanton, Burdick, Ferrara, Ross, Thygesen and Ms. Tewksbury

If the employment of Messrs. Blanton, Burdick, Ferrara, Ross, Thygesen and Ms. Tewksbury is terminated involuntarily without cause (as defined in the applicable agreement) within two years following a change-of-control event, which includes the merger, then he/she will be entitled to a severance benefit dependent upon his/her length of service with Anaren (i.e., if the employee has served for 20 years or more, the severance benefit equals the sum of (i) 200% of employee’s current base annual salary or 200% of employee’s base salary at the time of the change in control, whichever is greater, and (ii) the sum of the previous two years’ non-equity incentive bonus plan payments earned by employee for the two fiscal years that ended immediately prior to the fiscal year in which the change in control occurred; if the employee has served less than 20 years, the severance benefit equals the sum of (i) 100% of employee’s current base annual salary and (ii) an amount equal to the non-equity incentive bonus plan payments earned by employee in the fiscal year that ended immediately prior to the fiscal year during which the change in control occurred).

In addition, the officers will be entitled to have each unvested stock option held upon the applicable date of termination of employment immediately vest and the restrictions applicable to each restricted share of Anaren common stock held upon such date of termination of employment immediately lapse. The officers will also have their life, disability, and health insurance benefits continued for a period of 24 months if the employee has served for 20 years or more or 12 months if the employee has served for less than 20 years.

Payments and Benefits to be Made to Executive Officers

Based on compensation and benefit levels in effect on November 4, 2013, the date the merger agreement was signed, and assuming each executive experiences a qualifying termination (as applicable to such executive) simultaneously with the effective time of the merger, each executive officer will be entitled to receive the following cash severance payments and other benefits in connection with the qualifying termination of his employment (excluding the value of acceleration of equity compensation awards described below and any pro-rated salary that may be owed to such officer with respect to his period of service).

Name	Severance ($)	Management Incentive Payment ($)	Continuation of Medical/Welfare Benefits ($)	Total Benefits ($)(8)
	(a)	(b)	(c)
Lawrence A. Sala	1,567,500(1)	1,828,750(2)	384,849(3)	3,781,099
George A. Blanton	272,000(4)	146,522(5)	15,840(6)	434,362
Timothy P. Ross	560,000(4)	245,997(5)	31,680(7)	837,677
Mark P. Burdick	534,000(4)	212,295(5)	31,680(7)	777,975
Carl W. Gerst, Jr.	—	—	31,680(7)	31,680
Gert R. Thygesen	456,000	152,042(5)	31,680(7)	639,722
Amy B. Tewksbury	180,000	48,473(5)	15,840(6)	244,313
David M. Ferrara	218,000	25,000(5)	--	243,000

(1)

Pursuant to Mr. Sala’s Employment Agreement, if Mr. Sala is terminated within two years after a “change of control”, the Company is obligated to pay Mr. Sala an amount equal to three years base salary, which is currently $522,500.

(2)

Mr. Sala will be entitled to three times his target bonus in effect on the date his employment ends. The amount in this column is based on Mr. Sala’s current target bonus, which is 100% of his base salary. In addition, Mr. Sala will be entitled to receive a pro-rata portion (based on the number of full months of active employment he has completed in the year in which the termination occurs) of his annual incentive bonus.

(3)

Mr. Sala will be entitled to receive health and dental insurance, fully paid by Anaren, until he commences employment with another employer or becomes eligible for retiree health benefits pursuant to Anaren’s retiree health insurance plan and receive reimbursement for life and disability insurance premiums paid by him for three years. If the Company does not maintain an applicable policy, Mr. Sala will be entitled to reimbursement for premiums up to a maximum of $20,000 per year up to age 65. The amount in this column is based on Mr. Sala receiving $20,000 per year for 15 years and reimbursement for three years for life insurance premiums and supplemental disability premiums in the amounts of $53,754 and $31,095, respectively.

(4)

This amount reflects 200% of the executive’s base salary (provided the executive has 20 or more years of service and 100% of the executive’s base salary if less than 20 years of service), as described in the table below:

Name	Base Salary ($)
George A. Blanton	272,000
Timothy P. Ross	280,000
Mark P. Burdick	267,000
Gert R. Thygesen	228,000
Amy B. Tewksbury	180,000
David M. Ferrara	218,000

(5)

This amount reflects an amount equal to the sum of the previous two years’ management incentive bonus (if the employee has 20 or more years of service with the Company), or one years’ management incentive bonus (if the employee has less than 20 years of service with the Company), payments earned by the executive plus a pro rata portion of the executive’s 2014 targeted bonus (assuming termination of employment on January 1, 2014), as described in the table below:

Name	Pro Rata 2014 Target Bonus	2013 Bonus ($)	2012 Bonus ($)
George A. Blanton	68,000	78,522	—
Timothy P. Ross	84,000	120,501	41,496
Mark P. Burdick	81,000	92,415	39,780
Gert R. Thygesen	59,000	64,442	28,600
Amy B. Tewksbury	22,500	25,973	—
David M. Ferrara	—	25,000	—

(6)

Pursuant to Mr. Blanton’s and Ms. Tewksbury Change in Control Agreements, Mr. Blanton and Ms. Tewksbury will be entitled to twelve months of continued medical/welfare benefits the value of which is estimated to be $1,320 per month.

(7)

Pursuant to Messrs Ross, Burdick, Gerst, and Thygesen’s Change in Control Agreements, they are entitled to twenty-four months of continued medical/welfare benefits the value of which is estimated to be $1,320 per month.

(8)	The amount in this column represents the sum of columns (a) through (c).

Deferred Compensation

Certain executive officers participate in Anaren’s non-qualified deferred compensation plan under which participants may elect to defer certain cash awards and portions of their base salary. Upon a change-of-control event, which includes the merger, participant accounts vest and are paid in a lump sum. Each executive officer will be entitled to receive the following amounts under the deferred compensation plan upon completion of the merger.

Name	Non-Qualified Deferred Compensation Amount ($)
Lawrence A. Sala	455,229
George A. Blanton	71,388
Timothy P. Ross	222,279
Mark P. Burdick	401,370
Carl W. Gerst, Jr.	313,634
Gert R. Thygesen	244,235
Amy B. Tewksbury	111,038
David M. Ferrara	—

Anaren Common Stock Ownership

Anaren’s executive officers hold shares of Anaren common stock that are not subject to any vesting restrictions or other restrictions, and, if they still hold such shares at the effective time, will receive the merger consideration for such shares upon completion of the merger.

The following table sets forth the number of shares of Anaren common stock (excluding shares of restricted stock that remain subject to vesting restrictions) held by Anaren’s executive officers as of November 14, 2013.

Name	Number of Shares of Anaren Common Stock Held by Executive Officers(1)
Lawrence A. Sala	535,273(2)
Carl W. Gerst, Jr.	403,825
Mark P. Burdick	90,854(3)
George A. Blanton	33,751
Gert R. Thygesen	127,848(4)
Timothy P. Ross	96,389(5)
Amy B. Tewksbury	29,804(6)
David M. Ferrara	13,400(7)

(1)	Excludes shares of restricted stock that remain subject to vesting restrictions.
(2)

Includes 10,000 shares owned by Mr. Sala’s spouse, 32,668 shares owned by Mr. Sala’s children, and 130,201 shares which Mr. Sala has the right to acquire within 60 days pursuant to outstanding stock options.

(3)	Includes 41,800 shares which Mr. Burdick has the right to acquire within 60 days pursuant to outstanding stock options.
(4)	Includes 38,631 shares owned by Mr. Thygesen’s spouse and 48,000 shares which Mr. Thygesen has the right to acquire within 60 days pursuant to outstanding stock options.
(5)	Includes 41,500 shares which Mr. Ross has the right to acquire within 60 days pursuant to outstanding stock options.
(6)	Includes 3,700 shares which Ms. Tewksbury has the right to acquire within 60 days pursuant to outstanding stock options.
(7)	Includes 450 shares owned by Mr. Ferrara’s spouse and 2,950 shares owned by Mr. Ferrara’s children.

New Arrangements with Parent

Prior to the closing of the merger, Parent may, in its discretion, initiate negotiations of agreements, arrangements and understandings with any of Anaren’s executive officers or directors regarding compensation, benefits or treatment of the Anaren equity held by them in the merger and may enter into definitive agreements with such executive officers or directors regarding the foregoing. To our knowledge, as of the date hereof, no such agreements, arrangements and understandings have been entered into with Parent.

Fees Paid to Members of the Independent Committee of Anaren’s Board of Directors

The Independent Committee members did not receive any compensation in excess of their standard Board compensation.

Indemnification and Insurance

Pursuant to its bylaws, Anaren shall indemnify any person who was, is, or is threatened to be made a party to any action or proceeding, whether civil or criminal (including an action by or in the right of Anaren or any other corporation, partnership, joint venture, trust, employee benefit plan or other enterprise which any director or officer of Anaren served in any capacity at the request of Anaren), by reason of the fact that he, his testator or intestate, is or was a director or officer of Anaren, or served such other corporation, partnership, joint venture, trust, employee benefit plan or other enterprise in any capacity, against all judgments, fines, amounts paid in settlement and reasonable expenses, including attorneys’ fees actually and necessarily incurred in connection with the defense or appeal of any such action or proceeding, and against any other amounts, expenses and fees similarly incurred; provided that no indemnification shall be made to or on behalf of any director or officer where indemnification is prohibited by applicable law. This right of indemnification also includes the right of a director or officer to receive payment from Anaren for expenses incurred in defending or appealing any such action or proceeding in advance of its final disposition; provided that the payment of expenses in advance of the final disposition of an action or proceeding shall be made only upon delivery to Anaren of an undertaking by or on behalf of the director or officer to repay all amounts so advanced if it should be determined ultimately that the director or officer is not entitled to be indemnified. The preceding right of indemnification is a contractual right enforceable by the director or officer with respect to any claim, cause of action, action or proceeding accruing or arising while the bylaws are in effect.

Any indemnification provided for by Anaren’s bylaws shall be authorized in any manner provided by applicable law or, in the absence of such law: (a) by the Anaren Board acting by a quorum of directors who are not parties to such action or proceeding, upon a finding that there has been no judgment or other final adjudication adverse to the director or officer which establishes that his acts were committed in bad faith or were the result of active and deliberate dishonesty and were material to the cause of action so adjudicated, or that he personally gained in fact a financial profit or other advantage to which he was not legally entitled, or (b) if a quorum under the foregoing provision is not obtainable, (i) by Anaren’s Board upon the opinion in writing of independent legal counsel that indemnification is proper under the circumstances because there has been no such judgment or other final adjudication adverse to the director or officer, or (ii) by the shareholders upon a finding that there has been no such judgment or other final adjudication adverse to the director or officer.

The indemnification, advancement of expenses and insurance requirements set forth in the merger agreement relating to Anaren’s executive officers and directors are described under “The Merger Agreement—Covenants and Agreements—Indemnification of Directors and Officers; Insurance” beginning on page 97 of this proxy statement.

Quantification of Potential Payments to Named Executive Officers in Connection with the Merger

Golden Parachutes

In accordance with Item 402(t) of Regulation S-K, the table below entitled “Golden Parachute Compensation” sets forth the estimated amounts of compensation that is based on or otherwise relates to the merger that may become payable to each of Anaren’s Named Executive Officers. Please see the previous portions of this section for further information regarding this compensation.

The amounts indicated below are estimates of the amounts that would be payable assuming, solely for the purposes of this table, that the merger is consummated on January 1, 2014, and the employment or service of each of the Named Executive Officers was terminated by Anaren without cause or by the Named Executive Officer, where applicable, on that date. As described below, the amounts representing non-qualified deferred compensation set forth in the table would be payable by virtue of the consummation of the merger (“single-trigger” payments). All other amounts described below would be payable only if a termination of employment or service occurs in connection with the merger (“double-trigger” payments). In addition to the assumptions regarding the consummation date of the merger and termination of the employment or service of the Named Executive Officers, these estimates are based on certain other assumptions that are described in the footnotes accompanying the table below. Accordingly, the ultimate values to be received by a Named Executive Officer in connection with the merger may differ from the amounts set forth below.

Golden Parachute Compensation

Name	Cash ($)	Equity ($)	NQDC ($)	Perquisites/ Benefits ($)	Tax Reimbursement ($)	Other ($)	Total ($)
	(a)	(b)	(c)	(d)	(e)	(f)	(g)
Lawrence A. Sala President, CEO, and Chairman	3,396,250	4,374907	455,229	384,849	—	—	8,611,235
George A. Blanton Senior Vice President, Chief Financial Officer, Treasurer	418,522	685,720	71,388	15,840	—	—	1,191,470
Timothy P. Ross President, Space & Defense Group	805,997	1,349,736	222,279	31,680	—	—	2,409,692
Mark P. Burdick President, Wireless Group	746,295	1,258,034	401,370	31,680	—	—	2,437,379
Carl W. Gerst, Jr. Vice Chairman and Chief Technical Officer	--	820,288	313,634	31,680	—	—	1,165,642
Amy B. Tewksbury, Sr. Vice President Human Resources	228,473	343,844	111,038	15,840	__	__	699,195
Gert R. Thygesen Sr. Vice President Technology	608,042	1,256,064	244,235	31,680	__	__	2,140,021
David M. Ferrara Secretary & General Counsel	243,000	__	__	__	__	__	243,000

(a)

The amounts in this column represent the aggregate dollar amount of cash severance payments which the Named Executive Officers would be entitled to receive upon the consummation of the merger followed by a qualifying termination of employment. The table assumes that at the effective time of the merger, no base salary earned by the applicable Named Executive Officer is unpaid and no accrued vacation time is owed to the applicable Named Executive Officer.

(b)

The amounts in this column represent the value of restricted stock shares and stock options held by the Named Executive Officers, which will be treated as described above in “— Interests of Certain Persons in the Merger – Anaren Stock Options and Restricted Stock”.

(c)	The amounts in this column represent the value of any non-qualified deferred compensation benefits to which the Named Executive Officer is entitled upon the consummation of the merger.
(d)

The amounts in this column represent the value of continued coverage under Anaren’s life, disability, and health plans for Messrs Ross, Burdick, and Gerst for a period of 24 months and for Mr. Blanton for a period of 12 months. Mr. Sala shall also be entitled to participate in the Company’s health and dental plans at no cost, until the earlier of the date he becomes eligible for retiree health benefits, or he commences employment with another employer. If the Company does not maintain an applicable policy, Mr. Sala will be entitled to reimbursement for premiums up to a maximum of $20,000 per year up to age 65. The amount in this column is based on Mr. Sala receiving $20,000 per year for 15 years and reimbursement for three years for life insurance premiums and supplemental disability premiums in the amounts of $53,754 and 31,095, respectively.

(e)

The amounts in this column represent the aggregate dollar value of the sum of all amounts reported in columns (a) through (f). Payments and benefits to a Named Executive Officer may be less than those shown above if any payments or benefits provided to the Named Executive Officer in connection with the merger would be subject to the excise tax pursuant to Internal Revenue Code Section 4999, cash severance payments shall be reduced as well as other payments and benefits so that no portion of the payments will be subject to the excise tax, then the parties shall negotiate a restructuring of payment dates and/or methods (but not payment amounts) to minimize or eliminate the application of such excise tax. The amounts represented by this column are “double-trigger” payments, except for the non-qualified deferred compensation, which is payable upon a “single-trigger.”

PROPOSAL 2: ADVISORY VOTE ON MERGER-RELATED COMPENSATION ARRANGEMENTS

Section 14A of the Exchange Act, which was enacted as part of the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, requires that we provide our shareholders with the opportunity to vote to approve, on a non-binding, advisory basis, the compensation arrangements for our Named Executive Officers, as disclosed in the section of this proxy statement entitled “Interests of Certain Persons in the Merger—Quantification of Potential Payments to Named Executive Officers in Connection with the Merger,” beginning on page 109 of this proxy statement.

We are asking our shareholders to indicate their approval of the various change in control payments that our Named Executive Officers will or may be eligible to receive in connection with the merger. These payments are set forth in the table entitled “Golden Parachute Compensation” in the section of this proxy statement entitled “Interests of Certain Persons in the Merger—Quantification of Potential Payments to Named Executive Officers in Connection with the Merger” beginning on page 114 of this proxy statement and are further described in the accompanying footnotes and the associated narrative discussion. That summary includes all the compensation and benefits known at this time that may be paid or become payable to our Named Executive Officers that are based on or otherwise relate to the merger.

The Anaren Board encourages you to review carefully the Named Executive Officer merger–related compensation information disclosed in this proxy statement.

The Anaren Board recommends that the shareholders of Anaren approve the following resolution:

“RESOLVED, that the shareholders of Anaren approve, on a non-binding, advisory basis, the compensation that will or may become payable to the named executive officers that is based on or otherwise relates to the merger as disclosed pursuant to Item 402(t) of Regulation S–K in the Golden Parachute Compensation table and the related narrative disclosures.”

The vote on the compensation proposal is a vote separate and apart from the vote on the proposal to adopt the merger agreement. Accordingly, you may vote to approve the proposal to adopt the merger agreement and vote not to approve the compensation proposal and vice versa. The compensation proposal requires the affirmative vote of a majority of the votes cast at the special meeting. Abstentions, broker non-votes, if any, and shares not in attendance will have no effect on the outcome of any vote on the compensation proposal.

Because the vote on the compensation proposal is advisory only, it will not be binding on either Anaren or Parent. Accordingly, if the merger agreement is adopted and the merger is completed, the compensation will be payable, subject only to the conditions applicable thereto, regardless of the outcome of the non-binding, advisory vote of Anaren shareholders.

The Anaren Board recommends that Anaren’s shareholders vote “FOR” the compensation proposal.

PROPOSAL 3: APPROVAL OF ADJOURNMENT OF SPECIAL MEETING

Anaren shareholders are being asked to approve a proposal, which we refer to as the “adjournment proposal” in this proxy statement, to approve the adjournment of the special meeting, if necessary or appropriate in the view of the Anaren Board for the absence of a quorum, to allow reasonable additional time for the filing and distribution of any supplemental or amended disclosure to be disseminated to and reviewed by the Company’s shareholders prior to the special meeting, or otherwise.

In this proposal, we are asking you to authorize the holder of any proxy solicited by our Board to vote in favor of adjourning the special meeting, and any later adjournments, to another time and place. If Anaren’s shareholders approve the adjournment proposal, we could adjourn the special meeting in any of the circumstances described above, and any adjourned session of the special meeting, to a later date and use the additional time to, among other things, solicit additional proxies in favor of the merger proposal, including the solicitation of proxies from holders of Anaren common stock that have previously voted against the merger proposal. Among other things, approval of the adjournment proposal could mean that, even if we had received proxies representing a sufficient number of votes against the merger proposal, we could adjourn the special meeting without a vote on the merger proposal and seek to convince the holders of those shares to change their votes to votes in favor of the adoption of the merger agreement.

The Anaren Board believes that if the number of shares of Anaren common stock present in person or represented at the special meeting and voting in favor of the merger proposal is not sufficient to adopt the merger agreement, it is in the best interests of the holders of Anaren common stock to enable the Anaren Board to continue to seek to obtain a sufficient number of additional votes to adopt the merger agreement.

The vote on the adjournment proposal is a vote separate and apart from the vote on the proposal to adopt the merger agreement. Accordingly, you may vote to approve the proposal to adopt the merger agreement and vote not to approve the adjournment proposal and vice versa. Under our by-laws, the adjournment proposal requires the affirmative vote of a majority of the votes cast at the special meeting. Abstentions, broker non-votes, if any, and shares not in attendance will have no effect on the outcome of any vote on the adjournment proposal.

If the special meeting is adjourned for the purpose of soliciting additional proxies, shareholders who have already submitted their proxies will be able to revoke them at any time prior to their use.

The Anaren Board unanimously recommends that Anaren’s shareholders vote “FOR” the adjournment proposal.

PER SHARE MARKET PRICE AND DIVIDEND INFORMATION

Market Prices

The following table sets forth, for the fiscal periods indicated, the intra-day high and low sales prices per share for Anaren common stock as reported on the NASDAQ Global Select Market, which is the principal trading market for Anaren common stock.

Anaren Common Stock

	Common Stock		Dividends Declared
	High	Low	Regular Dividends	Special Dividends
Fiscal Year Ending June 30, 2014

First Quarter	$25.88	$22.54	—	—

Second Quarter (through November 19, 2013)	27.90	24.53	—	—

Fiscal Year Ended June 30, 2013

First Quarter	$20.87	$17.88	—	—

Second Quarter	20.69	17.61	—	—

Third Quarter	20.60	18.57	—	—

Fourth Quarter	24.75	19.05	—	—

Fiscal Year Ended June 30, 2012

First Quarter	$21.89	$16.52	—	—

Second Quarter	21.72	15.84	—	—

Third Quarter	18.71	16.25	—	—

Fourth Quarter	19.92	16.20	—	—

The closing sales price per share of Anaren common stock as reported on the NASDAQ Global Select Market as of November 1, 2013 (i.e., the last trading day before the public announcement of the merger agreement), and as of December 19 (the most recent practicable trading day prior to the date of this proxy statement) were $24.91 and $27.95, respectively.

 No assurance can be given concerning the market prices of Anaren common stock before the completion of the merger.

Dividends

If the merger is not completed, Anaren currently expects to retain future earnings for use in the operation and expansion of its business and does not anticipate paying any cash dividends on its common stock in the foreseeable future.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth the beneficial ownership of shares of Anaren common stock as of November 14, 2013, by (i) each of the Company’s named executive officers (as defined below), (ii) each of the Company’s current directors, (iii) all of the Company’s directors and executive officers as a group and (iv) each other person (or group of affiliated persons) known by the Company to own beneficially more than five percent of the outstanding shares of Anaren common stock based on information previously provided to the Company, or filed with the SEC, by such beneficial owners as of the dates indicated in the footnotes that follow the table.

The address for those individuals for whom an address is not otherwise indicated is: c/o Anaren, Inc., 6635 Kirkville Road, East Syracuse, New York 13057.

Name and Address of Beneficial Owner	Number of Shares Of Common Stock Beneficially Owned(1)(2)	Percent of Class(3)
More than 5% Shareholders
Dimensional Fund Advisors, L.P. Palisades West, Building One 6300 Bee Cave Toad Austin, Texas 78746	935,624(4)	7.00%
Black Rock, Inc. 40 East 52nd Street New York, New York 10022	767,927(5)	5.70%
Kennedy Capital Management, Inc. 10829 Olive Blvd. St. Louis, Maryland 63141	717,139(6)	5.30%

Directors and Executive Officers as a Group
Lawrence A. Sala	627,780(7)	4.63%
George A. Blanton	58,241	*
Mark P. Burdick	114,868(8)	*
Timothy P. Ross	124,251(9)	*
Gert R. Thygesen	148,796(10)	1.10%
Patricia T. Civil	16,650	*
Louis J. De Santis	8,733	*
Dale F. Eck	57,877(11)	*
Carl W. Gerst, Jr.	410,801(12)	3.03%
James G. Gould	52,321(13)	*
Matthew S. Robison	30,931(14)	*
John L. Smucker	31,613(15)	*
Amy B. Tewksbury	29,804(16)	*
David M. Ferrara	13,400(17)	*

*Indicates less than 1%

(1)	The business address for each of the named individuals is 6635 Kirkville Road, East Syracuse, New York 13057.
(2)	Except as otherwise indicated, as of November 14, 2013 all of such shares are owned with sole voting and investment power.
(3)	Based on Anaren common stock outstanding as of November 14, 2013.
(4)

The information contained in this table is based on Form 13F-HR filed with the SEC on November 13, 2013 by Dimensional Fund Advisors, L.P. (“Dimensional”). According to such filing, Dimensional is the beneficial owner of 935,624 shares of Anaren common stock and has shared voting power as to 18,321 of such shares and shared dispositive power as to 935,624 of such shares.

(5)

The information contained in this table is based on Form 13F-HRs filed with the SEC on November 12, 2013 by BlackRock, Inc., BlackRock Fund Advisors, and BlackRock Institutional Trust Company, N.A. (collectively, “BlackRock”). According to such filings, BlackRock has sole voting power and sole dispositive power as to 768,318 of such shares.

(6)

The information contained in this table is based on Form 13F-HR filed with the SEC on November 13, 2013 by Kennedy Capital Management, Inc. (“Kennedy”). According to such filing, Kennedy is the beneficial owner of 717,139 shares of Anaren common stock and has shared voting power as to 64,461 of such shares and sole dispositive power as to 717,139 of such shares.

(7)

Includes 10,000 shares owned by Mr. Sala's spouse, 32,668 shares owned by Mr. Sala’s children, and 130,201 shares which Mr. Sala has the right to acquire within 60 days pursuant to outstanding stock options.

(8)	Includes 41,800 shares which Mr. Burdick has the right to acquire within 60 days pursuant to outstanding stock options.
(9)	Includes 41,500 shares which Mr. Ross has the right to acquire within 60 days pursuant to outstanding stock options.
(10)	Includes 38,631 shares owned by Mr. Thygesen's spouse and 48,000 shares which Mr. Thygesen has the right to acquire within 60 days pursuant to outstanding stock options.
(11)	Includes 6,500 shares which Mr. Eck has the right to acquire within 60 days pursuant to outstanding stock options.
(12)	Includes 13,500 shares owned by Mr. Gerst’s spouse and 44,500 shares which Mr. Gerst has the right to acquire within 60 days pursuant to outstanding stock options.
(13)	Includes 8,000 shares owned by Mr. Gould’s spouse and 6,500 shares which Mr. Gould has the right to acquire within 60 days pursuant to outstanding stock options.
(14)	Includes 6,500 shares which Mr. Robison has the right to acquire within 60 days pursuant to outstanding stock options.
(15)	Includes 12,000 shares which Mr. Smucker has the right to acquire within 60 days pursuant to outstanding stock options.
(16)	Includes 3,700 shares which Ms. Tewksbury has the right to acquire within 60 days pursuant to outstanding stock options.
(17)	Includes 450 shares owned by Mr. Ferrara’s spouse and 2,950 shares owned by Mr. Ferrara’s children.

FUTURE SHAREHOLDER PROPOSALS

Anaren will hold a 2013 annual meeting of Shareholders only if the merger is not completed. Shareholders intending to present a proposal at Anaren’s 2013 annual meeting of Shareholders must comply with the requirements and provide the information set forth in Anaren’s amended and restated bylaws and satisfy the conditions established by the SEC for such proposals in Rule 14a-8(a) of the Exchange Act, which lists the requirements for the inclusion of shareholder proposals in company-sponsored annual proxy materials. Stockholder proposals must be delivered to the Corporate Secretary at Anaren, Inc., 6635 Kirkville Road, East Syracuse, New York 13057.

In the event the 2013 annual meeting of shareholders is held, those shareholders who wish to present matters for action at the 2013 annual meeting of shareholders, (other than proposals made in accordance with Rule 14a-8 under the Exchange Act) are encouraged (but are not required) to submit such matters to Anaren at least 45 days before the date on which Anaren first sent its proxy materials for its immediately preceding annual meeting of shareholders, or if Anaren changed the date of the 2013 annual meeting by more than 30 days from the corresponding date for the 2012 Annual Meeting, a reasonable time before Anaren mails its proxy materials.

As of the date of this proxy statement, the Anaren Board has not received notice of any shareholder proposals for the 2013 annual meeting.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other documents with the SEC under the Exchange Act. These reports, proxy statements and other information contain additional information about us and will be made available for inspection and copying at our executive offices during regular business hours by any shareholder or a representative of a shareholder as so designated in writing.

Shareholders may read and copy any reports, statements or other information filed by us at the SEC’s public reference room at Station Place, 100 F Street, N.E., Washington, D.C. 20549. You may also obtain copies of this information by mail from the public reference section of the SEC at Station Place, 100 F Street, N.E., Washington, D.C. 20549, at prescribed rates. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference room. Our SEC filings made electronically through the SEC’s EDGAR system are available to the public at the SEC’s website located at www.sec.gov. In addition, shareholders may obtain free copies of the documents filed with the SEC by Anaren through the Investor Relations section of our website. The website address is www.anaren.com. The information on our website is not, and shall not be deemed to be a part hereof or incorporated into this or any other filings with the SEC. You may also send a written request to the Investor Relations Department of the Company at 6635 Kirkville Road, East Syracuse, New York 13057.

A list of shareholders will be available for inspection by shareholders of record at our executive offices at 6635 Kirkville Road, East Syracuse, New York 13057 during ordinary business hours for 10 days prior to the date of the special meeting and will be available for review at the special meeting or any adjournment or postponement thereof.

The SEC allows us to “incorporate by reference” information that we file with the SEC in other documents into this proxy statement. This means that we may disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is considered to be part of this proxy statement. This proxy statement and the information that we file later with the SEC may update and supersede the information incorporated by reference. Similarly, the information that we later file with the SEC may update and supersede the information in this proxy statement. Such updated and superseded information will not, except as so modified or superseded, constitute part of this proxy statement.

We incorporate by reference each document we file under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of the initial filing of this proxy statement and before the special meeting (other than current reports on Form 8-K furnished pursuant to Item 2.02 or Item 7.01 of Form 8-K, including any exhibits included with such information, unless otherwise indicated therein). We also incorporate by reference in this proxy statement the following documents filed by us with the SEC under the Exchange Act:

•	our Annual Report on Form 10-K for the fiscal year ended June 30, 2013, as amended;

•	our Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2013; and

•	our Current Reports on Form 8-K filed with the SEC on November 4, 2013 and November 27, 2013.

We undertake to provide without charge to each person to whom a copy of this proxy statement has been delivered, upon request, by first class mail or other equally prompt means, within one business day of receipt of such request, a copy of any or all of the documents incorporated by reference in this proxy statement, other than the exhibits to these documents, unless the exhibits are specifically incorporated by reference into the information that this proxy statement incorporates. You may obtain documents incorporated by reference by requesting them in writing or by telephone at the following address and telephone number:

Anaren, Inc.

Attention: Investor Relations Department

6635 Kirkville Road

East Syracuse, New York 13057

Telephone number: (315) 432-8909

You may also obtain documents incorporated by reference by requesting them by telephone from The Proxy Advisory Group, our proxy solicitation firm, toll free at 888-557-7699 or 888-55-PROXY. Documents should be requested by January 23, 2014 in order to receive them before the special meeting. You should be sure to include your complete name and address in your request.

This proxy statement does not constitute the solicitation of a proxy in any jurisdiction to or from any person to whom it is not lawful to make any solicitation in that jurisdiction. The delivery of this proxy statement should not create an implication that there has been no change in the affairs of Anaren since the date of this proxy statement or that the information herein is correct as of any later date.

Parent and Merger Sub have supplied, and we have not independently verified, the information in this proxy statement exclusively concerning Parent and Merger Sub.

Shareholders should not rely on information other than that contained or incorporated by reference in this proxy statement. We have not authorized anyone to provide information that is different from that contained in this proxy statement. This proxy statement is dated December 20, 2013. No assumption should be made that the information contained in this proxy statement is accurate as of any date other than that date, and the mailing of this proxy statement will not create any implication to the contrary. Notwithstanding the foregoing, if there is any material change in any of the information previously disclosed, we will, where relevant and to the extent required by applicable law, update such information through a supplement to this proxy statement.

ANNEX A – Agreement and Plan of Merger, dated as of November 4, 2013, by and among ANVC Holding Corp., ANVC Merger Corp. and Anaren, Inc., as amended on November 26, 2013 by Amendment No. 1 to Agreement and Plan of Merger

EXECUTION VERSION

AGREEMENT AND PLAN OF MERGER

by and among:

ANVC HOLDING CORP.,

a Delaware corporation,

ANVC MERGER CORP.,

a New York corporation,

and

ANAREN, INC.,

a New York corporation

Dated November 4, 2013

TABLE OF CONTENTS

		Page:
ARTICLE I DEFINITIONS		2
ARTICLE II THE MERGER		17
2.1	Merger of Merger Sub into the Company	17
2.2	Effects of the Merger	17
2.3	Closing; Effective Time	18
2.4	Surviving Corporation Certificate of Incorporation and Bylaws	18
2.5	Directors and Officers	18
2.6	Conversion of Shares; Cancellation of Rights	18
2.7	Cancellation of Shares and Closing of Transfer Books	19
2.8	Dissenting Shares	20
2.9	Payment Fund	20
2.10	Exchange of Company Stock Certificates	21
2.11	Company Options and Company Restricted Stock	21
2.12	Taxes	22
2.13	Consideration Not Paid	22
2.14	Additional Actions	23

ARTICLE III REPRESENTATIONS AND WARRANTIES OF THE COMPANY		23
3.1	Organization; Good Standing	24
3.2	Power; Enforceability	24
3.3	Required Shareholder Approval	24
3.4	Non-Contravention	25
3.5	Required Government Approvals	25
3.6	Capitalization	25
3.7	Subsidiaries	27
3.8	Company SEC Reports	28
3.9	Company Financial Statements	28
3.10	Title to Assets	30
3.11	No Undisclosed Liabilities	30
3.12	Absence of Certain Changes	30
3.13	Material Contracts	31
3.14	Real Property	31
3.15	Intellectual Property	33
3.16	Tax Matters	34
3.17	Employment Matters	36
3.18	Company Employee Plans	37
3.19	Labor Matters	40
3.20	Governmental Authorizations (Permits)	41
3.21	Compliance with Law	41
3.22	Environmental Matters	42

A-i

3.23	Export and Import Compliance	43
3.24	Litigation	43
3.25	Insurance	43
3.26	Related Party Transactions	44
3.27	Brokers	44
3.28	Opinion of Financial Advisor	44
3.29	Anti-Takeover Laws; Rights Plan	44
3.30	Proxy Statement	45
3.31	Government Contracts	45
3.32	Customers	47
3.33	Suppliers	47
3.34	Products	47
3.35	No Other Representations or Warranties	47

ARTICLE IV REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB		48
4.1	Organization; Good Standing	48
4.2	Power; Enforceability	48
4.3	Non-Contravention	48
4.4	Government Approvals	49
4.5	Litigation	49
4.6	Ownership of Company Common Stock	49
4.7	Merger Sub	50
4.8	Brokers	50
4.9	Proxy Disclosure	50
4.10	Financing	50
4.11	Guarantee	51
4.12	No Other Representations or Warranties	51

ARTICLE V CERTAIN COVENANTS OF THE COMPANY		52
5.1	Access and Investigation	52
5.2	Operation of the Company's Business	52
5.3	No Shop	56
5.4	Company SEC Reports	62
5.5	Tail Errors and Omissions Insurance	62
5.6	Title Insurance, Surveys and Certificate of Compliance	62

ARTICLE VI ADDITIONAL COVENANTS OF THE PARTIES		62
6.1	Proxy Statement	62
6.2	Company Shareholders' Meeting	64
6.3	Regulatory Approvals and Related Matters	66
6.4	Section 16 Matters	67
6.5	Disclosure	68
6.6	Indemnification of Officers and Directors	68
6.7	Benefit Plans	68
6.8	Shareholder Litigation	69

A-ii

6.9	Resignation of Directors	70
6.10	Stock Exchange De-listing	70
6.11	FIRPTA Affidavit	70
6.12	Anti-Takeover Laws	70
6.13	Financing	70
6.14	Financing Cooperation	71

ARTICLE VII CONDITIONS PRECEDENT TO OBLIGATIONS OF PARENT AND MERGER SUB		74
7.1	Accuracy of Representations	74
7.2	Performance of Covenants	74
7.3	Shareholder Approval	74
7.4	Closing Certificate	74
7.5	No Restraints	74
7.6	Litigation	75
7.7	Termination of Company Options	75
7.8	Consent	75
7.9	Regulatory Approvals	75
7.10	Payoff Letters	75

ARTICLE VIII CONDITIONS PRECEDENT TO OBLIGATION OF THE COMPANY		75
8.1	Accuracy of Representations	75
8.2	Performance of Covenants	75
8.3	Shareholder Approval	76
8.4	Closing Certificate	76
8.5	No Restraints	76
8.6	Regulatory Approvals	76

ARTICLE IX TERMINATION		76
9.1	Termination	76
9.2	Effect of Termination	78
9.3	Termination Fees	78

ARTICLE X MISCELLANEOUS PROVISIONS		82
10.1	Amendment	82
10.2	Waiver; Extension	82
10.3	No Survival of Representations, Warranties or Covenants	83
10.4	Applicable Law; Jurisdiction; Waiver of Jury Trial	83
10.5	Assignability	84
10.6	Notices	84
10.7	Severability	85
10.8	Specific Performance	85
10.9	Interpretation	86
10.10	Entire Agreement; Counterparts; Exchanges by Facsimile or Electronic Delivery	88
10.11	Parties in Interest	88

A-iii

10.12	Financing Sources	88
10.13	Expenses	88
10.14	Obligations of Parent and of the Company	88

A-iv

AGREEMENT AND PLAN OF MERGER

This Agreement and Plan of Merger ("Agreement") is made and entered into as of November 4, 2013, by and among: ANVC Holding Corp., a Delaware corporation ("Parent"), ANVC Merger Corp., a New York corporation and a wholly owned subsidiary of Parent ("Merger Sub"), and Anaren, Inc., a New York corporation (the "Company").  All capitalized terms that are used in this Agreement shall have the respective meanings ascribed thereto in ARTICLE I.

RECITALS

WHEREAS, subject to the conditions herein contained, Parent, Merger Sub and the Company intend to effect a merger of Merger Sub into the Company (the "Merger") in accordance with this Agreement and the NYBCL;

WHEREAS, upon consummation of the Merger, Merger Sub will cease to exist, and the Company will become a wholly owned subsidiary of Parent;

WHEREAS, the board of directors of the Company (the "Company Board") has unanimously (i) determined that this Agreement and the transactions contemplated by this Agreement are advisable and fair to and in the best interests of the Company and its shareholders, (ii) approved the execution, delivery and performance of this Agreement by the Company and the consummation of the Merger and the other transactions contemplated hereby and (iii) resolved to recommend that the shareholders of the Company authorize and adopt this Agreement and the Merger;

WHEREAS, the board of directors of Parent and the board of directors of Merger Sub have each (i) determined that this Agreement and the transactions contemplated by this Agreement are advisable and in the best interests of Parent and Merger Sub, respectively and (ii) approved the execution, delivery and performance of this Agreement by Parent and Merger Sub, respectively, and the consummation of the Merger and the other transactions contemplated hereby;

WHEREAS, Parent, as the sole shareholder of Merger Sub, will immediately following execution hereof adopt this Agreement and approve the Merger;

WHEREAS, concurrently with the execution of this Agreement, and as a condition and inducement to the Company's willingness to enter into this Agreement, The Veritas Capital Fund IV, L.P. (the "Guarantor") has delivered to the Company a limited guarantee (the "Guarantee") in favor of the Company and pursuant to which, subject to the terms and conditions contained therein, the Guarantor is guaranteeing certain payment obligations of Parent in connection with this Agreement; and

WHEREAS, simultaneously with the execution and delivery of the Agreement, and as a condition and inducement to the willingness of Parent and Merger Sub to enter into this Agreement, certain holders of Company Common Stock have entered into voting agreements with Parent pursuant to which such persons agree, subject to the terms and conditions therein, to vote their shares of Company Common Stock to authorize and adopt this Agreement and the Merger (the "Voting Agreements").

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants, representations, and agreements herein contained, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

ARTICLE I

DEFINITIONS

For purposes of this Agreement,

"Acquisition Inquiry" means an inquiry, indication of interest or request for non-public information (other than an inquiry, indication of interest or request for non-public information made or submitted by Parent or any of its Subsidiaries) with respect to, or that would reasonably be expected to lead to, the making, submission or announcement of, any Acquisition Proposal.

"Acquisition Proposal" means any offer or proposal (other than an offer or proposal made or submitted by Parent or any of its Subsidiaries) contemplating or otherwise relating to any Acquisition Transaction.

"Acquisition Transaction" means any transaction or series of transactions (other than the Transactions) involving:

(a)           any merger, consolidation, amalgamation, share exchange, business combination, joint venture, issuance of securities, acquisition of securities, reorganization, recapitalization, tender offer, exchange offer, stock repurchase or other similar transaction: (i) in which any of the Company Entities is a constituent or participating corporation; (ii) in which a Person or "group" (as defined in the Exchange Act and the rules thereunder) of Persons directly or indirectly acquires beneficial or record ownership of securities representing 15% or more of the outstanding securities of any class (or instruments convertible into or exercisable or exchangeable for 15% or more of any such class) of any of the Company Entities; or (iii) in which any Company Entity issues securities representing 15% or more of the outstanding securities of any class of such Company Entity (or instruments convertible into or exercisable or exchangeable for 15% or more of any such class);

(b)           any sale, lease, exchange, transfer, license, sublicense, acquisition or disposition of any business or businesses or assets that constitute or account for 15% or more of the consolidated net revenues, consolidated net income or consolidated assets of the Company Entities, except in the ordinary course of business;

(c)           any liquidation or dissolution of any of the Company Entities; or

(d)           any combination of the foregoing if the sum of the percentage of the consolidated revenues, consolidated earnings before interest, tax, depreciation and amortization, consolidated income or consolidated assets of the Company Entities and equity securities of the Company Entities involved is 15% or more.

"Affiliate" of any Person means another Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such first Person.  For purposes of this definition, the term "control" (including, with correlative meanings, the terms "controlling," "controlled by" and "under common control with"), as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by Contract or otherwise.

"Agreement" means this Agreement and Plan of Merger and all schedules, exhibits and other attachments hereto, including the Disclosure Letter, as such may be amended from time to time.

"Antitrust Laws" means the HSR Act and all other competition, merger control, antitrust and similar Laws that, without limitation, are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization, lessening of competition or restraint of trade.

"Business Day" means any day other than a Saturday, a Sunday or a day on which the Federal Reserve Bank of New York is closed.

"Capitalization Date" has the meaning set forth in Section 3.6(b).

"Change in Circumstances" has the meaning set forth in Section 5.3(e)(ii).

"Closing" has the meaning set forth in Section 2.3.

"Closing Date" has the meaning set forth in Section 2.3.

"Code" means the Internal Revenue Code of 1986, as amended.

"Collective Bargaining Agreement" has the meaning set forth in Section 3.19(a).

"Common Stock Per Share Amount" means $28.00 payable in United States Dollars.

"Company" has the meaning set forth in the Preamble.

"Company Associate" means any current or former employee, independent contractor, consultant or director of or to any of the Company Entities or any Affiliate of the Company.

"Company Balance Sheet" means the audited consolidated balance sheet of the Company and its consolidated subsidiaries included in the Company's Report on Form 10-K for the fiscal year ended June 30, 2013, as filed with the SEC on August 12, 2013.

"Company Board" has the meaning set forth in the Recitals.

"Company Board Recommendation" has the meaning set forth in Section 6.2(c).

"Company Common Stock" means the common stock, $0.01 par value per share, of the Company.

"Company Employee Plan" has the meaning set forth in Section 3.18(a).

"Company Entities" means the Company and its Subsidiaries, and "Company Entity" means any one of the foregoing.

"Company Equity Award" means any Company Option or any Company Restricted Stock.

"Company Equity Plans" means The Anaren, Inc. 2004 Comprehensive Long-Term Incentive Plan, as amended and restated (2004 Plan) effective November 5, 2009 and the Anaren Microwave, Inc. Incentive Stock Option Plan for Key Employees effective as of November 2, 2000, and "Company Equity Plan" means either of the foregoing plans.

"Company Existing Credit Facility" means the Loan Agreement, dated as of August 25, 2011, between Anaren, Inc., as Borrower, and Keybank National Association, as Lender.

"Company Financial Statements" has the meaning set forth in Section 3.9(a).

"Company Intellectual Property" means all Intellectual Property that is used or held for use by any Company Entity.

"Company Intellectual Property Agreements" has the meaning set forth in Section 3.15(b).

"Company Intellectual Property Right" means each Intellectual Property Right owned by, or filed in the name of, any Company Entity.

"Company Option" means any option, warrant, other right, agreement, arrangement or commitment to purchase shares of Company Common Stock from the Company or any equity in any of the Company Entities, whether granted by the Company pursuant to a Company Equity Plan, and whether vested or unvested.

"Company Owned Real Property" has the meaning set forth in Section 3.14(a).

"Company Parties" has the meaning set forth in Section 9.3(e).

"Company Products" means any product manufactured and sold by any Company Entity within the last three (3) years.

"Company Real Property" has the meaning set forth in Section 3.14(b).

"Company Restricted Stock" means each outstanding restricted stock award or stock award relating to Company Common Stock, whether granted by the Company pursuant to a Company Equity Plan or otherwise and whether vested or unvested.

"Company SEC Reports" has the meaning set forth in Section 3.8(a).

"Company Securities" has the meaning set forth in Section 3.6(d).

"Company Shareholders' Meeting" has the meaning set forth in Section 6.2(a).

"Company Stock Certificate" has the meaning set forth in Section 2.7.

"Company Termination Fee" means an amount equal to $11,000,000.00.

"Company Triggering Event" means an event which shall be deemed to have occurred if the Company Board or any committee thereof shall have made a Recommendation Change and the Company enters into a definitive agreement with respect to a Superior Offer, but only in the case where the Company has complied with Section 5.3(e).

"Confidentiality Agreement" means that certain Nondisclosure Agreement dated June 7, 2013, between the Company and Veritas Capital Fund Management, L.L.C.

"Consent" means any approval, consent, ratification, permission, waiver or authorization (including any Governmental Authorization).

"Continuing Employees" has the meaning ascribed to that term in Section 6.7(a).

"Contract" means any written, oral or other agreement, contract, subcontract, lease, understanding, arrangement, settlement, instrument, note, option, warranty, purchase order, license, sublicense, insurance policy, benefit plan or legally binding commitment or undertaking.

"Copyrights" means any copyrights, and registrations and applications therefor, mask works, whether registered or not, and all other rights corresponding thereto throughout the world including moral and economic rights of authors and inventors, however denominated.

"Debt Commitment Letters" has the meaning set forth in Section 4.10(a).

"Debt Financing" has the meaning set forth in Section 4.10(a).

"Debt Financing Sources" means the Persons that have committed to provide the debt financing contemplated by, or have otherwise entered into agreements in connection with, the Debt Commitment Letters or alternative debt financings in connection with the Transactions, and any joinder agreements, indentures or credit agreements entered into pursuant thereto or relating thereto, together with their Affiliates and Representatives and Representatives of Affiliates involved in the Debt Financing and their successors and assigns.

"Disclosure Letter" means the disclosure letter that has been prepared by the Company and that has been delivered by the Company to Parent on the date of this Agreement.  The Disclosure Letter shall, for all purposes in this Agreement, be arranged in numbered and lettered parts and subparts corresponding to the numbered and lettered sections and subsections contained in this Agreement.  Each item disclosed in the Disclosure Letter shall, for all purposes in this Agreement, constitute an exception to, or as applicable, disclosure for the purposes of, the representations and warranties (or covenants, as applicable) to which it makes reference and shall also be deemed to be disclosed or set forth every other part in the Disclosure Letter relating to other sections of this Agreement to the extent a cross-reference is expressly made to such other part in the Disclosure Letter and/or to the extent that the relevance of such item as an exception to, or as applicable, disclosure for purposes of, another section of this Agreement is reasonably apparent from the face of such disclosure.

"Dissenting Shares" has the meaning set forth in Section 2.8.

"Domain Name" means any or all of the following and all worldwide rights in, arising out of, or associated therewith: domain names, uniform resource locators and other names and locators associated with the internet.

"Effective Time" has the meaning set forth in Section 2.3.

"Electronic Data Room" means the electronic data room for Project Aurora run by Moelis & Company through Intralinks as of 11:59 p.m. on November 3, 2013 to which Parent and its representatives have been given access in connection with the discussions and negotiations of the Transactions and this Agreement.

"Encumbrance" means any lien, pledge, hypothecation, charge, mortgage, easement, encroachment, imperfection in title, title exception, title defect, right of possession, right of way, lease, tenancy license, security interest, encumbrance, claim, option, right of first refusal, preemptive right, or restriction of any nature (including any restriction on the voting of any security, any restriction on the transfer of any security or other asset, any restriction on the receipt of any income derived from any asset, any restriction on the use of any asset and any restriction on the possession, exercise or transfer of any other attribute of ownership of any asset).

"End Date" means March 31, 2014.

"Endorsement" has the meaning set forth in Section 5.6.

"Entity" means any corporation (including any non-profit corporation), general partnership, limited partnership, limited liability partnership, joint venture, estate, trust, company limited by shares, limited liability company, joint stock company, firm, society or other enterprise, association, organization or entity.

"Environmental Claim" means any claim, action, cause of action, suit, proceeding, investigation, order, demand or notice (written or oral) by any Person alleging actual or potential liability (including, without limitation, actual or potential liability for investigatory costs, cleanup costs, governmental response costs, natural resources damages, property damages, personal injuries, attorneys' fees or penalties) arising out of, based on, resulting from or relating to (a) the presence, or release into the environment, of, or exposure to, any Hazardous Substances at any location, whether or not owned or operated by any Company Entities, now or in the past, or (b) circumstances forming the basis of any violation, or alleged violation, of any Environmental Law.

"Environmental Law" means any Law relating to the protection of the environment (including ambient air, surface water, groundwater or land) or human health and safety (including exposure of any individual to Hazardous Substances), or otherwise relating to the production, use, emission, storage, treatment, transportation, recycling, disposal, discharge, release or other handling of any Hazardous Substances or the investigation, analysis, removal or other remediation thereof.

"Equity Commitment Letter" has the meaning set forth in Section 4.10(a).

"Equity Financing" has the meaning set forth in Section 4.10(a).

"Equity Financing Sources" means the Persons that have committed to provide the equity financing contemplated by, or have otherwise entered into agreements in connection with, the Equity Commitment Letters or alternative equity financings in connection with the Transactions, and any other agreements entered into pursuant thereto or relating thereto, together with their Affiliates and Representatives and Representatives of Affiliates involved in the Equity Financing and their successors and assigns.

"ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

"ERISA Affiliate" has the meaning set forth in Section 3.18(a).

"Exchange Act" means the Securities Exchange Act of 1934 and the rules and regulations promulgated thereunder, as amended.

"Excluded Shares" has the meaning set forth in Section 2.6(a).

"FAR" has the meaning set forth in Section 3.31(a).

"Fee Letter" has the meaning set forth in Section 4.10(a).

"Financing" has the meaning set forth in Section 4.10(a).

"Financing Letters" has the meaning set forth in Section 4.10(a).

"FINRA" means the Financial Industry Regulatory Authority.

"Foreign Official" means any: (i) officer or employee of a government or public international organization, including any public authority and any department, agency or instrumentality of a government, or any person acting in an official capacity for or on behalf of any government or government department, agency or instrumentality, or for or on behalf of any public international organization; or (ii) officer or employee of a government-owned or government-controlled entity of any kind, including a government-owned or government-controlled business enterprise.

"GAAP" means generally accepted accounting principles in the United States.

"Government" means any: (a) nation, state, commonwealth, province, territory, county, municipality, city, district or other jurisdiction of any nature; (b) federal, state, local, municipal, foreign or other government; (c) governmental or quasi-governmental authority of any nature (including any governmental division, department, agency, commission, instrumentality, official, ministry, fund, foundation, center, organization, unit, body or Entity and any court or other tribunal); or (d) self-regulatory organization, including FINRA and NASDAQ.

"Government Bid" means any firm quotation, bid or proposal that if accepted or awarded would lead to a Government Contract.

"Government Contract" means any Contract to which a Company Entity is a party and that involves supply of goods or services, directly or indirectly, to a Government.  A Government Contract can include a subcontract at any tier or any level below a prime contract.

"Governmental Authorization" means any (a) permit, license, certificate, franchise, permission, variance, clearance, registration, qualification or authorization issued, granted, given or otherwise made available by or under the authority of any Government or pursuant to any Law or (b) right under any Contract with any Government.

"Guarantee" has the meaning set forth in the Recitals.

"Guarantor" has the meaning set forth in the Recitals.

"Hazardous Substance" means any substance, material or waste that is characterized or regulated under any Environmental Law as "hazardous," "pollutant," "contaminant," "toxic" or words of similar meaning or effect, including petroleum and petroleum products, polychlorinated biphenyls and asbestos.

"Houlihan Lokey" has the meaning set forth in Section 3.27.

"HSR Act" means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

"Intellectual Property" means any or all of the following: (a) Patents, proprietary inventions (whether patentable or not), invention disclosures, industrial designs, improvements, Trade Secrets, proprietary information, know how, technical data and customer lists, and all documentation relating to any of the foregoing; (b) proprietary technical and know-how information, and rights to limit the use or disclosure thereof by any Person including databases and data collections and all rights therein; (c) Copyrights, works of authorship (including computer programs, source code and object code, whether embodied in software, firmware or otherwise), architecture, documentation, files, records, schematics, verilog files, netlists, emulation and simulation reports, test vectors and hardware development tools; (d)  Domain Names and (e) Trademarks.

"Intellectual Property Rights" means any or all of the following and all worldwide common law and statutory rights in, arising out of or associated with any or all of the following: (a) Copyrights, (b) Patents, (c) industrial designs and any registrations and applications therefore, (d) Trademarks, (e) Trade Secrets and (f) any similar or equivalent proprietary rights to any of the foregoing (as applicable).

"IRS" means the United States Internal Revenue Service.

"Key Customers" has the meaning set forth in Section 3.32.

"Key Suppliers" has the meaning set forth in Section 3.33.

"Knowledge" means, with respect to the Company, the actual knowledge of Lawrence Sala, George Blanton, Mark Burdick, David Ferrara and Timothy Ross.

"Law" means any federal, state, local, municipal, foreign or other law, statute, constitution, principle of common law, resolution, ordinance, code, edict, directive, decree, rule, regulation, order, award, or ruling issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Government.

"Leased Real Property" has the meaning set forth in Section 3.14(b).

"Leases" has the meaning set forth in Section 3.14(b).

"Legal Proceeding" means any action, suit, litigation, arbitration, mediation, proceeding, hearing, claim, inquiry, audit, examination or investigation commenced, brought, conducted or heard by or before, or otherwise involving, any court or other Government or any arbitrator or arbitration panel (in each case, whether civil, criminal, administrative, investigative or appellate).

"Liability" means any debt, obligation, duty or liability of any nature (including any unknown, undisclosed, unmatured, unaccrued, unasserted, unliquidated, contingent, indirect, conditional, implied, vicarious, derivative, joint, several or secondary liability), regardless of whether such debt, obligation, duty or liability would be required to be disclosed on a balance sheet prepared in accordance with GAAP and regardless of whether such debt, obligation, duty or liability is immediately due and payable.

"Licensed Company Intellectual Property" means all Company Intellectual Property and Company Intellectual Property Rights, other than the Owned Company Intellectual Property.

"made available" or "makes available" or any variation thereof means an item has been made available, including by posting such information to the Electronic Data Room before the execution of this Agreement and not removed after it was posted.

"Marketing Period" means the first period of fifteen (15) consecutive Business Days commencing after the date of this Agreement and throughout which (i) Parent shall have the Required Financing Information; (ii) the conditions set forth in Section 7.3 and Section 8.3 are satisfied; and (iii) nothing has occurred and no condition exists that would cause any of the conditions set forth in ARTICLE VII to fail to be satisfied (other than those conditions that by their terms are to be satisfied at the Closing), assuming that such conditions were applicable at any time during such fifteen (15) consecutive Business Day period; provided, however, (a) November 29, 2013 shall not constitute a Business Day for purposes of the foregoing and (b) if the Marketing Period shall not have concluded by December 20, 2013, then it shall not commence prior to January 5, 2014.  Notwithstanding the foregoing, the Marketing Period shall not be deemed to have commenced if, after the date of this Agreement and prior to the completion of the Marketing Period, (i) the Company or any of its Subsidiaries shall have announced any intention to restate any historical financial statements, or that any such restatement is under consideration or may be a possibility, in which case the Marketing Period shall not be deemed to commence unless and until, at the earliest such restatement has been completed and the applicable Required Financing Information has been amended or the Company has announced that it has concluded no such restatement shall be required in accordance with GAAP and (ii) the Company's independent registered accounting firm shall have withdrawn or qualified its audit opinion with respect to any audited financial statements contained in the Required Financing Information.

"Material Adverse Effect" means any effect, fact, change, development, condition, event or circumstance (each an "Effect") that, considered individually or together with all other Effects that (a) has been or would reasonably be expected to be materially adverse to, or has had or would reasonably be expected to have or result in a material adverse effect on, the business, assets, liabilities, operations, condition (financial or otherwise) or results of operation of the Company Entities, taken as a whole, or (b) would, or would reasonably be expected to, prevent or materially impair or delay (beyond the End Date) the ability of the Company to perform its material obligations hereunder, or to consummate the Merger or any of the other Transactions; provided, however, that, solely for the purposes of clause (a) of this definition, an Effect occurring after the date of this Agreement shall not, either alone or in combination, be taken into account in determining whether there has been a Material Adverse Effect if such Effect arises out of or results from:

(a)           general economic conditions in the United States or in the industry in which the Company Entities operate, except in each case to the extent such conditions have a disproportionate effect or impact on the business, assets, liabilities, operations, condition (financial or otherwise), or results of operation of the Company Entities, taken as a whole, as compared to any of the other companies in the industry in which the Company Entities operate;

(b)           political conditions (or changes in such conditions) in the United States or any other country or region in which the Company operates or acts of war, sabotage or terrorism (including any escalation or general worsening of any such acts of war, sabotage or terrorism) in the United States or any other country or region in which the Company Entities operate, except in each case to the extent such political conditions, changes, acts, escalation or worsening have a disproportionate effect or impact on the business, assets, liabilities, operations, condition (financial or otherwise), or results of operation of the Company Entities, taken as a whole, as compared to any of the other companies in the industry in which the Company Entities operate;

(c)           any change in Law or GAAP or other accounting standards (or the interpretation thereof), except in each case to the extent such change has a disproportionate effect or impact on the business, assets, liabilities, operations, condition (financial or otherwise), or results of operation of the Company Entities, taken as a whole, as compared to any of the other companies in the industry in which the Company Entities operate;

(d)           the announcement of this Agreement and the Transactions contemplated hereby;

(e)           any actions taken or omitted to be taken at the written direction of Parent (provided any such directed action or omission is not contemplated or required by the express terms of this Agreement (for the avoidance of doubt any action by, or omission of, the Company or any other Company Entity for which the Company sought or requested, and Parent provided, consent shall not be deemed to be "at the written direction of Parent"));

(f)           any changes in the market price or trading volume of shares of Company Common Stock or any failure of the Company to meet internal or published projections, forecasts or revenue or earnings predictions for any period (except that the underlying causes of such Effect that caused or contributed to such change in market price or trading volume shall be considered for purposes of determining whether a Material Adverse Effect has occurred or would reasonably be expected to occur, except to the extent the underlying cause(s) is set forth in items (a) – (e) or (g) or (i) of this definition (but subject to the exceptions therein));

(g)           the fact that the prospective owner of the Company and its Subsidiaries is Parent or any Affiliate of Parent;

(h)           any change in the credit rating of any of the Company Entities (except that the underlying causes of such Effect that caused or contributed to such change in the credit rating of any of the Company Entities shall be considered for purposes of determining whether a Material Adverse Effect has occurred or would reasonably be expected to occur, except to the extent the underlying cause(s) is set forth in items (a) – (e), (g) or (i) of this definition (but subject to the exceptions therein));

(i)           earthquakes, hurricanes, tsunamis, tornadoes, floods, mudslides, wild fires or other natural disasters, weather conditions and other force majeure events in the United States or any other country or region in which the Company operates; or

(j)           any breach by Parent or Merger Sub of this Agreement.

"Material Contract" means

(a)           any Contract that would be required to be filed by the Company as a "material contract" pursuant to Item 601(b)(10) of Regulation S-K under the Securities Act or that would be required to be disclosed under Item 404 of Regulations S-K under the Securities Act,

(b)           any Contracts with the any dealers, resellers or distributors of Company Products;

(c)           any Contracts with the Company's top ten (10) customers for each of the Wireless Group and the Space & Defense Group, as measured by revenue for the fiscal year ended June 30, 2013 with Contracts of at least $1,000,000.00;

(d)           any Contracts with any vendors that either supplied more than $500,000.00 of the Company's total raw materials in the fiscal year ended June 30, 2013;

(e)           any other Contract or similar arrangement that could reasonably be expected to involve expenditures or receipt by any Company Entity in excess of $1,000,000.00 in the aggregate whether or not made in the ordinary course of business,

(f)           any Contract containing any provision restricting the nature or geographic scope of any Company Entity's business activities in any material respect (other than, with respect to the suppliers for the Space & Defense Group of the Company, in the ordinary course of business, including any Contract (i) granting any exclusive rights, (ii) granting any "most favored customer," "most favored supplier" or similar rights limiting the right of any Company Entity to sell, distribute or manufacture any products or services or to purchase or to obtain any software, components, parts or subassemblies, (iii) containing any covenant restricting any Company Entity's right to make use of any Intellectual Property or Intellectual Property Rights, to compete with any Person in any line of business, to discontinue the marketing, sale, licensing or support of any Company Product or service, or levying a fine, charge or other payment for doing so, or (iv) which require the disposition of any material assets or line of business of any Company Entity,

(g)           any Contract, indenture or other instrument relating to indebtedness having an outstanding amount in excess of $150,000.00 or the guarantee by any Company Entity of any Liabilities,

(h)           any Contract relating to the employment or retention of a Company Associate to perform services for any Company Entity,

(i)           any Lease,

(j)           any Contract that would obligate any Company Entity to pay any stay or retention bonus or change-in-control, severance or termination payment to any current or former Company Associate as a result of the consummation of the Transactions or the separation from service to any Company Entity,

(k)           any Contract with a labor union, labor organization, workers' association, works council or other collective group of employees and any Company Entity, in each case whether written or oral;

(l)           (i) any Company Intellectual Property Agreements identified or required to be identified in Part 3.15(b) of the Disclosure Letter and (ii) any Contract that is material to the business of the Company Entities taken as a whole (other than license agreements for commercially available software on standard terms) pursuant to which any Company Entity provides, or is provided with, information technology products or services other than, in the case of this clause (ii), such Contracts entered into in the ordinary course of business consistent with past practices;

(m)           any Contract that creates, governs or controls a partnership, joint venture, limited liability company or other similar arrangement with respect to any Company Entity that is material to the business of the Company Entities, taken as a whole;

(n)           any Contract that requires or permits a Company Entity, or any successor to or acquirer of a Company Entity, to make any payment to another Person as a result (in whole or in part) of a change in control of such Company Entity (a "Change in Control Payment") or gives another Person a right to receive, or elect to receive, a Change in Control Payment;

(o)           any Contract granting an Encumbrance, other than a Permitted Encumbrance, upon any material property or asset owned by a Company Entity;

(p)           each Contract containing restrictions with respect to payment of dividends or any distributions in respect of the equity interests of the Company or which limits the ability of any Company Entity to pledge any assets or equity, or to incur any indebtedness;

(q)           each Contract (i) pursuant to which any earn-out, deferred or contingent payment that could reasonably be expected to exceed $100,000.00 remains outstanding, (ii) pursuant to which all material indemnification obligations have not terminated or expired (excluding indemnification obligations in respect of so-called "fundamental representations" that survive indefinitely), in each case, that relates to the acquisition or disposition of any Entity or business (whether by merger, sale of stock, sale of assets or otherwise) or (iii) relating to the disposition or acquisition by any Company Entity of any business or assets (other than entered into in the ordinary course consistent with past practice) with obligations remaining to be performed after the date of this Agreement;

(r)           any Contract granting a first refusal, first offer or similar preferential right to purchase or acquire any of the securities or any assets of any Company Entity (including the Rights Agreement);

(s)           any Contract, other than customer Contracts entered into in the ordinary course of business, provisions contained in the certificate of incorporation or by-laws of any Company Entity, containing a covenant or covenants of any Company Entity to indemnify or hold harmless another Person unless such obligation to indemnify or hold harmless is less than $100,000.00;

(t)           any material hedge, collar, option, forward purchasing, swap, derivative or similar Contract, understanding or undertaking;

(u)           any Contract entered into in connection with the settlement or other resolution of any Legal Proceeding under which any Company Entity has any continuing Liabilities that are material to the Company Entities, taken as a whole, or that involved payment by any Company Entity of more than $100,000.00; and

(v)           any Contract, or group of Contracts between a Company Entity and a Person (or group of affiliated Persons), the termination or breach of which would have a Material Adverse Effect and is not disclosed pursuant to clauses (a) through (u).

"Merger" has the meaning set forth in the Recitals.

"Merger Consideration" means the sum of the cash consideration that holders of shares of Company Common Stock who do not perfect their appraisal rights under the NYBCL are entitled to receive in exchange for such shares of Company Common Stock.

"Merger Sub" has the meaning set forth in the Preamble.

"NASDAQ" means the National Association of Securities Dealers Automatic Quotation System.

"NYBCL" means the New York Business Corporation Law.

"Order" means any order, writ, injunction, judgment or decree.

"OSHA" means the Occupational Safety and Health Administration.

"Other Filings" means any document, other than the Proxy Statement, to be filed with the SEC in connection with the Transactions.

"Owned Company Intellectual Property" means all Intellectual Property and Intellectual Property Rights owned by any of the Company Entities.

"Parent" has the meaning set forth in the Preamble.

"Parent Parties" has the meaning set forth in Section 9.3(f).

"Parent Termination Fee" means an amount equal to $22,000,000.00.

"Parent Triggering Event" means an event which shall be deemed to have occurred if: (a) the Company Board or any committee thereof shall have made a Recommendation Change (whether or not in compliance with this Agreement); (b) an Acquisition Proposal (or any inquiry related thereto) shall have been publicly announced or disclosed and the Company shall have failed to issue a press release that reaffirms the Company Board Recommendation within five (5) Business Days after such Acquisition Proposal is publicly announced or disclosed; or (c) any of the Company Entities or any Representative of any of the Company Entities shall have breached in any material respect the provisions set forth in Section 5.3 of this Agreement.

"Patents" means any patents and patent applications and all reissues, divisions, renewals, substitutions, extensions, provisionals, certificates of invention and statutory invention registrations, continued prosecution applications, requests for continued examination, reexaminations, continuations and continuations-in-part thereof.

"Paying Agent" has the meaning set forth in Section 2.9.

"Payment Fund" has the meaning set forth in Section 2.9.

"PBGC" has the meaning set forth in Section 3.18(c).

"Permitted Encumbrance" means the following: (a) liens for Taxes, assessments and governmental charges or levies either not yet delinquent or not yet due and payable or which are being contested in good faith by appropriate proceedings, for which adequate reserves have been maintained in accordance with GAAP; (b) Encumbrances imposed by Law, such as materialmen's, mechanics', carriers', workmen's and repairmen's liens and other similar liens securing obligations arising in the ordinary course of business that are not yet due; (c) pledges or deposits to secure obligations under workers' compensation laws or similar legislation or to secure public or statutory obligations and for which adequate reserves have been established in accordance with GAAP; (d) Encumbrances incurred or deposits made to a Government in the ordinary course of business consistent with past practice; (e) liens identified on Part 3.10 of the Disclosure Letter; (f) purchase money security interests for inventory; and (g) statutory, common law or contractual liens of landlords; and (h) usual and customary easements, rights or restrictions on the use of real property which are recorded in the records of the county in which the real property is situated and which do not materially impair the use of the real property or the operation of the business thereof.

"Person" means any individual, Entity or Government.

"Potential Buyer" means a Person other than Parent or Merger Sub or any of their Affiliates.

"Pre-Closing Period" has the meaning set forth in Section 5.1.

"Products" has the meaning ascribed to that term in Section 3.34.

"Proxy Statement" means the proxy statement, together with any amendments and supplements thereto and related materials, relating to the Company Shareholders' Meeting to be held in connection with this Agreement and the Transactions.

"Qualifying Confidentiality Agreement" means a confidentiality agreement with the Company containing terms no less favorable to the Company in the aggregate than the terms set forth in the Confidentiality Agreement, as determined in good faith by the Company Board or any committee thereof; provided, however, that such confidentiality agreement shall not prohibit compliance by the Company with any of the provisions of Section 5.3.

"Recommendation Change" has the meaning set forth in Section 5.3(d).

"Recommendation Change Notice" has the meaning set forth in Section 5.3(e)(i).

"Remedial Action" means (i) selling or otherwise disposing of, or holding separate and agreeing to sell or otherwise dispose of, assets, categories of assets or businesses of the Company Entities, or taking any action that limits, or seeks to limit, Parent's freedom of action, ownership or control with respect to, or the ability to retain or hold, any assets, categories of assets or businesses of the Company Entities; (ii) terminating existing relationships, contractual rights or obligations of the Company Entities; (iii) terminating any venture or other arrangement; or (iv) creating any relationship, contractual rights or obligations of any Company Entity (including entering into agreements or stipulating to the entry of an order or decree or filing appropriate applications with any Government in connection with any of the foregoing).

"Representatives" means directors, officers, other employees, agents, attorneys, accountants, advisors and representatives.

"Required Financing Information" has the meaning set forth in Section 6.14(a)(iv).

"Required Shareholder Approval" has the meaning set forth in Section 3.3.

"Rights Agreement" has the meaning set forth in Section 3.29.

"Rights" shall mean the rights granted to the holders of the Company Common Stock pursuant to the Rights Agreement.

"Sarbanes-Oxley Act" means the Sarbanes-Oxley Act of 2002 and the rules and regulations promulgated thereunder, as it may be amended from time to time.

"SEC" means the United States Securities and Exchange Commission.

"Securities Act" means the Securities Act of 1933, as amended.

"Subject Person" means any: (i) Foreign Official; (ii) political party; (iii) official of a political party; or (iv) candidate for political office.

"Subsidiary" an entity shall be deemed to be a "Subsidiary" of another Person if such Person directly or indirectly owns or purports to own, beneficially or of record, (a) an amount of voting securities of other interests in such Entity that is sufficient to enable such Person to elect at least a majority of the members of such Entity's board of directors or other governing body, or (b) at least 50% of the outstanding equity, voting or financial interests in such Entity.

"Superior Offer" means a bona fide, written offer by a third party with respect to an Acquisition Transaction (with all of the percentages included in the definition of Acquisition Transaction increased to 50%) that: (a) was not obtained or made as a direct or indirect result of a breach of Section 5.3; (b) contains terms and conditions that the Company Board determines in good faith, after consultation with the Company's financial advisor and outside legal counsel, after having taken into account the likelihood and timing of consummation of the transaction contemplated by such offer, (i) to be more favorable from a financial point of view, to the Company's shareholders (in their capacity as shareholders) than the Transactions (including any offer by Parent in accordance with Section 5.3(e), to modify the terms hereof) and (ii) that the Person making such offer is financially capable of consummating the transactions contemplated by such offer or that the financing necessary to consummate such transactions, to the extent required, is then committed, as reasonably determined by the Company Board.

"Surviving Corporation" has the meaning set forth in Section 2.1.

"Tax" means any federal, state, local, foreign or other tax (including any gross or net income tax, franchise tax, capital gains tax, capital stock tax, gross receipts tax, profits tax, value-added tax, surtax, estimated tax, unemployment tax, employment tax, occupation tax, disability tax, social security or national health insurance tax, excise tax, ad valorem tax, transfer tax, stamp tax, documentary tax, license tax, sales tax, use tax, premium tax, escheat tax, windfall profits tax, property tax, guarantee fund assessment or retaliatory tax, business tax, withholding tax, environmental tax, climate change tax, alternative minimum or add-on minimum tax, registration tax or payroll tax), levy, assessment, tariff, duty (including any customs duty), deficiency or fee, and any related charge or amount (including any fine, penalty or interest), imposed, assessed or collected by or under the authority of any Government.  For purposes of this Agreement, "Tax" also includes any obligations under any agreements or arrangements with any person with respect to the Liability for, or sharing of, taxes (including pursuant to Treas. Reg. § 1.1502-6 or comparable provisions of state, local or foreign tax law) and including any Liability for taxes as a transferee or successor, by contract or otherwise.

"Tax Incentive" has the meaning set forth in Section 3.16(n).

"Tax Returns" has the meaning set forth in Section 3.16(a).

"Taxing Authority" means, with respect to any Tax, the Government or political subdivision thereof that imposes such Tax, and the agency (if any) charged with the collection of such Tax for such Government or subdivision, including any Government or agency that imposes, or is charged with collecting, social security or similar charges or premiums.

"Trade Secrets" means any trade secrets (including, those trade secrets defined in the Uniform Trade Secrets Act and under corresponding foreign statutory and common law) and trade-secret or confidential Intellectual Property, know-how and information, including all source code, documentation, processes, technology, formulae, methodologies, ideas, models, inventions (whether or not patentable), technical information and marketing information, including databases and data collections.

"Trademarks" means any trade names, trade dress, slogans, all identifiers of source, fictitious business names (D/B/As), Domain Names, logos, trademarks and service marks, including all goodwill therein, and any and all common law rights, registrations and applications therefore.

"Transaction Documents" means this Agreement and such other agreements required pursuant to the terms of or otherwise associated with this Agreement.

"Transactions" means all actions and transactions contemplated by this Agreement, including the Merger.

"Voting Agreements" has the meaning set forth in the Recitals.

ARTICLE II

THE MERGER

2.1 Merger of Merger Sub into the Company.  Upon the terms and subject to the conditions set forth in this Agreement and in accordance with the NYBCL, at the Effective Time, Merger Sub shall be merged with and into the Company, and the separate existence of Merger Sub shall cease.  The Company will continue as the surviving corporation in the Merger (the "Surviving Corporation").

2.2 Effects of the Merger.  At the Effective Time, the effect of the Merger shall be as provided in this Agreement, the certificate of merger and the applicable provisions of the NYBCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all of the property, rights, privileges, powers and franchises of the Company and Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities and duties of the Company and Merger Sub shall become the debts, liabilities and duties of the Surviving Corporation.

2.3 Closing; Effective Time.  Unless another time, date or place is agreed to in writing by the parties hereto, the consummation of the transactions contemplated by this Agreement (the "Closing") shall take place at the offices of Bond, Schoeneck & King, PLLC, One Lincoln Center, Syracuse, New York 13203 (or remotely via the electronic exchange of executed documents and other closing deliverables) no later than the third Business Day after the satisfaction or waiver (to the extent permitted hereunder) of the last to be satisfied or waived of the conditions set forth in ARTICLE VII and ARTICLE VIII (other than those conditions that by their terms are to be satisfied at the Closing, but subject to the satisfaction or waiver (to the extent permitted hereunder) of such conditions); provided, however, that if the Marketing Period has not ended at the time of the satisfaction or waiver (to the extent permitted hereunder) of the last to be satisfied or waived of the conditions set forth in ARTICLE VII and ARTICLE VIII (other than those conditions that by their terms are to be satisfied at the Closing), the Closing shall occur on the earlier of (i) a Business Day before or during the Marketing Period specified by Parent on three (3) Business Days prior written notice to the Company, and (ii) the first Business Day following the final day of the Marketing Period (subject, in each case, to the satisfaction or waiver (to the extent permitted hereunder) of all of the conditions set forth in ARTICLE VII and ARTICLE VIII (other than those conditions that by their terms are to be satisfied at the Closing, but subject to the satisfaction or waiver (to the extent permitted hereunder) of such conditions)).  The date on which the Closing actually takes place is referred to as the "Closing Date."  Subject to the provisions of this Agreement, a certificate of merger satisfying the applicable requirements of the NYBCL shall be duly executed by the Company and Merger Sub in connection with the Closing and, concurrently with or immediately following the Closing, filed with the Secretary of State of the State of New York.  The Merger shall become effective (the "Effective Time") at the time of the filing of such certificate of merger with the Secretary of State of the State of New York or at such later time as may be specified in such certificate of merger with the consent of Parent and the Company.

2.4 Surviving Corporation Certificate of Incorporation and Bylaws.  The Certificate of Incorporation and By-Laws of the Surviving Corporation shall be amended in their entirety pursuant to the Merger at the Effective Time to conform to the Certificate of Incorporation and By-Laws of Merger Sub as in effect immediately prior to the Effective Time, except that the name of the Surviving Corporation shall be "Anaren, Inc.", in each case, until thereafter changed or amended as provided therein or by applicable Law.

2.5 Directors and Officers.  The directors and officers of Merger Sub immediately before the Effective Time shall be the only directors and officers, respectively, of the Surviving Corporation immediately after the Effective Time.

2.6 Conversion of Shares; Cancellation of Rights.  At the Effective Time, by virtue of the Merger and without any further action on the part of Parent, Merger Sub, the Company or any holder of Company Common Stock or Rights, as applicable, of the Company:

(a) any shares of Company Common Stock held by the Company, any Company Entity, Parent, Merger Sub, and any other wholly owned Subsidiary of Parent, immediately prior to the Effective Time (collectively, the "Excluded Shares") shall be cancelled and retired without any conversion thereof and no payment or distribution shall be made with respect thereto;

(b) subject to Sections 2.6(a), 2.8 and 2.11(b), each share of Company Common Stock issued and outstanding immediately prior to the Effective Time (other than the Excluded Shares and Dissenting Shares) shall automatically be converted into the right to receive the Common Stock Per Share Amount, without interest;

(c) each share of the common stock, $0.01 par value per share, of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into and exchanged for one validly issued, fully paid and nonassessable share of common stock of the Surviving Corporation that shall constitute the only share of capital stock of the Surviving Corporation issued and outstanding immediately after the Effective Time; and

(d) any and all Rights then issued and outstanding, if any, shall be automatically cancelled at the time the associated shares of Company Common Stock are cancelled (as specified in Section 2.7), and no separate payment or distribution shall be made with respect thereto, and the holders thereof shall have no further rights in connection therewith or under the Rights Agreement.

If at any time between the date of this Agreement and the Effective Time any change in the number of outstanding shares of Company Common Stock (or securities convertible or exchangeable into or exercisable for shares of Company Common Stock) shall occur as a result of a reclassification, recapitalization, stock split (including a reverse stock split), combination, readjustment of shares, stock dividend or stock distribution, merger, subdivision, issuer tender or exchange offer, or other similar transaction (including in the event that any Rights are triggered), the amount of the Merger Consideration shall be equitably adjusted to reflect such change.

2.7 Cancellation of Shares and Closing of Transfer Books.  At the Effective Time: (a) all shares of Company Common Stock and all Rights issued and outstanding immediately prior to the Effective Time shall automatically be canceled and retired and shall cease to exist, and all holders of shares of Company Common Stock and Rights that were outstanding immediately prior to the Effective Time shall cease to have any rights with respect thereto, except the right to receive the  cash consideration that each holder of shares of Company Common Stock has the right to receive pursuant to the provisions of Section 2.6 (other than Excluded Shares and Dissenting Shares, respectively which shall not have the right to receive any Merger Consideration) to which such holder is entitled pursuant to Section 2.6(b), subject to Section 2.10; and (b) the stock transfer books of the Company shall be closed with respect to all shares of Company capital outstanding immediately prior to the Effective Time.  No further transfer of any such shares of Company Common Stock or Rights shall be made on such stock transfer books after the Effective Time.  If, after the Effective Time, a valid certificate previously representing any shares of Company Common Stock outstanding immediately prior to the Effective Time (each a "Company Stock Certificate") (other than Excluded Shares and Dissenting Shares which shall be subject to Sections 2.6(a) and 2.8, respectively), or evidence of shares of Company Common Stock held in book entry form, or a valid certificate previously representing any Rights (each a "Rights Certificate" is presented or surrendered to the Paying Agent or to the Surviving Corporation or Parent, such Company Stock Certificate, such evidence of shares in book entry form or such Rights Certificate, as applicable, shall be marked canceled and shall be exchanged as provided in Section 2.10.

2.8 Dissenting Shares

(a) Notwithstanding anything to the contrary contained in this Agreement, shares of Company Common Stock held by a holder who has not voted in favor of the Merger or consented thereto in writing and has made a proper demand for appraisal of such shares of Company Common Stock in accordance with Section 623 and 907 of the NYBCL and who has otherwise complied with all applicable provisions of Section 623 and 907 of the NYBCL (any such shares being referred to as "Dissenting Shares" until such time as such holder fails to perfect or otherwise loses such holder's appraisal rights under Section 623 and 907 of the NYBCL with respect to such shares, in which event such shares shall be subject to Section 2.6(b)) shall not be converted into or represent the right to receive Merger Consideration in accordance with Section 2.6, but shall be entitled only to such rights as are granted by the NYBCL to a holder of Dissenting Shares.

(b) If any Dissenting Shares shall lose their status as such (through failure to perfect or otherwise), then such shares shall be deemed automatically to have been converted into, as of the Effective Time, and to represent only, the right to receive Merger Consideration in accordance with Section 2.6, without interest thereon, upon surrender of the Company Stock Certificate (or evidence of shares in book entry form) representing such shares in accordance with Section 2.10.

(c) The Company shall give Parent: (i) prompt notice of any demand for appraisal received by the Company prior to the Effective Time pursuant to the NYBCL, any withdrawal of any such demand and any other demand, notice or instrument delivered to the Company prior to the Effective Time pursuant to the NYBCL; and (ii) the opportunity to participate in and direct, all negotiations and proceedings with respect to any such demand, notice or instrument; provided, however, that Parent shall not enter into any Contract on behalf of the Company with any holder of Dissenting Shares with respect to such holder's Dissenting Shares that imposes any obligations (other than any immaterial administrative obligations) on any Company Entity before the Effective Time without the consent of the Company, which shall not be unreasonably withheld, conditioned or delayed.  The Company shall not (y) make any payment or settlement offer prior to the Effective Time with respect to any such demand, notice or instrument or (z) waive any failure to timely deliver a written demand for appraisal or timely take any other action to perfect appraisal rights in accordance with the NYBCL, unless, in each case, Parent shall have given its prior written consent to such payment or settlement offer.

2.9 Payment Fund.  Prior to the Closing Date, Parent, the Company and American Stock Transfer & Trust Company, LLC (the "Paying Agent") shall enter into an agreement for the Paying Agent to act as paying agent in the Merger.  Substantially concurrently with the Effective Time, Parent shall cause to be deposited with the Paying Agent cash sufficient to make payments of the cash consideration payable pursuant to Section 2.6 (the "Payment Fund").  The Payment Fund shall not be used for any other purpose.  The Payment Fund shall be invested by the Paying Agent as directed by Parent, and all earnings on the Payment Fund shall be the property of Parent and shall be paid as Parent directs.  The Surviving Corporation or Parent shall bear and pay all charges and expenses of the Paying Agent.

2.10 Exchange of Company Stock Certificates.  Promptly after the Effective Time, the Paying Agent will mail to the Persons who were record holders of Company Stock Certificates (other than the Excluded Shares) or holders of shares of Company Common Stock in book entry form immediately prior to the Effective Time: (i) a letter of transmittal in customary form and containing such provisions as Parent and Company mutually agree (including provisions confirming that delivery of shares of Company Common Stock shall be effected, and that risk of loss of, and title to, such Company Common Stock shall pass, only upon delivery of the Company Stock Certificates (or evidence of shares in book entry form) to the Paying Agent and releasing all claims against the Company and its officers and directors); and (ii) instructions for use in effecting the surrender of Company Stock Certificates (or evidence of shares in book entry form) in exchange for cash consideration that such holder has the right to receive pursuant to the provisions of Section 2.6.  Upon surrender of a Company Stock Certificate (or evidence of shares in book entry form) to the Paying Agent for exchange, together with a duly executed letter of transmittal and such other documents as may reasonably be required by the Paying Agent: (A) the holder of such Company Stock Certificate (or holder of shares of Company Common Stock in book entry form) shall be entitled to receive in exchange therefor the cash consideration that such holder has the right to receive pursuant to the provisions of Section 2.6, in full satisfaction of all rights pertaining to the shares of Company Common Stock formerly represented by such Company Stock Certificate (or book entry); and (B) the Company Stock Certificate (or book entry) so surrendered shall be marked canceled.  In the event of a transfer of ownership of any shares of Company Common Stock which are not registered in the transfer records of the Company, payment of Merger Consideration may be made to a Person other than the holder in whose name the Company Stock Certificate (or shares of Company Common Stock in book entry) formerly representing such shares is registered if, to the satisfaction of Parent, any such Company Stock Certificate (or evidence of shares in book entry form) shall be delivered to Paying Agent, is accompanied by all documents required to evidence and effect such transfer and evidence is provided to Paying Agent that any applicable Taxes have been paid or are not applicable.  Until surrendered as contemplated by this Section 2.10, each Company Stock Certificate and book entry relating to a share of Company Common Stock shall be deemed, from and after the Effective Time, to represent only the right to receive the portion of the Merger Consideration as contemplated by Section 2.6(b).  If any Company Stock Certificate shall have been lost, stolen or destroyed, Parent may, in its discretion and as a condition precedent to the delivery of any Merger Consideration with respect to the shares of Company Common Stock previously represented by such Company Stock Certificate, require the owner of such lost, stolen or destroyed Company Stock Certificate to provide a reasonably appropriate affidavit that such Company Stock Certificate is lost, stolen or destroyed and to deliver a bond (in such reasonable sum as Parent may direct) as indemnity against any claim that may be made against the Paying Agent, Parent, Merger Sub or the Surviving Corporation with respect to such Company Stock Certificate.  No interest shall be paid or will accrue on any cash payable to holders of Company Stock Certificates (or holders of shares of Company Common Stock in book entry) pursuant to the provisions of this Section 2.10.  Under no circumstances shall the holder of any Rights Certificate be entitled to any payment or distribution with respect thereto, and the holders thereof shall have no further rights in connection therewith, pursuant to the terms of this Agreement and the Rights Agreement.

2.11 Company Options and Company Restricted Stock

(a) Company Options.  Unless otherwise agreed to by Parent and the recipient:

(i) At the Effective Time, each outstanding and unexercised Company Option shall automatically be 100% vested, deemed to be exercised, on a net share settlement basis (to cover both the exercise price and the withholding taxes, if any, associated with the deemed exercise of such Company Option), and the shares of Company Common Stock resulting from such net exercise shall be deemed to be issued and, subsequent to such deemed issuance, immediately and automatically cancelled. In consideration for such cancellation and in full satisfaction of the rights of the holder with respect thereto, the holder of such deemed shares of Company Common Stock shall be entitled to receive, for each share of Company Common Stock deemed to be held following the deemed net exercise described herein  an amount in cash equal to the Common Stock Per Share Amount.

(ii) As soon as reasonably practicable following the Effective time, Parent shall cause the Surviving Corporation to pay through its payroll system the applicable aggregate Common Stock Per Share Amount as contemplated by Section 2.11(a)(i) to such holders of the deemed shares of Company Common Stock described in such provision.

(iii) At or prior to the Effective Time, the Company, the Company Board and the Compensation Committee of the Company Board shall take all necessary action to effectuate the treatment of the Company Options as contemplated by Sections 2.11(a)(i) and 2.11(a)(ii).

(b) Company Restricted Stock.  Immediately before the Effective Time, unless otherwise agreed to by Parent and the recipient, the Company, the Company Board and the Compensation Committee of the Company Board shall take all action necessary so that each share of issued and outstanding Company Restricted Stock shall become or otherwise be deemed vested and all restrictions thereon shall lapse, in each case, in accordance with the terms of the Company Equity Plans, and the share of Company Restricted Stock shall be treated as shares of Company Common Stock as contemplated by Section 2.6(b).

2.12 Taxes.  Notwithstanding anything contained in this Agreement to the contrary, each of the Paying Agent, Parent, Merger Sub and the Surviving Corporation shall be entitled to deduct and withhold from any consideration payable to any Person pursuant to this Agreement or otherwise such amounts as may be required to be deducted or withheld to satisfy obligations under the Code or any other applicable Law relating to the payment of consideration under this Agreement.  To the extent such amounts are so deducted or withheld, such amounts shall be treated for all purposes under this Agreement as having been paid to the Person to whom such amounts would otherwise have been paid.

2.13 Consideration Not Paid.

(a) Any portion of the Payment Fund that remains undistributed to holders of Company Stock Certificates or holders of shares of Company Common Stock in book entry form as of the date that is nine (9) months after the Closing Date shall be delivered to Parent, and any holders of Company Stock Certificates or holders of shares of Company Common Stock in book entry form who have not theretofore surrendered their Company Stock Certificates (or evidence of their shares in book entry form) and delivered their letter of transmittal, as applicable, in accordance with Section 2.10 and Section 2.11, respectively, shall thereafter look only to the Surviving Corporation for satisfaction of their claims for Merger Consideration, respectively, and Parent shall satisfy such claims in accordance with and subject to the terms of this ARTICLE II.

(b) For each letter of transmittal and Company Stock Certificate (or evidence of shares in book entry form), as applicable, for which there is no ongoing Legal Proceeding between the holder thereof and Parent or the Surviving Corporation and that has not been delivered or surrendered to the Paying Agent or Parent, as applicable, by the earlier of: (i) the fifth anniversary of the date on which the Merger becomes effective; or (ii) the date immediately prior to the date on which the consideration under Section 2.6 would otherwise escheat to or become the property of any Government, then such cash amount shall, to the extent permitted by applicable Law, become the property of Parent, free and clear of any claim or interest of any Person previously entitled thereto.

(c) None of Parent, Merger Sub, the Surviving Corporation and the Paying Agent shall be liable to any holder or former holder of Company Common Stock or to any other Person with respect to any Merger Consideration delivered to any public official pursuant to any applicable abandoned property law, escheat law or similar Law.

2.14 Additional Actions.  If at any time after the Effective Time the Surviving Corporation shall determine, in its sole discretion, or shall be advised, that any deeds, bills of sale, instruments of conveyance, assignments, assurances or any other actions or things are necessary or desirable to vest, perfect or confirm of record or otherwise in the Surviving Corporation its right, title or interest in, to or under any of the rights, properties or assets of either of the Company or Merger Sub acquired or to be acquired by the Surviving Corporation as a result of, or in connection with, the Transactions, then the officers and directors of the Surviving Corporation shall be authorized to execute and deliver, in the name and on behalf of either the Company or Merger Sub, all such deeds, bills of sale, instruments of conveyance, assignments and assurances and to take and do, in the name and on behalf of each of such corporations or otherwise, all such other actions and things as may be necessary or desirable to vest, perfect or confirm any and all right, title or interest in, to and under such rights, properties or assets in the Surviving Corporation.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as set forth in the Disclosure Letter delivered by the Company to Parent on the date of this Agreement, the Company hereby represents and warrants to Parent and Merger Sub as follows:

3.1 Organization; Good Standing.  Each Company Entity is a corporation duly organized, validly existing and in good standing under the laws of the state of its incorporation, and has the requisite corporate power and authority to conduct its business as it is presently being conducted and to own, lease or operate its properties and assets except where the failure to have such power and authority has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.  Each Company Entity is duly licensed and qualified to do business and is in good standing (or equivalent status) in each jurisdiction where the character of its respective properties owned or leased or the nature of its respective activities make such qualification necessary, except where the failure of such Company Entity to be so qualified, licensed or in good standing (or equivalent status) has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

3.2 Power; Enforceability.  The Company has all requisite corporate power and authority to execute and deliver this Agreement and the other Transaction Documents, to perform its covenants and obligations hereunder and thereunder and, subject to obtaining the Required Shareholder Approval, to consummate the Transactions.  The execution and delivery by the Company of this Agreement and the other Transaction Documents, the performance by the Company of its covenants and obligations hereunder and thereunder and the consummation by the Company of the Transactions have been duly authorized by all necessary corporate action on the part of the Company, and no additional corporate proceedings on the part of the Company are necessary to authorize the execution and delivery by the Company of this Agreement or the other Transaction Documents, the performance by the Company of its covenants and obligations hereunder and thereunder or the consummation by the Company of the Transactions, other than obtaining the Required Shareholder Approval.  As of the date of this Agreement, the Company Board (at a meeting duly called and held) has unanimously: (a) determined that this Agreement and the Transactions are advisable and fair to and in the best interests of the Company and its shareholders; (b)  approved and adopted this Agreement and approved the Merger and the other Transactions; and (c) subject to the right of the Company Board to withdraw or modify its recommendation in accordance with the terms of Section 5.3(e), recommended the approval and adoption of this Agreement by the Company's shareholders and directed that this Agreement and the Merger be submitted for consideration by the Company's shareholders at the Company Shareholders' Meeting.  This Agreement has been, and each of the other Transaction Documents has been or will be, duly executed and delivered by the Company (to the extent it is a party thereto) and, assuming the due authorization, execution and delivery by Parent and Merger Sub, constitutes or will constitute the legal, valid and binding obligations of the Company, enforceable against the Company in accordance with their respective terms, except that such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium and other similar laws affecting or relating to creditors' rights generally and by general equitable principles.

3.3 Required Shareholder Approval.  The vote of the holders of 66 2/3% of the shares of outstanding Company Common Stock in favor of adopting this Agreement and approving the Merger, at a duly convened and held meeting of the shareholders of the Company (the "Required Shareholder Approval"), is the only vote of the holders of any capital stock of the Company necessary to adopt this Agreement, approve the Merger and consummate the Transactions.

3.4 Non-Contravention.  Neither (a) the execution, delivery or performance of this Agreement or any of the other Transaction Documents nor (b) the consummation of the Merger or any of the other Transactions, directly or indirectly (with or without notice or lapse of time, or both) (i) violates or conflicts (A) with any provision of the certificates of incorporation, bylaws or other constituent documents of any Company Entity, true, correct and complete copies of which have been made available to Parent or (B) any resolution adopted by the shareholders, the board of directors of any Company Entity or any committee thereof, (ii) subject to obtaining the Consents set forth in Part 3.4 of the Disclosure Letter, violate, conflict with, or result in the breach of or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or result in the termination of, or accelerate the performance required by or any obligation under, or result in the loss of any benefit pursuant to, or result in a right of termination or acceleration under or cancel, or result any fees or penalties pursuant to, or require a consent, notice or waiver under, any Material Contract, (iii) assuming the Governmental Authorizations referred to in Section 3.5 are obtained or made, violate or conflict with, result any fees or penalties pursuant to, or require a consent, notice or waiver under, any Law or Order applicable to any Company Entity or by which any of their businesses, properties or assets are bound, (iv) result in the creation of any Encumbrance (other than Permitted Encumbrances) upon or with respect to any asset owned or used by any Company Entity; except in the case of each of clauses (ii), (iii) and (iv) above, for such violations, conflicts, breaches, defaults, terminations, accelerations, fees, penalties, consents, notices, waivers, or Encumbrances which have not had, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

3.5 Required Government Approvals.  No Governmental Authorization is required on the part of any Company Entity in connection with the execution and delivery of this Agreement or any of the other Transaction Documents, the performance of each Company Entity's covenants and obligations hereunder or thereunder or the consummation of the Transactions, except (a) the filing and recordation of the certificate of merger with the Secretary of State of the State of New York and filings of such certificate with any other Government as are necessary to satisfy the applicable Law of states in which such Company Entity is qualified to do business, (b) such filings and approvals as may be required by any federal or state securities laws, including compliance with any applicable requirements of the Exchange Act, (c) such filings and approvals as may be required by any Antitrust Laws and (d) such filings and approvals as may be required by any laws relating to a Company Entity's Government Contracts or to export control laws.

3.6 Capitalization.

(a) The authorized capital stock of the Company consists of 200,000,000 shares of Company Common Stock.

(b) As of the close of business on November 1, 2013 (the "Capitalization Date"):

(i) 13,333,822 shares of Company Common Stock were issued and outstanding, 571,628 of which are Company Restricted Stock for which restrictions have not yet lapsed (Part 3.6(b)(i) of the Disclosure Letter sets forth such outstanding shares of

Company Restricted Stock in addition to the grant dates and the names of the holders thereof);

(ii) 16,566,495 shares of Company Common Stock were held as treasury stock;

(iii) 628,255 shares of Company Common Stock were subject to issuance pursuant to Company Options outstanding (Part 3.6(b)(iii) of the Disclosure Letter sets forth such outstanding Company Options in addition to the grant dates, the exercise price, the balance of vested and not vested Company Options, and the names of the holders thereof); and

(iv) 659,000 shares of Company Common Stock were reserved for future issuance pursuant to the Company Equity Plans.

(c) All outstanding shares of Company Common Stock are duly authorized, validly issued, fully paid and non-assessable and none were issued in violation of any purchase option, call option, warrant, right of first refusal, preemptive right, subscription right, registration right, redemption right, repurchase right, anti-dilutive right or any similar right under any provision of the NYBCL, or the Company's certificate of incorporation or bylaws or any Contract to which the Company is a party or is otherwise bound.  All shares of Company Common Stock when issued in connection with a Company Option will be duly authorized, validly issued, fully paid and non-assessable.  Other than the shares of Company Common Stock that are reserved for issuance in connection with Company Options outstanding and the Company Equity Plans, there are no other shares of Company Common Stock reserved for issuance pursuant to any Contract.  Since the Capitalization Date, no shares of Company Common Stock, no Company Options, no Company Restricted Stock and no other equity (including securities convertible into equity) of any Company Entity have been issued other than in accordance with Section 5.2.  No shares of Company Common Stock are owned by any Subsidiary of the Company.

(d) Other than as described in Section 3.6(b) or Part 3.7(a) of the Disclosure Letter or for shares of capital stock issued in compliance with Section 5.2, there are no (a) outstanding shares of capital stock or other equity interests or voting securities  (including any voting debt) in, any Company Entity, (b) other options, rights, warrants, preemptive rights, subscription rights, convertible instruments or other agreements, arrangements or commitments of any character whereby any Person could acquire from any Company Entity any of their respective capital stock or other equity interests or voting securities (including any voting debt) of any Company Entity or securities convertible into or exchangeable for such shares of capital stock or other equity interests or voting securities (including any voting debt), or obligating any Company Entity (I) to grant, extend or enter into any such option, right, warrant, preemptive right, subscription, convertible instrument or other agreement, arrangement or commitment or (II) issue, deliver or sell to any Person capital stock or other equity interests or voting securities (including any voting debt) in any Company Entity and (c) stock appreciation rights, performance units, contingent value rights, "phantom" stock or similar securities or rights that are derivative of, or provide economic benefits based, directly or indirectly, on the value or price of, any shares of capital stock or other equity interests or voting securities (including any voting debt) in, any Company Entity (the items in clauses (a) through (c) above being referred to collectively as "Company Securities").  The Company has made available to Parent true and complete copies of all equity plans pursuant to which any outstanding stock options or restricted stock awards (including all outstanding Company Equity Awards) were granted by any Company Entity, and the forms of all stock option and restricted stock award agreements evidencing such stock options or restricted stock awards.  All shares of Company Common Stock or equity of any other Company Entity subject to issuance under each Company Equity Plan, upon issuance on the terms and conditions specified in the instruments pursuant to which they are issuable, will be duly authorized, validly issued, fully paid and non-assessable.  The exercise price of each Company Option is not less than the fair market value of a share of Company Common Stock as determined on the date of grant of such Company Option.  All grants of Company Equity Awards were recorded on the Company Financial Statements (including any related notes thereto) contained in the Company SEC Reports in accordance with GAAP.  Each outstanding Company Equity Award has been granted at an exercise price or purchase price, as applicable, as required under the terms of the applicable Company Equity Plan.

(e) No Company Entity is a party to any Contract relating to the voting of, requiring registration of, or granting any preemptive rights, redemption rights, repurchase rights, anti-dilutive rights or rights of first refusal or other similar rights with respect to any shares of capital stock or other equity or voting interests or other securities of such Company Entity.

(f) No bonds, debentures, notes or other indebtedness having the right to vote (or that are convertible into or exercisable for securities having the right to vote) on any matters on which holders of capital stock of any Company Entity may vote are issued or outstanding.  Except as set forth in Part 3.6(f) of the Disclosure Letter, as of the date hereof, none of the Company Entities has (i) any indebtedness for borrowed money (including in connection with the issuance of any debt security) to any Person, (ii) any obligation evidenced by notes, bonds, debentures or similar Contracts to any Person, (iii) any capital lease obligations to any Person, or (iv) any obligations in respect of letters of credit and bankers' acceptances or other arrangements by which a Person assures a creditor against loss.  As of November 1, 2013, (i) the aggregate outstanding indebtedness of the Company Entities of the types described in the preceding sentence was no more than $0.00 and (ii) the aggregate cash and cash equivalents of the Company Entities was not less than $50,000,000.00.

3.7 Subsidiaries.

(a) Part 3.7(a) of the Disclosure Letter contains a complete and accurate list for each of the Subsidiaries of the Company:  (i) its name, (ii) its jurisdiction of organization, (iii) the number of its authorized shares of capital stock (or other equity or voting interests), (iv) the number of its issued and outstanding shares of capital stock (or other equity or voting interests) and (v) the holder or holders of its capital stock (or other equity or voting interests).   Each of the Subsidiaries of the Company is directly or indirectly wholly owned by the Company.

(b) All of the outstanding capital stock of, or other equity or voting interest in, each Subsidiary of the Company have been duly authorized, validly issued and are fully paid and non-assessable and free and clear of all Encumbrances and free of any other restriction (including any restriction on the right to vote, sell or otherwise dispose of such capital stock or other equity or voting interest) other than those Encumbrances set forth in Part 3.7(b) of the Disclosure Letter.

(c) Except as set forth in Part 3.7(c) of the Disclosure Letter, no Company Entity (i) owns any shares of capital stock of or other voting or equity interests in (including any securities exercisable or exchangeable for or convertible into shares of capital stock of or other voting or equity interest in) any other Entity or (ii) has agreed or is obligated to make, or is bound by any Contract under which it may become obligated to make, any future investment in or capital contribution to any other Entity.

3.8 Company SEC Reports.

(a) Since July 1, 2009, the Company has filed or furnished all forms, reports, statements, schedules and other documents (including exhibits) with the SEC that were required to be filed or furnished by it under applicable Law (all such forms, reports, statements, schedules and other documents, together with any documents filed or furnished during any such periods by the Company with the SEC on a voluntary basis on Current Reports on Form 8-K and, in all cases, all exhibits and schedules thereto, the "Company SEC Reports").  As of its effective date (in the case of any Company SEC Report that is a registration statement filed pursuant to the Securities Act), as of its mailing date (in the case of any Company SEC Report that is a proxy statement) and as of its filing or furnishing date (or, in each case, if amended or superseded on the date of such amended or superseded filing (but, with respect to Company SEC Reports filed prior to the date hereof, only if amended or superseded prior to the date of this Agreement)), (i) each Company SEC Report complied when filed or furnished (or amended or superseded, if applicable) in all material respects with all applicable Laws, including the applicable requirements of the Securities Act, the Exchange Act and the Sarbanes-Oxley Act, each as in effect on the date such Company SEC Report was filed, furnished, mailed or declared effective, as applicable, and (ii) no Company SEC Report contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading.  True and correct copies of all Company SEC Reports filed or furnished prior to the date hereof are publicly available in the Electronic Data Gathering, Analysis and Retrieval (EDGAR) database of the SEC.  None of the Company's Subsidiaries has ever been required to file any forms, reports, statements, schedules or other documents (including exhibits) with the SEC.  Neither the Company nor any of its executive officers has received notice from any Government challenging or questioning the accuracy, completeness, form or manner of filing of any Company SEC Reports that has not been corrected or otherwise rectified.

(b) The Company is in compliance in all material respects with the rules and regulations of FINRA and the NASDAQ, in each case that are applicable to the Company.

3.9 Company Financial Statements.

(a) Each of the consolidated financial statements (including, in each case, any notes thereto) contained in the Company SEC Reports, as amended prior to the date of this Agreement (the "Company Financial Statements"), was prepared in accordance with GAAP applied on a consistent basis throughout the periods indicated (except as may be indicated in the notes thereto or, in the case of unaudited interim financial statements, as may be permitted by the SEC on Form 10-Q under the Exchange Act).  Each of the Company Financial Statements fairly presented, in all material respects, the consolidated financial position, results of operations and cash flows of the Company and its consolidated subsidiaries as of the respective dates thereof and for the respective periods indicated therein, except as otherwise noted therein (except that the unaudited interim financial statements may not contain footnotes and were or are subject to normal and recurring audit adjustments).  Other than as set forth on Part 3.9(a) of the Disclosure Letter, there are no "off balance sheet arrangements," as defined in Item 303 of Regulation S-K under the Securities Act, to which any Company Entity is a party.

(b) The Company's system of internal control over financial reporting (as defined in Rule 13a-15(f) and Rule 15d-15(f) promulgated under the Exchange Act) is effective in providing reasonable assurance (i) that the Company maintains records that in reasonable detail accurately and fairly reflect its transactions and dispositions of assets; (ii) that transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP; (iii) that transactions are executed only in accordance with authorizations of management and the Company Board; and (iv) regarding prevention or timely detection of the unauthorized acquisition, use or disposition of the Company's assets. The Company's disclosure controls and procedures (as defined in Rule 13a-15(e) and Rule 15d-15(e) promulgated under the Exchange Act) are reasonably designed and maintained to ensure that all information (both financial and non-financial) required to be disclosed by the Company in the reports that it files or furnishes pursuant to the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC, and that all such information is accumulated and communicated to the Company's management as appropriate to allow timely decisions regarding required disclosure and to make the certifications of the Chief Executive Officer and Chief Financial Officer of the Company required pursuant to the Exchange Act with respect to such reports.  The Company has not identified any material weaknesses in the design or operation of its internal controls over financial reporting.  To the Knowledge of the Company, there is no reason to believe that its Chief Executive Officer and Chief Financial Officer will not be able to give the certifications pursuant to the rules and regulations adopted pursuant to Section 404 of the Sarbanes-Oxley Act when next due.

(c) Since July 1, 2009, the Company's Chief Executive Officer and Chief Financial Officer have disclosed to the Company's auditors and the audit committee of the Company Board (and the Company has made available to Parent) (i) all significant deficiencies and material weaknesses in the design or operation of internal controls over financial reporting that are reasonably likely to adversely affect the Company's ability to record, process, summarize and report financial information of the Company Entities on a consolidated basis and (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company's internal controls over financial reporting.

(d) No Company Entity nor any director or executive officer thereof has, and to the Knowledge of the Company, no other officer, employee or accountant of any Company Entity has, received any material complaint, allegation, assertion or claim, in writing (or to the Knowledge of the Company, orally) that any Company Entity has engaged in improper, illegal or fraudulent accounting or auditing practices.  Except as provided in Part 3.9(d) of the Disclosure Letter, no attorney representing any Company Entity, whether or not employed by any Company

Entity, has reported evidence of a material violation of securities laws, breach of fiduciary duty or similar material violation by any Company Entity or any of their respective officers, directors, employees or agents to the board of directors or any committee thereof or to any director or officer of any Company Entity.

(e) No Company Entity is a party to, or has any commitment to become a party to, any joint venture, partnership agreement or any similar Contract (including any Contract relating to any transaction, arrangement or relationship between or among a Company Entity, on the one hand, and any unconsolidated Affiliate, including any structured finance, special purpose or limited purpose entity or Person, on the other hand (such as any arrangement described in Item 303(a)(4) of Regulation S-K under the Securities Act)) where the purpose or effect of such arrangement is to avoid disclosure of any material transaction involving any Company Entity in the Company's consolidated financial statements.

(f) Except as set forth on Part 3.9(f) of the Disclosure Letter, the Company has never been notified by its auditors that the financial statements contained in the Company SEC Reports cannot be relied upon or should be restated.

3.10 Title to Assets.  Except with respect to Real Property and Intellectual Property Rights, which are addressed in Section 3.14 and Section 3.15, respectively, one or more of the Company Entities collectively own, and have good and marketable or to or a valid and enforceable leasehold interest in, all assets and properties owned and reflected on the Company Balance Sheet or subsequently acquired or used by them (except for such assets or property sold or otherwise disposed of in the ordinary course of business consistent with past practice).  All of such assets and properties are owned free and clear of any Encumbrances other than Permitted Encumbrances.  Each Company Entity has sufficient title to or rights to use its material properties and assets to conduct its respective businesses as currently conducted.  All of the assets and properties owned, leased or used by a Company Entity are, in the aggregate, sufficient and adequate to carry on such Company Entity's respective business in all material respects as presently conducted.  All of the material machinery, equipment and other tangible property and assets owned or used by a Company Entity are in good condition and repair, except for ordinary wear and tear.

3.11 No Undisclosed Liabilities.  Except as set forth in Part 3.11 of the Disclosure Letter, no Company Entity has any Liabilities, other than (a) Liabilities set forth in the Company Balance Sheet, (b) Liabilities incurred in connection with the Transactions, (c) Liabilities incurred since the date of the Company Balance Sheet in the ordinary course of business consistent with past practice and (d) Liabilities that have not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

3.12 Absence of Certain Changes.

(a) Except as disclosed in the Company SEC Reports filed since July 1, 2009 and prior to the date hereof (and only to the extent expressly disclosed therein, and other than (x) any disclosures contained under the captions "Risk Factors" or "Forward-Looking Statements," (y) any other disclosures contained therein that are predictive, cautionary or forward-looking in nature and (z) any matters or deemed disclosure incorporated by reference into a filing), since

July 1, 2009 (i) the Company Entities have conducted their respective businesses in all material respects in the ordinary course of business consistent with past practice other than with respect to the Transactions and (ii) there has not been an effect, fact, change, development, condition, event or circumstance which, has had or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(b) Except as set forth on Part 3.12(b) of the Disclosure Letter, in furtherance and not in limitation of Section 3.12(a), since the date of the Company Balance Sheet through the date hereof, no Company Entity has taken any action or failed to take any action that would have resulted in a breach of Section 5.2(b) had such section been in effect since the date of the Company Balance Sheet.

3.13 Material Contracts.

(a) Part 3.13(a) of the Disclosure Letter contains a complete and accurate list of all Material Contracts to or by which any Company Entity is a party or is bound as of the date of this Agreement.  True and complete copies of the Material Contracts (including all amendments, exhibits and schedules thereto, other than exhibits and schedules relating to technical specifications for manufacturing, build specifications for the product or product inspection procedures) have been made available to Parent, including by certain of the Material Contracts being publicly available for inspection by being attached to a Company SEC Report.

(b) Unless a Material Contract has been terminated in accordance with its own terms after the date of this Agreement, each Material Contract is valid and binding agreement on each Company Entity that is a party thereto, and, to the Knowledge of the Company, each other party thereto, and is in full force and effect, enforceable against such Company Entity that is a party thereto in accordance with its terms, except that such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium and other similar laws affecting or relating to creditors' rights generally and by general principles of equity, and no Company Entity that is a party thereto, nor, to the Knowledge of the Company, any other party thereto, is in breach of, or default under, any Material Contract, except any such breaches or defaults that, individually or in the aggregate (A) have not been, and would not reasonably be expected to be, material to the Company Entities taken as a whole or (B) have not, and would not reasonably be expected to, prevent or materially impair or delay the performance of this Agreement by any Company Entity and/or the consummation of the Transactions, and to the Knowledge of the Company, no event has occurred that with notice or lapse of time or both would constitute such a breach or default thereunder by any Company Entity, or, to the Knowledge of the Company, any other party thereto.  No Company Entity has received any written notice regarding (i) any actual violation or breach of, or default under, any Material Contract that has not since been cured or (ii) any termination or threatened termination of any Material Contract.

3.14 Real Property.

(a) One or more Company Entities hold good and marketable fee simple title to each of the currently owned real properties listed on Part 3.14(a) of the Disclosure Letter (the "Company Owned Real Property"), free and clear of all Encumbrances other than Permitted Encumbrances.  Part 3.14(a) of the Disclosure Letter contains a complete and accurate list of all real property currently owned by any Company Entity as of the date of this Agreement and the owner of each Company Owned Real Property.  Part 3.14(a) of the Disclosure Letter sets forth the uses of each Company Owned Real Property.

(b) Part 3.14(b) of the Disclosure Letter contains a complete and accurate list of any real property leased, subleased or licensed by any Company Entity (the property required to be identified in Part 3.14(b) of the Disclosure Letter, the "Leased Real Property" and together with the Company Owned Real Property, the "Company Real Property") and all of the leases, subleases or other agreements (collectively, the "Leases") under which any Company Entity leases, uses or occupies, or has the right to use or occupy, now or in the future, any real property, which list sets forth each Lease and the address, landlord and tenant for each Lease.  The Company has made available to Parent true and complete copies of all Leases (including all modifications, amendments, supplements, waivers and side letters thereto).  The Leased Real Property is in good operating condition and repair, and is free from structural, physical and mechanical defects, except where the failure to be in such condition or repair or to be free from such defects have not resulted in, and would not reasonably be expected to result in, individually or in the aggregate, a Material Adverse Effect.  The Company Entities have and own valid leasehold estates in the Leased Real Property, free and clear of all Encumbrances (other than Permitted Encumbrances).

(c) Part 3.14(b) of the Disclosure Letter contains a complete and accurate list of all of the existing Leases granting to any Person, other than the Company Entities, any right to use or occupy or otherwise encumber, now or in the future, any material portion of the Leased Real Property as of the date of this Agreement.

(d) Each of the Leases set forth in Part 3.14(b) of the Disclosure Letter is in full force and effect and no Company Entity is in material breach of or material default under, or has received written notice of any material breach of or material default under, any Lease, and, to the Knowledge of the Company, no event has occurred that with notice or lapse of time or both would constitute a material breach or material default thereunder by any Company Entity or any other party thereto.

(e) No Company Entity has granted or is otherwise a party to or obligated under any option, right of first refusal or other contractual right to sell, dispose of or lease any of the Company Real Property or any portion thereof or interest therein to any Person (other than pursuant to this Agreement).

(f) There are no expropriation or condemnation proceedings pending, and no written notice of expropriation or condemnation proceedings against, the Company Owned Real Property has been delivered to or received by a Company Entity, and to the Knowledge of the Company, there are no expropriation or condemnation proceedings threatened or proposed against the Company Owned Real Property.

(g) All requisite certificates of occupancy and other Governmental Authorizations required to be obtained by a Company Entity with respect to the buildings, structures and improvements of any of the Company Real Property and the occupancy and use thereof have been obtained and are currently in effect, except where a failure to obtain any such certificates of occupancy or Governmental Authorizations would not reasonably be expected to materially and adversely affect, or materially disrupt, the ordinary course of operation of the business of the respective Company Entity.

3.15 Intellectual Property.

(a) Part 3.15(a) of the Disclosure Letter contains a complete and accurate list of the following, to the extent they are Owned Company Intellectual Property as of the date of this Agreement: (i) all registered Trademarks and applications therefore, (ii) all Patents, (iii) all registered Copyrights and applications therefore, and (iv) all Domain Names, in each case listing, if and as applicable, (A) the name of the applicant/registrant, inventor/author and current owner, (B) the jurisdiction where the application/registration is located, (C) the application or registration number and (D) the filing date and the issuance/regulatory/grant date.  To the Knowledge of the Company, all such Owned Company Intellectual Property is valid and enforceable in each applicable jurisdiction.

(b) Part 3.15(b) of the Disclosure Letter contains a complete and accurate list of all Contracts, as of the date of this Agreement: (i) under which any Company Entity uses or has the right to use any Licensed Company Intellectual Property, other than licenses and related services agreements for commercially available software in binary form that is not distributed as part of or along with any products of any Company Entity, is not material to any Company Entity and has not been customized for use by any Company Entity, or (ii) under which any Company Entity has transferred, assigned or licensed to others the right to use any Company Intellectual Property or Company Intellectual Property Rights, other than non-exclusive customer and reseller licenses entered into in the ordinary course of business consistent with past practice that are not material to any Company Entity, in each case specifying the parties to the agreement (such agreements, the "Company Intellectual Property Agreements").

(c) Except as disclosed in Part 3.15(c) of the Disclosure Letter, no government funding, facilities or resources of a Government or university were used in the development of any Company Products or Owned Company Intellectual Property, and no rights have been granted to any Government or university with respect to any Company Products or under any Owned Company Intellectual Property other than under the same standard commercial rights as are granted by the Company Entities to commercial customers of the Company Products in the ordinary course of business.

(d) One or more of the Company Entities own all right, title and interest in the Owned Company Intellectual Property, free and clear of all Encumbrances other than Permitted Encumbrances.

(e) Each of the Company Entities have taken reasonable and appropriate steps to protect and preserve the confidentiality of the Trade Secrets and other confidential information that comprise any part of the Company Intellectual Property, and to the Knowledge of the Company, as of the date of this Agreement, there are no unauthorized uses, disclosures or infringements by any Person of any such Trade Secrets or other confidential information owned or controlled by any Company Entity.  Without limiting the foregoing, the Company Entities have a policy requiring employees and consultants and contractors to execute a confidentiality agreement that protects the confidentiality of all Trade Secrets of the Company Entities.  The Company Entities have consistently enforced such policy and to the Knowledge of the Company there is no material and intentional breaches of such agreements to the extent the same have been entered into.  No prior or current director, employee, officer, consultant or contractor of any Company Entity has, since July 1, 2009, asserted any ownership in any Company Intellectual Property or Company Intellectual Property Right.  To the Knowledge of the Company, no prior or current director, employee, officer, consultant or contractor of any Company Entity has any ownership in any Company Intellectual Property or Company Intellectual Property Right, except as have not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(f) Except as disclosed in Part 3.15(f) of the Disclosure Letter, to the Knowledge of the Company, (i) no Company Entity or any of its current products or services or other operation of any Company Entity business has infringed, misappropriated or otherwise violated, or is infringing, misappropriating or otherwise violating, in any respect the Intellectual Property or Intellectual Property Rights of another Person, (ii) no Person is infringing or otherwise violating, any Owned Company Intellectual Property or material Licensed Company Intellectual Property, and there are no unresolved written threats (including any cease and desist letters or invitations to license) with respect to the foregoing clauses (i) or (ii).

(g) There is no pending claim that has been served upon or, to the Knowledge of the Company, filed or threatened claim challenging the validity or enforceability of, or contesting any Company Entity's rights with respect to, any of the Company Intellectual Property or Company Intellectual Property Rights.  No Company Entity is subject to any Order that restricts or impairs the use of any Company Intellectual Property or Intellectual Property Rights.

3.16 Tax Matters.  Except as would not, individually or in the aggregate, be material to the Company Entities, taken as a whole:

(a) Except as set forth in Part 3.16(a) of the Disclosure Letter, each Company Entity (i) has duly and timely filed all United States federal, state, local, sales and non-United States returns, estimates, information statements and reports or other similar documents required to be filed by such Company Entity with respect to Taxes with any Taxing Authority (including amendments, schedules, or attachments thereto) relating to any and all Taxes ("Tax Returns") and each such Tax Return is true, correct and complete in all material respects, and (ii) has timely paid in full all Taxes owed by it or for which it is liable that are or have become due as shown on any such Tax Return.  No assessment, claims adjustments or deficiencies for any Taxes have been asserted or assessed that have not been resolved and paid, or to the Knowledge of the Company, have been proposed, against any Company Entity, nor is there in force any waiver or agreement for any extension of time for the assessment, payment or collection of any Tax.

(b) All Tax withholding and deposit requirements imposed on or with respect to any Company Entity have been satisfied.

(c) No Tax audits or administrative or judicial proceedings are being conducted or are pending or, to the Knowledge of the Company, have been threatened, with respect to any Company Entity.  To the Knowledge of the Company, no claim has ever been made by a Taxing Authority in a jurisdiction where the Company Entities do not file Tax Returns that any Company Entity is or may be subject to taxation in that jurisdiction.

(d) No Company Entity is, nor has been at any time, a "United States Real Property Holding Corporation" within the meaning of Section 897(c)(2) of the Code.

(e) No Company Entity has been a "distributing corporation" or "controlled corporation" in a transaction intended to qualify under Section 355 of the Code within the past two (2) years or otherwise as part of a plan that includes the Merger.

(f) No Company Entity has participated, within the meaning of Treas.  Reg.  Section 1.6011-4(c), in any "reportable transaction," as set forth in Treas. Reg. Section 1.6011-4(b) or any similar transactions.  Each Company Entity has disclosed on its Tax Returns all positions taken therein that could give rise to a substantial understatement of Tax within the meaning of Section 6662 of the Code (or any similar provision of state, local or foreign law).

(g) No Company Entity has (i) ever been a member of an affiliated, consolidated, combined or unitary group filing for federal or state income Tax purposes (other than a group the common parent of which was and is the Company), (ii) ever been a party to or bound by any Tax sharing, indemnification or allocation agreement or arrangement, nor does any Company Entity owe any amount under any such agreement, (iii) any liability for the Taxes of any Person (other than another Company Entity) under Treas. Reg. Section 1.1502-6 (or any similar provision of state, local or foreign law, including any arrangement for group or consortium relief or similar arrangement), or as a transferee or successor, by Contract, or otherwise, or (iv) ever been a party to any joint venture or partnership.

(h) The Company has made available to Parent all federal, state, local and foreign income and other material Tax Returns filed with respect to any Company Entity and any letter rulings, technical advice memoranda and similar documents issued by a Taxing Authority for the four taxable years ending prior to the Closing Date.  The Company has made available to Parent all correspondence to any Company Entity from, or from any Company Entity to, a Taxing Authority relating thereto.

(i) No Company Entity will be required to include any material item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any: (i) change in method of accounting for a taxable period ending on or prior to the Closing Date, (ii) "closing agreement" as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign income Tax Law) executed on or prior to the Closing Date, (iii) intercompany transactions or any excess loss account described in Treasury Regulations under Section 1502 of the Code (or any corresponding or similar provision of state, local or foreign income Tax Law), (iv) installment sale or open transaction disposition made on or prior to the Closing Date or (v) prepaid amount received on or prior to the Closing Date.

(j) No Company Entity has requested or received any closing agreement, technical advice memoranda, private letter ruling or similar agreements or rulings from, or entered into any Contract or arrangement with, any Taxing Authority that (i) requires any Company Entity to take any action or to refrain from taking any action after the Closing Date or (ii) would affect any amount of Tax payable by a Company Entity after the Closing Date.  No Company Entity is a party to any Contract or arrangement with any Taxing Authority that would be terminated or adversely affected as a result of the Transactions.

(k) Except as set forth in Part 3.16(a) of the Disclosure Letter:  The provision for Taxes set forth on the Company Balance Sheet has been made in compliance with GAAP, and no Company Entity had any Liabilities for material unpaid Taxes as of the date of the Company Balance Sheet that had not been accrued or reserved on the Company Balance Sheet in accordance with GAAP.  The Company Entities have identified all uncertain tax positions contained in all Tax Returns filed by each Company Entity and have established adequate reserves and made any appropriate disclosures in the financial statements in accordance with the requirements of ASC 740-10.  No Company Entity has incurred any Liabilities for Taxes since the date of the Company Balance Sheet (i) arising from extraordinary gains or losses, as that term is used in GAAP, (ii) outside the ordinary course of business, or (iii) inconsistent with past custom or practice.

(l) No power of attorney that is currently in force has been granted with respect to any matter relating to Taxes that could affect any Company Entity.

(m) There are (and immediately following the Effective Time there will be) no Encumbrances on the assets any Company Entity relating or attributable to Taxes, other than Permitted Encumbrances.

(n) Each Company Entity is in full compliance with all terms and conditions of any Tax exemption, Tax holiday or other Tax reduction agreement or order (each, a "Tax Incentive"), and the consummation of the transactions contemplated by this Agreement will not have any adverse effect on the continued validity and effectiveness of any such Tax Incentive.

(o) Each Company Entity is in compliance in all material respects with all applicable transfer pricing laws and regulations, including the execution and maintenance of contemporaneous documentation substantiating its transfer pricing practices and methodology.  The prices for any property or services (or for the use of any property) provided by or to the Company or any of its Subsidiaries are arm's length prices for purposes of the relevant transfer pricing Law, including Treasury Regulations promulgated under Section 482 of the Code.

3.17 Employment Matters.

(a) The Company has made available to Parent a list of all Company Associates who are employed or retained by the Company as of the date of this Agreement, which list correctly reflects: (i) their dates of employment; (ii) their positions; and (iii) their base salaries.  Except as provided in Part 3.17(a) of the Disclosure Letter, the employment of each Company Associate is terminable by the Company Entities "at-will".

(b) No executive officer or key management or technical employee has provided written notice of termination of employment or, to the Knowledge of the Company,

expressed his or her intention to terminate employment with any Company Entity other than retirements in the ordinary course and not tied to the Transactions.

(c) To the Knowledge of the Company, no Person has claimed that any employee of any Company Entity or their Affiliates: (i) is in violation of any term of any employment Contract, patent disclosure agreement, noncompetition agreement or any restrictive covenant with such Person; (ii) has disclosed or utilized any Trade Secret or proprietary information or documentation of such Person; (iii) has violated any non-discrimination law or (iv) has interfered in the employment relationship between such Person and any of its present or former employees.

(d) No Company Entity has had any plant closings, mass layoffs or other terminations of employees that have created any unsatisfied obligations upon or Liabilities for any Company Entity under the Worker Adjustment and Retraining Notification Act or similar laws.  No Company Entity has any obligation under applicable Law or under any Contract to notify or consult with, prior to the Effective Time, any Company Associate, Government or any other Person with respect to the impact of the Transactions on the employment or retention of the current Company Associates or the compensation or benefits provided to the current Company Associates.  No Company Entity is a party to any Contract or arrangement that in any manner restricts any Company Entity from relocating, consolidating, merging or closing, in whole or in part, any portion of the business of any Company Entity.

(e) No investigation of the Company or any of its Subsidiaries by any Government responsible for the enforcement of labor, employment or social security laws is pending or, to the Knowledge of the Company, threatened in respect of any employment matters (including investigations regarding potential in-fact employment relationships with Person providing services as contractors or freelancers), and neither the Company nor any of its Subsidiaries has been informed by any Government that it intends to conduct such an investigation.

3.18 Company Employee Plans.

(a) Part 3.18(a) of the Disclosure Letter sets forth a complete and accurate list of each Company Employee Plan.  For purposes of this Agreement, "Company Employee Plan" means each (i) "employee benefit plan" (as defined in Section 3(3) of ERISA), whether or not subject to ERISA and (ii) other employment (other than offer letters with respect to Company Associates that do not provide for any guaranteed and that are terminable by the Company Entities at will without liability to any Company Entity), bonus, stock option, stock purchase or other equity-based, benefit, incentive compensation, profit sharing, savings, retirement (including early retirement and supplemental retirement), disability, insurance (including life and health insurance), vacation, incentive, deferred compensation, supplemental retirement (including termination indemnities and seniority payments), severance, termination, redundancy, retention, change of control and similar fringe, welfare or other employee benefit plan, program, agreement, contract, policy or binding arrangement (whether or not in writing) currently maintained or contributed to for the benefit of or relating to any current or former employee or director of any Company Entity or any other trade or business (whether or not incorporated) which would be treated as a single employer with any Company Entity under Section 414 of the

Code (an "ERISA Affiliate"), or with respect to which any Company Entity has any current Liability.  Part 3.18(a) of the Disclosure Letter separately lists any Company Employee Plan maintained in a non-U.S. jurisdiction.  The Company has made available to Parent true and complete copies of (A) the most recent annual report (including on Form 5500) required to have been filed with the Government for each Company Employee Plan, including all schedules thereto; (B) the most recent determination letter, if any, from the IRS for any Company Employee Plan that is intended to qualify under Section 401(a) of the Code; (C) the plan documents and summary plan descriptions, and a written description of the terms of any Company Employee Plan that is not in writing; (D) any related trust agreements, insurance contracts, insurance policies or other documents of any funding arrangements; and (E) any notices to or from the Government having jurisdiction relating to any compliance issues in respect of any such Company Employee Plan.

(b) Neither any Company Entity nor any ERISA Affiliate or, to the Knowledge of the Company, any Representative of any Company Entity or any ERISA Affiliate, has made any oral or written representation or commitment with respect to any aspect of any Company Employee Plan that is not in accordance with the written or otherwise preexisting terms and provisions of such Company Employee Plan, except as would not result in material Liability to the Company Entities.

(c) Except as set forth in Part 3.18(c) of the Disclosure Letter, no liability under Title IV or section 302 of ERISA has been incurred by the Company or an ERISA Affiliate that has not been satisfied in full, and no condition exists that presents a material risk to the Company or any ERISA Affiliate of incurring any such liability, other than liability for premiums due the Pension Benefit Guaranty Corporation ("PBGC") (which premiums have been paid when due).  No Title IV Plan or any trust established thereunder has incurred any "accumulated funding deficiency" (as defined in Section 302 of ERISA and Section 412 of the Code), whether or not waived, as of the last day of the most recent fiscal year of each Title IV Plan ended prior to the Closing Date.  Neither any Company Entity nor any ERISA Affiliate currently sponsors, contributes to and maintains and to the Knowledge of the Company has ever sponsored, contributed to or maintained (i) a "multiemployer plan" (as defined in Section 3(37) of ERISA) or (ii) a "multiple employer plan" (as defined in Section 4063 or 4064 of ERISA).

(d) Except as set forth in Part 3.18(d) of the Disclosure Letter, each Company Employee Plan has been maintained, operated and administered in all material respects in compliance with its terms and with all applicable Laws, including the applicable provisions of ERISA, the Code and any applicable regulatory guidance issued by any Government.

(e) There are no Legal Proceedings pending or, to the Knowledge of the Company, threatened on behalf of or against any Company Employee Plan, the assets of any trust under any Company Employee Plan, or the plan sponsor, plan administrator, any fiduciary or participant (or beneficiary) of any Company Employee Plan, other than routine claims for benefits that have been or are being handled through an administrative claims procedure.

(f) Except as set forth in Part 3.18(f) of the Disclosure Letter, neither any Company Entity nor, to the Knowledge of the Company, any of their respective Representatives has, with respect to any Company Employee Plan, engaged in or been a party to any non-exempt

"prohibited transaction," as such term is defined in Section 4975 of the Code or Section 406 of ERISA, which could reasonably be expected to result in the imposition of a penalty assessed pursuant to Section 502(i) of ERISA or a Tax imposed by Section 4975 of the Code, in each case applicable to any Company Entity or any Company Employee Plan or for which any Company Entity has any indemnification obligation.

(g) Except as set forth in Part 3.18(g) of the Disclosure Letter, no Company Employee Plan that is a "welfare benefit plan" within the meaning of Section 3(1) of ERISA provides health and insurance benefits to Company Associates beyond retirement or termination of service or to former employees of the Company or its ERISA Affiliates, other than pursuant to Section 4980B of the Code or any similar Law.

(h) Except as set forth in Part 3.18(h) of the Disclosure Letter, each Company Employee Plan that is intended to be "qualified" under Section 401 of the Code has received a favorable determination letter or favorable opinion letter from the IRS to such effect (or there remains sufficient time for the Company to file an application for such determination letter from the IRS) and, except as set forth in Part 3.18(h) of the Disclosure Letter, to the Knowledge of the Company, no fact, circumstance or event has occurred or exists since the date of such determination letter or opinion letter that would reasonably be expected to adversely affect the qualified status of any such Company Employee Plan.

(i) Except as set forth in Part 3.18(i) of the Disclosure Letter, neither the execution or delivery of this Agreement nor the consummation of the Transactions (alone or in combination with any other event) will (i) result in any payment or benefit becoming due or payable, or required to be provided, to any Company Associate, (ii) increase the amount or value of any benefit or compensation otherwise payable or required to be provided to any such Company Associate, or (iii) result in the acceleration of the time of payment, vesting or funding of any such benefit or compensation other than Company Equity Awards.  Without limiting the generality of the foregoing, no amount paid or payable by any Company Entity in connection with the Transactions (either solely as a result thereof or as a result of such transactions in conjunction with any other event) could be an "excess parachute payment" within the meaning of Section 280G of the Code.  No Person is entitled under any Company Employee Plan or otherwise to receive any additional payment (including any Tax gross-up or other payment) from any Company Entity as a result of the imposition of the excise taxes required by Section 4999 of the Code or any taxes required by Section 409A of the Code.

(j) Except as would not be material to the Company Entities, taken as a whole, all contributions, premiums and other payments required to be made with respect to all Company Employee Plans have been timely made, accrued or reserved for.

(k) Except as set forth in Part 3.18(k) of the Disclosure Letter, except as would not be material to the Company Entities, taken as a whole, to the Knowledge of the Company, no event has occurred and there currently exists no condition or set of circumstances in connection with which any Company Entity could reasonably be expected to be subject to any Liability due to a violation of the terms of any Company Employee Plan, or ERISA, the Code or applicable regulatory guidance issued by any Government or any other applicable Law with respect to any Company Employee Plan.

(l) Except as required by applicable Law or the terms of any Company Employee Plans as in effect on the date hereof, or as may be contemplated by this Agreement and incident to the Transactions, no Company Entity has any plan or commitment to amend in any material respect or establish any new Company Employee Plan or materially increase any benefits under any Company Employee Plan.

(m) Except as set forth in Part 3.18(m) of the Disclosure Letter, except as would not be material to the Company Entities, taken as a whole, no deduction for federal income Tax purposes is expected by the Company to be disallowed for remuneration paid by any Company Entity by reason of Section 162(m) of the Code.

(n) Except as set forth in Part 3.18(n) of the Disclosure Letter, no Company Employee Plan is funded with or allows for payments, investments or distributions in any employer security of the Company, including employer securities as defined in Section 407(d)(1) of ERISA, or employer real property as defined in Section 407(d)(2) or ERISA.

(o) No asset of any Company Entity is subject to any Encumbrance under ERISA or the Code.

(p) Except as would not be material to the Company Entities, taken as a whole, (i)  no current or former independent contractor of any Company Entity could be deemed to be a misclassified employee and (ii) no independent contractor is eligible to participate in any Company Employee Plan.

(q) Each Company Employee Plan that is subject to Section 409A of the Code has at all times been established, operated and administered in compliance with Section 409A of the Code.

3.19 Labor Matters.

(a) Except as set forth in Part 3.19(a) of the Disclosure Letter, no Company Entity is a party to any collective bargaining agreement, labor union contract, trade union or workers council agreement (each, a "Collective Bargaining Agreement"), (ii) to the Knowledge of the Company, there are no activities or proceedings of any labor or trade union, workers council or other representative body to organize any employees of any Company Entity, (iii) no Collective Bargaining Agreement is being negotiated by any Company Entity, and (iv) since July 1, 2009, there has not been any strike, lockout, slowdown, work stoppage, grievance or other labor dispute against any Company Entity nor is any strike, lockout, slowdown, or work stoppage, grievance or other labor dispute pending or, to the Knowledge of the Company, threatened that may interfere with the respective business activities of any Company Entity.  The Company Entities have not engaged in any unfair labor practice, and, to the Knowledge of the Company, there is no pending or threatened labor board proceeding of any kind against any Company Entity.

(b) Each Company Entity has complied in all material respects with applicable Laws with respect to employment (including applicable Law regarding wage and hour requirements, immigration status, discrimination in employment, employee health and safety, worker classification and collective bargaining).

(c) No Company Entity is liable for any material payment to any trust or other fund or to any Government with respect to unemployment compensation benefits, social security or other benefits for Non-United States Employees (other than routine payments to be made in the ordinary course of business consistent with past practice).

(d) Except as set forth in Part 3.19(d) of the Disclosure Letter, no citation has been issued by OSHA against any Company Entity since July 1, 2009, and no written notice of contest, claim, complaint, charge, investigation or other administrative enforcement proceeding involving any Company Entity has been filed or is pending or, to the Knowledge of the Company, threatened against any Company Entity by OSHA or pursuant to any applicable Law relating to occupational safety and health.

3.20 Governmental Authorizations (Permits).  Except as set forth in Part 3.20 of the Disclosure Letter, each Company Entity has, and is in compliance in all material respects with the terms of, all material Governmental Authorizations affecting or relating to the assets required to conduct its business as presently conducted.  All such Governmental Authorizations are valid and in full force and effect and, to the Knowledge of the Company, no condition exists that with notice or lapse of time or both would constitute a material default under such Governmental Authorizations.  No suspension, cancellation or modification of any such Governmental Authorizations, in whole or in part, is pending or, to the Knowledge of the Company, threatened.

3.21 Compliance with Law.

(a) Each Company Entity is and at all times since July 1, 2009 has been in compliance in all material respects with all Laws and Orders applicable to such Company Entity, except non-compliance that has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.  To the Knowledge of the Company, no Company Entity is under investigation with respect to any violation of any applicable Law. The Company, since July 1, 2009, has not received any notice from any Government regarding a violation of or failure to comply with any applicable Law that has had or would reasonably be expected to have, individually or in the aggregate a Material Adverse Effect.

(b) No Company Entity nor, to the Knowledge of the Company, anyone acting on behalf of a Company Entity, has in any material respect: (i) used any funds for unlawful contributions, loans, donations, gifts, entertainment or other unlawful expenses relating to political activity; (ii) made, agreed to make, authorized or promised any payment to a Subject Person to obtain or retain business for or with, or direct business to, any Person; (iii) made, agreed to make, authorized or promised any payment to any other Person while knowing or having reason to know that all or part of the payment would be paid, offered or promised to a Subject Person to obtain or retain business for or with, or direct business to, any Person; (iv) taken any action that would constitute a violation of any provision of the Foreign Corrupt Practices Act of 1977, as amended, or any rules or regulations hereunder, or any comparable foreign law or statute; or (v) made or agreed to make any other unlawful payment.  For purposes of this Section 3.21(b), a "payment" includes payment of funds or the transfer of anything of value.

3.22 Environmental Matters.  Except for such matters as have not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect:

(a) The Company Entities are and have been in compliance with all applicable Environmental Laws, which compliance includes the possession and maintenance of, and compliance with, all Governmental Authorizations, if any, required under applicable Environmental Law for the operation of the business of the Company Entities as presently conducted.  No action nor proceeding is pending or, to the Knowledge of each Company Entity, threatened to revoke, modify or terminate any such Governmental Authorizations and, to the Knowledge of each Company Entity, no facts currently exist that would or could reasonably be expected to adversely affect such continued compliance with the Environmental Laws and Governmental Authorizations.  Except as set forth in Part 3.22(a) of the Disclosure Letter, none of the Company Entities have received any written communication from any Person that alleges that any Company Entity is not in compliance with any Environmental Law, which allegation remains unresolved.  The Company has made available to Parent true and complete copies of all internal and external environmental audits and studies each Company Entity has conducted or has had conducted on its behalf relating to each Company Entity.

(b) No Company Entity has transported, produced, processed, manufactured, generated, used, treated, handled, stored, released or disposed of any Hazardous Substances, except in compliance with applicable Environmental Law, at any property that any Company Entity has at any time owned, operated, occupied or leased, and, to the Knowledge of any Company Entity, there are no past or present actions, activities, circumstances, conditions, events or incidents, including, without limitation, the release, emission, discharge, presence or disposal of any Hazardous Substance, that could reasonably be expected to form the basis of any Environmental Claim against, or otherwise result in any Liability under Environmental Law to, any Company Entity or any Person whose liability for any Environmental Claim any Company Entity has retained or assumed either contractually or by operation of Law.

(c) Except as set forth in Part 3.22(c) of the Disclosure Letter, no Company Entity has exposed any employee or any third party to Hazardous Substances in violation of any Environmental Law.

(d) Except as set forth in Part 3.22(d) of the Disclosure Letter, no Company Entity is subject to any Order or Contract by or with any Government or third party imposing any liability or obligation with respect to any matter arising under or relating to any Environmental Law, or otherwise relating to the use, management, manufacture, handling, disposal, storage, transportation, release, emission, discharge, presence of or exposure to Hazardous Substances.

(e) No claim has been made (that has not already been finally resolved) or is pending, or to the Knowledge of the Company, threatened against any Company Entity alleging that any Company Entity may be in violation of any Environmental Law or Governmental Authorization, or may have any Liability under any Environmental Law.

(f) Except as set forth in Part 3.22(f) of the Disclosure Letter, to the Knowledge of the Company, no facts, circumstances or conditions exist with respect to any of the Company Entities or any property ever owned, operated, occupied or leased by any of the Company Entities, or any property to which any of the Company Entities arranged for the disposal or treatment of Hazardous Substances, that could reasonably be expected to result in the Company Entities incurring Liability.

(g) There are no Government investigations of the business or operations currently, or to the Knowledge of the Company Entities, previously, owned, operated, occupied or leased property of any of the Company Entities pending or, to Knowledge of the Company, threatened, which could reasonably be expected to lead to the imposition of any Liability or Encumbrances under Environmental Law.

3.23 Export and Import Compliance.  Except as set forth in Part 3.23 of the Disclosure Letter, the Company Entities have at all times been in material compliance with the Export Administration Regulations (15 C.F.R. §§ 730-774), the International Traffic in Arms Regulations (22 C.F.R. §§ 120-130), the foreign assets control regulations (31 C.F.R. §§ 500-598) and other United States economic sanctions Law and the customs regulations (19 C.F.R. §§ 1-357) relating to: (i) the export or transfer of commodities, software, technical data and technology, from the United States to any other country; (ii) the re-export or transfer of commodities, software, technical data and technology from any country outside the United States to any other country outside the United States; (iii) the release of technology or technical data to any non-U.S. national within or outside the United States; (iv) the importation into the United States of any products, merchandise or technology; (v) the provision of services to Persons outside the United States or to non-U.S. Persons within the United States; and (vi) the receipt or acquisition of services by Persons located outside the United States, or by non-U.S. nationals within the United States.  Except as set forth in Part 3.23 of the Disclosure Letter, to the Knowledge of the Company there are no pending or threatened claims against any Company Entity with respect to such Company Entity's import, export or re-export transactions.

3.24 Litigation.  Except as set forth in Part 3.24 of the Disclosure Letter, there is no Legal Proceeding pending, filed or, to the Knowledge of the Company, threatened against any Company Entity or any of the assets of any Company Entity.  Except as set forth in Part 3.24 of the Disclosure Letter, no Company Entity or any assets of any Company Entity is subject to any settlement agreements or Orders, other than such settlement agreements or Orders which, individually or in the aggregate, (A) have not been, and would not reasonably be expected to be, material to the Company Entities taken as a whole, (B) have not resulted, and would not reasonably be expected to result, in the imposition of a criminal penalty by a Government against any Company Entity or (C) have not, and would not reasonably be expected to, prevent or  materially impair or delay the performance of this Agreement by any Company Entity and/or the consummation of the Transactions.  To the Company's Knowledge, no officer or key employee of any Company Entity is subject to any Order that prohibits such officer or other employee from engaging in or continuing any conduct, activity or practice relating to the business of any Company Entity.

3.25 Insurance.  The Company Entities maintain all material policies of insurance (including fidelity bonds and other similar instruments) relating to the Company Entities or any of their respective employees or directors or assets, including policies of life, property, fire, workers' compensation, products liability, directors' and officers' liability and other casualty and liability insurance as is sufficient to comply with applicable Law and, to the Knowledge of the Company, as is commercially reasonable for a business of comparable size and scope of operations as compared to the Company Entities taken as a whole.  The Company has made available to Parent true and complete copies of all such material policies of insurance.  All such insurance policies are in full force and effect, no notice of cancellation has been received, and there is no existing default or event which, with the giving of notice or lapse of time or both, would constitute a default, by any insured thereunder.  There is no material claim pending under any of such insurance policies as to which coverage has been questioned, denied or disputed by the underwriters of such insurance policies or in respect of which such underwriters have reserved their rights, and there has been no threatened termination of or material premium increase with respect to, or material alteration of coverage under, any such insurance policies.  Part 3.25 of the Disclosure Letter accurately sets forth a list of all such material policies of insurance maintained by each Company Entity and the most recent annual premium paid thereon.

3.26 Related Party Transactions.  Except as set forth on Part 3.26 of the Disclosure Letter and for indemnification arrangements between a Company Entity, on the one hand, and any director or officer thereof, on the other hand, pursuant to the bylaws or certificate of incorporation of the applicable Company Entity, there are (and since July 1, 2009 there have been) no Contracts, transactions, agreements, arrangements or understandings between any Company Entity, on the one hand, and any shareholder that owns 10% or more of the Company Common Stock or Affiliate (including any director or officer) of the Company (but not including any wholly owned Subsidiary of the Company), on the other hand, of a type that would be (or have been) required to be disclosed pursuant to Item 404 of Regulation S-K under the Securities Act.

3.27 Brokers.  Except for Moelis & Company and Houlihan Lokey Capital, Inc. ("Houlihan Lokey"), whose fees and expenses will be paid by the Company, there is no financial advisor, investment banker, broker, finder, agent or other Person that has been retained by or is authorized to act on behalf of any Company Entity and is entitled to any financial advisor, investment banking, brokerage, finder or other fee or commission in connection with the Transactions.  A true, correct and complete copy of the engagement letter with each of Moelis & Company and Houlihan Lokey with respect to the Transactions has been made available to Parent.

3.28 Opinion of Financial Advisor.  On or prior to the date of this Agreement, the Independent Committee of the Board of Directors of the Company has received the separate written opinions of Moelis & Company and Houlihan Lokey, financial advisors to the Company, each to the effect that, as of the date of such opinion and subject to and based upon the various qualifications and assumptions set forth therein, the Common Stock Per Share Amount to be received by the holders of shares of Company Common Stock pursuant to this Agreement is fair, from a financial point of view, to such holders.  As of the date of this Agreement, such opinion has not been withdrawn or revoked or otherwise modified in any material respect.  A signed copy of such opinion will be delivered to Parent as soon as reasonably practicable following the date of this Agreement for informational purposes only.

3.29 Anti-Takeover Laws; Rights Plan.  The Company Board has taken all actions so that the restrictions contained in Section 912 of the NYBCL applicable to a "business combination" (as defined therein) will not apply to Parent or Merger Sub or their Affiliates, the execution or delivery of this Agreement or any Transaction Document to which the Company is a party, or to the consummation of the Transactions.  Other than for Section 912 of the NYBCL, there are no other no "fair price," "moratorium," "control share acquisition" or other anti-takeover Law is applicable to this Agreement and the Transactions.  The Company has taken the necessary action, if any, (i) so that the rights granted to the shareholders of the Company under the Shareholder Protection Rights Agreement dated as of April 8, 2011, as amended on November 1, 2013 (as so amended, the "Rights Agreement") will not be exercisable as a result of the parties entering into this Agreement or the consummation of the other Transactions and (ii) to render the Rights Agreement and the rights issued thereunder (and any separation or exercisability thereof) inapplicable in connection with, or as a result of, this Agreement, the execution hereof or of any agreements entered into in connection herewith, or the consummation of any of the Transactions, including the Merger.

3.30 Proxy Statement.  The Proxy Statement (and any amendment or supplement thereto), will, when filed with the SEC, comply as to form in all material respects with the applicable requirements of the Exchange Act and all other applicable Laws. None of the information supplied or to be supplied by or on behalf of any Company Entity for inclusion or incorporation by reference into the Proxy Statement, will, at the date the Proxy Statement (or any amendment or supplement thereto) is filed with the SEC, at the time the Proxy Statement is first mailed (or otherwise furnished) to the shareholders of the Company or at the time of the Company Shareholders' Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not false or misleading, or necessary to correct any statement in any earlier communication with respect to the solicitation of a proxy for the same meeting or subject matter which has become false or misleading; provided, however, that no representation or warranty is made by the Company with respect to information supplied by or on behalf of Parent or Merger Sub for inclusion in the Proxy Statement which relate to Parent or Merger Sub.

3.31 Government Contracts.

(a) Since July 1, 2009, to the Knowledge of the Company, no Company Entity or Principal (as such term is defined in Federal Acquisition Regulation ("FAR") 52.209-5) of such Entity  (i) has been convicted of or had a civil judgment rendered against them for: commission of fraud or a criminal offense in connection with obtaining, attempting to obtain, or performing a public (Federal, State, or local) contract or subcontract; violation of Federal or State antitrust statutes relating to the submission of offers; or commission of embezzlement, theft, forgery, bribery, falsification or destruction of records, making false statements, tax evasion, violating Federal criminal tax laws, or receiving stolen property; (ii) is currently indicted for or otherwise criminally or civilly charged by a Government for any of the matters identified in subparagraph (i); (iii) has been notified of any delinquent taxes as defined in FAR 52.209-5; or (iv) has been or is currently under administrative, civil or criminal investigation, indictment or information by a Government (except for routine security  investigations).

(b) There is no pending audit or, to the Knowledge of the Company, investigation by any Government of any Company Entity or to the Knowledge of the Company

any of their respective officers or employees with respect to any alleged bribes, directly or indirectly, irregularity, misstatement, omission, or failure to comply with a Law applicable to a Government Contract or Government Bid by any Company Entity arising under or relating to a Government Contract or Government Bid.

(c) No voluntary disclosure has been made with respect to any alleged bribes, directly or indirectly, irregularity, misstatement, omission or failure to comply with a Law applicable to a Government Contract or Government Bid by any Company Entity arising under or relating to a Government Contract.  To the Knowledge of the Company, no Company Entity has made any intentional misstatement or omission in connection with any voluntary disclosure relating to any Company Entity that has led to any of the consequences set forth in Section 3.31(a) or Section 3.31(b) or any other material damage, penalty assessment, recoupment of payment or disallowance of cost or claim.

(d) Since July 1, 2009, any representations, certifications and warranties made by any Company Entity in connection with any Government Contract were, to the Knowledge of the Company, accurate in all material respects as of their effective date, and the Company Entities have complied in all material respects with all such representations, certifications and warranties, except where the failure to comply would not reasonably be expected to have a material effect on the Company Entities as a whole.  Since July 1, 2009, no past performance evaluation received by any Company Entity with respect to any such Government Contract has set forth a default or other failure to perform thereunder or termination or default thereof.  Since July 1, 2009, the Company Entities have complied, in all material respects, with all terms and conditions of any Government Contract, except where the failure to comply would not reasonably be expected to have a material effect on the Company Entities as a whole.

(e) There are no pending disputes between any Company Entity and a Government under the Contract Disputes Act of 1978 or any other federal statute or between the Company Entities and any third party arising under or relating to any Government Contract.

(f) No Company Entity is currently in any violation, breach or default of any Government Contract in any material respect.  No Company Entity has received a cure notice, a show cause notice or a stop work notice, nor, to the Knowledge of the Company, has any Company Entity been threatened with termination for convenience, default or cause under any Government Contract that is currently in effect.

(g) There is no pending, and no Company Entity has received written notice since July 1, 2009 of, any claim by a Government against any Company Entity for any of the following: (i) defective pricing, (ii) noncompliance, (iii) fraud, (iv) false claims or false statements, (v) unallowable costs, including those that may be included in indirect cost claims for prior years that have not yet been finally agreed to by a Government, or (vi) any other monetary claims relating to the performance or administration by the Company Entities of material Government Contracts, except, in the case of clauses (ii) and (vi) that have not caused any material loss to the Company or termination of such Government Contract.  No material amount due to a Company Entity pertaining to a Government Contract has been withheld or set-off.

(h) No Company Entity nor, to the Knowledge of the Company, any of a Company Entity's "Principals" as such term is defined in FAR 52.209-5, or to the Knowledge of the Company any of its respective officers or employees has been suspended or debarred from doing business, directly or indirectly, with a Government, and no such suspension or debarment has been initiated or, to the Knowledge of the Company, threatened.  No Government has made a finding of non-responsibility or ineligibility against any Company Entity or, to the Knowledge of the Company, any of its respective officers or employees.  To the Knowledge of the Company, there is no ongoing Legal Proceeding by any Government against any Company Entity relating to Government Contracts or the violation of any Law relating to Government Contracts.

(i) The Company Entities and their respective officers, directors, managers and employees collectively hold all security clearances necessary for the operation of their business as presently conducted.  To the Knowledge of the Company, each Company Entity has complied in all material respects with the National Industrial Security Program Operating Manual and all applicable laws relating to its facility clearance.

3.32 Customers.  Part 3.32 of the Disclosure Letter sets forth a list of the 10 most significant customers of the Company Entities, taken as a whole (the "Key Customers"), based on dollar sales volumes during the 12-month period ended June 30, 2013.  Since June 30, 2010, none of the Company Entities has received any written notice, and to the Knowledge of the Company any verbal notice, that any material customer will (or has threatened to) cancel, terminate, materially limit or materially and adversely modify its current (or currently proposed) business relationship with any of the Company Entities.

3.33 Suppliers.  Part 3.33 of the Disclosure Letter sets forth a list of the 10 most significant suppliers (the "Key Suppliers") of the Company Entities, taken as a whole, based on amounts invoiced during the 12-month period ended June 30, 2013.  Since June 30, 2010, none of the Company Entities has received any written notice, and to the Knowledge of the Company any verbal notice, that any material supplier has ceased, or will (or has threatened to) cancel, terminate, materially limit or materially and adversely modify its current (or currently proposed) business relationship with any of the Company Entities, other than, with respect to the suppliers for the Space & Defense Group of the Company, in the ordinary course of business.

3.34 Products.  Since July 1, 2009, there have not been any defects or deficiencies in any products or services produced, sold or distributed by or on behalf of the Company Entities ("Products") that have had or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.  The Company has made available to Parent copies of all standard written warranties provided by the Company Entities with respect to their Products.  There are currently no recalls of any Products pending and, to the knowledge of the Company, there are no facts or circumstances that would reasonably be expected to impose upon any of the Company Entities a duty to effect a reflash of any Product or to recall any Product or to warn customers of a defect in any Product.

3.35 No Other Representations or Warranties.  Except for the representations and warranties contained in this ARTICLE III, neither the Company nor any other Person on behalf of the Company makes any express or implied representation or warranty with respect to the

Company or with respect to any other information provided to Parent or Merger Sub in connection with the Transactions, including the accuracy, completeness or currency thereof.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

Parent and Merger Sub represent and warrant to the Company as follows:

4.1 Organization; Good Standing.  Each of Parent and Merger Sub is a corporation duly organized, validly existing and in good standing under the laws of the state of its incorporation, and has the requisite corporate power and authority to conduct its business as it is presently being conducted and to own, lease or operate its properties and assets.  Each of Parent and Merger Sub is duly licensed and qualified to do business and is in good standing (or equivalent status) in each jurisdiction where the character of its respective properties owned or leased or the nature of its respective activities make such qualification necessary, except where the failure to be so qualified, licensed or in good standing (or equivalent status) has not prevented and would not reasonably be expected to prevent, individually or in the aggregate, the consummation by Parent and Merger Sub of the Transactions or the performance by Parent and Merger Sub of their respective material covenants and obligations hereunder.

4.2 Power; Enforceability.  Each of Parent and Merger Sub, respectively, has all requisite corporate power and authority, respectively, to execute and deliver this Agreement and the other Transaction Documents to which it is a party, to perform its covenants and obligations hereunder and thereunder and to consummate the Transactions.  The execution and delivery by Parent and Merger Sub, respectively, of this Agreement and the other Transaction Documents to which it is a party, the performance by Parent and Merger Sub of its respective covenants and obligations hereunder and thereunder and the consummation by Parent and Merger Sub of the Transactions have been duly authorized by all necessary corporate action on the part of Parent and Merger Sub, respectively, and no additional corporate proceedings on the part of Parent or Merger Sub are necessary to authorize the execution and delivery by Parent and Merger Sub of this Agreement or the other Transaction Documents, the performance by Parent or Merger Sub of its respective covenants and obligations hereunder and thereunder or the consummation by Parent or Merger Sub of the Transactions.  This Agreement has been and each of the other Transaction Documents has been or will be duly executed and delivered by Parent and Merger Sub, respectively, to the extent it is a party thereto, and, assuming the due authorization, execution and delivery of this Agreement and the other Transaction Documents by the Company, constitutes a legal, valid and binding obligation of each of Parent and Merger Sub, enforceable against each of them in accordance with its terms, except that such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium and other similar laws affecting or relating to creditors' rights generally and by general equitable principles.

4.3 Non-Contravention.  Neither (a) the execution, delivery or performance of this Agreement or any of the other Transaction Documents, nor (b) the consummation of the Merger or any of the other Transactions, will directly or indirectly (with or without notice or lapse of time, or both) (A) violate or conflict with any provision of Merger Sub's and Parent's certificate of incorporation or bylaws or (B) violate, conflict with, or result in the breach of or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or result in the termination of, accelerate the performance required by, or impair the rights under, result in a right of termination, cancellation, amendment, acceleration or impairment of rights under, or cancel, require a consent or waiver under, require notice to a third party under, require the payment of a penalty or increased fees or the loss of a benefit under, or give rise to any Liabilities with respect to, any of the terms, conditions or provisions of any material Contract to which Parent or Merger Sub is a party or by which Parent, Merger Sub or any of their properties or assets are bound, (C) assuming the Governmental Authorizations referred to in Section 4.4 are obtained or made, violate or conflict with, require a consent or waiver under, require notice under, require the payment of a penalty or increased fees or the loss of a benefit under, or give rise to any Liabilities with respect to, any Law or Order applicable to Parent or Merger Sub or by which any of their properties or assets are bound; except in the case of each of clauses (B) and (C) above, for such violations, conflicts, breaches, defaults, terminations, cancellations, amendments, accelerations, impairments, consents, waivers, notices, payments, penalties, fees, loss of benefits, Liabilities or Encumbrances which have not prevented and would not reasonably be expected to prevent, individually or in the aggregate, the consummation by Parent and Merger Sub of the Transactions or the performance by Parent and Merger Sub of their respective material covenants and obligations hereunder.

4.4 Government Approvals.  No Governmental Authorization is required to be obtained prior to the Effective Time on the part of Parent or Merger Sub in connection with the execution and delivery by Parent and Merger Sub of this Agreement or any of the other Transaction Documents to which it is a party, the performance by Parent and Merger Sub of their respective covenants and obligations hereunder or thereunder or the consummation by Parent and Merger Sub of the Transactions, except (a) the filing and recordation of the certificate of merger with the Secretary of State of the State of New York and filings of such certificate with any other Government as are necessary to satisfy the applicable Law of states in which such Company Entity is qualified to do business, (b) such filings and approvals as may be required by any federal or state securities laws, including compliance with any applicable requirements of the Exchange Act and (c) such filings and approvals as may be required by any Antitrust Laws.

4.5 Litigation.  As of the date hereof, there are no Legal Proceedings pending or, to the knowledge of Parent, threatened against or affecting Parent or Merger Sub or any of their respective properties that would not reasonably be expected to prevent, individually or in the aggregate, the consummation by Parent and Merger Sub of the Transactions or the performance by Parent and Merger Sub of their respective material covenants and obligations hereunder.  As of the date hereof, neither Parent nor Merger Sub is subject to any outstanding Order that would reasonably be expected to prevent, individually or in the aggregate, the consummation by Parent and Merger Sub of the Transactions or the performance by Parent and Merger Sub of their respective material covenants and obligations hereunder.

4.6 Ownership of Company Common Stock.  Neither Parent nor Merger Sub is, nor at any time during the last five years has it been, an "interested shareholder" of the Company as defined in Section 912 of the NYBCL.

4.7 Merger Sub.  Merger Sub is a wholly owned subsidiary of Parent.  Prior to the Effective Time, Merger Sub will not have engaged in any material business activities and will have no material liabilities or obligations other than as contemplated by this Agreement.

4.8 Brokers.  There is no financial advisor, investment banker, broker, finder, agent or other Person that has been retained by or is authorized to act on behalf of Parent or Merger Sub and is entitled to any financial advisor, investment banking, brokerage, finder or other fee or commission in connection with any of the Transactions.

4.9 Proxy Disclosure.  The information supplied by or on behalf of Parent or Merger Sub for inclusion in the Proxy Statement will not contain any statement which, at the time the Proxy Statement is filed with the SEC, at the time the Proxy Statement is first sent to the shareholders of the Company or at the time of the Company Shareholders' Meeting,  contains any untrue statement of a material fact or omits to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not false or misleading, or necessary to correct any statement in any earlier communication with respect to the solicitation of a proxy for the same meeting or subject matter which has become false or misleading.

4.10 Financing.

(a) As of the date of this Agreement, Parent has delivered to the Company true and complete copies of (i) an executed commitment letter, dated as of the date of this Agreement, between Parent and the Guarantor (the "Equity Commitment Letter")  pursuant to which the Guarantor has committed, subject to the terms and conditions thereof, to invest in Parent, directly or indirectly, the cash amounts set forth therein (the "Equity Financing"); and (b) executed commitment letters, dated as of the date of this Agreement, among Merger Sub and the lenders thereto (the "Debt Commitment Letters" and, together with the Equity Commitment Letter, the "Financing Letters") pursuant to which the lenders thereto have committed, subject to the terms and conditions thereof, to lend the amounts set forth therein (the "Debt Financing" and, together with the Equity Financing, the "Financing").  Parent has also delivered to the Company a true and complete copy of any fee letter in connection with the Debt Commitment Letters (any such letter, a "Fee Letter") (with only fee information and amounts and certain economic terms relating to market flex having been redacted).

(b) As of the date of this Agreement, (i) the Financing Letters and the terms of the Financing have not been amended or modified prior to the date of this Agreement except as permitted by this Agreement; and (ii) the respective commitments contained therein have not been withdrawn, terminated or rescinded in any respect.  As of the date of this Agreement, there are no other Contracts, agreements, side letters or arrangements to which Parent or Merger Sub is a party relating to the funding or investing, as applicable, of the full amount of the Financing, other than as expressly set forth in the Financing Letters and any Fee Letters.

(c) Assuming the accuracy of the representations and warranties set forth in ARTICLE III such that the condition set forth in Section 7.1 is satisfied and compliance by the Company with its covenants and obligations under this Agreement such that the condition set forth in Section 7.2 is satisfied, the Financing, together with cash and cash equivalents of the

Company and its Subsidiaries is sufficient to (i) make the payments for the aggregate Merger Consideration contemplated by this Agreement; and (ii) pay all fees and expenses required to be paid at the Closing by Parent or Merger Sub in connection with the Merger and the Financing.

(d) As of the date of this Agreement, the Financing Letters are in full force and effect and constitute the legal, valid and binding obligations of Merger Sub and, to the knowledge of Parent, each of the other parties thereto (including, with respect to the Equity Commitment Letter, the Guarantor), as applicable, enforceable against Merger Sub and, to the knowledge of Parent, the other parties thereto, as applicable, in accordance with their terms, except that such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium and other similar laws affecting or relating to creditors' rights generally and by general principles of equity.  Other than as expressly set forth in the Financing Letters and any Fee Letter, there are no conditions precedent or other contingencies related to the funding of the full proceeds of the Financing (including any flex provisions) pursuant to any agreement relating to the Financing to which the Guarantor, Parent, Merger Sub or any of their respective Affiliates is a party.  As of the date of this Agreement, assuming the accuracy of the representations and warranties set forth in ARTICLE III such that the condition set forth in Section 7.1 is satisfied and compliance by the Company with its covenants and obligations under this Agreement such that the condition set forth in Section 7.2 is satisfied, no event has occurred that, with notice or lapse of time or both, would, or would reasonably be expected to, constitute a default or breach on the part of Merger Sub or, to the knowledge of Merger Sub, any of the other parties thereto pursuant to the Financing Letters.  Assuming the accuracy of the representations and warranties set forth in ARTICLE III such that the condition set forth in Section 7.1 is satisfied and compliance by the Company with its covenants and obligations under this Agreement such that the condition set forth in Section 7.2 is satisfied, as of the date of this Agreement, Merger Sub has no reason to believe that it will be unable to satisfy on a timely basis any term or condition of the Financing to be satisfied by it contained in the Financing Letters.  As of the date of this Agreement, Parent and Merger Sub have fully paid, or caused to be fully paid, all commitment or other fees that are due and payable on or prior to the date of this Agreement pursuant to the terms of the Financing Letters.

4.11 Guarantee.  Concurrently with the execution of this Agreement, the Guarantor has delivered to the Company the duly executed Guarantee.  The Guarantee is in full force and effect and constitutes a legal, valid and binding obligation of the Guarantor, enforceable against it in accordance with its terms, except as such enforceability (a) may be limited by applicable bankruptcy, insolvency, reorganization, moratorium and other similar laws affecting or relating to creditors' rights generally, and (b) is subject to general principles of equity.  No event has occurred that, with notice or lapse of time or both, would, or would reasonably be expected to, constitute a default on the part of the Guarantor pursuant to the Guarantee.

4.12 No Other Representations or Warranties.  Except for the representations and warranties contained in this ARTICLE IV, neither Parent or Merger Sub nor any other Person on behalf of Parent or Merger Sub makes any express or implied representation or warranty with respect to Parent or Merger Sub or with respect to any other information provided to the Company in connection with the Transactions, including the accuracy, completeness or currency thereof.

ARTICLE V

CERTAIN COVENANTS OF THE COMPANY

5.1 Access and Investigation

.  During the period from the date of this Agreement through the Effective Time (the "Pre-Closing Period"), the Company shall, and shall cause the Company Entities to: (a) provide Parent and Parent's Representatives with reasonable access upon reasonable notice and during normal business hours to the Company Entities' Representatives, personnel, properties and assets and to all existing books, records, Tax Returns, work papers and other documents and information relating to the Company Entities; and (b) provide Parent and Parent's Representatives with such copies of the existing books, records, Tax Returns, work papers and other documents and information relating to the Company Entities, and with such additional financial, operating and other data and information regarding the Company Entities, as Parent may reasonably request.  Any investigation of the Company Entities undertaken by Parent during the Pre-Closing Period shall be conducted in a manner that does not unreasonably and materially interfere with any Company Entity's operations.  Without limiting Section 6.14 of this Agreement, during the Pre-Closing Period, the Company shall, and shall cause each of the Company Entities to, permit Parent's Representatives to meet, upon reasonable notice and during normal business hours, with the senior management of the Company, and other employees of the Company approved by the Company, to discuss such matters as Parent may deem necessary or appropriate; provided such meetings do not unreasonably and materially interfere with any Company Entity's operations.

5.2 Operation of the Company's Business.

(a) During the Pre-Closing Period:

(i) the Company shall ensure that each of the Company Entities conducts its business and operations: (A) in the ordinary course and consistent with past practice; and (B) in compliance with all applicable Laws and with the requirements of all Contracts of the Company Entities;

(ii) the Company shall use commercially reasonable efforts to ensure that each of the Company Entities preserves intact its current business organization, keeps available the services of its current officers and other key Company Associates and maintains its relations and goodwill with all suppliers, customers, vendors, landlords, creditors, licensors, licensees, distributors, resellers, employees and other Persons having material business relationships with the respective Company Entities;

(iii) the Company shall promptly notify Parent in writing of (A) any notice from any Person alleging that the Consent of such Person is or may be required in connection with any of the Transactions and (B) any Legal Proceeding commenced, or, to the Knowledge of the Company, threatened against, relating to, involving or otherwise affecting any of the Company Entities that relates to the Merger or any of the other Transactions;

(iv) use commercially reasonable efforts to keep in full force all insurance policies referred to in Section 3.25 (other than any such policies that are immediately replaced with substantially similar policies); and

(v) the Company shall (to the extent requested by Parent and permitted under applicable Law) cause the officers and other employees of the Company Entities to promptly update Parent regarding the Company Entities' results of operations and material developments.

(b) During the Pre-Closing Period, except as set forth in Part 5.2(b) of the Disclosure Letter or with Parent's prior written consent and except as permitted by Section 5.3(e), the Company (A) shall not, and (B) shall not permit any of the other Company Entities to:

(i) amend its certificate of incorporation or bylaws or comparable organizational documents or create any new Subsidiaries;

(ii) issue, sell, deliver or agree or commit to issue, sell or deliver (whether through the issuance or granting of options, warrants, commitments, subscriptions, rights to purchase, convertible securities or otherwise) any security of any Company Entity (including Company Securities), except for the issuance and sale of shares of Company Common Stock pursuant to Company Equity Awards outstanding as of the date of this Agreement upon the exercise or vesting thereof in accordance with the terms of such Company Equity Awards, as applicable;

(iii) directly or indirectly acquire, repurchase or redeem any security of any Company Entity, except in connection with Tax withholdings and exercise price settlements upon the exercise, vesting or issuance of shares under Company Equity Awards, so long as such is done in accordance with the terms of such Company Equity Awards in existence on the date hereof;

(iv) (A) split, combine, subdivide or reclassify any shares of capital stock, or (B) declare, set aside or pay any dividend or other distribution (whether in cash, shares or property or any combination thereof) in respect of any shares of capital stock, or make any other actual, constructive or deemed distribution in respect of the shares of capital stock, except for cash dividends made by any direct or indirect wholly owned Subsidiary of the Company to the Company or one of its wholly owned Subsidiaries;

(v) propose or adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of any Company Entity, except for this Agreement and the Transactions;

(vi) (A) redeem, repurchase, prepay, defease, cancel, incur, create, assume, drawdown or otherwise acquire or modify in any material respect any long-term or short-term debt for borrowed monies or issue or sell any debt securities or calls, options, warrants or other rights to acquire any debt securities of any Company Entity or enter into any agreement having the economic effect of any of the foregoing, except for (1) loans or advances between the Company and any direct or indirect Subsidiaries, or between any direct or indirect Subsidiaries of the Company. in the ordinary course of business consistent with past practice, and (2) the issuance of credit to new customers for the purchase of products or services of the Company Entities in the ordinary course of business consistent with past practice, (B) assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for the obligations of any other Person, except with respect to obligations of direct or indirect wholly owned Subsidiaries of the Company in place on the date of this Agreement, (C) make any loans, advances (other than any retainer for legal services) or capital contributions to or investments in any other Person (other than the Company or any direct or indirect wholly owned Subsidiaries), except for travel advances or business expenses in the ordinary course of business consistent with past practice to any employees of the Company Entities, or (D) mortgage or pledge any asset owned or used by any Company Entity, or create or suffer to exist any Encumbrance thereupon (other than Permitted Encumbrances), except pursuant to the terms of any letters of credit, lines of credit or other credit facilities or arrangements in effect on the date hereof;

(vii) except as may be required by applicable Law or the terms of this Agreement or of any Company Employee Plan as in effect on the date of this Agreement, (A) enter into, adopt, amend, modify or terminate any Company Employee Plan (or any plan, program, agreement or arrangement that would constitute a Company Employee Plan if in effect on the date hereof), (B) (1) grant or increase the compensation payable or to become payable to any Company Associate, (2) pay or agree to pay any special bonus or special remuneration to any Company Associate, or (3) pay or agree to pay any benefit not required by any Company Employee Plan as in effect as of the date hereof, except, (w) in each case in the ordinary course of business consistent with past practice, (x) in connection with the hiring of new employees who are not directors or executive officers, (y) in connection with the promotion of employees who are not directors or executive officers (and who will not be directors or executive officers after such promotion), or (z) in connection with annual performance-based compensation paid pursuant to any Company Employee Plan; (C) hire or terminate the employment of any employee with an annual base salary in excess of $150,000.00, except in the ordinary course of business consistent with past practice, (D) grant or increase any severance, change in control, termination or similar compensation or benefits payable to any Company Associate or (E) accelerate the time of payment or vesting of, or the lapsing of restrictions with respect to, or fund or in any other way secure the payment of, any compensation or benefits under any Company Employee Plan;

(viii) commence any Legal Proceeding or settle any pending or threatened Legal Proceeding, except for the settlement of any Legal Proceeding solely for money damages and so long as (A) such settlement or compromise does not result in any other Liability of the Company Entities, (B) includes a complete and unconditional release of the Company Entities related to the matters underlying such claim and (C) the Company has, at such time of settlement or compromise, sufficient cash on hand to make such payment to be paid by the applicable Company Entity prior to Closing, and (D) the amount does not exceed $50,000.00 individually for each such settlement or compromise and $150,000.00 in the aggregate for all such settlements and compromises;

(ix) except as may be required as a result of a change in applicable Law or in GAAP, make any material change in any of the accounting methods, principles or practices used by it or change an annual accounting period;

(x) (A) make, rescind or change any material Tax election, (B) settle or compromise any federal, state, local or foreign income or other material Tax liability, claim or assessment (C) consent to any extension or waiver of any limitation period with respect to any claim or assessment for any income or other material Taxes, (D) change any annual Tax accounting period or method of Tax accounting, (E) file any income or other material Tax Return or any amended Tax Return, (F) enter into any closing agreement with respect to any Tax, (G) surrender any right to claim a material Tax refund or (H) grant any power of attorney with respect to any Taxes;

(xi) (A) transfer or assign any Company Intellectual Property Rights to any third Person, (B) exclusively license any Company Intellectual Property Rights to any third Person, (C) except in the ordinary course of business consistent with past practices in connection with the commercialization of Company Products or services, non-exclusively license any Company Intellectual Property Rights to any third Person, or (D) modify the Company's standard warranty terms for Company Products or services or amend or modify any product or service warranty;

(xii) (A) acquire (by merger, consolidation or acquisition of stock or assets or otherwise) any other Entity or any equity interest therein, (B) sell or otherwise dispose of or lease, license or sublicense any properties or assets of any Company Entity, except for sales of inventory, personal property and excess of obsolete assets in the ordinary course of business consistent with past practice, (C) acquire, lease or license any right or other asset from any Person, except, in the case of this clause (C), in the ordinary course of business consistent with past practice and where the applicable right or other asset is immaterial;

(xiii) make any capital expenditures in excess of $250,000.00 individually or in excess of $1,000,000.00 in the aggregate;

(xiv) make any material changes or modifications to any investment or risk management policy or other similar policies (including with respect to hedging), or any cash management policy;

(xv) other than in the ordinary course of business consistent with past practice, enter into, or amend in any material respect, terminate or fail to renew, any Material Contract;

(xvi) change any of its product return policies, product maintenance polices, service policies, product modification or upgrade policies in any material respect;

(xvii) enter into any transaction with any of its shareholders or any of its Affiliates (other than a Company Entity), excluding any employment, compensation or similar arrangements otherwise expressly permitted pursuant to this Section 5.2(b);

(xviii) abandon or permit to lapse any right to any material Intellectual Property;

(xix) amend, terminate or allow to lapse any material Governmental Authorization relating to any of the Company Entities other than (A) as required by applicable Law or (B) any such action in the ordinary course of business but only where such action would not reasonably be expected to be material and adverse to any of the Company Entities;

(xx) pay, repurchase, discharge or satisfy any of its material claims, Liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction in the ordinary course of business consistent with past practice, or pursuant to contractual requirements of claims, Liabilities or obligations reflected or reserved against in, or contemplated by, the interim Company Financial Statements; or

(xxi) agree or commit to take any of the actions described in clauses above in this Section 5.2(b).

(c) During the Pre-Closing Period, the Company shall promptly notify Parent in writing of any event, condition, fact or circumstance that would make the timely satisfaction of any of the conditions set forth in ARTICLE VII impossible or unlikely or that has had or could reasonably be expected to have or result in a Material Adverse Effect.  Without limiting the generality of the foregoing, the Company shall promptly advise Parent in writing of any Legal Proceeding or material claim commenced or, to the Knowledge of the Company, threatened against or with respect to any of the Company Entities.  No notification given to Parent pursuant to this Section 5.2(c) or any information or knowledge obtained pursuant to Section 5.1 shall (A) affect the determination of (I) whether the satisfaction of the Closing conditions set forth in ARTICLE VII have been satisfied or waived or (II) whether a right of termination exists under ARTICLE IX or (B) otherwise limit or affect the rights and remedies available hereunder to Parent and Merger Sub.

(d) During the Pre-Closing Period, the Company shall promptly notify Parent in writing if the Company has the right to exercise any right or option to repurchase shares of its capital stock from any Company Associate or other Person upon termination of such Person's service to any of the Company Entities.  The Company shall not exercise any such repurchase right except to the extent directed by Parent in writing.

5.3 No Shop.

(a) Except as permitted by this Section 5.3, the Company shall not, and shall not permit any of its Subsidiaries or any Representative of any of the Company Entities to, directly or indirectly: (i) solicit, initiate, induce or knowingly facilitate or encourage any Acquisition Proposal or Acquisition Inquiry, or the making, submission or announcement of any Acquisition Proposal or Acquisition Inquiry or take any other comparable action that could reasonably be expected to lead to an Acquisition Proposal or Acquisition Inquiry; (ii) furnish or otherwise provide access to any non-public information regarding any of the Company Entities to any Person in connection with or in response to (or that would reasonably be expected to lead to) an Acquisition Proposal or Acquisition Inquiry; (iii) continue or engage in discussions or negotiations with any Person with respect to any Acquisition Proposal or Acquisition Inquiry; (iv) approve, endorse or recommend, or make or authorize any public statement, recommendation or solicitation in support of any Acquisition Proposal; or (v) enter into, or propose to enter into, any letter of intent, agreement in principle, definitive agreement or any other agreement with respect to any Acquisition Proposal or Acquisition Inquiry (other than a Qualifying Confidentiality Agreement in accordance with Section 5.3(b)(i)); or (v) resolve or publicly propose to take any of the actions referred to in clause (i), (ii), (iii), (iv) or (v) of this sentence.  Immediately following the execution and delivery of this Agreement, except as permitted by this Section 5.3, the Company shall, and shall ensure that each Representative of any of the Company Entities, (i) immediately cease and cause to be terminated any existing solicitation of, or discussions or negotiations with, any Person relating to any Acquisition Proposal or Acquisition Inquiry; (ii) request any Person (other than Parent, Merger Sub and their respective Representatives) that received confidential information concerning the Company Entities in connection with potentially entering into a strategic transaction with the Company to promptly return or destroy all confidential information concerning the Company Entities; and (iii) terminate access by each such Person and its Representatives to any online or other data rooms containing any information in respect of the Company Entities.

(b) Notwithstanding anything to the contrary contained in Section 5.3, at any time prior to obtaining the Required Shareholder Approval, the Company, directly or indirectly through its Representatives in response to any bona fide written Acquisition Proposal or Acquisition Inquiry, as applicable, that did not result from or arise in connection with a breach by any Company Entity or any of their respective Representatives of Section 5.3(a), (A) in response to such an Acquisition Inquiry, may make the third party submitting such Acquisition Inquiry aware of the terms of this Agreement, and (B) in response to such an Acquisition Proposal, may take the following actions set forth below in Section 5.3(b)(i) and Section 5.3(b)(ii), in the event that the Company Board determines in good faith, after consultation with the Company's financial advisor and outside legal counsel, that such Acquisition Proposal constitutes or would reasonably be expected to lead to a Superior Offer and that failure to take the actions described below would be inconsistent with the Company's directors' fiduciary obligations to the Company's shareholders under applicable Law:

(i) furnish non-public information relating to any of the Company Entities to any Potential Buyer making such an Acquisition Proposal; provided, that (A) prior to so furnishing such information and taking any of the actions in clause (ii) below, the Company receives from the Potential Buyer an executed Qualifying Confidentiality Agreement, and (B) if any such information provided to the Potential Buyer has not been provided or made available to Parent, the Company promptly (and in any event, within 24 hours of providing such to the Potential Buyer) shall make available such materials to Parent, and

(ii) engage in discussions or negotiations with such Potential Buyer with respect to such Acquisition Proposal.

(c) The Company agrees that it shall promptly (and in any event within 24 hours after receipt with respect to an Acquisition Proposal and 48 hours with respect to an Acquisition Inquiry) notify Parent in writing of the receipt of any Acquisition Proposal or Acquisition Inquiry by any Company Entity or any of their respective Representatives.  The Company shall promptly (and in any event within 24 hours after receipt) provide Parent with (i) an unredacted copy of any Acquisition Proposal or Acquisition Inquiry made in writing that was provided to the Company or any of its Subsidiaries or Representatives (including any financing commitments related thereto) or (ii) a written summary of the material terms of any such Acquisition Proposal or Acquisition Inquiry not made in writing (including any financing commitments related thereto).  The Company shall keep Parent reasonably informed on a prompt basis (and in any event within 48 hours) of any material developments, discussions or negotiations regarding any and all Acquisition Proposals and Acquisition Inquiries, including the material terms thereof (and any material amendments and supplements thereto), and shall provide Parent with unredacted copies of all written amendments or supplements thereto (or, if oral, a written summary of any such amendments or supplements).  Further, upon the request of Parent, the Company shall reasonably apprise Parent of the status of such Acquisition Proposals and Acquisition Inquiries (including with respect to discussions and negotiations thereof).  The Company agrees that it and its Subsidiaries will not enter into any confidentiality agreement with any Person that prohibits the Company from providing any information to Parent in accordance with this Section 5.3(c).  The Company shall (i) as promptly as reasonably practicable (and in any event concurrently with notice to the Company Board) notify Parent, orally and in writing, of any scheduled meeting of the Company Board at which it is reasonably likely that the Company Board or any committee thereof will consider any Acquisition Proposal or Change in Circumstances, as applicable; and (ii) as promptly as reasonably practicable (and in any event within twenty-four (24) hours) notify Parent of any determination (I) by the Company Board that an Acquisition Proposal constitutes a Superior Offer or (II) that a Change in Circumstances exists that would require a Recommendation Change in accordance with Section 5.3(e).

(d) Neither the Company Board nor any committee thereof shall, except if the terms, conditions and requirements of Section 5.3(e) have been satisfied: (i) withhold, withdraw, qualify or modify in a manner adverse to Parent or Merger Sub the Company Board Recommendation; (ii) recommend the approval, acceptance or adoption of, or approve, endorse, accept or adopt, any Acquisition Proposal; (iii) authorize, approve, recommend or declare advisable, or cause or permit any Company Entity to execute or enter into, any letter of intent, memorandum of understanding, agreement in principle, merger agreement, acquisition agreement, option agreement, joint venture agreement, partnership agreement or other similar document or Contract constituting or relating directly or indirectly to, or that contemplates or is intended or could reasonably be expected to result directly or indirectly in an Acquisition Transaction, other than Qualifying Confidentiality Agreements, or requiring the Company to abandon, terminate or fail to consummate the Transactions; (iv) fail to include the Company Board Recommendation in the Proxy Statement, (v) fail to recommend against any Acquisition Proposal subject to Regulation 14D under the Exchange Act in any solicitation or recommendation statement made on Schedule 14D-9 within ten (10) Business Days after the commencement of a tender offer providing for such Acquisition Proposal or (vi) fail to reaffirm publicly the Company Board Recommendation within ten (10) Business Days after Parent requests in writing that the Company Board Recommendation be reaffirmed publicly; provided, that Parent cannot make such request if (a) the Company Board has delivered a Recommendation

Change Notice to Parent in connection with a Superior Offer pursuant to Section 5.3(e)(i) prior to the date of the Company Shareholders' Meeting and (b) the Company is, and continues to be, in full compliance with Section 5.3(e)(i); provided, further, that Parent cannot make such request pursuant to this clause (vi) more than three (3) times, (vii) take any formal action or make any recommendation or public statement in connection with a tender offer or exchange offer other than a recommendation against such offer or a customary "stop, look and listen" communication by the Company Board pursuant to Rule 14d-9(f) of the Exchange Act or (viii) resolve, agree or publicly propose to, or permit any Company Entity or any Representative of any Company Entity to agree or publicly propose to, take any of the actions referred to in this Section 5.3(d).  Each of the actions set forth clauses (i) – (viii) of this Section 5.3(d) is referred to herein as a "Recommendation Change".

(e) Notwithstanding anything to the contrary contained in Section 5.3, at any time prior to the adoption of this Agreement by the Required Shareholder Approval, the Company Board may effect a Recommendation Change, but only:

(i) if (A) a bona fide, written Acquisition Proposal is made to the Company and is not withdrawn; (B) such Acquisition Proposal did not result directly or indirectly from a breach of or any action inconsistent with any of the provisions set forth in Section 5.3(a); (C) the Company Board determines in good faith, after having consulted with the Company's financial advisors and outside legal counsel, that such Acquisition Proposal constitutes a Superior Offer; (D) the Company Board determines in good faith, after having consulted with the Company's outside legal counsel, that, in light of such Superior Offer, the failure to make a Recommendation Change would constitute a breach by the Company Board of its fiduciary obligations to the Company's shareholders under applicable Law; (E) at least five (5) Business Days prior to making a Recommendation Change, the Company Board delivers to Parent a written notice (a "Recommendation Change Notice") (1) stating that the Company has received a Superior Offer that did not result directly or indirectly from a breach of or any action inconsistent with any of the provisions set forth in Section 5.3(a), (2) stating the Company Board's intention to make a Recommendation Change as a result of such Superior Offer and describing the nature of such intended Recommendation Change, (3) specifying the identity of the Person making such Superior Offer, and (4) attaching unredacted copies of the most current and complete draft of the relevant transaction agreement and, if applicable, copies of all other relevant Contracts and documents relating to such Superior Offer including any related financing commitments; (F) throughout the period between the delivery of the Recommendation Change Notice and the proposed Recommendation Change to be effected pursuant to such notice, to the extent requested by Parent, the Company engages, and causes its Representatives to engage in good faith negotiations with Parent to amend this Agreement and the Financing Letters such that it would cause such Superior Offer to no longer constitute a Superior Offer; (G) the Company Board shall have considered in good faith (after consultation with the Company's financial advisor and outside legal counsel) any amendments to this Agreement and the Financing Letters, as applicable, that Parent has made as a result of the negotiations contemplated by clause (F), and shall have determined that (x) such Acquisition Proposal has not been withdrawn and continues to constitute a Superior Offer and (y) the failure to make a Recommendation Change would constitute breach by the

Company Board of its fiduciary obligations to the Company's shareholders under applicable Law; or

(ii) if: (A) there shall be any effect, fact, change, development, condition, event or circumstance that affects or would reasonably be expected to affect the business, assets, liabilities, operations, condition (financial or otherwise) or results of operation of the Company Entities, taken as a whole, that is material, individually or in the aggregate with any other such effects, facts, changes, developments, conditions, events or circumstances that: (1) was not known to the Company Board as of the date of this Agreement (or if known, the magnitude or material consequences of which were not reasonably foreseeable by the Company Board or the independent committee thereof as of the date hereof), (2) does not relate to the receipt, existence or terms of any Acquisition Inquiry or Acquisition Proposal (or any transaction that would be an Acquisition Proposal if references to "15%" in the definition thereof were disregarded), (3) has not resulted from any material breach of this Agreement by the Company or any of its Representatives, and (4) does not relate to changes after the date of this Agreement in the market price or trading volume of the Company Common Stock or the credit rating of the Company, (any such change in circumstances being referred to as a "Change in Circumstances"); (B) the Company Board determines in good faith, after having consulted with the Company's financial advisors and outside legal counsel, that, in light of such Change in Circumstances, the failure to make a Recommendation Change would constitute a breach by the Company Board of its fiduciary obligations to the Company's shareholders under applicable Law; (C) at least five (5) Business Days prior to making a Recommendation Change, the Company Board delivers to Parent a written notice (1) stating that a Change in Circumstances has arisen, (2) stating that it intends to make a Recommendation Change in light of such Change in Circumstances and describing the nature of such intended Recommendation Change, and (3) containing a reasonably detailed description of such Change in Circumstances; (D) throughout the period between the delivery of the Recommendation Change Notice and the proposed Recommendation Change to be effected pursuant to such notice, to the extent requested by Parent, the Company engages, and causes its Representatives to engage in good faith negotiations with Parent to revise the terms of this Agreement and the Financing Letters in such a manner that would obviate the need for taking such action; and (E) the Company Board shall have considered in good faith (after having consulted with the Company's financial advisor and outside legal counsel) any amendments to this Agreement and the Financing Letters, as applicable, that Parent has made as a result of the negotiations contemplated by clause (D), and shall have determined that (x) such Change in Circumstances continues to exist and (y) the failure to make a Recommendation Change would constitute breach by the Company Board of its fiduciary obligations to the Company's shareholders under applicable Law.

For purposes of Section 5.3(e)(i), any change in the form of, or change (whether an increase or decrease) in the amount of, the consideration payable in connection with a Superior Offer, or any other material change to any of the terms of a Superior Offer for which a Recommendation Change Notice has been delivered (including any change that would make it a Superior Offer as compared to this Agreement as modified by any changes negotiated pursuant to clause (F) of Section 5.3(e)(i)), will be deemed to be a new Superior Offer (or other Acquisition Proposal), requiring a new Recommendation Change Notice and the Company shall be required to comply with the other requirements of Section 5.3(e)(i) (except that in connection with any such new notice, the time period set forth in Section 5.3(e)(i)(F) shall be three (3) Business Days; provided that the aggregate period taking into account the number of Business Days elapsed since the initial notice shall in no event be less than at least five (5) Business Days).  For purposes of Section 5.3(e)(ii), any change in any material respect in connection with a Change in Circumstances for which a Recommendation Change Notice has been delivered (including any change in connection with a Change in Circumstances that would reasonably be expected to require the Company Board to effect a Recommendation Change pursuant to Section 5.3(e)(ii) in connection therewith as compared to this Agreement as modified by any changes negotiated pursuant to clause (D) of Section 5.3(e)(ii)) or in the event that another Change in Circumstances occurs, will be deemed to be a new Change in Circumstances, requiring a new Recommendation Change Notice and the Company shall be required to comply with the other requirements of Section 5.3(e)(ii) (except that in connection with any such new notice, the time period set forth in Section 5.3(e)(ii)(D) shall be three (3) Business Days); provided that the aggregate period taking into account the number of Business Days elapsed since the initial notice shall in no event be less than at least five (5) Business Days).

(f) Unless this Agreement is terminated in accordance with Section 9.1, the Company's obligation to call, give notice of, convene and hold the Company Shareholders' Meeting in accordance with Section 6.2(a) and to hold a vote of the Company's shareholders on the adoption of this Agreement at the Company Shareholders' Meeting shall not be limited or otherwise affected by the making, commencement, disclosure, announcement or submission of any Superior Offer or other Acquisition Proposal or by any Recommendation Change.  Without limiting the generality of the foregoing, the Company agrees that (i) unless this Agreement is terminated in accordance with Section 9.1, the Company shall not submit any Acquisition Proposal or Superior Offer to a vote of its shareholders and (ii) except as permitted by Section 6.2(a), the Company shall not (without Parent's prior written consent) adjourn, postpone or cancel (or propose to adjourn, postpone or cancel) the Company Shareholders' Meeting.

(g) Nothing contained in this Agreement shall prohibit the Company or the Company Board, directly or indirectly through its Representatives, from taking any action and disclosing to the Company's shareholders information pursuant to Rule 14d-9 or Rule 14e-2(a) of the Exchange Act, if the Company Board has determined in good faith, after consultation with outside legal counsel, that the failure to do so would be reasonably likely to be inconsistent with the directors' fiduciary obligations to the Company's shareholders under applicable Law; provided, however, that any disclosure of a position contemplated by Rule 14e-2(a) of the Exchange Act other than a rejection of any applicable Acquisition Proposal, a reaffirmation of the Company Board Recommendation or a "stop-look-and-listen" communication made in compliance with Rule 14d-9(f) promulgated under the Exchange Act shall be deemed to be a Recommendation Change and may be made only in compliance with this Section 5.3.

(h) The Company shall not take any action to exempt any Person (other than Parent and Merger Sub) from the restrictions on business combinations contained in Section 912 of the NYBCL (or any similar provisions) or otherwise cause such restrictions not to apply, in each case, unless such actions are taken simultaneously with a proper termination of this Agreement in accordance with its terms.

(i) The Company acknowledges and agrees that in the event that any of its Subsidiaries or its or their Representatives takes any action that, if taken by the Company, would constitute a breach of this Section 5.3, then the Company shall be deemed to be in breach of this Section 5.3.

5.4 Company SEC Reports.  The Company will file prior to the Effective Time all forms, reports, statements, schedules and other documents (including exhibits) with the SEC that are required to be filed by it under applicable Law that have not already been filed.

5.5 Tail Errors and Omissions Insurance.  At or before the Effective Time the Company will acquire "tail" errors and omissions insurance coverage for the Company Entities' officers and directors with a claims period of at least six years from the Effective Time in amount and scope at least as favorable as the Company's policies as of the date hereof for claims arising from facts or events that occurred on or prior to the Effective Time.  The Company shall provide proof of the acquisition of such insurance to Parent at or prior to the Effective Time.

5.6 Title Insurance, Surveys and Certificate of Compliance.  The Company will use commercially reasonable efforts to assist Parent in obtaining a title report showing no Encumbrances other than Permitted Encumbrances and a non-imputation endorsement (the "Endorsement") to the title insurance policy for the Company's owned real estate.  The Company shall obtain and provide the title insurance company with any affidavits, indemnities, memoranda or other assurances requested by the title company to issue the Endorsement.  The Company shall provide to Parent at least 30 days before the Closing a copy of any existing survey or map on the real property owned by any Company Entity together with an affidavit of no change.

ARTICLE VI

ADDITIONAL COVENANTS OF THE PARTIES

6.1 Proxy Statement.

(a) As promptly as practicable following the date of this Agreement (and in any event, within 15 Business Days after the date hereof, unless the failure to file in such time period is caused by the failure of Parent to provide such information regarding itself, its Subsidiaries or its Affiliates, as required by Law to be included in the Proxy Statement and as requested by the Company, in which case, the Company will file the Proxy Statement promptly but in any event within 2 Business Days of receipt of the required information from Parent), the Company shall prepare and file with the SEC the Proxy Statement in preliminary form.  Each of the Company and Parent shall prepare and, after consultation with each other, file with the SEC all Other Filings, if any, that are required pursuant to applicable Law to be filed by such party in connection with the Transactions contemplated hereby and, if applicable, the Company will provide such information and cooperation and will be afforded consultation and review on the terms applicable to Parent in this Section 6.1.  The Company shall (i) consult with Parent, (ii) provide Parent and its legal counsel with reasonable opportunity to review and comment on the Proxy Statement (and any amendments and supplements thereto), and (iii) (x) consider in good faith all comments proposed by Parent and its legal counsel and (y) incorporate all reasonable comments and requests made by Parent and its legal counsel as determined by the Company Board in good faith, prior to the filing thereof.  The Company shall cause the Proxy Statement to comply with all applicable rules and regulations of the SEC, NASDAQ and all other applicable Laws.  The Proxy Statement shall include the Company Board Recommendation as more fully set forth in Section 6.2(c), subject to Section 5.3(e).  Without the prior written consent of Parent, the adoption and approval of this Agreement and the approval of the Merger shall be the only matters (other than procedural matters) which the Company shall propose to be acted on by the shareholders at the Company Shareholders' Meeting and shall be the only matters set forth to be considered and acted on in the Proxy Statement.

(b) In the event either the Company or the Parent reasonably deems it advisable after consultation with the other party to make supplemental or amended disclosure or supplemental or amended disclosure to the Proxy Statement or any Other Filing is required by, or reasonably prudent in light of, applicable Law, or the SEC staff requests supplemental or amended disclosure (and does not promptly withdraw such request), then, as promptly as practicable after the date of such determination, the parties shall, and shall cause their Affiliates to, prepare and file, in each case to the extent either the Company or the Parent reasonably deems it advisable after consultation with the other party to make supplemental or amended disclosure or supplemental or amended disclosure is required by applicable Law, or the SEC staff has so requested the making of supplemental or amended disclosure (and has not promptly withdrawn the request), such Proxy Statement or Other Filing, as applicable, and the parties shall cooperate in modifying any previously filed Proxy Statement or Other Filing, as applicable, to satisfy the requirements of the SEC.  Parent agrees to promptly provide or cause to be provided all information with respect to itself, its Subsidiaries and, if applicable and practicable, its Affiliates as may be required by applicable Law and which has been reasonably requested by the Company  for inclusion in any Proxy Statement or Other Filing filed by the Company. The Company agrees to promptly provide such information with respect to itself, its Subsidiaries and Affiliates and its Representatives for inclusion in any Other Filing of Parent or any of its Affiliates that is reasonably required pursuant to applicable Law to be included in such Other Filing pursuant to applicable Law and which has been reasonably requested by Parent.

(c) The Company (and Parent, if reasonably applicable), shall promptly (and in any event within 24 hours) provide the other party and its legal counsel with a copy of any comments received by the filing party or its legal counsel, as applicable, from the SEC or its staff with respect to the Proxy Statement or any Other Filing, as applicable, or any amendment or supplement thereto, a copy of any responses to such comments that the filing party proposes prior to submission thereof to the SEC, and shall respond as promptly as practicable to any such comments.  Each of the Company and Parent, as applicable, shall (i) consult with the other party and its legal counsel with respect to such SEC comments and the filing party's proposed responses, (ii) provide the other party and its legal counsel with reasonable opportunity to review and comment on such proposed responses, and (iii) (x) consider in good faith all comments proposed by the other party and its legal counsel and (y) incorporate all reasonable comments and requests made by the other party and its legal counsel, prior to the filing thereof. The Company shall also provide Parent and its counsel with copies of any and all correspondence between the Company or any of its Representatives, on one hand, and the SEC or its staff on the other hand, with respect to the Proxy Statement, this Agreement or the Transactions.  The Company shall use its commercially reasonable efforts to have the Proxy Statement cleared by the SEC as promptly as reasonably practicable after it is filed.  The Company shall cause the Proxy Statement (and all other proxy materials) to be mailed to the Company's shareholders as promptly as practicable (and in any event within 3 Business Days) after the earlier of (i) receiving notification that the SEC or its staff is not reviewing the Proxy Statement, (ii) the expiration of the 10-day period after filing of the preliminary Proxy Statement, in the event the SEC has failed to affirmatively notify the Company within such period that it will or will not be reviewing the Proxy Statement, or (iii) the conclusion of any SEC or staff review of the Proxy Statement.  If necessary to comply with applicable Law, after the Proxy Statement shall have been mailed, the Company shall promptly circulate amended, supplemental or supplemented proxy material, and, if required in connection therewith, resolicit proxies.

(d) Each of Parent and the Company agrees, as to it and its Affiliates and Representatives, that none of the information supplied or to be supplied by Parent or the Company, as applicable, expressly for inclusion or incorporation by reference in the Proxy  Statement or any Other Filing, will, as of the time such documents (or any amendment thereof or supplement thereto) are mailed to the holders of shares of Company Common Stock and at the time of the Company Shareholders' Meeting, contain any untrue statement of a material fact, or omit to state any material fact required to be stated therein in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Each of Parent, Merger Sub and the Company further agrees that all documents that such party is responsible for filing with the SEC in connection with the Merger will comply as to form and substance in all material respects with the applicable requirements of the Securities Act, the Exchange Act and any other applicable Law and will not contain any untrue statement of a material fact, or omit to state any material fact required to be stated therein in order to make the statements therein, in light of the circumstances under which they were made, not misleading.  For the avoidance of doubt, Parent and Merger Sub assume no responsibility with respect to information of or information supplied by or on behalf of the Company or any of its Affiliates for inclusion in the Proxy Statement.  For the avoidance of doubt, the Company assumes no responsibility with respect to information of or information that relates to Parent and Merger Sub supplied by or on behalf of the Parent or Merger Sub or any of their respective Affiliates, for inclusion in the Proxy Statement or Other Filings.

6.2 Company Shareholders' Meeting.

(a) The Company shall take all action necessary under all applicable Law to call, give notice of, convene and hold a meeting of the holders of Company Common Stock (the "Company Shareholders' Meeting") for the purpose of obtaining the Required Shareholder Approval.  The Company Shareholders' Meeting shall be held (on a date selected by the Company and Parent) as promptly as practicable after the commencement of the mailing of the Proxy Statement to the Company's shareholders (and in any event no more than 30 days after such date of commencement of mailing, or such later date as the parties mutually agree). Parent shall cause all shares of Company Common Stock owned by Parent or Merger Sub, if any, to be voted in favor of the adoption of this Agreement.  Unless this Agreement is validly terminated pursuant to, and in accordance with, ARTICLE IX, this Agreement shall be submitted to the Company's shareholders for the purpose of seeking the Required Shareholder Approval.  The Company shall, upon the reasonable request of Parent, use its commercially reasonable efforts to advise Parent during the last 10 Business Days prior to the date of the Company Shareholders'

Meeting, on a daily basis, as to the aggregate tally of the proxies received by the Company with respect to the Required Shareholder Approval.  Notwithstanding anything to the contrary contained in this Agreement, the Company may adjourn or postpone the Company Shareholders' Meeting (i) after consultation with Parent, to the extent necessary to comply with any applicable Law, without limiting the Company's obligations with respect to Section 5.3 and Parent's termination rights pursuant to ARTICLE IX, (ii) at the request of Parent for postponement or adjournment (in at least 3 Business Day increments, and in no event to a date that is less than 5 Business Days prior to the End Date), unless prior to such request the Company shall have received an aggregate number of proxies voting for the adoption of this Agreement and the Transactions, including the Merger, and which have not been withdrawn, in a number sufficient to obtain the Required Shareholder Approval, (iii) after consultation with Parent, if as of the time for which the Company Shareholders' Meeting is originally scheduled, there are insufficient shares of Company Common Stock represented (either in person or by proxy) to constitute a quorum necessary to conduct the business of such Company Shareholders' Meeting or to obtain the Required Shareholder Approval or (iv) after consultation with Parent, for up to 8 Business Days in the event that (a) the Company Board has delivered a Recommendation Change Notice to Parent in connection with a Superior Offer pursuant to Section 5.3(e)(i) prior to the date of the Company Shareholders' Meeting and (b) the Company is, and continues to be, in full compliance with Section 5.3(e)(i); provided, however, if Parent notifies the Company that it does not intend to exercise and waives its right to participate in the process set forth in clause (F) of Section 5.3(e)(i) following the delivery of such Recommendation Change Notice, the Company shall not have the right to adjourn or postpone the Company Shareholders' Meeting pursuant to this clause (iv); provided, however, in the case of an adjournment or postponement effected pursuant to either of the foregoing clauses (i) or (iii), as applicable, the Company shall hold the Company Shareholders' Meeting at the earliest practicable date following such adjournment or postponement.

(b) The Company shall, in consultation with Parent, establish a record date (that is as early as reasonably practicable and in compliance with applicable Law) for purposes of determining the holders of Company Common Stock entitled to notice of and vote at the Company Shareholders' Meeting (the "Record Date").  Once the Company has established the Record Date, the Company shall not change such Record Date or establish a different record date for the Company Shareholders' Meeting without the prior written consent of Parent, unless required to do so by applicable Law.  In the event that the date of the Company Shareholders' Meeting as originally called is for any reason adjourned or postponed or otherwise delayed, the Company agrees that, unless Parent shall have otherwise approved in writing (such approval not to be unreasonably withheld, conditioned or delayed), it shall implement such adjournment or postponement or other delay in such a way that the Company does not establish a new Record Date for the Company Shareholders' Meeting, as so adjourned, postponed or delayed, except as required by applicable Law.

(c) Subject to Section 5.3(e), the Proxy Statement shall include a statement to the effect that the Company Board (i) has unanimously determined and believes that the Transactions, including the Merger, are advisable and fair to and in the best interests of the Company and its shareholders, (ii) has unanimously approved and adopted this Agreement and approved the Transactions, including the Merger, in accordance with the requirements of the NYBCL, and the performance by the Company of its covenants and obligations hereunder, and

(iii) unanimously recommends that the Company's shareholders vote to approve and adopt this Agreement and the Merger at the Company Shareholders' Meeting (collectively the actions by the Company Board in clauses (i) – (iii), the "Company Board Recommendation").

(d) Subject to Section 5.3(e), the Company shall use commercially reasonable efforts to solicit or cause to be solicited from its shareholders proxies in favor of the adoption of this Agreement and the approval of the Transactions (and any other matters required to be approved by the Company's shareholders in connection with the consummation of the Merger)

6.3 Regulatory Approvals and Related Matters.

(a) Each party shall (and shall cause its Affiliates to) use commercially reasonable efforts to file, as soon as reasonably practicable after the date of this Agreement, all notices, reports and other documents required to be filed by such party with any Government with respect to the Merger and the other Transactions, and to submit promptly any additional information requested by any such Government.  Without limiting the generality of the foregoing, the Company and Parent shall as promptly as practicable following the date of this Agreement prepare and file (i) the notification and report forms required to be filed under the HSR Act; and (ii) any notification or other document required to be filed in connection with the Merger under any applicable foreign Law relating to antitrust or competition matters.  The Company and Parent shall respond as promptly as practicable to: (A) any inquiries or requests received from the Federal Trade Commission or the Department of Justice for additional information or documentation; and (B) any inquiries or requests received from any state attorney general, foreign antitrust or competition authority or other Government in connection with antitrust or competition matters.

(b) Parent and the Company shall use commercially reasonable efforts to take, or cause to be taken, all actions necessary or advisable to consummate the Merger and make effective the other Transactions as soon as practicable after the date of this Agreement.  Without limiting the generality of the foregoing, each party to this Agreement: (i) shall make all filings (if any) and give all notices (if any) required to be made and given by such party or any of its Subsidiaries in connection with the Merger and the other Transactions; (ii) shall use commercially reasonable efforts to cause the expiration or termination of each waiting period (if any) and to obtain each Consent (if any) required to be obtained (pursuant to any applicable Law or Contract, or otherwise) by such party or any of its Subsidiaries in connection with the Merger or any of the other Transactions as soon as practicable, including commercially reasonable efforts to take all such action as may reasonably be necessary to resolve such objections, if any, as any Government may assert to the Transactions; and (iii) shall use commercially reasonable efforts to lift any restraint, injunction or other legal bar to the Merger or any of the other Transactions.  Each of Parent and the Company shall (i) cooperate and coordinate with the other in making the filings required to be made with the Government in connection with the Merger, (ii) supply the other with any information that may be required in order to make such filings, and (iii) supply any additional information that may reasonably be required or requested by any Government in connection with any such filing, as soon as reasonably practicable and after consultation with the other party.

(c) Parent shall, and shall cause its Subsidiaries to (in each case, with the cooperation and assistance of the Company Entities), take any Remedial Action reasonably necessary and within Parent's control to avoid or eliminate any material impediment to obtaining and to obtain all consents under any Antitrust Laws that are required by any Government, so as to enable the parties to close the Transactions prior to the End Date; provided, that none of the foregoing shall require Parent, or any of its Subsidiaries to (I) take any Remedial Action or Remedial Actions (or any other similar actions) that if taken would or would reasonably be expected, individually or in the aggregate (A) to prohibit or restrict the ability of Parent or any of its Affiliates effectively to acquire, hold or exercise full rights of ownership (including with respect to voting) of the equity of the Company (and the other Company Entities) to be acquired in the Merger or of the assets or business of the Company Entities, or (B) to be materially adverse to the assets or businesses, the operation of the businesses, or the financial condition or results of operations of the Surviving Corporation and its Subsidiaries, taken as a whole or (II) take any action of the type described in the definition of Remedial Action  (or any other similar actions) with respect to the assets or businesses, or the operation of the businesses of Parent or any of its Subsidiaries or Affiliates (other than the Surviving Corporation and its Subsidiaries, but subject to the foregoing clause (I)).

(d) Each party shall, subject to applicable Law, (i) permit counsel for the other party to review in advance, and consider in good faith the views of the other party in connection with, any proposed written communication to, or documents to be filed with, any Government in connection with the transactions contemplated hereby, and (ii) provide counsel for the other party with copies of all filings made by such party, and all material correspondence between such party (and its Representatives) with any Government and any other information supplied by such party and such party's Affiliates to a Government or received from such Government in connection with the Transactions; provided, however, that materials may be redacted (y) as necessary to comply with contractual arrangements, and (z) as necessary to address reasonable legal privilege concerns.  Each party agrees that it will keep the other party reasonably informed on a regular basis with respect to all investigations of, written communications to, or documents filed with, any Government and developments related thereto and, where reasonably practicable under the circumstances, shall give the other party reasonable advance notice of, and the opportunity to participate in, any meetings or discussions held with any Government in connection with such investigations, communications or filings so long as such participation is permitted by applicable Law and is not objected to by such Government, and shall and give due consideration in good faith to any reasonable request of the other party in connection with such meetings or discussions and such investigations, communications or filings to be discussed therein.

(e) Each of Parent and the Company shall use commercially reasonable efforts to provide any notices to third parties, and shall use commercially reasonable efforts to obtain any third party consents, required to consummate the Transactions not covered by Sections 6.3(a) and 6.3(b).

6.4 Section 16 Matters.  Prior to the Effective Time, the Company shall take such reasonable steps as are required by the Company and the reporting person to cause the disposition of Company Common Stock and Company Options in connection with the Merger by each Person who is subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to the Company to be exempt from Section 16(b) of the Exchange Act pursuant to Rule 16b-3 under the Exchange Act.

6.5 Disclosure.  Subject to Section 5.3(e), the parties hereto agree that no public release or announcement concerning the Transactions, including the Merger, or an Acquisition Proposal shall be issued by a party without the prior written consent of the other parties (which consent shall not be unreasonably withheld, conditioned or delayed), except as such release or announcement may be required by Law, Order or the rules or regulations of FINRA or NASDAQ, in which case the party required to make the release or announcement shall use its commercially reasonable efforts to allow the other parties reasonable time to comment on such release or announcement in advance of such issuance.  The parties have agreed upon the form of a joint press release announcing the Merger and the execution of this Agreement.  For the avoidance of doubt, neither the foregoing nor any other provision of this Agreement shall be deemed to limit any customary disclosures made by Parent, Merger Sub or any of their Representatives in connection with its efforts and activities to obtain the Financing.

6.6 Indemnification of Officers and Directors.

(a) From and after the Effective Time, Parent shall cause the Surviving Corporation, to the extent permitted by applicable Law (i) to assume and perform all obligations in connection with all rights to indemnification existing in favor of, and all rights to advancement of expenses to, the current or former directors and officers of the Company as provided in the Company's certificate of incorporation or the Company's bylaws as in effect on the date of this Agreement for acts or omissions occurring prior to the Effective Time (including acts or omissions occurring in connection with this Agreement and the consummation of the Transactions), and such rights shall continue in full force and effect until the expiration of the applicable statute of limitations with respect to any claims against such directors or officers arising out of such acts or omissions, and (ii) to include and cause to be maintained in effect in the Surviving Corporation's (or any successor's) certificate of incorporation, for a period of six years after the Effective Time, the provisions regarding indemnification, exculpation and advancement of expenses for directors, or terms no less favorable to such officers and directors than such provisions regarding indemnification, exculpation and advancement of expenses for directors, in the Company's certificate of incorporation as of the date hereof.

(b) In the event that Parent, the Surviving Corporation or any of their successors or assigns shall (i) consolidate with or merge into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfer all or substantially all its properties and assets to any Person, then, and in each such case, Parent shall, or shall cause the Surviving Corporation to, cause proper provision to be made so that the successor and assign of Parent or the Surviving Corporation assumes the obligations set forth in this Section 6.6(b).

(c) The provisions of this Section 6.6 shall survive consummation of the Merger and are intended to be for the benefit of, and will be enforceable by, each indemnified party, his or her heirs and his or her legal representatives.

6.7 Benefit Plans.

(a) If Parent elects not to maintain any Company Employee Plan that is a health, vacation or 401(k) (or similar retirement) plan after the Effective Time, then: (i) all employees of the Company Entities who continue employment with Parent, the Surviving Corporation or any Subsidiary of Parent or the Surviving Corporation after the Effective Time ("Continuing Employees") shall be eligible to participate in health, vacation and 401(k) (or similar retirement) plans, programs or arrangements, to substantially the same extent as the majority of the similarly situated employees of Parent, Surviving Corporation and the Subsidiaries of Parent; and (ii) for purposes of determining a Continuing Employee's eligibility to participate in such plans, and for purposes of determining a Continuing Employee's vested percentage under such plans, such Continuing Employee shall receive credit under such plans for his or her years of continuous service with each of the Company Entities prior to the Effective Time, except as would result in duplication of benefits provided, however, that such service shall not be recognized to the same extent that such recognition would result in a duplication of benefits with respect to the same period of service.  As of the Effective Time, Parent shall, or shall cause the Surviving Corporation (or any other Subsidiary of Parent for which a Continuing Employee is employed after the Effective Time) to, credit to each Continuing Employee the amount of vacation time and paid time off that such individual had accrued under any applicable Company Employee Plan as of the Effective Time.  If Parent chooses not to maintain one or more of Company Employee Plans that is a health plan or welfare plan, then with respect to each health or welfare benefit plan maintained in lieu of the applicable Company Employee Plan, Parent shall use commercially reasonable efforts to (i) cause to be waived any eligibility waiting periods, any evidence of insurability requirements and the application of any pre-existing condition limitations under such plan, and (ii) cause each Continuing Employee to be given credit under such plan for all amounts paid by such Continuing Employee under any similar Company Employee Plan for the plan year that includes the Effective Time for purposes of applying deductibles, co-payments and out-of-pocket maximums as though such amounts had been paid in accordance with the terms and conditions of such plans for the plan year in which the Effective Time occurs.

(b) Nothing in this Section 6.7 or elsewhere in this Agreement shall be construed to (i) create a right in any Company Associate to continue employment or continue to be maintained by Parent, the Surviving Corporation or any respective Subsidiary of Parent or the Surviving Corporation, or preclude the ability of Parent, the Surviving Corporation or any respective Subsidiary of Parent or the Surviving Corporation to terminate the employment of any such employee for any reason, (ii) require Parent, the Surviving Corporation or any respective Subsidiary of Parent or the Surviving Corporation to continue any Company Employee Plans or to prevent the amendment, modification or termination thereof after the Merger Closing Date, (iii) (except for persons indemnified pursuant to Section 6.6 (to the extent of their rights pursuant to Section 6.6)), no Company Associate shall be deemed to be a third party beneficiary of this Agreement, or (iv) be treated as an amendment to any particular employee benefit plan of Parent, the Company or any respective Subsidiary of Parent or the Company.

6.8 Shareholder Litigation.  The Company shall promptly notify Parent in writing, and shall give Parent the opportunity to participate in the defense and settlement, of any shareholder claim or litigation (including any class action or derivative litigation) against or otherwise involving the Company or any of its directors or officers relating to this Agreement, the Merger or any of the other Transactions, whether commenced prior to or after the date hereof.  No compromise or full or partial settlement of any such claim or litigation shall be agreed to by the Company without Parent's prior written consent, which shall not be unreasonably withheld.

6.9 Resignation of Directors.  The Company shall deliver to Parent at the Closing the resignation of each member of the board of directors of each Company Entity (unless otherwise agreed to by Parent and any such member of such board of directors), which resignation shall be effective as of the Effective Time.

6.10 Stock Exchange De-listing.  Prior to the Closing, the Company shall cooperate with Parent and use commercially reasonable efforts to take, or cause to be taken, all actions, and do or cause to be done all things, reasonably necessary, proper or advisable on its part under applicable Laws and rules and policies of the NASDAQ to cause the delisting of the Company Common Stock from NASDAQ and the deregistration of the Company Common Stock under the Exchange Act as promptly as practicable after the Effective Time.

6.11 FIRPTA Affidavit.  On or prior to the Closing, if it is legally permissible to do so, the Company shall deliver to Parent a certificate in form and substance reasonably satisfactory to the Parent, duly executed and acknowledged, certifying any facts that would exempt the transactions contemplated hereby from withholding under Section 1445 of the Code.

6.12 Anti-Takeover Laws.  The Company and the Company Board shall (a) take all actions within their power to ensure that no "fair price," "moratorium," "control share acquisition" or other anti-takeover Law is applicable to this Agreement and the Transactions or becomes applicable to the Transactions; and (b) if any "fair price," "moratorium," "control share acquisition" or other anti-takeover Law becomes applicable to the Transactions, take all actions within their power to ensure that the Transactions may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise to minimize the effect of such anti-takeover Law on the Transactions.

6.13 Financing.

(a) Each of Parent and Merger Sub shall not permit any amendment or modification to be made to, or any waiver of any provision or remedy pursuant to, the Financing Letters if such amendment, modification or waiver would or would reasonably be expected to (i) reduce the aggregate amount of the Debt Financing unless the Equity Financing is increased by an equivalent amount; (ii) impose new or additional conditions or otherwise expand, amend or modify any of the conditions to the receipt of the Financing in a manner that would reasonably be expected to delay or prevent in any material respect the ability of Parent to consummate the Merger; or (iii) adversely impact the ability of Parent, Merger Sub or the Company, as applicable, to enforce its rights against the other parties to the Financing Letters. Notwithstanding the foregoing, assignments consummated pursuant to the terms of the Financing Letters are permitted.

(b) Each of Parent and Merger Sub shall use commercially reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper and advisable to arrange and obtain the Financing on the terms and conditions (including the flex provisions applicable thereto) described in the Financing Letters, including using commercially reasonable efforts to (i) maintain in effect the Financing Letters in accordance with the terms and subject to the conditions thereof; (ii) negotiate, execute and deliver definitive agreements with respect to the Financing contemplated by the Financing Letters on the terms and conditions (including the flex provisions) contemplated by the Financing Letters; (iii) satisfy on a timely basis all conditions to funding that are applicable to Parent and Merger Sub in the Financing Letters and/or definitive agreements for the Financings; (iv) upon satisfaction of the conditions set forth in the Financing Letters and this Agreement, including the expiration of the waiting period, consummate the Financing at or prior to Closing; and (v) comply in all material respects with its obligations pursuant to the Financing Letters; provided, however, that under no circumstances shall Parent, Merger Sub or any other Parent Related Party be required to commence or sustain a Legal Proceeding against any of the Debt Financing Sources in connection with this Agreement, the Transactions or the Debt Commitment.

6.14 Financing Cooperation.

(a) Prior to the Effective Time, the Company shall use commercially reasonable efforts, and shall cause each Company Entity and its and their Representatives to use commercially reasonable efforts, to provide Parent with all cooperation reasonably requested by Parent to assist it in causing the conditions in the Debt Commitment Letters to be satisfied or as is otherwise necessary or reasonably requested by Parent in connection with the Debt Financing, including:

(i) participation by officers and directors in a reasonable number of meetings (including one-on-one), presentations, road shows, due diligence sessions, drafting sessions and sessions with rating agencies and prospective lenders or investors and obtaining assistance from its accountants, including participating in a reasonable number of drafting and accounting due diligence sessions;

(ii) assisting Parent and the Debt Financing Sources with the timely preparation of customary rating agency presentations, marketing materials, bank information memoranda and high-yield offering prospectuses or memoranda required in connection with the Financing;

(iii) executing and delivering pledge, mortgage and security documents, supplemental indentures, currency or interest hedging arrangements, other definitive financing documents, customary solvency certificates executed by the Chief Financial Officer (including relating to solvency matters of the Company before giving effect to the incurrence of the Debt Financing and the consummation of the Merger and the other transactions contemplated by this Agreement and such Debt Financing), and other certificates or documents and back-up therefor as may be reasonably requested by Parent or the Debt Financing Sources (including using commercially reasonable efforts to obtain consents of accountants for use of their reports in any materials relating to the Debt Financing and accountants' comfort letters, in each case as reasonably requested by Parent), and otherwise reasonably facilitating the pledging of collateral and the granting of security interests in respect of the Debt Financing provided that no obligation of the

Company or any Subsidiaries of the Company under any agreement, document or pledge related to any of the Financings shall be operative until the Effective Time;

(iv) furnishing Parent and the Debt Financing Sources, as promptly as practicable, with financial and other pertinent information (provided that Parent shall be responsible for the preparation, with the assistance of the Company and its independent accountants, of pro forma financial statements) relating to the Company and its Subsidiaries as may be reasonably requested by Parent, including, without limitation, audited annual consolidated balance sheets and related statements of income, stockholders' equity and cash flow of the Company and its Subsidiaries and unaudited quarterly consolidated balance sheets and related statements of income, stockholders' equity and cash flow of the Company and its Subsidiaries for each fiscal quarter ended after June 30, 2013 (which quarterly statements shall be delivered at least 45 days before the Closing Date) (all such information and documents in this Section 6.14(a)(iv), the "Required Financing Information");

(v) cooperating with Parent to obtain customary and reasonable corporate and facilities ratings, consents, approvals, authorizations, landlord waivers and estoppels, non-disturbance agreements, non-invasive environmental assessments, legal opinions, surveys and title insurance (including such affidavits and non-imputation endorsements in connection therewith) as reasonably requested by Parent;

(vi) assisting in negotiation of definitive documents as may be reasonably requested by Parent;

(vii) executing, delivering and entering into, immediately prior to the Effective Time, one or more securities purchase agreements, credit agreements, indentures, notes or guarantees on terms satisfactory to Parent in connection with the Debt Financing;

(viii) reasonably facilitating the pledging or the reaffirmation of the pledge of collateral (including obtaining and delivering any pay-off letters and other cooperation in connection with the repayment or other retirement of existing indebtedness and the release and termination of any and all related liens) on or prior to the Closing Date, as well as cooperating to permit prospective lenders involved in the Financing to evaluate and assess the assets of the Company Entities for purposes of establishing collateral arrangements;

(ix) delivering notices of prepayment within the time periods required by the relevant agreements governing indebtedness and obtaining customary payoff letters, lien terminations and instruments of discharge to be delivered at the Closing, and giving any other necessary notices, to allow for the payoff, discharge and termination in full at the Closing of all indebtedness;

(x) taking all corporate and other actions, subject to the occurrence of the Closing, reasonably requested by Parent to (A) permit the consummation of the Debt Financing (including distributing the proceeds of the Debt Financing, if any, obtained by any Subsidiary of the Company to the Surviving Corporation), and (B) cause the direct borrowing or incurrence of all of the proceeds of the Debt Financing, including any high-yield debt financing, by the Surviving Corporation or any of its Subsidiaries concurrently with or immediately following the Effective Time; and

(xi) promptly and in any event at least ten (10) days prior to the Closing Date, furnishing Parent and the Debt Financing Sources with all documentation and other information required by regulatory authorities pursuant to applicable "know your customer" and anti-money laundering rules and regulations, including the Patriot Act.

(b) Nothing in this Section 6.14 shall require the Company Entities to (i) waive or amend any terms of this Agreement or agree to pay any fees or reimburse any expenses prior to the Effective Time for which it has not received prior reimbursement or is not otherwise indemnified by or on behalf of Parent, or to give any indemnities that are effective prior to the Effective Time; or (ii) take any action that would unreasonably interfere with the ongoing operations of the Company and its Subsidiaries.

(c) The Company hereby consents to the use of the Company Entities' logos in connection with the Financing; provided, however, that such logos are used solely in a manner that is not intended to harm or disparage the Company or any of its Subsidiaries.

(d) All non-public or other confidential information provided by the Company or any of its Representatives pursuant to this Agreement shall be kept confidential in accordance with the Confidentiality Agreement; provided, however that Parent and Merger Sub shall be permitted to disclose such information to any financing sources or prospective financing sources and other financial institutions and investors that are or may become parties to the Debt Financing and to any underwriters, initial purchasers or placement agents in connection with the Debt Financing (and, in each case, to their respective counsel and auditors) so long as such Persons (i) agree to be bound by the Confidentiality Agreement as if parties thereto; or (ii) are subject to other customary confidentiality undertakings reasonably satisfactory to the Company.

(e) Promptly upon request by the Company, Parent shall reimburse the Company (or pay in advance) for any reasonable and documented out-of-pocket costs and expenses (including outside attorneys' fees) incurred by the Company in connection with the cooperation of the Company contemplated by this Section 6.14.

(f) The Company Entities and their respective Representatives shall be indemnified and held harmless by Parent from and against any and all liabilities, losses, damages, claims, costs, expenses (including attorneys' fees), interest, awards, judgments, penalties and amounts paid in settlement suffered or incurred by them in connection with their cooperation in arranging the Financings pursuant to this Agreement or the provision of information utilized in connection therewith, except to the extent resulting from, or by reason of information provided by or at the direction of the Company Entities or their respective Representatives, or to the extent that such liabilities, losses, damages, claims, costs or expenses, directly or indirectly, resulted from or arose out of the willful misconduct, bad faith or gross negligence of the Company Entities or their respective Representatives.

ARTICLE VII

CONDITIONS PRECEDENT TO OBLIGATIONS OF PARENT AND MERGER SUB

The obligations of Parent and Merger Sub to effect the Merger and consummate the other Transactions are subject to the satisfaction or waiver by Parent (to the extent permitted by applicable Law), at or prior to the Closing, of each of the following conditions:

7.1 Accuracy of Representations.  The (i) representations and warranties set forth in Section 3.1, Section 3.2, Section 3.3, Section 3.6(a), (c), (d), (e) and (f), Section 3.12, Section 3.27, Section 3.28 and Section 3.29 shall be true and correct in all respects as of the date of this Agreement, and as of the Closing Date as if made on and as of the Closing Date (other than (x) any such representation and warranty expressly made as of a specific earlier date, which shall have been true and correct in all respects as of such earlier date and (y) in the case of the representations and warranties contained in Section 3.6(b), which shall be true and correct in all respects, other than such inaccuracies that in the aggregate would not result in more than a de minimis increase in the aggregate consideration to be paid by Parent pursuant to ARTICLE II to the equity holders of the Company, provided, that the parties hereto agree that any increase in issued and outstanding shares of Company Common Stock as a result of the exercise of Company Options (issued and outstanding pursuant to a Company Equity Plan) in accordance with the Company Equity Plans is de minimis); and (ii) all other representations and warranties of the Company contained in this Agreement shall be true and correct in all respects (in each case without giving effect to any limitation as to "materiality" or "Material Adverse Effect" set forth therein) as of the date of this Agreement, and as of the Closing Date as if made on and as of the Closing Date (other than any such representation and warranty expressly made as of a specific earlier date, which shall have been true and correct in all respects as of such earlier date), except where the failure or failures of such representations and warranties to be so true and correct have not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

7.2 Performance of Covenants.  All of the covenants and obligations in this Agreement that the Company is required to comply with or to perform at or prior to the Closing shall have been complied with and performed in all material respects.

7.3 Shareholder Approval.  This Agreement shall have been duly adopted by the Required Shareholder Approval.

7.4 Closing Certificate.  Parent shall have received a certificate executed by the Chief Executive Officer and Chief Financial Officer of the Company confirming that the conditions set forth in Section 7.1 and Section 7.2 have been duly satisfied.

7.5 No Restraints.  No temporary order, preliminary or permanent injunction or other Order preventing, restraining, enjoining or prohibiting the consummation of the Transactions shall have been issued by any Government  of competent jurisdiction and remain in effect, and there shall not be any Law enacted, issued, promulgated, enforced, entered or deemed applicable to the Transactions that makes consummation of the Transactions illegal.

7.6 Litigation.  There shall not be pending or threatened any Legal Proceeding by any Government challenging or seeking to prevent, restrain, enjoin or prohibit the consummation of the Merger.

7.7 Termination of Company Options.  The Company shall have taken the necessary steps to cause the Company Equity Plans and each Company Option to terminate immediately following the deemed exercise pursuant to Section 2.11(a) and to cause there to be no rights to acquire Company Common Stock following the Closing pursuant to any Company Equity Plans and any Company Options.

7.8 Consent.  To the extent that any Material Contract to which any Company Entity is a party requires the consent of or waiver from the other party thereto as a result of the Transactions, such consent or waiver shall have been obtained.

7.9 Regulatory Approvals.  The parties hereto shall have received all regulatory and Government approvals required in connection with the Transactions, all notice periods and waiting periods (and any extensions thereof) required under applicable Law or by the terms of such approvals shall have passed, and all conditions contained in any such approval required to have been satisfied prior to consummation of such Transactions shall have been satisfied, including the waiting period (and any extensions thereof) applicable to the consummation of the Transactions under the HSR Act shall have expired or been terminated.

7.10 Payoff Letters.  Prior to or at the Closing, the Company shall have delivered executed payoff letters in a customary form for the indebtedness of the Company and the release of all Encumbrances in connection therewith.

ARTICLE VIII

CONDITIONS PRECEDENT TO OBLIGATION OF THE COMPANY

The obligation of the Company to effect the Merger and consummate the other Transactions is subject to the satisfaction or waiver by the Company (to the extent permitted by applicable Law), at or prior to the Closing, of each of the following conditions:

8.1 Accuracy of Representations.  Each of the representations and warranties of Parent and Merger Sub set forth in this Agreement shall be true and correct in all respects (without giving effect to any limitation as to "materiality" set forth therein) as of the date of this Agreement, and as of the Closing Date as if made on and as of the Closing Date (other than any such representation and warranty expressly made as of a specific earlier date, which shall have been true and correct in all respects as of such earlier date) except where the failure or failures of such representations and warranties to be so true and correct has not prevented and would not reasonably be expected to prevent, individually or in the aggregate, the consummation by Parent and Merger Sub of the Transactions or the performance by Parent and Merger Sub of their respective material covenants and obligations hereunder.

8.2 Performance of Covenants.  All of the covenants and obligations in this Agreement that Parent and Merger Sub are required to comply with or to perform at or prior to the Closing shall have been complied with and performed in all material respects.

8.3 Shareholder Approval.  This Agreement shall have been duly adopted by the Required Shareholder Approval.

8.4 Closing Certificate.  The Company shall have received a certificate executed by an officer of Parent confirming that the conditions set forth in Section 8.1 and Section 8.2 have been duly satisfied.

8.5 No Restraints.  No temporary order, preliminary or permanent injunction or other Order preventing, restraining, enjoining or prohibiting the consummation of the Transactions shall have been issued by any Government of competent jurisdiction and remain in effect, and there shall not be any Law enacted, issued, promulgated, enforced, entered or deemed applicable to the Transactions that makes consummation of the Transactions illegal.

8.6 Regulatory Approvals.  (i) The waiting period (and any extensions thereof) applicable to the consummation of the Transactions under the HSR Act shall have expired or been terminated and (ii) all other regulatory and Government approvals required in connection with the Transactions, all notice periods and waiting periods (and any extensions thereof) required under applicable Law or by the terms of such approvals shall have passed, and all conditions contained in any such approval required to have been satisfied prior to consummation of such Transactions shall have been satisfied, except where the failure to obtain any such approval, wait for such periods to expire or have such conditions satisfied would not result in criminal or personal liability to any officer or any director of any Company Entity.

ARTICLE IX

TERMINATION

9.1 Termination.  This Agreement may be terminated prior to the Effective Time (whether before or, except as otherwise provided below, after the adoption of this Agreement by the Required Shareholder Approval):

(a) by mutual written consent of Parent and the Company;

(b) by Parent or the Company, upon written notice to the other party, if the Merger shall not have been consummated by the End Date; provided, however, that a party shall not be permitted to terminate this Agreement pursuant to this Section 9.1(b) if the failure to consummate the Merger by the End Date is primarily attributable to a failure on the part of such party to perform any covenant or obligation in this Agreement (and such failure to perform constitutes a breach of this Agreement) required to be performed by such party at or prior to the End Date;

(c) by Parent or the Company, upon written notice to the other party, if a Government of competent jurisdiction shall have enacted or issued a final and nonappealable Law or Order having the effect of permanently restraining, enjoining or otherwise prohibiting the Merger;

(d) by Parent or the Company, upon written notice to the other party, if the Required Shareholder Approval shall not have been obtained at the Company Shareholders'

Meeting duly convened therefor (or at any adjournment or postponement thereof) at which a quorum is present and the vote to adopt this Agreement and approve the Merger is taken;

(e) by Parent (at any time prior to the adoption of this Agreement by the Required Shareholder Approval) upon written notice to the Company if a Parent Triggering Event shall have occurred;

(f) by Parent (unless Parent or Merger Sub is in breach of its representations, warranties, covenants or agreements under this Agreement so as to result in the failure of the conditions in Section 8.1 or Section 8.2, in which case the Parent shall not have the right to terminate this Agreement pursuant to this Section 9.1(f)), upon written notice to the Company, if: (i) any of the Company's representations or warranties contained in this Agreement shall be inaccurate such that the condition set forth in Section 7.1 would not be satisfied; or (ii) any of the Company's covenants or obligations contained in this Agreement shall have been breached or not otherwise fulfilled such that the condition set forth in Section 7.2 would not be satisfied; provided, however, if the Company exercises commercially reasonable efforts to cure such inaccuracy or breach so that the conditions set forth in Section 7.1 or Section 7.2, as applicable, would be satisfied, then Parent may not terminate this Agreement under this Section 9.1(f) on account of such inaccuracy or breach unless such inaccuracy or breach shall remain uncured as of the date that is 30 days following the date that Parent gives the Company notice of such inaccuracy or breach, as applicable (for avoidance of doubt, such 30 day period shall not extend past, and shall be limited by, the End Date);

(g) by Parent, upon written notice to the Company, if a Material Adverse Effect shall have occurred following the date of this Agreement; provided, however, if the Material Adverse Effect arises under clause (b) of the definition of Material Adverse Effect and is related to, or arises from, a breach by any Company Entity of its representations, warranties or covenants in this Agreement, Parent may not terminate this Agreement pursuant to this Section 9.1(g), but may so terminate pursuant to Section 9.1(f) if the requirements therein are satisfied;

(h) by the Company (at any time prior to the adoption of this Agreement by the Required Shareholder Approval), by written notice to Parent, if a Company Triggering Event shall have occurred so long as the Company complies with its obligations to pay the Company Termination Fee in connection with such termination pursuant to Section 9.3(b);

(i) by the Company (unless the Company is in breach of its representations, warranties, covenants or agreements under this Agreement so as to result in the failure of the conditions in Section 7.1 or Section 7.2 in which case the Company shall not have the right to terminate this Agreement pursuant to this Section 9.1(i)), upon written notice to Parent, if: (i) any of Parent's or Merger Sub's representations or warranties contained in this Agreement shall be inaccurate such that the condition set forth in Section 8.1 would not be satisfied; or (ii) any of Parent's or Merger Sub's covenants or obligations contained in this Agreement shall have been breached or not otherwise fulfilled such that the condition set forth in Section 8.2 would not be satisfied; provided, however, that if Parent exercises commercially reasonable efforts to cure such inaccuracy or breach so that the conditions set forth in Section 8.1 or Section 8.2 as applicable, would be satisfied, then the Company may not terminate this Agreement under this Section 9.1(i) on account of such inaccuracy or breach unless such inaccuracy or breach shall remain uncured as of the date that is 30 days following the date that the Company gives Parent notice of such inaccuracy or breach, as applicable (for avoidance of doubt, such 30 day period shall not extend past, and shall be limited by, the End Date); or

(j) by the Company, at any time prior to the Effective Time (but after the receipt of the Required Shareholder Approval) if, after the Marketing Period has ended, (i) all of the conditions set forth in ARTICLE VII have been satisfied (other than those conditions that by their terms are to be satisfied at the Closing, each of which is capable of being satisfied at the Closing) or, to the extent permitted by applicable Law and this Agreement, waived; (ii) the Company has irrevocably notified Parent in writing that (A) it is ready, willing and able to consummate the Closing, and (B) all conditions set forth in ARTICLE VIII have been satisfied (other than those conditions that by their terms are to be satisfied at the Closing, each of which is capable of being satisfied at the Closing) or that it is willing to waive any unsatisfied conditions set forth in ARTICLE VIII; (iii) the Company has given Parent written notice at least five (5) Business Days prior to such termination stating the Company's intention to terminate this Agreement pursuant to this Section 9.1(j) if Parent and Merger Sub shall have failed to consummate the Merger when required pursuant to Section 2.3; and (iv) Parent and Merger Sub fail to consummate the Merger within three (3) Business Days following the date that the notice is delivered to Parent by the Company pursuant to the preceding clause (iii); or

(k) The party desiring to terminate this Agreement pursuant to the provisions set forth in this Section 9.1 (other than in the case of Section 9.1(a)) shall give written notice of such termination to the other party in accordance with Section 10.6, specifying the provision or provisions hereof pursuant to which such termination is effected.

9.2 Effect of Termination.  In the event of the termination of this Agreement as provided in Section 9.1, this Agreement shall be of no further force or effect without any liability on any party; provided, however, that: (i) this Section 9.2, Section 9.3 and ARTICLE X shall survive the termination of this Agreement and shall remain in full force and effect; (ii) the sections of the Confidentiality Agreement that are to survive thereunder shall survive the termination of this Agreement and shall remain in full force and effect in accordance with their terms; and (iii) subject to Section 9.3(e) and Section 9.3(f), as applicable, the termination of this Agreement shall not relieve any party from any liability for any willful breach of any covenant or obligation contained in this Agreement or any material breach of any representation or warranty contained in this Agreement or in the case of fraud.

9.3 Termination Fees.

(a) Expenses.
(i) In the event this Agreement is terminated (1) by either Parent or the Company pursuant to Section 9.1(d) or (2) by Parent pursuant to Section 9.1(f), and without limiting any other rights or claims that may be available to Parent and Merger Sub, the Company shall reimburse Parent, no later than 3 Business Days following presentation to the Company of an invoice, for its reasonable documented out-of-pocket fees, costs and expenses (of whatever nature) incurred by Parent, Merger Sub or any of their Affiliates in connection with this Agreement or any of the Transactions; provided, that (a) the Company shall not be required to pay in reimbursement more than an aggregate of $3,700,000.00 pursuant to this Section 9.3(a)(i) for such fees, costs and expenses, (b) if the Company becomes obligated to pay the Company Termination Fee after having made any payment pursuant to this Section 9.3(a)(i), then the amount of the Company Termination Fee shall be reduced by the amount of such payments made by the Company pursuant to this Section 9.3(a)(i) and (c) if the Company has paid the Company Termination Fee then it shall have no obligation under this Section 9.3(a)(i) from and after such payment.

(ii) Except as otherwise set forth in this Agreement, all fees and expenses incurred in connection with this Agreement and the Transactions shall be paid by the party incurring such fees and expenses, whether or not the Merger is consummated.

(b) Company Termination Fee.

(i) In the event that (x) this Agreement is terminated (1) by Parent or the Company pursuant to Section 9.1(b) or (2) by either Parent or the Company pursuant to Section 9.1(d) or (3) by Parent pursuant to Section 9.1(f), (y) at or prior to the time of the termination of this Agreement an Acquisition Transaction, Acquisition Proposal or Acquisition Inquiry shall have been publicly disclosed or announced and (z) on or prior to 9 months after the date of such termination, the Company shall have entered into a definitive agreement with respect to any Acquisition Transaction or consummated any Acquisition Transaction (provided, however, that, solely for purposes of this Section 9.3(b)(i), all references to "15%" in the definition of "Acquisition Transaction" shall be deemed to refer instead to "50%."), then the Company shall be obligated to pay to Parent the Company Termination Fee and such payment shall be made prior to or concurrently with the earlier of the date of the entry of the Company into the definitive agreement with respect to, or the consummation of, the Acquisition Transaction referred to in subclause (z); provided, however, that if Parent has not provided wire information to the Company for the Company Termination Fee at least 1 Business Day prior to the date such payment is due to Parent, then the Company Termination Fee shall be paid 1 Business Day after such wire instructions are provided to the Company.

(ii) If this Agreement is terminated by Parent pursuant to Section 9.1(e) or by the Company pursuant to Section 9.1(h), or if this Agreement is terminated by Parent or the Company pursuant to any other provision of Section 9.1 at any time after the occurrence of a Parent Triggering Event, then, in any such case, the Company shall be obligated to pay, and shall pay, to Parent the Company Termination Fee.  In the case of any termination by the Company relating to a Company Triggering Event, the Company shall pay the Company Termination Fee to Parent prior to or concurrently with the date of such termination; provided, however, that if Parent has not provided wire information to the Company for the Company Termination Fee at least 1 Business Day prior to the date such payment is due to Parent, then the Company Termination Fee shall be paid 1 Business Day after such wire instructions are provided to the Company.  In the case of any termination by Parent or Company relating to, or following, a Parent Triggering Event, the Company shall pay Parent the Company Termination Fee within 5 Business

Days after such termination; provided, however, that if Parent has not provided wire information to the Company for the Company Termination Fee at least 1 Business Day prior to the date such payment is due to Parent, then the Company Termination Fee shall be paid 1 Business Day after such wire instructions are provided to the Company.

(c) Parent Termination Fee.  If this Agreement is terminated by the Company pursuant to Section 9.1(j), then Parent shall be obligated to pay the Company the Parent Termination Fee and such payment shall be made within 5 Business Days after such termination; provided, however, that if the Company has not provided wire information to Parent for the Parent Termination Fee at least 1 Business Day prior to the date such payment is due to the Company, then the Parent Termination Fee shall be paid 1 Business Day after such wire instructions are provided to Parent.

(d) Notwithstanding anything herein to the contrary, in no event shall payment of more than one Company Termination Fee or more than one Parent Termination Fee be made hereunder. Each party acknowledges and agrees (i) that the covenants and obligations contained in this Section 9.3 are an integral part of the Transactions, and (ii) that without these covenants and obligations the parties would not have entered into this Agreement.  If either party fails to pay the expenses contemplated by Section 9.3(a), the Company Termination Fee or the Parent Termination Fee, as applicable, when due pursuant to this Section 9.3 then: (i) such party shall reimburse the other party for all out-of-pocket costs and expenses (including reasonable fees and disbursements of counsel) incurred in connection with the collection of such overdue amount and the enforcement by the other party of its rights under this Agreement; and (ii) such party that is obligated to pay the applicable overdue amount shall pay to the other party interest on such overdue amount (for the period commencing as of the date such overdue amount was originally required to be paid and ending on the date such overdue amount is actually paid to the other party in full) at a rate per annum 500 basis points over the "prime rate" (as announced by Bank of America, N.A. or any successor thereto) in effect on the date such overdue amount was originally required to be paid.

(e) Notwithstanding anything to the contrary in this Agreement, (i) but subject to Section 10.8 and (ii) except in the case of, or relating to, any willful breach of any covenant or obligation contained in this Agreement or any material breach of any representation or warranty contained in this Agreement or in the case of fraud, in each case on the part of or by any Company Entity: in the event this Agreement has been terminated and the Company Termination Fee is payable and paid to the Parent pursuant to Section 9.3(b), receipt of the Company Termination Fee shall be the sole and exclusive remedy (under the circumstances where such Company Termination Fee is payable) of the Parent and Merger Sub and each of their respective Affiliates against the Company and any of its former, current and future Affiliates, and each of their respective former, current and future direct or indirect directors, officers, "principals", general or limited partners, employees, stockholders, other equity holders, members, managers, agents, assignees, Affiliates, controlling Persons or Representatives (each, a "Company Party", and collectively, the "Company Parties" and the Company Parties shall include all Company Parties of any Company Party) for any loss, damage, liability, claim, obligation or Legal Proceeding (whether in law or in equity and whether based on contract, tort or otherwise) based upon, arising out of or relating to this Agreement (including any breach or alleged breach hereof), the negotiation, execution or performance hereof or the Transactions or in respect of any other document or theory of law or equity or in respect of any oral or written representations made or alleged to be made in connection herewith or therewith, whether at law or equity, in contract, in tort or otherwise. The parties acknowledge and agree that in no event shall the Company be required to pay the Company Termination Fee on more than one occasion and in no event shall the Parent be entitled to collect the Company Termination Fee on more than one occasion.  Except in the case of, or relating to, any willful breach of any covenant or obligation contained in this Agreement or any material breach of any representation or warranty contained in this Agreement or in the case of fraud, in each case on the part of or by any Company Entity, in no event shall the Company Parties be liable to the Parent, any Parent Party or any Person claiming by, through or for the benefit of Parent in excess of an aggregate amount equal to the Company Termination Fee for any loss, damage, liability, claim, obligation or Legal Proceeding (whether in law or in equity and whether based on contract, tort or otherwise) based upon, arising out of or relating to this Agreement (including any breach or alleged breach hereof), the negotiation, execution or performance hereof or the Transactions or in respect of any other document or theory of law or equity or in respect of any oral or written representations made or alleged to be made in connection herewith or therewith, whether at law or equity, in contract, in tort or otherwise (other than any amounts payable under Section 9.3(d)).

(f) Notwithstanding anything to the contrary in this Agreement but subject to Section 10.8, the sole and exclusive remedies of the Company, any Company Party or any Person claiming by, through or for the benefit of the Company against the Parent, Merger Sub, the Guarantor, the Equity Financing Sources, the Debt Financing Sources and any of their former, current and future Affiliates, and each of their respective former, current and future direct or indirect directors, officers, "principals", general or limited partners, employees, stockholders, other equity holders, members, managers, agents, assignees, Affiliates, controlling Persons or Representatives (each, a "Parent Party", and collectively, the "Parent Parties" and the Parent Parties shall include all Parent Parties of any Parent Party) for any loss, damage, liability, claim, obligation or Legal Proceeding (whether in law or in equity and whether based on contract, tort or otherwise) based upon, arising out of or relating to this Agreement, the Guarantee, the Financing or the Financing Letters (including any breach or alleged breach hereof or thereof), the negotiation, execution or performance hereof or thereof or the transactions contemplated hereby or thereby or in respect of any other document or theory of law or equity or in respect of any oral or written representations made or alleged to be made in connection herewith or therewith, whether at law or equity, in contract, in tort or otherwise shall be (i) receipt of the Parent Termination Fee from the Parent in the event this Agreement has been terminated and the Parent Termination Fee is payable to the Company pursuant to Section 9.3(c), (ii) receipt from the Guarantor of any monetary amounts due and payable by the Guarantor under, and subject to all of the terms and conditions of, the Guarantee, (iii) receipt of whatever remedies the Company may have under or in accordance with the Confidentiality Agreement against the other Person party thereto, and (iv) subject to the other provisions of this Section 9.3(f).  The parties acknowledge and agree that in no event will the Parent be required to pay the Parent Termination Fee on more than one occasion and in no event shall the Company be entitled to collect the Parent Termination Fee on more than one occasion.  Without limitation of the generality of the foregoing or of any other provision of this Agreement, (1) in no event shall the Parent Parties be liable to the Company, any Company Party or any Person claiming by, through or for the benefit of the Company in excess of an aggregate amount equal to the Parent Termination Fee for any loss, damage, liability, claim, obligation or Legal Proceeding (whether in law or in equity and whether based on contract, tort or otherwise) based upon, arising out of or relating to this Agreement, the Guarantee or the Financing Letters (including any breach or alleged breach hereof or thereof), the negotiation, execution or performance hereof or thereof or the transactions contemplated hereby or thereby or in respect of any other document or theory of law or equity or in respect of any oral or written representations made or alleged to be made in connection herewith or therewith, whether at law or equity, in contract, in tort or otherwise, (2) upon payment of the Parent Termination Fee, none of the Company, any Company Party or any Person claiming by, through or for the benefit of the Company shall have any rights or claims against any Parent Party under this Agreement, the Guarantee, the Financing, the Financing Letters, or any of the transactions contemplated hereby or thereby (whether in law or in equity and whether based on contract, tort or otherwise) or for any breach or alleged breach hereof or thereof and (3) none of the Company, any Company Party or any Person claiming by, through or for the benefit of the Company shall have any rights or claims against any Parent Party under or in connection with this Agreement, the Guarantee, the Financing, the Financing Letters, or any of the transactions contemplated hereby or thereby (whether in law or in equity and whether based on contract, tort or otherwise) or for any breach or alleged breach hereof or thereof for any damages of any kind or nature or for any other monetary amounts, except as otherwise set forth in this Section 9.3(f) or in the Guarantee.

ARTICLE X

MISCELLANEOUS PROVISIONS

10.1 Amendment.  This Agreement may only be amended by an instrument in writing signed on behalf of each of the parties hereto, authorized by action taken by their respective boards of directors; provided, that after receipt of the Required Shareholder Approval or the adoption of this Agreement by the shareholder of Merger Sub, if any such amendment shall by applicable Law require further approval of the shareholders of the Company or the shareholder of Merger Sub, as applicable, the effectiveness of such amendment shall be subject to the approval of the shareholders of the Company or the sole shareholder of Merger Sub, as applicable.  Notwithstanding anything to the contrary contained herein, Sections 9.3(f), 10.4, 10.8, 10.11 and 10.12 and this Section 10.1 (and any provision of this Agreement to the extent a modification, waiver or termination of such provision would modify the substance of any of the foregoing provisions) may not be modified, waived or terminated in a manner that impacts or is adverse in any respect to a Debt Financing Source without the prior written consent of such Debt Financing Source.

10.2 Waiver; Extension.

(a) No failure on the part of any party to exercise any power, right, privilege or remedy under this Agreement, and no delay on the part of any party in exercising any power, right, privilege or remedy under this Agreement, shall operate as a waiver of such power, right, privilege or remedy.  No single or partial exercise of any such power, right, privilege or remedy shall preclude any other or further exercise thereof or of any other power, right, privilege or remedy.

(b) No party shall be deemed to have waived any claim arising out of this Agreement, or any power, right, privilege or remedy under this Agreement, unless the waiver of such claim, power, right, privilege or remedy is expressly set forth in a written instrument duly executed and delivered on behalf of such waiving party, and any such waiver shall not be applicable or have any effect except in the specific instance in which it is given.

(c) At any time prior to the Effective Time, each of Parent and Merger Sub, on the one hand, and the Company, on the other hand, may (but shall not be under any obligation to) extend the time for the performance of any of the obligations or other acts of the other.  Any agreement on the part of a party to any such extension shall be valid only if set forth in an instrument in writing signed by such party

10.3 No Survival of Representations, Warranties or Covenants.  None of the representations, warranties or covenants contained in this Agreement and any other documents delivered in connection herewith shall survive the Merger and shall terminate at the Effective Time, except that any covenants that by their terms survive the Effective Time shall so survive the Effective Time in accordance with their respective terms.

10.4 Applicable Law; Jurisdiction; Waiver of Jury Trial.  This Agreement and any Legal Proceeding relating to or arising out of this Agreement shall be governed by, and construed and enforced in accordance with, the laws of the State of New York, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof.  In any Legal Proceeding among or between or brought by any of the parties in respect of the interpretation and enforcement of the provisions of this Agreement or any matter relating to or arising out of this Agreement or the Transactions, each of the parties: (a) irrevocably and unconditionally consents and submits to the exclusive jurisdiction and venue of the New York State Supreme Court located in New York, New York (unless the federal courts have exclusive jurisdiction over the matter, in which case each of the parties irrevocably and unconditionally consents and submits to the jurisdiction of the United States District Court for the Southern District) (the "Chosen Courts"); (b) hereby waives and agrees that it will not attempt to deny or defeat such jurisdiction of the Chosen Courts by motion or other request for leave from such courts; and (c) irrevocably agrees that it will not bring any such Legal Proceeding in any court other than the Chosen Courts;  provided that, notwithstanding anything in the foregoing to the contrary, no party hereto, nor any of its Affiliates, will bring, or support, any claim, whether at law or in equity, whether in contract or in tort or otherwise, against any Debt Financing Source in any way relating to this Agreement or any of the Transactions, including any dispute arising out of or relating in any way to the Commitment Letters or the performance thereof, anywhere other than in (i) any New York State court sitting in the Borough of Manhattan or (ii) the United States District Court for the Southern District of New York.  Service of any process, summons, notice or document to any party's address and in the manner set forth in Section 10.6 shall be effective service of process for any such Legal Proceeding.  EACH PARTY ACKNOWLEDGES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE IT HEREBY IRREVOCABLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT (INCLUDING, WITHOUT LIMITATION, THE DEBT FINANCING AND THE EQUITY FINANCING), THE GUARANTEE OR ANY

OF THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT.  EACH PARTY ACKNOWLEDGES, AGREES AND CERTIFIES THAT: (i) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD, IN THE EVENT OF LITIGATION, SEEK TO PREVENT OR DELAY ENFORCEMENT OF SUCH WAIVER; (ii) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF SUCH WAIVER; (iii) IT MAKES SUCH WAIVER VOLUNTARILY; AND (iv) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 10.4.

10.5 Assignability.  Neither this Agreement nor any of the rights, interests or obligations of the parties hereto may be assigned, by operation of law or otherwise, by any of the parties without prior written consent of the other parties, and any attempt to do so will be void; provided, however, that Parent shall have the right to assign all or any portion of its rights and obligations pursuant to this Agreement from and after the Effective Time to any Debt Financing Source pursuant to the terms of the Financing for purposes of creating a security interest herein or otherwise assigning as collateral in respect of the Financing.

10.6 Notices.  Each notice, request, demand or other communication under this Agreement shall be in writing and shall be deemed to have been duly given, delivered or made as follows: (a) if delivered by hand, when delivered; (b) if sent on a Business Day by email before 5:00 p.m. (New York time) along with transmittal via another method (other than email) specified herein, when transmitted; (c) if sent by email on a day other than a Business Day and along with transmittal via another method (other than email), or if sent by email after 5:00 p.m. (New York time), on the next Business Day; (d) if sent by registered, certified or first class mail, the third (3rd) Business Day after being sent; (e) if sent by overnight delivery via a national courier service, one (1) Business Days after being delivered to such courier for delivery; (f) if sent on a Business Day by facsimile (with a confirmation of transmission) before 5:00 p.m. (New York time), when transmitted, otherwise the next Business Day; in each case to the street address, email address or facsimile address set forth beneath the name of such party below (or to such other street address or email address as such party shall have specified in a written notice given to the other parties hereto pursuant to this Section 10.6):

If to Company:

Anaren, Inc.
6635 Kirkville Rd
Syracuse, New York 13057
Attn:  David M. Ferrara, General Counsel
Facsimile No.:  (315) 432-8328

With a copy (which shall not constitute notice) to:

Bond, Schoeneck & King, PLLC
One Lincoln Center
Syracuse, New York, 13202
Attn:  Courtney A. Wellar
Facsimile No.:  (315) 218-8100

If to Parent or Merger Sub:

ANVC Holding Inc.
c/o Veritas Capital Fund Management, L.L.C.
590 Madison Avenue
New York, NY 10022
Attn:   Hugh Evans
Joe Benavides
Facsimile No.:  (212) 688-9411

With a copy (which shall not constitute notice) to:

Skadden, Arps, Slate, Meagher & Flom LLP
Four Times Square
New York, NY 10036-6522
Attn:  Kenneth M. Wolff
Facsimile No.:  (212) 735-2000

10.7 Severability.  Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions of this Agreement or the validity or enforceability of the invalid or unenforceable term or provision in any other situation or in any other jurisdiction.  If a final judgment of a court of competent jurisdiction declares that any term or provision of this Agreement is invalid or unenforceable, the parties hereto agree that the court making such determination shall have the power to limit such term or provision, to delete specific words or phrases or to replace such term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be valid and enforceable as so modified.  In the event such court does not exercise the power granted to it in the prior sentence, the parties hereto agree to replace such invalid or unenforceable term or provision with a valid and enforceable term or provision that will achieve, to the extent possible, the economic, business and other purposes of such invalid or unenforceable term or provision.  Notwithstanding the foregoing, the parties intend that the provisions of ARTICLE IX, including the remedies, and limitations thereon, be construed as integral provisions of this Agreement and that such provisions, remedies and limitations shall not be severable in any manner that diminishes a party's rights hereunder or increases a party's liability or obligations hereunder or under the Equity Financing, Equity Commitment Letter or Guarantee.

10.8 Specific Performance.

(a) The parties acknowledge and agree that irreparable damage would occur in the event any of the provisions of this Agreement required to be performed by Parent, Merger Sub or the Company were not performed in accordance with their specific terms or were otherwise breached, and that monetary damages, even if available, would not be an adequate remedy therefor.  Accordingly, subject to Section 10.4 and Section 10.8(b) and prior to the valid termination of this Agreement in accordance with ARTICLE IX, the parties shall be entitled to an injunction or injunctions, specific performance, or other equitable relief, to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in the Chosen Courts without proof of damages or otherwise, in addition to any other remedy to which any party may be entitled at law or in equity.  Each party hereby waives any requirement for the securing or posting of any bond in connection with any such remedy.

(b) Notwithstanding the foregoing, the right of the Company to seek and obtain an injunction, specific performance or other equitable remedies in connection with enforcing Parent's obligation to cause the Equity Financing to be funded, and to cause Parent and Merger Sub to consummate the Transactions, shall be subject to the requirements that (i) all of the conditions set forth in ARTICLE VII were satisfied at the time of the Closing in accordance with Section 2.3 and remain satisfied when Closing is required to occur if specific performance is granted pursuant to this Section 10.8(b) (in each case, other than those conditions that by their terms are to be satisfied at the Closing, each of which is and remains capable of being satisfied at the Closing); (ii) the Debt Financing has been funded or will be funded at the Closing if the Equity Financing is funded at the Closing; (iii) Parent and Merger Sub fail to complete the Closing in accordance with Section 2.3; (iv) the Company has irrevocably confirmed in a written notice to Parent that if specific performance is granted and the Equity Financing and Debt Financing are funded, then it would take such actions that are required of it by this Agreement to cause the Closing to occur and (v) the Marketing Period has ended.  Each of the parties hereto agrees that it will not oppose the granting of an injunction, specific performance and other equitable relief on the basis that (x) the other parties hereto have an adequate remedy at law or (y) an award of specific performance is not an appropriate remedy for any reason at law or equity.  The parties hereto acknowledge and agree that any party seeking an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in accordance with this Section 10.8 shall not be required to provide any bond or other security in connection with any such order or injunction.  For the avoidance of doubt, while a party may pursue both a grant of specific performance in accordance with Section 10.8(a) and, the payment of any applicable termination fee, damages and/or expense reimbursement, as applicable, pursuant to Section 9.3, under no circumstances shall any party be permitted or entitled to receive both a grant of specific performance and any such payments.

10.9 Interpretation.

(a) For purposes of this Agreement, whenever the context requires: the singular number shall include the plural, and vice versa, and the any gender shall include the feminine, masculine and neuter genders.  Where a word or phrase is defined herein, each of its other grammatical forms shall have a corresponding meaning.

(b) The parties have jointly participated in the draft of this Agreement and agree that any rule of construction to the effect that ambiguities are to be resolved against the drafting party shall not be applied in the construction or interpretation of this Agreement.

(c) As used in this Agreement, the words "include" and "including" and variations thereof, shall not be deemed to be terms of limitation, but rather shall be deemed to be followed by the words "without limitation."

(d) Unless otherwise indicated or the context otherwise requires: (i) any reference in this Agreement to any contract, agreement, instrument or other document or any Law in this Agreement shall be construed as referring to such contract, agreement, instrument or other document or Law as from time to time amended, supplemented or otherwise modified; (ii) any reference in this Agreement to any Person shall be construed to include such Person's successors and permitted assigns; (iii) any reference herein to "Sections," "Exhibits" and "Schedules" are intended to refer to Sections of this Agreement and Exhibits or Schedules to this Agreement; and (iv) the words "herein", "hereof" and "hereunder", and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof.  All Exhibits and Schedules attached to this Agreement or referred to herein are incorporated by reference in, and made a part of, this Agreement as if fully set forth herein.

(e) The table of contents and headings contained in this Agreement are for convenience of reference only, shall not be deemed to be a part of this Agreement and shall not be referred to in connection with the construction or interpretation of this Agreement.

(f) References to "party" or "parties" mean Parent, Merger Sub or the Company unless clearly indicated to the contrary.

(g) References to "$" and "dollars" mean United States dollars.

(h) All references to "days" shall be to calendar days unless otherwise indicated as a "Business Day."

(i) All references to "ordinary course of business" shall be deemed to read "ordinary course of business consistent with past practice."

(j) The measure of a period of one month or year for purposes of this Agreement shall be the date of the following month or year corresponding to the starting date; provided, however, that if no corresponding date exists, then the end date of such period being measured shall be the next actual date of the following month or year (for example, one month following February 18 is March 18 and one month following March 31 is May 1).

(k) No summary of this Agreement or any Exhibit or Schedule (including any Disclosure Letter) delivered herewith prepared by or on behalf of any party hereto will affect the meaning or interpretation of this Agreement or such Exhibit or Schedule.

(l) The representations and warranties in this Agreement are the product of negotiations among the parties hereto and are for the sole benefit of the parties. In some instances, the representations and warranties in this Agreement may represent an allocation among the parties hereto of risks associated with particular matters regardless of the knowledge of any of the parties.  Persons other than the parties hereto may not rely on the representations and warranties in this Agreement as characterizations of actual facts or circumstances as of the date of this Agreement or as of any other date.

10.10 Entire Agreement; Counterparts; Exchanges by Facsimile or Electronic Delivery.  This Agreement (including the Disclosure Letter and all Exhibits and Schedules hereto) and the Confidentiality Agreement constitute the entire agreement and supersede all prior agreements and understandings both written and oral, among or between any of the parties with respect to the subject matter hereof (other than the Voting Agreements), including, for the avoidance of doubt the Exclusivity Agreement dated October 26, 2013.  Notwithstanding anything to the contrary therein, the Confidentiality Agreement shall survive the execution and delivery of this Agreement and shall terminate and be of no further force or effect at and after the earlier of (i) the Effective Time and (ii) the date on which it expires in accordance with its terms or is validly terminated by the parties thereto.  This Agreement may be executed in several counterparts (including by facsimile or .pdf), each of which shall be deemed an original and all of which shall constitute one and the same instrument.  The exchange of one or more signature pages relating to this Agreement (in counterparts or otherwise) by facsimile or by other electronic delivery shall be sufficient to bind the parties to the terms hereof.

10.11 Parties in Interest.  This Agreement shall be binding upon and inure solely to the benefit of each party hereto and its successors and permitted assigns. Nothing in this Agreement, express or implied, is intended to or shall confer upon any Person that is not a party any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement, except for (i) Sections 9.3(f), 10.1, 10.4, 10.8, 10.11 and 10.12, which provisions are also intended to be for the benefit of the Parent Parties, including the Debt Financing Sources and Equity Financing Sources and (ii) Section 9.3(e), which provisions are also intended to be for the benefit of the Company Parties.

10.12 Financing Sources.  Notwithstanding anything herein to the contrary, the Company (and the other Company Parties) shall not have any rights or claims against any Equity Financing Source or Debt Financing Source in connection with this Agreement or the Financing Letters, whether at law or equity, in contract, in tort or otherwise.

10.13 Expenses.  All costs and expenses incurred in connection with this Agreement and the consummation of the Transactions shall be paid by the party incurring such costs and expenses, whether or not any of the Transactions are consummated.

10.14 Obligations of Parent and of the Company.  Whenever this Agreement requires a Subsidiary of Parent to take any action, such requirement shall be deemed to include an undertaking on the part of Parent to cause such Subsidiary to take such action. Whenever this Agreement requires a Subsidiary of the Company to take any action, such requirement shall be deemed to include an undertaking on the part of the Company to cause such Subsidiary to take such action and, after the Effective Time, on the part of the Surviving Corporation to cause such Subsidiary to take such action.

[The remainder of this page is intentionally left blank; signatures follow on the next page.]

IN WITNESS WHEREOF, the parties have caused this Agreement and Plan of Merger to be duly executed as of the date first above written.

ANVC HOLDING CORP.

By:	/s/ Hugh D. Evans
Name:	Hugh D. Evans
Title:	Vice President

ANVC MERGER CORP.

By:	/s/ Hugh D. Evans
Name:	Hugh D. Evans
Title:	Vice President

ANAREN, INC.

By:	/s/ Lawrence A. Sala
Name:	Lawrence A. Sala
Title:	President & CEO

[Signature Page to Agreement and Plan of Merger]

AMENDMENT NO. 1

TO

AGREEMENT AND PLAN OF MERGER

This AMENDMENT NO. 1 TO AGREEMENT AND PLAN OF MERGER (this "Amendment") is entered into as of November 26, 2013, by and among ANVC Holding Corp., a Delaware corporation ("Parent"), ANVC Merger Corp., a New York corporation and a wholly owned subsidiary of Parent ("Merger Sub"), and Anaren, Inc., a New York corporation (the "Company").

R E C I T A L S:

WHEREAS, Parent, Merger Sub and the Company entered into an Agreement and Plan of Merger, dated as of November 4, 2013 (the "Merger Agreement"), pursuant to which, among other things, Merger Sub will be merged with and into the Company, with the Company as the surviving entity;

WHEREAS, Parent, Merger Sub and the Company desire to amend the Merger Agreement in order to clarify their intentions in connection with certain provisions of the Merger Agreement as more fully set forth herein;

WHEREAS, in accordance with Section 10.1 of the Merger Agreement, the Merger Agreement may only be amended in writing and signed by each of Parent, Merger Sub and the Company; and

WHEREAS, in accordance with Section 10.1 of the Merger Agreement, the respective boards of directors of Parent, Merger Sub and the Company have each (i) determined that this Amendment and the amendments to the Merger Agreement contemplated hereby are advisable and in the best interests of each of Parent, Merger Sub and the Company, respectively and (ii) approved the execution, delivery and performance of this Amendment by Parent, Merger Sub and the Company, respectively.

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants, representations, and agreements herein contained, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

1.          Definitions. Capitalized terms used but not otherwise defined herein shall have the respective meanings assigned to such terms in the Merger Agreement.

2.          Amendment to Merger Agreement. The Merger Agreement is hereby amended as follows:

2.1.     Amendment to Section 2.8(a). Section 2.8(a) shall be amended by adding the following sentence at the end of such Section:

"For the avoidance of doubt, holders of Company Common Stock shall only be entitled to such dissenter, appraisal or similar rights, if any, only to the extent available to such holders of Company Common Stock pursuant to the NYBCL, including Section 910 thereof."

3.         Full Force and Effect. Except as expressly modified by this Amendment, all of the terms, representations, warranties, covenants, agreements, conditions and other provisions of the Merger Agreement shall remain in full force and effect in accordance with their respective terms.

4.         Miscellaneous.

4.1.     Counterparts. This Amendment may be executed in several counterparts (including by facsimile or .pdf), each of which shall be deemed an original and all of which shall constitute one and the same instrument. The exchange of one or more signature pages relating to this Amendment (in counterparts or otherwise) by facsimile or by other electronic delivery shall be sufficient to bind the parties to the terms hereof.

4.2.     Parties in Interest. This Amendment shall be binding upon and inure solely to the benefit of each party hereto and its successors and permitted assigns. Nothing in this Amendment, express or implied, is intended to or shall confer upon any Person that is not a party any right, benefit or remedy of any nature whatsoever under or by reason of this Amendment.

4.3.     Other Provisions. Sections 10.1 (first sentence only) (Amendment), 10.2 (Waiver; Extension), 10.4 (Applicable Law; Jurisdiction; Waiver of Jury Trial), 10.5 (Assignability), 10.6 (Notices), 10.7 (Severability), 10.8 (Specific Performance), 10.9 (Interpretation), 10.13 (Expenses) and 10.14 (Obligations of Parent and the Company) of the Merger Agreement are incorporated into this Amendment by reference as if fully set forth herein, mutatis mutandis.

[remainder of page intentionally left blank]

IN WITNESS WHEREOF, the parties have caused this Amendment No. 1 to Agreement and Plan to be duly executed as of the date first above written.

ANVC HOLDING CORP.

By:	/s/ Hugh D. Evans

Name:	Hugh D. Evans

Title:	Vice President

[Signature Page to Amendment No. 1 to Agreement and Plan of Merger]

ANVC MERGER CORP.

By:	/s/ Hugh D. Evans

Name:	Hugh D. Evans

Title:	Vice President

[Signature Page to Amendment No. 1 to Agreement and Plan of Merger]

ANAREN, INC.

By:	/s/ Lawrence A. Sala

Name:	Lawrence A. Sala

Title:	President & CEO

[Signature Page to Amendment No. 1 to Agreement and Plan of Merger]

ANNEX B – Voting Agreement

VOTING AGREEMENT

by and among

ANVC Holding Corp.

and

the Shareholders named herein

dated as of November 4, 2013

VOTING AGREEMENT

This Voting Agreement (this “Agreement”) is entered into as of November 4, 2013, by and among ANVC Holding Corp., a Delaware corporation (“Parent”) and the undersigned shareholders (each a “Shareholder” and collectively, the “Shareholders”) of Anaren, Inc. (the “Company”).  Capitalized terms used but not defined herein shall have the meanings set forth in the Agreement and Plan of Merger (the “Merger Agreement”), dated as of November 4, 2013, by and among Parent, ANVC Merger Corp., a New York corporation and wholly owned subsidiary of Parent (“Merger Sub”), and the Company.

W I T N E S S E T H:

WHEREAS, as of the date hereof, each Shareholder owns of record and “beneficially owns” (as such term is defined in Rule 13d-3 promulgated under the Exchange Act) (including entitlement to dispose of (or to direct the disposition of) and have the right to vote (or to direct the voting of)) the number of shares of common stock, par value $0.01 per share (the “Company Common Stock”) of the Company as set forth across from such Shareholder’s name on Schedule A hereto (collectively, such shares of Company Stock owned by all Shareholders, together with any other shares of Company Stock acquired by such Shareholder until the termination of this Agreement pursuant to the terms hereof, are collectively referred to herein as the “Shareholder Owned Shares”);

WHEREAS, simultaneously herewith, Parent, Merger Sub and the Company are entering into the Merger Agreement, pursuant to which Merger Sub will merge with and into the Company, with the Company surviving as a wholly owned subsidiary of Parent (the “Merger”); and

WHEREAS, as a condition to the willingness of Parent to enter into the Merger Agreement, and as an inducement and in consideration therefor, the Shareholders are executing this Agreement;

NOW, THEREFORE, in consideration of the foregoing and the mutual promises, representations, warranties, covenants and agreements contained herein, the parties hereto, intending to be legally bound, hereby agree as follows:

ARTICLE I
DEFINITIONS

Section 1.1             Other Definitions.  For purposes of this Agreement:

(a)           “Representative” means, with respect to any particular Person, any director, officer, employee, accountant, consultant, legal counsel, investment banker, advisor, agent or other representative of such Person.

(b)           “Shareholder Owned Shares Proposal” means any inquiry, indication of interest or request (I) to effect a transaction of the nature described in Section 3.1(a)(i) – (xi) (other than the Transactions), or (II) for non-public information of the Company (other than an inquiry, indication of interest or request for non-public information made or submitted by Parent or any of its Subsidiaries) with respect to, or that would reasonably be expected to lead to, the making, submission or announcement of, any offer or proposal (other than an offer or proposal made or submitted by Parent or any of its Subsidiaries) contemplating or otherwise relating to any transaction or series of transactions (other than the Transactions) involving the Shareholder Owned Shares, including any Transfer thereof.

ARTICLE II
VOTING AGREEMENT AND GRANT OF PROXY

Section 2.1            Agreement to Vote the Shareholder Owned Shares.

(a)           Subject to Section 2.1(b) of this Agreement, from and after the date hereof, at any meeting of the Company’s shareholders (or any adjournment or postponement thereof), however called:

(i)           the Shareholders shall vote (or cause to be voted) in person or by proxy all of the Shareholder Owned Shares:

(1)           in favor of the adoption of the Merger Agreement and approval of the transactions contemplated by the Merger Agreement, including the Merger (and in favor of any actions and proposals required, or submitted for approval at any meeting of the Company shareholders, in furtherance thereof);

(2)           against any action, proposal, transaction or agreement that is intended, or would reasonably be expected, directly or indirectly, to result in (i) a breach of any covenant, representation, warranty or other obligation or agreement of the Company set forth in the Merger Agreement or of the Shareholders set forth in this Agreement, or (ii) any of the conditions to the consummation of the Merger under the Merger Agreement not being fulfilled; and

(3)           against the following actions or proposals (other than as contemplated by Section 1(a)(i)(1) hereof):  (A) any Acquisition Proposal or any other action, proposal, agreement or transaction made in opposition to or in competition with the Merger or the Merger Agreement; (B) any change in the individuals who constitute the board of directors of the Company (other than as contemplated by the Merger Agreement) that is intended, or could reasonably be expected, to prevent, impede, interfere with, delay, postpone or adversely affect the transactions contemplated by the Merger Agreement, including the Merger; (C) any material change in the present capitalization or dividend policy of the Company or any amendment of the Company’s certificate of incorporation or bylaws (unless approved by Parent) that is intended, or could reasonably be expected, to prevent, impede, interfere with, delay, postpone or adversely affect the transactions contemplated by the Merger Agreement, including the Merger; (D) any proposal for any recapitalization, material business transaction, reorganization, liquidation, winding up of the Company, dissolution, amalgamation, consolidation, merger, sale of assets or other business combination between the Company and any other Person, or any other action or transactions involving the Company (other than the Merger); (E) any other material change in the Company’s corporate structure or business that is intended, or could reasonably be expected, to prevent, impede, interfere with, delay, postpone or adversely affect the transactions contemplated by the Merger Agreement, including the Merger; or (F) any other action or proposal involving the Company or any of its subsidiaries that is intended, or could reasonably be expected, to prevent, impede, interfere with, delay, postpone or adversely affect the transactions contemplated by the Merger Agreement, including the Merger.

(b)           In connection with any vote contemplated by this Section 2.1 of this Agreement, the Shareholders shall cause all of the Shareholder Owned Shares to be duly counted for purposes of determining that a quorum is present and shall comply with all necessary procedures in connection with recording the results of such vote

(including adhering to any and all shareholder requirements relating to attendance of the shareholder meeting and voting thereat, granting proxies and the voting thereof, and written consents, as applicable).  Each Shareholder represents and warrants that it has not entered into, and agrees not to enter into at any time prior to the termination of this Agreement, any agreement or commitment with any Person the effect of which would violate or be inconsistent with the provisions and agreements set forth in this Agreement.

Section 2.2            Proxy.

(a)           In furtherance of each Shareholder’s agreement in Section 2.1 of this Agreement, but subject to Section 2.2(c), such Shareholder hereby appoints Parent and Parent’s designees, and each of them individually, as such Shareholder’s proxy and attorney-in-fact (with full power of substitution), for and in the name, place and stead of such Shareholder, to vote all Shareholder Owned Shares owned by such Shareholder (at any meeting of the Company’s shareholders or any adjournment or postponement thereof, however called), or to execute one or more written consents in respect of such Shareholder Owned Shares:

(i)           in favor of the adoption of the Merger Agreement and approval of the transactions contemplated by the Merger Agreement, including the Merger (and in favor of any actions and proposals required, or submitted for approval at any meeting of the Company shareholders, in furtherance thereof);

(ii)           against any action, proposal, transaction or agreement that is intended, or would reasonably be expected, directly or indirectly, to result in (i) a breach of any covenant, representation, warranty or other obligation or agreement of the Company set forth in the Merger Agreement or of the Shareholders set forth in this Agreement, or (ii) any of the conditions to the consummation of the Merger under the Merger Agreement not being fulfilled; and

(iii)           against the following actions or proposals (other than as contemplated by Section 1(a)(i)(1) hereof):  (A) any Acquisition Proposal or any other action, proposal, agreement or transaction made in opposition to or in competition with the Merger or the Merger Agreement; (B) any change in the individuals who constitute the board of directors of the Company (other than as contemplated by the Merger Agreement) that is intended, or could reasonably be expected, to prevent, impede, interfere with, delay, postpone or adversely affect the transactions contemplated by the Merger Agreement, including the Merger; (C) any material change in the present capitalization or dividend policy of the Company or any amendment of the Company’s certificate of incorporation or bylaws (unless approved by Parent) that is intended, or could reasonably be expected, to prevent, impede, interfere with, delay, postpone or adversely affect the transactions contemplated by the Merger Agreement, including the Merger; (D) any proposal for any recapitalization, material business transaction, reorganization, liquidation, winding up of the Company, dissolution, amalgamation, consolidation, merger, sale of assets or other business combination between the Company and any other Person, or any other action or transactions involving the Company (other than the Merger); (E) any other material change in the Company’s corporate structure or business that is intended, or could reasonably be expected, to prevent, impede, interfere with, delay, postpone or adversely affect the transactions contemplated by the Merger Agreement, including the Merger; or (F) any other action or proposal involving the Company or any of its subsidiaries that is intended, or could reasonably be expected, to prevent, impede, interfere with, delay, postpone or adversely affect the transactions contemplated by the Merger Agreement, including the Merger.

(b)           Such proxy shall (A) be valid until the termination of this Agreement in accordance with (or as otherwise provided in) Article VI hereof and (B) automatically terminate upon the termination of this Agreement in accordance with (or as otherwise provided in) Article VI hereof.  Each Shareholder represents that any and all other proxies heretofore given in respect of the Shareholder Owned Shares owned by such Shareholder are revocable, and that such other proxies have been revoked.  Each Shareholder affirms that the foregoing proxy is: (x) given (I) in connection with the execution of the Merger Agreement and (II) to secure the performance of such Shareholder’s duties under this Agreement, (y) coupled with an interest and may not be revoked except as otherwise provided in this Agreement and (z) intended to be valid prior to termination of this Agreement or as otherwise provided in Article VI hereof.  All authority herein conferred shall survive the death or incapacity of each Shareholder and shall be binding upon the heirs, estate, administrators, personal representatives, successors and assigns of such Shareholder.

(c)           Notwithstanding the grant of such proxy, each Shareholder may vote its Shareholder Owned Shares strictly in accordance with Section 2.1 at any meeting of the Company’s shares (or any adjournment or postponement thereof), by proxy or otherwise.

ARTICLE III
STANDSTILL AND NO-SHOP

Section 3.1            Standstill.

(a)           Each of the Shareholders hereby agrees that, from and after the date hereof until the earlier of the Effective Time of the Merger and the termination of the Merger Agreement, such Shareholder shall not, directly or indirectly, unless (i) specifically requested by Parent or (ii) expressly contemplated by the terms of this Agreement or the Merger Agreement:

(i)           sell, transfer, tender, pledge, encumber, assign, hypothecate, distribute, grant, gift, encumber, assign or otherwise dispose of (whether by merger, operation of Law or otherwise) (collectively, a “Transfer”), or enter into any contract, option or other agreement with respect to, or consent to, a Transfer of, the record or beneficial ownership or both or voting power, of any or all of the Shareholder Owned Shares;

(ii)            enter into any voting agreement, proxy, consent or power of attorney with respect to, or deposit into a voting trust, the Shareholder Owned Shares;

(iii)           enter into any short sale with respect to the Common Stock or substantially identical property or enter into or acquire an offsetting derivative contract with respect to the Shareholder Owned Shares or substantially identical property;

(iv)           transfer any of the economic interest in the Shareholder Owned Shares or enter into any transaction that has such effect;

(v)           acquire, offer to acquire, or agree to acquire, directly or indirectly, by purchase or otherwise, any assets of the Company or any subsidiary or division thereof;

(vi)           make, or in any way participate in, directly or indirectly, any “solicitation” of “proxies” (as such terms are used in the rules of the Securities and Exchange Commission) to vote, or seek to advise or influence any Person with respect to the voting of, any voting securities of the Company (including by making publicly known such Shareholder’s position on any matter presented to shareholders), other than to recommend that shareholders of the Company vote in favor of the Merger and the Merger Agreement;

(vii)           submit to the Company any shareholder proposal under Rule 14a-8 under the Exchange Act;

(viii)           make any public announcement with respect to, or submit a proposal for, or offer of (with or without conditions) any extraordinary transaction involving an acquisition of the Company’s securities or assets;

(ix)           form, join or in any way participate in a “group” (as defined in Section 13(d)(3) under the Exchange Act) in connection with any of the foregoing;

(x)           seek, in any way which may be reasonably likely to require, involve or trigger public disclosure of such request pursuant to applicable Law, to have any provision of this Section 3.1 amended, modified or waived;

(xi)           otherwise take, directly or indirectly, any actions with the purpose of avoiding or circumventing any provision of this Section 3.1 or which could reasonably be expected to have the effect of preventing, impeding, interfering with or adversely affecting the consummation of the transactions contemplated by the Merger Agreement, including the Merger, or such Shareholder’s ability to perform its obligations under this Agreement.

Notwithstanding the foregoing, the following Transfers are expressly permitted under this Agreement (each such Transfer, a "Permitted Transfer"): (i) a pledge of Shareholder Owned Shares required under any credit facility in existence on the date hereof if such transferee agrees in writing reasonably satisfactory to the Parent to be bound and subject to the terms and provisions of this Agreement, (ii) Transfers to a family member of a Shareholder (or to a trust for the benefit of a family member) or to a charitable organization if (x) the Shareholder retains voting control of the Shareholder Owned Shares so Transferred or (y) such transferee agrees in writing reasonably satisfactory to the Parent to be bound and subject to the terms and provisions of this Agreement, (iii) Transfers to a third party if the transferee agrees in writing reasonably satisfactory to the Parent to be bound and subject to the terms and provisions of this Agreement, and (iv) Transfers to the Company in such amounts as are necessary to satisfy the withholding taxes due in respect of settlement of stock options or stock grants.  In the event that any Shareholder effects a Permitted Transfer (other than a Permitted Transfer described in clause (iv) of the immediately preceding sentence), including in connection with a Shareholder Owned Shares Proposal (subject to compliance with Section 3.3(b)), such Shareholder shall promptly (and in any event within 24 hours after consummation thereof) notify Parent of the consummation of such Permitted Transfer and the material details thereof, including the identity of the acquiror, the price, and the date of transfer, and shall provide evidence reasonably satisfactory to Parent that such Transfer is a Permitted Transfer (including providing, if required pursuant to the terms hereof, an agreement in writing reasonably satisfactory to the Parent that the transferee agrees to be bound and subject to the terms and provisions of this Agreement).

(b)           Any Transfer in violation of Section 3.1(a) shall be void.  Each Shareholder agrees to authorize and request the Company to notify the Company’s transfer agent that there is a stop transfer order with respect to all of its Shareholder Owned Shares and that this Agreement places limits on the voting of its Shareholder Owned Shares.

(c)           Prior to the termination of this Agreement in accordance with its terms, in the event that a Shareholder acquires record or beneficial ownership of, or the power to vote or direct the voting of, any additional shares of Company Common Stock or other voting interests with respect to the Company, such Shareholder shall notify Parent promptly of such acquisition. Such shares of Company Common Stock or voting interests shall, without further action of the parties, be deemed Shareholder Owned Shares and subject to the provisions of this Agreement, and the number of shares of Company Common Stock held by such Shareholder set forth on Schedule A hereto will be deemed amended accordingly and such shares of Company Common Stock or voting interests shall automatically become subject to the terms of this Agreement.

(d)           Prior to the termination of this Agreement in accordance with its terms, each Shareholder agrees that it will not bring, commence, institute, maintain, prosecute, join or voluntarily aid any Action in law or in equity, in any court or before any Government, which alleges that the execution and delivery of the Merger Agreement by the Company, or the approval of the Merger Agreement by the Company Board, breaches any fiduciary duty of the Company Board or any member thereof or which otherwise challenges the Merger Agreement.

Section 3.2                      Dividends, Distributions, Etc. in Respect of Shareholder Owned Shares.  In the event of a stock dividend or stock distribution, or any change in the Company Stock by reason of any stock dividend or stock distribution, split-up, recapitalization, combination, exchange of shares or the like, the term “Shareholder Owned Shares” shall be deemed to refer to and include the Shareholder Owned Shares as well as all such stock dividends and stock distributions and any securities into which or for which any or all of the Shareholder Owned Shares may be changed or exchanged or which are received in such transaction.

Section 3.3                      No Shop.

(a)           Each Shareholder agrees that (i) it is a director or officer of the Company and (ii) in such capacity, it is subject to the restrictions of Section 5.3 of the Merger Agreement.

(b)           Each Shareholder agrees that it shall promptly (and in any event within 24 hours after receipt with respect to a Shareholder Owned Shares Proposal) notify Parent in writing of the receipt of a Shareholder Owned Shares Proposal by such Shareholder or any of its Representatives.  Such Shareholder shall promptly (and in any event within 24 hours after receipt) provide Parent with (i) an unredacted copy of such Shareholder Owned Shares Proposal made in writing that was provided to such Shareholder or any of its Representatives or (ii) a written summary of the material terms of any such Shareholder Owned Shares Proposal not made in writing (including the identity of the Person proposing such Shareholder Owned Shares Proposal).  Such Shareholder shall keep Parent reasonably informed on a prompt basis (and in any event within 48 hours) of any material developments, discussions or negotiations regarding any and all Shareholder Owned Shares Proposals, including the material terms thereof (and any material amendments and supplements thereto), and shall provide Parent with unredacted copies of all written amendments or supplements thereto (or, if oral, a written summary of any such amendments or supplements).  Further, upon the request of Parent, such Shareholder shall reasonably apprise Parent of the status of such Shareholder Owned Shares Proposals (including with respect to discussions and negotiations thereof).  Each Shareholder agrees and acknowledges that, notwithstanding the receipt of any such Shareholder Owned Shares Proposal, such Shareholder shall be subject in all respects to the provisions of this Agreement, including the restrictions set forth in Section 3.1 hereof.  For the avoidance of doubt,  a Permitted Transfer initiated by a Shareholder in compliance with Section 3.1(a) hereof (including the notice requirements therein) shall not be deemed to be a Shareholder Owned Shares Proposal subject to this Section 3.3(b).

(c)           Each Shareholder agrees that it will promptly inform its Representatives and its Affiliates’ Representatives of the obligations undertaken in this Article III.

(d)           Notwithstanding any provision in this Agreement to the contrary, the Shareholders enter into the agreements and understandings herein solely in their capacity as the beneficial owners of the Shareholder Owned Shares, and nothing herein shall limit or affect any actions taken by any Shareholder (or Representative of a Shareholder, as applicable) in such Shareholder’s (or Representative’s, as applicable) capacity as an officer or director of the Company.

Section 3.4            Certain Provisions.

(a)           Notwithstanding anything to the contrary in this Article III, no provision of this Article III shall prohibit, limit or otherwise restrict a Shareholder (or Representative of a Shareholder, as applicable) in such Shareholder’s (or Representative’s, as applicable) capacity as a director or officer of the Company.  Notwithstanding anything to the contrary in this Agreement, the restrictions in this Article III shall terminate and be of no further force and effect upon the termination of this Agreement or the consummation of the Merger.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF THE SHAREHOLDERS

Each Shareholder, as to itself (severally and not jointly), hereby represents and warrants to Parent as follows:

Section 4.1                      Corporate Organization.  Each such Shareholder that is an entity is duly organized, validly existing and in good standing under the Laws of its jurisdiction of formation

Section 4.2                      Authority Relative to This Agreement; Power; Binding Obligations.

(a)           Each Shareholder that is an entity has the requisite corporate or similar power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby.  This Agreement and the consummation by each such Shareholder that is an entity of the transactions contemplated hereby have been duly and validly authorized by the board of directors, general partner or similar governing body of such Shareholder, and no other corporate or similar proceedings on the part of such Shareholder are necessary to authorize this Agreement or to consummate the transactions contemplated hereby.  This Agreement has been duly and validly executed and delivered by each such Shareholder that is an entity and, assuming that this Agreement constitutes the valid and binding agreement of Parent, constitutes the valid and binding agreement of such Shareholder, enforceable against such Shareholder in accordance with its terms, except that such enforceability may be limited by (i) bankruptcy, insolvency, reorganization, moratorium or other similar Laws now or hereafter in effect relating to creditors’ rights generally, and (ii) general principles of equity (regardless of whether enforceability is considered in a proceeding in equity or at law).

(b)           Each such Shareholder that is an individual has full legal power and capacity to execute and deliver this Agreement and to perform such Shareholder’s obligations hereunder.  This Agreement has been duly and validly executed and delivered by each such individual Shareholder and, assuming that this Agreement constitutes the valid and binding agreement of Parent, constitutes the valid and binding agreement of such Shareholder, enforceable against such Shareholder in accordance with its terms, except that such enforceability may be limited by (i) bankruptcy, insolvency, reorganization, moratorium or other similar Laws now or hereafter in effect relating to creditors’ rights generally, and (ii) general principles of equity (regardless of whether enforceability is considered in a proceeding in equity or at law).

Section 4.3                      No Conflicts.  None of the execution, delivery or performance of this Agreement by such Shareholder nor the consummation by such Shareholder of the transactions contemplated hereby nor compliance by such Shareholder with any of the provisions hereof shall (i) conflict with or result in any breach of the organizational documents of any such Shareholder that is an entity, (ii) require any Governmental Authorization other than such filings or notices, if any, as may be required under applicable securities laws, (iii) result in any breach or violation of, or constitute a default (or an event which, with notice or lapse of time or both, would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of an Encumbrance on any property or asset of such Shareholder (including its Shareholder Owned Shares) pursuant to, any Contract to which such Shareholder is a party or by which such Shareholder or any property or asset of such Shareholder (including its Shareholder Owned Shares) is bound or affected, or (iv) violate any Order or Law applicable to such Shareholder or any of such Shareholder’s properties or assets (including its Shareholder Owned Shares), except, with respect to any of the foregoing clauses (i) through (iv), as does not and could not reasonably be expected to impair such Stockholder’s ability to perform its obligations under this Agreement.

Section 4.4                      Ownership of Shares.  Such Shareholder is the record and beneficial owner of, and has good and valid title to, the Shareholder Owned Shares identified on Schedule A for such Shareholder, free and clear of Encumbrances other than as created by this Agreement. Such Shareholder has sole voting power, sole power of disposition, sole power to demand appraisal rights and sole power to agree to all of the matters set forth in this Agreement, in each case with respect to all of such Shareholder Owned Shares, with no limitations, qualifications or restrictions on such rights, subject to applicable federal securities laws and the terms of this Agreement.

Section 4.5                      No Ownership of Other Company Securities.  As of the date hereof, other than the Shareholder Owned Shares identified on Schedule A for such Shareholder, such Shareholder does not own beneficially or of record any Company Securities.

Section 4.6                      No Other Restrictions, Contracts Relating to Voting or Transfer, or Proxies.  The Shareholder Owned Shares identified on Schedule A for such Shareholder are not subject to any voting trust agreement or other Contract to which such Shareholder is a party restricting or otherwise relating to the voting or Transfer of such Shareholder Owned Shares. Such Shareholder has not appointed or granted any proxy or power of attorney that is still in effect with respect to any Shareholder Owned Shares, except as contemplated by this Agreement.

Section 4.7                      Litigation.  There is no action, suit, investigation, complaint or other proceeding pending against such Shareholder or, to the knowledge of such Shareholder, threatened against such Shareholder that restricts or prohibits (or, if successful, would restrict or prohibit) the exercise by Parent of its rights under this Agreement or the performance by any party (including the Shareholder) of its obligations under this Agreement.

Section 4.8                       Reliance by Parent.  Such Shareholder understands and acknowledges that Parent and Merger Sub are entering into the Merger Agreement in reliance upon such Shareholder’s execution and delivery of this Agreement and the accuracy of the representations and warranties of such Shareholder contained herein.  The Shareholder understands and acknowledges that the Merger Agreement governs the terms of the Merger and the other transactions contemplated thereby.

ARTICLE V
REPRESENTATIONS AND WARRANTIES OF PARENT

Parent hereby represents and warrants to the Shareholders as follows:

Section 5.1                      Corporate Organization.  Parent is a corporation duly organized, validly existing and in good standing under the Laws of its jurisdiction of incorporation.

Section 5.2                      Authority Relative to This Agreement.  Parent has the requisite corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby.  This Agreement and the consummation by Parent of the transactions contemplated hereby have been duly and validly authorized by the board of directors of Parent, and no other corporate proceedings on the part of Parent are necessary to authorize this Agreement or to consummate the transactions contemplated hereby.  This Agreement has been duly and validly executed and delivered by Parent and, assuming that this Agreement constitutes the valid and binding agreement of the Shareholders, constitutes the valid and binding agreement of Parent, enforceable against Parent in accordance with its terms, except that such enforceability may be limited by (i) bankruptcy, insolvency, reorganization, moratorium or other similar Laws now or hereafter in effect relating to creditors’ rights generally, and (ii) general principles of equity (regardless of whether enforceability is considered in a proceeding in equity or at law).

Section 5.3                      No Conflicts.  None of the execution, delivery or performance of this Agreement by Parent, nor the consummation by Parent of the transactions contemplated hereby nor compliance by Parent with any of the provisions hereof, shall (i) conflict with or result in any breach of the Restated Certificate of Incorporation or the Amended and Restated By-Laws of Parent; (ii) require any Governmental Authorization; (iii) result in any breach or violation of, or constitute a default (or an event which, with notice or lapse of time or both, would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of an Encumbrance on any property or asset of Parent pursuant to, any Contract to which such Shareholder is a party or by which Parent or any property or asset of Parent is bound or affected, or (iv) violate any Order or Law applicable to Parent, except, with respect to any of the foregoing clauses (i) through (iv), as does not and could not reasonably be expected to impair Parent’s ability to perform its obligations under this Agreement.

ARTICLE VI
TERMINATION

Section 6.1            Termination.

(a)           Subject to Section 6.1(b), this Agreement shall terminate and none of Parent or any Shareholder shall have any rights or obligations hereunder upon the earliest to occur of: (i) the termination of this Agreement by mutual written consent of Parent and such Shareholder, (ii) the termination of the Merger Agreement in accordance with its terms, and (iii) the Effective Time of the Merger.

(b)           Notwithstanding Section 6.1(a), (i) termination of this Agreement shall not prevent any party hereunder from seeking any remedies (at law or in equity) against any other party hereto for such party’s breach of any of the terms of this Agreement, and (ii) Section 7.6 through Section 7.17, inclusive, of this Agreement shall survive the termination of this Agreement.

ARTICLE VII
MISCELLANEOUS

Section 7.1                      Publication.  The Shareholders hereby permit Parent to publish and disclose in the Proxy Statement, Other Filings and all documents and schedules filed with the SEC, and any other filing with a Government that may be reasonably necessary, their identity and ownership of shares of Company Stock and the nature of their commitments, arrangements and understandings pursuant to this Agreement. In furtherance of the foregoing, to the extent not provided by the Company, the Shareholders shall promptly provide such other information with respect to the Shareholders' ownership of Company Stock reasonably requested by Parent that Parent reasonably determines is required for inclusion in any such filings, documents or schedules.

Section 7.2                      Appraisal Rights.  To the extent permitted by applicable Law, each Shareholder hereby waives and agrees not to exercise any rights of appraisal or rights to dissent from the Merger that it may have under applicable Law.

Section 7.3                      Further Actions.   Subject to the terms and conditions of this Agreement, each of the parties hereto agrees to use its reasonable best efforts from time to time to execute and deliver such further instruments of assignment, transfer, conveyance, endorsement and other documents and to take or cause to be taken all such further actions as may be reasonably required to carry out the intent of the parties in this Agreement.

Section 7.4                      Amendment and Waiver.

(a)           No amendment to this Agreement shall be effective unless it shall be in writing and signed by each of the parties hereto.

(b)           No failure on the part of any party to exercise any power, right, privilege or remedy under this Agreement, and no delay on the part of any party in exercising any power, right, privilege or remedy under this Agreement, shall operate as a waiver of such power, right, privilege or remedy.  No single or partial exercise of any such power, right, privilege or remedy shall preclude any other or further exercise thereof or of any other power, right, privilege or remedy.  No party shall be deemed to have waived any claim arising out of this Agreement, or any power, right, privilege or remedy under this Agreement, unless the waiver of such claim, power, right, privilege or remedy is expressly set forth in a written instrument duly executed and delivered on behalf of such waiving party, and any such waiver shall not be applicable or have any effect except in the specific instance in which it is given.

Section 7.5                      Counterparts.   This Agreement may be executed in several counterparts (including by facsimile or .pdf), each of which shall be deemed an original and all of which shall constitute one and the same instrument.  The exchange of one or more signature pages relating to this Agreement (in counterparts or otherwise) by facsimile or by other electronic delivery shall be sufficient to bind the parties to the terms hereof.

Section 7.6                      Governing Law.  This Agreement and any Legal Proceeding relating to or arising out of this Agreement shall be governed by, and construed and enforced in accordance with, the laws of the State of New York, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof.

Section 7.7                      Jurisdiction; Enforcement; Waiver of Jury Trial.

(a)           In any Legal Proceeding among or between or brought by any of the parties in respect of the interpretation and enforcement of the provisions of this Agreement or any matter relating to or arising out of this Agreement or the transactions contemplated hereby, each of the parties: (a) irrevocably and unconditionally consents and submits to the exclusive jurisdiction and venue of the New York State Supreme Court located in New York, New York (unless the federal courts have exclusive jurisdiction over the matter, in which case each of the parties irrevocably and unconditionally consents and submits to the jurisdiction of the United States District Court for the Southern District) (the “Chosen Courts”); (b) hereby waives and agrees that it will not attempt to deny or defeat such jurisdiction of the Chosen Courts by motion or other request for leave from such courts; and (c) irrevocably agrees that it will not bring any such Legal Proceeding in any court other than the Chosen Courts.  Service of any process, summons, notice or document to any party’s address and in the manner set forth in Section 7.8 hereof shall be effective service of process for any such Legal Proceeding.

(b)           EACH PARTY ACKNOWLEDGES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE IT HEREBY IRREVOCABLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OF THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT.  EACH PARTY ACKNOWLEDGES, AGREES AND CERTIFIES THAT: (I) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD, IN THE EVENT OF LITIGATION, SEEK TO PREVENT OR DELAY ENFORCEMENT OF SUCH WAIVER; (II) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF SUCH WAIVER; (III) IT MAKES SUCH WAIVER VOLUNTARILY; AND (IV) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 7.7(B).

Section 7.8                      Notices.  Each notice, request, demand or other communication under this Agreement shall be in writing and shall be deemed to have been duly given, delivered or made as follows: (a) if delivered by hand, when delivered; (b) if sent on a business day by email before 5:00 p.m. (New York time) along with transmittal via another method (other than email) specified herein, when transmitted; (c) if sent by email on a day other than a business day and along with transmittal via another method (other than email), or if sent by email after 5:00 p.m. (New York time), on the next business day; (d) if sent by registered, certified or first class mail, the third (3rd) business day after being sent; (e) if sent by overnight delivery via a national courier service, one (1) business days after being delivered to such courier for delivery; (f) if sent on a business day by facsimile (with a confirmation of transmission) before 5:00 p.m. (New York time), when transmitted, otherwise the next business day; in each case to the street address, email address or facsimile address set forth beneath the name of such party below (or to such other street address or email address as such party shall have specified in a written notice given to the other parties hereto pursuant to this Section 7.8):

If to Parent:

ANVC Holding Inc.
c/o Veritas Capital Fund Management, L.L.C.
590 Madison Avenue
New York, NY 10022
Attn:      Hugh Evans
Joe Benavides
Facsimile No.:  (212) 688-9411

With a copy (which shall not constitute notice) to:

Skadden, Arps, Slate, Meagher & Flom LLP
Four Times Square
New York, NY 10036-6522
Attn:  Kenneth M. Wolff
Facsimile No.:  (212) 735-2000

If to the Shareholders:

To the addresses listed on Schedule A, as applicable

With a copy (which shall not constitute notice) to:

Bond, Schoeneck & King, PLLC
One Lincoln Center
Syracuse, New York, 13202
Attn:           Courtney A. Wellar
Facsimile No.:  (315) 218-8100

Section 7.9                      Entire Agreement; Assignment.  This Agreement constitutes the entire agreement of the parties and supersedes all prior agreements and understandings, both written and oral, among or between any of the parties with respect to the subject matter hereof.  Neither this Agreement nor any of the rights, interests or obligations of the parties hereto may be assigned, by operation of law or otherwise, by any of the parties without prior written consent of the other parties, and any attempt to do so will be void, except that Parent may make any such assignment  to any direct or indirect wholly owned subsidiary of Parent or to an entity under common control with Parent.

Section 7.10                      Parties in Interest.  This Agreement shall be binding upon and inure solely to the benefit of each party hereto and their respective successors and permitted assigns.  Nothing in this Agreement, express or implied, is intended to or shall confer upon any Person that is not a party any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement,.  This Agreement is intended to create a contractual relationship between each Shareholder, on the one hand, and Parent, on the other hand, and is not intended to create, and does not create, any agency, partnership, joint venture or any like relationship among the parties hereto.  Without limiting the generality of the foregoing, none of the Shareholders or Parent, by entering into this Agreement, intends to form a “group” for purposes of Rule 13d-5(b)(1) of the Exchange Act or any other similar provision of applicable Law with Parent or any other shareholder of the Company.

Section 7.11           Severability.  Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions of this Agreement or the validity or enforceability of the invalid or unenforceable term or provision in any other situation or in any other jurisdiction.  If a final judgment of a court of competent jurisdiction declares that any term or provision of this Agreement is invalid or unenforceable, the parties hereto agree that the court making such determination shall have the power to limit such term or provision, to delete specific words or phrases or to replace such term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be valid and enforceable as so modified.  In the event such court does not exercise the power granted to it in the prior sentence, the parties hereto agree to replace such invalid or unenforceable term or provision with a valid and enforceable term or provision that will achieve, to the extent possible, the economic, business and other purposes of such invalid or unenforceable term or provision.

Section 7.12           Certain Interpretations.  For purposes of this Agreement:

(a)           For purposes of this Agreement, whenever the context requires: the singular number shall include the plural, and vice versa, and the any gender shall include the feminine, masculine and neuter genders.  Where a word or phrase is defined herein, each of its other grammatical forms shall have a corresponding meaning.

(b)           The parties have jointly participated in the draft of this Agreement and agree that any rule of construction to the effect that ambiguities are to be resolved against the drafting party shall not be applied in the construction or interpretation of this Agreement.

(c)           As used in this Agreement, the words “include” and “including” and variations thereof, shall not be deemed to be terms of limitation, but rather shall be deemed to be followed by the words “without limitation.”

(d)           Unless otherwise expressly indicated or the context otherwise requires: (i) any reference in this Agreement to any contract, agreement, instrument or other document or any Law in this Agreement shall be construed as referring to such contract, agreement, instrument or other document or Law as from time to time amended, supplemented or otherwise modified; (ii) any reference in this Agreement to any Person shall be construed to include such Person’s successors and permitted assigns; (iii) any reference herein to “Sections,” “Exhibits” and “Schedules” are intended to refer to Sections of this Agreement and Exhibits or Schedules to this Agreement; and (iv) the words “herein”, “hereof” and “hereunder”, and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof.  All Exhibits and Schedules attached to this Agreement or referred to herein are incorporated by reference in, and made a part of, this Agreement as if fully set forth herein.

(e)           The headings contained in this Agreement are for convenience of reference only, shall not be deemed to be a part of this Agreement and shall not be referred to in connection with the construction or interpretation of this Agreement.

(f)           References to “party” or “parties” mean Parent and each of the Shareholders.

(g)           All references to “days” shall be to calendar days unless otherwise indicated as a “Business Day” (as such term is defined in the Merger Agreement).

(h)           No summary of this Agreement or any exhibit or schedule delivered herewith prepared by or on behalf of any party hereto will affect the meaning or interpretation of this Agreement or such exhibit or schedule.

Section 7.13                      Fees and Expenses.  Except as otherwise expressly provided herein, whether or not the Merger is consummated, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such costs and expenses.

Section 7.14                      Ownership Interest.  Nothing contained in this Agreement shall be deemed to vest in Parent any direct or indirect ownership or incidence of ownership of or with respect to any Shareholder Owned Shares.  All rights, ownership and economic benefits of and relating to the Shareholder Owned Shares shall remain vested in and belong to the Shareholders, and Parent shall have no authority to direct the Shareholders in the voting or disposition of any of the Shareholder Owned Shares, except as otherwise provided in this Agreement.

Section 7.15                      Capacity as a Shareholder.  The Shareholders do not make any agreement or understanding herein in their capacity as being a director, officer and/or representative of the Company.  The Shareholders make their agreements and understandings herein solely in their capacities as the record holder and beneficial owner of the Shareholder Owned Shares and, notwithstanding anything to the contrary herein, nothing herein shall limit or affect any actions taken in their capacity as being a director, officer and/or representative of the Company.

Section 7.16                      Counsel. Each of the parties to this Agreement hereby acknowledges that it has been represented by independent counsel of its choice throughout all negotiations that have preceded the execution of this Agreement and that it has executed the same with consent and upon the advice of said independent counsel.

Section 7.17                      Several Liability.  The Shareholders are entering into this Agreement severally and not jointly.  No Shareholder shall be liable for a breach of any representation, warranty or covenant in this Agreement by another Shareholder.

[signature page follows]

IN WITNESS WHEREOF, Parent and each Shareholder has caused this Agreement to be duly executed as of the day and year first above written.

ANVC HOLDING CORP.

By:  /s/ Hugh D. Evans
Name:  Hugh D. Evans

By:	s/s Carl W. Gerst
Name: Carl W. Gerst

By:	/s/ Matthew S. Robison
Name: Matthew S. Robison

By:	/s/ John L. Smucker
Name: John L. Smucker

By:	Gert R. Thygesen
Name: Gert R. Thygesen

By:	/s/ Timothy P. Ross
Name: Timothy P. Ross

By:	s/s James G. Gould
Name: James G. Gould

By:	s/s George A. Blanton
Name: George A. Blanton

By:	s/s Dale F. Eck
Name: Dale F. Eck

By:	s/s Lawrence A. Sala
Name: Lawrence A. Sala

By:	s/s Mark P. Burdick
Name: Mark P. Burdick

Schedule A

Shareholder	Number of Shareholder Owned Shares held by Shareholder1	Address
Lawrence A. Sala	645,433	c/o Anaren, Inc. 6635 Kirkville Rd Syracuse, New York 13057
George A. Blanton	62,763	c/o Anaren, Inc. 6635 Kirkville Rd Syracuse, New York 13057
Mark P. Burdick	119,727	c/o Anaren, Inc. 6635 Kirkville Rd Syracuse, New York 13057
Timothy P. Ross	129,885	c/o Anaren, Inc. 6635 Kirkville Rd Syracuse, New York 13057
Gert R. Thygesen	153,233	c/o Anaren, Inc. 6635 Kirkville Rd Syracuse, New York 13057
Dale F. Eck	57,877	c/o Anaren, Inc. 6635 Kirkville Rd Syracuse, New York 13057
Carl W. Gerst, Jr.	410,801	c/o Anaren, Inc. 6635 Kirkville Rd Syracuse, New York 13057
James G. Gould	52,321	c/o Anaren, Inc. 6635 Kirkville Rd Syracuse, New York 13057
Matthew S. Robison	30,931	c/o Anaren, Inc. 6635 Kirkville Rd Syracuse, New York 13057
John L. Smucker	31,613	c/o Anaren, Inc. 6635 Kirkville Rd Syracuse, New York 13057

_______________________________
1           The noted Shareholder Owned Shares for each Shareholder may include outstanding stock options. In the event that a Shareholder does not exercise some or all of his stock options prior to the Company Shareholder Meeting, then such shares of Company Common Stock underlying such unexercised options shall not be subject to Section 2.1 and 2.2 of this Agreement.

ANNEX C – Opinion of Moelis & Company, LLC

530 LYTTON AVENUE 2ND FLOOR PALO ALTO, CALIFORNIA 94301
T 650.617.3347 F 310.443.8700

 November 1, 2013

Independent Committee of the Board of Directors

Anaren, Inc.

6635 Kirkville Road

East Syracuse, NY 13057

Ladies and Gentlemen:

You have requested our opinion as to the fairness, from a financial point of view, to the holders of common stock, par value $0.01 per share (“Company Common Stock”), of Anaren, Inc., a New York corporation (the “Company”), of the Consideration (as defined below) to be received by such holders pursuant to the Agreement and Plan of Merger dated as of November 4, 2013 (the “Agreement”), to be entered into by the Company, ANVC Holding Corp., a Delaware corporation (the “Acquiror”) and ANVC Merger Corp., a New York corporation and a wholly owned subsidiary of the Acquiror (the “Acquisition Sub”). As more fully described in the Agreement, Acquisition Sub will be merged with and into the Company (the “Transaction”) and each issued and outstanding share of Company Common Stock (other than shares of Company Common Stock held by the Company or its subsidiaries or by Acquiror, Acquisition Sub and any other wholly owned subsidiary of Acquiror, which will be cancelled without any conversion, payment or distribution therefor) will be converted into the right to receive $28.00 in cash (the “Consideration”).

We have acted as your financial advisor in connection with the Transaction and will receive a fee for our services, the principal portion of which is contingent upon the consummation of the Transaction. We will also receive a fee upon delivery of this opinion. Our affiliates, employees, officers and partners may at any time own securities (long or short) of the Company and the Acquiror. In the future, we may provide investment banking and other services to the Acquiror and may receive compensation for such services.

Our opinion does not address the Company’s underlying business decision to effect the Transaction or the relative merits of the Transaction as compared to any alternative business strategies or transactions that might be available with respect to the Company and does not constitute a recommendation to any stockholder of the Company as to how such stockholder should vote or act with respect to the Transaction or any other matter. At your direction, we have not been asked to, nor do we, offer any opinion as to any terms of the Agreement or any aspect or implication of the Transaction, except for the Consideration to the extent expressly specified herein. In rendering this opinion, we have assumed, with your consent, that the final executed form of the Agreement will not differ in any material respect from the draft that we have reviewed, that the Transaction will be consummated in accordance with its terms and that the parties to the Agreement will comply with all the material terms of the Agreement.

NEW YORK I BOSTON I CHICAGO I DUBAI I HONG KONG I LONDON I LOS ANGELES I SYDNEY

C-1

In arriving at our opinion, we have, among other things: (i) reviewed certain publicly available business and financial information relating to the Company; (ii) reviewed certain internal information relating to the business, earnings, cash flow, assets, liabilities and prospects of the Company furnished to us by the Company, including financial forecasts provided to us on October 26, 2013 by the management of the Company; (iii) conducted discussions with members of the senior management and representatives of the Company concerning the information described in clauses (i) and (ii) of this paragraph, as well as the business and prospects of the Company generally; (iv) reviewed publicly available financial and stock market data of certain other companies in lines of business that we deemed relevant; (v) considered the results of efforts by or on behalf of the Company, including by us at the Company’s direction, to solicit indications of interest from third parties with respect to a possible acquisition of all or a portion of the Company; (vi) reviewed the financial terms of certain other transactions that we deemed relevant; (vii) reviewed a draft, dated October 29, 2013 of the Agreement; (viii) participated in certain discussions and negotiations among representatives of the Company and the Acquiror and their advisors; and (ix) conducted such other financial studies and analyses and took into account such other information as we deemed appropriate.

In connection with our review, we have not assumed any responsibility for independent verification of any of the information supplied to, discussed with or reviewed by us for the purpose of this opinion and have, with your consent, relied on such information being complete and accurate in all material respects. In addition, with your consent, we have not made any independent evaluation or appraisal of any of the assets or liabilities (contingent, derivative, off-balance-sheet, or otherwise) of the Company, nor have we been furnished with any such evaluation or appraisal. With respect to the financial forecasts provided to us on October 26, 2013 by the management of the Company and referred to above, we have assumed, upon your representation, that they have been reasonably prepared on a basis reflecting the best currently available estimates and judgments of the management of the Company as to the future performance of the Company.

Our opinion is necessarily based on economic, monetary, market and other conditions as in effect on, and the information made available to us as of, the date hereof. As you are aware, the credit, financial and stock markets have been experiencing unusual volatility and we express no opinion or view as to any potential effects of such volatility on the Company, the Acquiror or the Transaction.

This opinion is for the use and benefit of the Independent Committee of the Board of Directors of the Company (in its capacity as such) in its evaluation of the Transaction and may not be disclosed without our prior written consent. This opinion does not address the fairness of the Transaction or any aspect or implication thereof to, or any other consideration of or relating to, the holders of any class of securities, creditors or other constituencies of the Company, other than the fairness of the Consideration from a financial point of view to the holders of Company Common Stock. In addition, we do not express any opinion as to the fairness of the amount or nature of any compensation to be received by any officers, directors or employees of any parties to the Transaction, or any class of such persons, relative to the Consideration or otherwise. This opinion was approved by a Moelis & Company LLC fairness opinion committee.

Based upon and subject to the foregoing, it is our opinion that, as the date hereof, the Consideration to be received by holders of Company Common Stock in the Transaction is fair from a financial point of view to such holders.

Very truly yours,

MOELIS & COMPANY LLC

NEW YORK I BOSTON I CHICAGO I DUBAI I HONG KONG I LONDON I LOS ANGELES I SYDNEY

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ANNEX D – Opinion of Houlihan Lokey Capital, Inc.

HOULIHAN LOKEY

November 1, 2013

The Independent Committee of the Board of Directors

Anaren, Inc.

6635 Kirkville Road

East Syracuse, New York 13057

Dear Independent Committee:

We understand that Anaren, Inc. (the "Company"), ANVC Holding Corp. ("Acquiror"), a newly formed entity in which The Veritas Capital Fund IV, L.P., an investment fund affiliated with Veritas Capital Fund Management, L.L.C. ("Veritas Capital"), will be the controlling stockholder, and ANVC Merger Corp. ("Merger Sub"), a wholly owned subsidiary of Acquiror, propose to enter into the Agreement (as defined below) pursuant to which, among other things, Merger Sub will be merged with and into the Company (the "Transaction") and, in connection with the Transaction, (a) each outstanding share of common stock, par value $0.01 per share ("Company Common Stock"), of the Company will be converted into the right to receive $28.00 in cash (the "Consideration"), and (b) the Company will become a wholly owned subsidiary of Acquiror.

The Independent Committee (the "Committee") of the Board of Directors (the "Board") of the Company has requested that Houlihan Lokey Capital, Inc. ("Houlihan Lokey") provide an opinion (the "Opinion") to the Committee as to whether, as of the date hereof, the Consideration to be received by holders of Company Common Stock in the Transaction pursuant to the Agreement is fair to such holders from a financial point of view.

In connection with this Opinion, we have made such reviews, analyses and inquiries as we have deemed necessary and appropriate under the circumstances. Among other things, we have:

1.

reviewed a draft dated November 1, 2013 of the Agreement and Plan of Merger, dated November 3, 2013, to be entered into by (a) the Company, a New York corporation, (b) Acquiror, a Delaware corporation, and (c) Merger Sub, a New York corporation (the "Agreement");

2.	reviewed certain publicly available business and financial information relating to the Company that we deemed to be relevant;

3.

reviewed certain information relating to the historical, current and future operations, financial condition and prospects of the Company made available to us by the Company, including financial projections prepared by the management of the Company relating to the Company for the fiscal years ending 2014 through 2018;

4.

spoken with certain members of the management of the Company and certain representatives and advisors of the Company regarding the business, operations, financial condition and prospects of the Company, the Transaction and related matters;

5.	compared the financial and operating performance of the Company with that of other public companies that we deemed to be relevant;

10250 Constellation Blvd., 5th Fl. ● Los Angeles, CA 90067 ● Tel 310.553.8871 ● Fax 310.553.2173
Broker/dealer services through Houlihan Lokey Capital, Inc. Investment advisory services through Houlihan Lokey Financial Advisors, Inc.

The Independent Committee of the Board of Directors

Anaren, Inc.

November 1, 2013

6.	considered publicly available financial terms of certain transactions that we deemed to be relevant;

7.

reviewed the current and historical market prices and trading volume for Company Common Stock, and the current and historical market prices and trading volume of the publicly traded securities of certain other companies that we deemed to be relevant;

8.

considered (a) the public announcements by the Company regarding Vintage Capital Management, LLC's unsolicited offer to acquire all outstanding stock of the Company and the Company's review of strategic alternatives, including a possible sale of the Company, and (b) the results of the third-party solicitation process conducted by the Company, with our assistance, with respect to a possible sale of the Company; and

9.	conducted such other financial studies, analyses and inquiries and considered such other information and factors as we deemed appropriate.

We have relied upon and assumed, without independent verification, the accuracy and completeness of all data, material and other information furnished, or otherwise made available, to us, discussed with or reviewed by us, or publicly available, and do not assume any responsibility with respect to such data, material and other information. In addition, management of the Company has advised us, and we have assumed, that the financial projections reviewed by us have been reasonably prepared in good faith on bases reflecting the best currently available estimates and judgments of such management as to the future financial results and condition of the Company, and we express no opinion with respect to such projections or the assumptions on which they are based. We have relied upon and assumed, without independent verification, that there has been no change in the business, assets, liabilities, financial condition, results of operations, cash flows or prospects of the Company since the respective dates of the most recent financial statements and other information, financial or otherwise, provided to us that would be material to our analyses or this Opinion, and that there is no information or any facts that would make any of the information reviewed by us incomplete or misleading.

We have relied upon and assumed, without independent verification, that (a) the representations and warranties of all parties to the Agreement and all other related documents and instruments that are referred to therein are true and correct, (b) each party to the Agreement and such other related documents and instruments will fully and timely perform all of the covenants and agreements required to be performed by such party, (c) all conditions to the consummation of the Transaction will be satisfied without waiver thereof, and (d) the Transaction will be consummated in a timely manner in accordance with the terms described in the Agreement and such other related documents and instruments, without any amendments or modifications thereto. We have relied upon and assumed, without independent verification, that (i) the Transaction will be consummated in a manner that complies in all respects with all applicable federal, state and foreign statutes, rules and regulations, and (ii) all governmental, regulatory, and other consents and approvals necessary for the consummation of the Transaction will be obtained and that no delay, limitations, restrictions or conditions will be imposed or amendments, modifications or waivers made that would have an effect on the Transaction or the Company that would be material to our analyses or this Opinion. In addition, we have relied upon and assumed, without independent verification, that the final form of the Agreement will not differ in any respect from the draft of the Agreement identified above.

The Independent Committee of the Board of Directors

Anaren, Inc.

November 1, 2013

Furthermore, in connection with this Opinion, we have not been requested to make, and have not made, any physical inspection or independent appraisal or evaluation of any of the assets, properties or liabilities (fixed, contingent, derivative, off-balance-sheet or otherwise) of the Company or any other party, nor were we provided with any such appraisal or evaluation. We did not estimate, and express no opinion regarding, the liquidation value of any entity or business. We have undertaken no independent analysis of any potential or actual litigation, regulatory action, possible unasserted claims or other contingent liabilities, to which the Company is or may be a party or is or may be subject, or of any governmental investigation of any possible unasserted claims or other contingent liabilities to which the Company is or may be a party or is or may be subject.

This Opinion is necessarily based on financial, economic, market and other conditions as in effect on, and the information made available to us as of, the date hereof. We have not undertaken, and are under no obligation, to update, revise, reaffirm or withdraw this Opinion, or otherwise comment on or consider events occurring or coming to our attention after the date hereof. We are not expressing any opinion as to the price or range of prices at which Company Common Stock may be purchased or sold, or otherwise be transferable, at any time.

This Opinion is furnished for the use of the Committee (in its capacity as such) in connection with its evaluation of the Transaction and may not be used for any other purpose without our prior written consent. This Opinion should not be construed as creating any fiduciary duty on Houlihan Lokey's part to any party. This Opinion is not intended to be, and does not constitute, a recommendation to the Committee, the Board, the Company, any security holder or any other party as to how to act or vote with respect to any matter relating to the Transaction or otherwise.

In the ordinary course of business, certain of our employees and affiliates, as well as investment funds in which they may have financial interests or with which they may co-invest, may acquire, hold or sell, long or short positions, or trade, in debt, equity, and other securities and financial instruments (including loans and other obligations) of, or investments in, the Company, one or more affiliates of Veritas Capital or any other party that may be involved in the Transaction and their respective affiliates or any currency or commodity that may be involved in the Transaction.

Houlihan Lokey has in the past provided investment banking, financial advisory and other financial services to the Company, for which Houlihan Lokey has received compensation, including having acted as financial advisor to the Company in connection with a potential acquisition earlier this year. Houlihan Lokey and certain of its affiliates have in the past provided investment banking, financial advisory and other financial services to Veritas Capital or one or more security holders, affiliates and/or portfolio companies of investment funds affiliated or associated with Veritas Capital (collectively, "Veritas"), for which Houlihan Lokey and its affiliates have received compensation, including, among other things, having provided a financial opinion to KeyPoint Government Solutions, a Veritas portfolio company, in connection with a dividend recapitalization, which transaction closed in November 2012. Houlihan Lokey and certain of its affiliates may provide investment banking, financial advisory and other financial services to the Company, Veritas, other participants in the Transaction or certain of their respective affiliates or security holders in the future, for which Houlihan Lokey and its affiliates may receive compensation. In addition, Houlihan Lokey and certain of its affiliates and certain of our and their respective employees may have committed to invest in private equity or other investment funds managed or advised by Veritas Capital, other participants in the Transaction or certain of their respective affiliates, and in portfolio companies of such funds, and may have co-invested with Veritas, other participants in the Transaction or certain of their respective affiliates or security holders, and may do so in the future. Furthermore, in connection with bankruptcies, restructurings, and similar matters, Houlihan Lokey and certain of its affiliates may have in the past acted, may currently be acting and may in the future act as financial advisor to debtors, creditors, equity holders, trustees, agents and other interested parties (including, without limitation, formal and informal committees or groups of creditors) that may have included or represented and may include or represent, directly or indirectly, or may be or have been adverse to, the Company, Veritas, other participants in the Transaction or certain of their respective affiliates or security holders, for which advice and services Houlihan Lokey and its affiliates have received and may receive compensation.

The Independent Committee of the Board of Directors

Anaren, Inc.

November 1, 2013

Houlihan Lokey has also acted as financial advisor to the Company in connection with, and has participated in certain of the negotiations leading to, the Transaction and will receive a fee for such services, a substantial portion of which is contingent upon the consummation of the Transaction. In addition, we will receive a fee for rendering this Opinion, which is not contingent upon the successful completion of the Transaction or the conclusion contained in this Opinion. The Company has agreed to reimburse certain of our expenses and to indemnify us and certain related parties for certain potential liabilities arising out of our engagement.

We have not been requested to opine as to, and this Opinion does not express an opinion as to or otherwise address, among other things: (i) the underlying business decision of the Committee, the Board, the Company, its security holders or any other party to proceed with or effect the Transaction, (ii) the terms of any arrangements, understandings, agreements or documents related to, or the form, structure or any other portion or aspect of, the Transaction or otherwise (other than the Consideration to the extent expressly specified herein), (iii) the fairness of any portion or aspect of the Transaction to the holders of any class of securities, creditors or other constituencies of the Company, or to any other party, except if and only to the extent expressly set forth in the last sentence of this Opinion, (iv) the relative merits of the Transaction as compared to any alternative business strategies or transactions that might be available for the Company or any other party, (v) the fairness of any portion or aspect of the Transaction to any one class or group of the Company's or any other party's security holders or other constituents vis-a-vis any other class or group of the Company's or such other party's security holders or other constituents (including, without limitation, the allocation of any consideration amongst or within such classes or groups of security holders or other constituents), (vi) whether or not the Company, its security holders, Acquiror or any other party is receiving or paying reasonably equivalent value in the Transaction, (vii) the solvency, creditworthiness or fair value of the Company, Acquiror or any other participant in the Transaction, or any of their respective assets, under any applicable laws relating to bankruptcy, insolvency, fraudulent conveyance or similar matters, or (viii) the fairness, financial or otherwise, of the amount, nature or any other aspect of any compensation to or consideration payable to or received by any officers, directors or employees of any party to the Transaction, any class of such persons or any other party, relative to the Consideration or otherwise. Furthermore, no opinion, counsel or interpretation is intended in matters that require legal, regulatory, accounting, insurance, tax or other similar professional advice. It is assumed that such opinions, counsel or interpretations have been or will be obtained from appropriate professional sources. Furthermore, we have relied, with the consent of the Committee, on the assessments by the Company and its advisors as to all legal, regulatory, accounting, insurance and tax matters with respect to the Company, the Transaction or otherwise. The issuance of this Opinion was approved by a committee authorized to approve opinions of this nature.

The Independent Committee of the Board of Directors

Anaren, Inc.

November 1, 2013

Based upon and subject to the foregoing, and in reliance thereon, it is our opinion that, as of the date hereof, the Consideration to be received by holders of Company Common Stock in the Transaction pursuant to the Agreement is fair to such holders from a financial point of view.

Very truly yours,

HOULIHAN LOKEY CAPITAL, INC.

PROXY

ANAREN, INC.

6635 Kirkville Road

East Syracuse, New York 13057

PROXY FOR SPECIAL MEETING OF SHAREHOLDERS February 6, 2014

Solicited on Behalf of the Anaren Board of Directors

The undersigned hereby (1) acknowledges receipt of the Notice of Special Meeting of Shareholders of Anaren, Inc. (the “Company”) to be held at Double Tree by Hilton Hotel Syracuse, located at 6301 State Route 298, East Syracuse, New York 13057 on February 6, 2014 at 1:00 p.m., Eastern Standard Time (the “Special Meeting of Shareholders”) and of the Proxy Statement in connection therewith and (2) appoints Lawrence A. Sala and David M. Ferrara, and each of them, as proxy or proxies, with full power of substitution, and hereby authorizes them to represent and to vote all of the shares of Common Stock, $.01 par value, of Anaren, Inc. that the undersigned may be entitled to vote at the Special Meeting of Shareholders, and at any and all continuations, adjournments or postponements thereof, on the matters set forth on the reverse side. The availability of this proxy is governed by New York law. This proxy does not revoke any prior powers of attorney except for prior proxies with respect to the shares of Common Stock of Anaren, Inc. represented by this proxy given in connection with the Special Meeting of Shareholders.

THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS OF THE COMPANY AND, WHEN PROPERLY EXECUTED, THE SHARES REPRESENTED HEREBY WILL BE VOTED AS DIRECTED BY THE INSTRUCTIONS ON THE PROXY. IF NO DIRECTION IS MADE, THEN THIS PROXY WILL BE VOTED “FOR” THE ADOPTION OF THE AGREEMENT AND PLAN OF MERGER, “FOR” THE APPROVAL OF THE COMPENSATION ARRANGEMENTS AND “FOR” THE ADJOURNMENT OF THE SPECIAL MEETING, IF NECESSARY. THIS PROXY ALSO CONFERS ON THE PROXIES THE SOLE DISCRETION TO VOTE ON SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE SPECIAL MEETING OF SHAREHOLDERS OR ANY CONTINUATION, POSTPONEMENT OR ADJOURNMENT THEREOF.

Important Notice Regarding the Availability of Proxy Materials for the Special Meeting: The Notice and Proxy Statement are available at: www.voteproxy.com

SEE REVERSE

THE BOARD OF DIRECTORS OF ANAREN, INC. RECOMMENDS A VOTE FOR THE FOLLOWING PROPOSALS 1, 2 AND 3. PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS INDICATED IN THIS EXAMPLE ☒

	FOR	AGAINST	ABSTAIN

1. To adopt the Agreement and Plan of Merger, dated as of November 4, 2013, as amended and as may be further amended from time to time, by and among Anaren, Inc., ANVC Holding Corp. and ANVC Merger Corp.

	☐	☐	☐

	FOR	AGAINST	ABSTAIN

2. To approve, by a non-binding advisory vote, the specified compensation arrangements disclosed in the accompanying proxy statement that may be payable to Anaren’s named executive officers in connection with the consummation of the merger.

	☐	☐	☐

	FOR	AGAINST	ABSTAIN
3. To approve the adjournment of the Special Meeting, if necessary to solicit additional proxies if there are not sufficient votes to adopt the Agreement and Plan of Merger at the Special Meeting.	☐	☐	☐

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED HEREIN BY THE UNDERSIGNED SHAREHOLDER OR, IF NO DIRECTION IS INDICATED, THE PROXIES ARE AUTHORIZED TO VOTE “FOR” THE ADOPTION OF THE AGREEMENT AND PLAN OF MERGER, “FOR” THE APPROVAL OF THE COMPENSATION ARRANGEMENTS AND “FOR” THE ADJOURNMENT OF THE SPECIAL MEETING, IF NECESSARY. THIS PROXY ALSO CONFERS ON THE PROXIES THE SOLE DISCRETION TO VOTE ON SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE SPECIAL MEETING OF SHAREHOLDERS OR ANY CONTINUATION, POSTPONEMENT OR ADJOURNMENT THEREOF.

Signature	Signature	Date

NOTE: Please date and sign exactly as your name(s) appear on this proxy card. If shares are registered in more than one name, all such persons or entities, as applicable, should sign. If the signatory is a corporation, please include the full corporate name and have a duly authorized officer sign, stating the officer’s title. When signing as an attorney, executor, administrator, trustee, guardian, attorney-in-fact or other fiduciary, please have signed by the appropriate individual in his or her official capacity and give such individual’s full title as such. If a partnership, please sign in the partnership name by an authorized person, indicating such individual’s official position or representative capacity.

FOLD AND DETACH HERE

SPECIAL MEETING OF SHAREHOLDERS OF

ANAREN, INC.

February 6, 2014

Company Number ________________    Account Number_____________________

_______________________________________

PROXY VOTING INSTRUCTIONS

_______________________________________

YOUR VOTE IS IMPORTANT. PLEASE VOTE TODAY.

We encourage you to take advantage of Internet or telephone voting.

Both are available 24 hours a day, 7 days a week.

Internet and telephone voting is available through 11:59 PM Eastern Time the day prior to the date of the Special Meeting.

ANAREN, INC.

MAIL

Please date, sign and mail your proxy card in the postage-paid envelope provided as soon as possible.

--or--

2

TELEPHONE

Please call toll-free 1-800-PROXIES (1-800-776-9437) from any touch tone telephone and follow the instructions.  Have your proxy card available when you call.

--or--

INTERNET

Access “www.voteproxy.com” and follow the on-screen instructions.  Have your proxy card available when you access the web page.

You may enter your voting instructions at 1-800-PROXIES or www.voteproxy.com up until 11:59 PM Eastern Time the day before the cut-off or meeting date.

If you vote your proxy by Internet or by telephone, you do NOT need to mail back your proxy card.

To vote by mail, mark, sign and date your proxy card and return it in the enclosed postage-paid envelope.

Your Internet or telephone vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

Mark Here for Address Change or Comments 

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